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As filed with the Securities and Exchange Commission on January 23, 2004

Registration No. 333-107944

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

SUN BANCORP, INC.
(Exact name of Registrant as Specified in Its Charter)

Pennsylvania (State or Other Jurisdiction of Incorporation or Organization)	6021 (Primary Standard Industrial Classification Code Number)	23-2233584 (I.R.S. Employer Identification No.)
155 North 15th Street Lewisburg, Pennsylvania 17837 (570) 523-4300 (Name, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Robert J. McCormack
President and Chief Executive Officer
SUN BANCORP, INC.
155 North 15th Street
Lewisburg, Pennsylvania 17837
(570) 523-4300
(Name, address, including ZIP Code, and telephone number,
including area code, of registrant's agent for service)

With copies to:

Stephen T. Burdumy, Esquire William M. Garrett, Esquire DRINKER BIDDLE & REATH LLP One Logan Square 18th and Cherry Street Philadelphia, PA 19103-6996 (215) 988-2700	Nicholas Bybel, Jr., Esquire B. Tyler Lincoln, Esquire SHUMAKER WILLIAMS, P.C. Post Office Box 88 Harrisburg, PA 17108 (717) 763-1121

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the Registration Statement.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount Of Registration Fee

Common Stock, No par value per share	862,727	$4.69	$8,237,610	$666(3)

(1)
Based upon an estimate of the maximum number of shares of common stock of Sun Bancorp, Inc. ("Sun") to be issued pursuant to the agreement and plan of reorganization, dated as of April 23, 2003, and amended as of July 31, 2003 and as amended as of December 19, 2003, by and among Sun, Sun Interim Trust Company, Sentry Trust Company ("Sentry"), and Patriot Federal Credit Union ("Patriot"), based on (i) 2,704,468 shares of Sentry common stock outstanding on a fully-diluted basis (assuming full exercise of stock purchase warrants), (ii) an exchange ratio of .401 shares of Sun common stock for each share of Sentry common stock and (iii) the exchange and cancellation of 304,278 shares of Sentry common stock and 248,750 warrants to purchase shares of Sentry common stock owned by Patriot for cash.

(2)
Pursuant to Rule 457(f) under the Securities Act of 1933, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the aggregate value of the estimated maximum number of shares of Sentry Trust Company common stock ("Sentry Common Stock") to be received by Sun Bancorp, Inc. in the merger. Based upon a book value of $4.69 per share of Sentry Common Stock, on a fully-diluted basis, as of June 30, 2003, which was reduced by an estimated amount of cash ($4,446,345) to be paid by Sun Bancorp, Inc.

(3)
Previously paid in connection with the original filing of this registration statement.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

Proxy Statement Prospectus

SUN BANCORP, INC.

         Prospectus for 862,727 Shares of Common Stock
Trading Symbol: SUBI

SENTRY TRUST COMPANY
Proxy Statement

PROXY STATEMENT PROSPECTUS

        The Board of Directors of Sentry Trust Company provides this proxy statement prospectus to you to solicit your vote on the merger of Sentry Trust Company with Sun Bancorp, Inc. and other matters discussed in this proxy statement prospectus.

        If the merger is completed, you will have the right to receive one of the following for each share of Sentry Trust Company common stock you own, subject to adjustment, as we describe in this proxy statement prospectus:

  •
  $8.04;

  •
  0.401 shares of Sun common stock; or

  •
  a combination of shares of Sun common stock and of cash.

        If you own stock purchase warrants for shares of Sentry common stock, if the merger is completed you will have the right to receive for each stock purchase warrant:

  •
  $3.04;

  •
  0.152 shares of Sun common stock; or

  •
  a combination of shares of Sun common stock and of cash.

        Securityholders have an opportunity to elect the form of consideration they prefer to receive, but their elections are subject to change due to over subscription or to maintain the tax free status of the merger. The merger will be generally tax-free to securityholders to the extent that they do not receive cash for their shares or stock purchase warrants.

        Sun common stock is quoted on the National Market System of the NASDAQ stock market. The last sale price of Sun common stock on April 23, 2003, the day before the announcement of the merger, was $20.24. The last sale price of Sun common stock on January 22, 2004 was $20.18.

          Neither the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, the Pennsylvania Department of Banking nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this proxy statement prospectus. Any representation to the contrary is a criminal offense.

        The shares of Sun Bancorp, Inc. common stock offered in this proxy statement prospectus are not savings accounts, deposits, or other obligations of a bank or savings association and are not insured by the FDIC or any other governmental agency.

        See "Risk Factors" beginning on page 18 for a discussion of various factors that shareholders should consider about the proposed merger. See also "Recent Developments" beginning on page 11.

        The date of this proxy statement prospectus is January 26, 2004, and was first mailed to shareholders on or about January 26, 2004.

        This proxy statement prospectus incorporates important business and financial information about Sun Bancorp, Inc. that we have not included or delivered with this document. This information is available upon request without charge to securityholders. Please direct requests for this information about Sun Bancorp, Inc. to Mr. Thomas W. Bixler, Secretary, at Sun Bancorp, Inc., 155 North 15th Street, Lewisburg, Pennsylvania 17837, telephone number (570) 523-4300.

        If you have questions relating to Sentry Trust Company, please direct them to Charles E. Nelson, President, 785 Fifth Avenue, Chambersburg, Pennsylvania 17201, telephone number (717) 264-5200. In order to ensure timely delivery of the documents in advance of the meeting, you should make your request no later than February 20, 2004.

        We have not authorized any person to give any information or to make any representation not contained in this proxy statement prospectus, and if given or made, you should not rely on any such information or representation as having been authorized. This proxy statement prospectus does not constitute an offer to any person to exchange or sell, or a solicitation from any person of an offer to exchange or purchase, the securities offered by this proxy statement prospectus, or the solicitation of a proxy from any person, in any jurisdiction in which it is unlawful to make such an offer or solicitation.

QUESTIONS AND ANSWERS ABOUT THE MERGER	1
SUMMARY	3
The Companies	3
You May Indicate Your Preference to Receive Cash or Shares of Sun Stock, But There is No Guarantee that You Will Receive Your Preferred Form of Consideration	3
The Form of Consideration that You Receive May Have Different Tax Consequences	4
Sentry Board Recommends Shareholder Approval	5
Copy of Merger Agreement Attached	5
Approval of Payment of the "Parachute Payment" to Charles E. Nelson, Sentry's President and Chief Executive Officer	5
Vote Required to Approve the Merger and Payment of the "Parachute Payment"	6
Sentry's Directors and Officers Have Financial Interests in the Merger	6
Opinion of Sentry's Financial Advisor	7
Sentry Special Meeting	7
Record Date	7
Conditions that Must be Satisfied for the Merger to Occur	7
Termination and Amendment of the Merger Agreement	8
Sentry Shareholders Have Dissenters' Rights	8
Accounting Treatment	8
Organization and Operation After the Merger	8
Your Rights Will Change After the Merger	8
Share Information and Market Prices	8
SELECTED FINANCIAL DATA	10
RECENT DEVELOPMENTS	11
RISK FACTORS	18
RISKS ASSOCIATED WITH THE MERGER	18
The Value of the Stock Consideration will Vary with Fluctuations in Sun's Stock Price	18
You May Not Receive the Form of Consideration You Elect	18
You Will Have Less Influence as a Shareholder of Sun than as a Shareholder of Sentry	19
The Market Price of the Shares of Sun Common Stock That You May Receive May Be Affected by Factors Different From Those Affecting Your Shares of Sentry Common Stock Or Stock Purchase Warrants	19
Officers and Directors of Sentry Have Interests in the Merger that Differ from the Interests of Shareholders	19
The Merger May Fail to Qualify for Tax-Free Treatment	19
Sun Could Abandon the Merger if Sentry Shareholders do not Approve the "Parachute Payment" to Mr. Nelson	20
Sun Could Abandon the Merger if Less Than All Stock Purchase Warrants are Tendered	20
If the Merger has not Occurred by February 28, 2004, Either Sun or Sentry may Choose not to Proceed with the Merger	20
Sun May Not Be Able To Obtain Regulatory Approvals in a Timely Manner or on Satisfactory Terms	20
The Merger Agreement Contains Several Other Conditions to Closing and There Can Be No Assurance that the Merger will be Completed	20
RISKS ASSOCIATED WITH SUN	21
Sun May Fail to Realize the Cost Savings it Expects to Achieve from the Merger	21

i

Combining Sun and Sentry May be More Difficult, Costly or Time-Consuming than We Expect	21
Changes in Interest Rates May Adversely Affect Sun's Earnings	21
Sun's Credit Risk Exposure Could Adversely Affect its Earnings and Financial Condition	21
Sun's Ability to Pay Dividends is Subject to Limitations	22
Sun is Exposed to Risks in Connection with the Loans it Makes	22
Future Acquisitions by Sun Could Dilute Your Ownership of Sun and May Cause Sun to Become More Susceptible to Adverse Economic Events	22
Sun will Depend Heavily on Sentry's Key Management Personnel to Operate Sentry Post-Closing of the Merger	23
Sun's Operations are Concentrated in Central and Northeastern Pennsylvania	23
Sun Operates in a Highly Regulated Industry, which Limits the Manner and Scope of Sun's Business Activities	23
Changes in Laws, Government Regulation and Monetary Policy may have a Material Adverse Effect on Sun's Results of Operations	23
Sun Operates in a Highly Competitive Environment	23
Anti-takeover Defenses May Delay or Prevent Future Transactions	24
CAUTIONARY STATEMENTS CONCERNING FORWARD LOOKING STATEMENTS	25
THE MEETING	26
Date, Time and Place	26
Matters to be Considered at the Meeting	26
Votes Required	26
Voting, Revocation and Solicitation of Proxies	27
Record Date	27
MATTER NO. 1—APPROVAL OF THE MERGER AGREEMENT	29
Background of the Merger	29
Sun Reasons for the Merger	31
Recommendation of the Sentry Board of Directors and Reasons for the Merger	32
Effect of the Merger	33
What You Will Receive	34
Stock Options	35
Opinion of Sentry's Financial Advisor	35
Effective Date of the Merger	40
Exchange of Sentry Securities	40
Business Pending the Merger	41
Material Contracts	43
Conditions to the Merger	43
Termination of the Merger	44
Termination Fees	45
Employees	45
Management and Operations Following the Merger	45
Federal Income Tax Consequences of the Merger	46
Approval of Payments that Would Otherwise Result in a "Parachute Payment"	49
Accounting Treatment	49
Expenses	49
Resale of Sun Common Stock	50
Interests of Directors and Officers in the Merger	50
Stock Ownership of Executive Officers and Directors	53
Dissenters' Rights	53

ii

COMPARATIVE STOCK PRICES AND DIVIDENDS AND RELATED SHAREHOLDER MATTERS	57
Sun Common Stock	57
Sentry Common Stock	57
COMPARISON OF SHAREHOLDER RIGHTS	58
INFORMATION ABOUT SUN BANCORP, INC.	64
Management and Additional Information	64
Incorporation of Certain Documents by Reference	64
INFORMATION ABOUT SENTRY TRUST COMPANY	66
Description of Capital Stock	66
Principal Holders	67
Beneficial Ownership of Executive Officers and Directors	67
Biographical Information	69
Executive Compensation	70
Recommendation of the Board of Directors	70
MATTER NO. 2—APPROVAL OF CHANGE IN CONTROL PAYMENTS FOR FEDERAL TAX PURPOSES	71
Tax Consequences	71
Shareholder Approval Exception	71
Disclosure of Payments	71
Required Shareholder Approval	72
Recommendation of the Board of Directors	73
MATTER NO. 3—ADJOURNMENT	73
Recommendation of the Board of Directors	73
MISCELLANEOUS ADDITIONAL INFORMATION	74
Conduct of the Meeting	74
Shareholder Proposals	74
Other Matters	74
EXPERTS	74
LEGAL OPINION	74
WHERE YOU CAN FIND MORE INFORMATION	74
APPENDICES
Appendix A	—	Agreement and Plan of Reorganization, Including All Exhibits, As Amended
Appendix B	—	Consulting Agreement of Sidney Palmer
Appendix C	—	Opinion of Garland McPherson & Associates, Inc.
Appendix D	—	Dissenters' Rights Provisions

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q.
What is the purpose of this document?

A.
This document serves as both a proxy statement for Sentry and a prospectus for Sun. As a proxy statement, Sentry's board of directors is soliciting your proxy for use at the Sentry special meeting of shareholders called to consider and vote on the Agreement and Plan of Reorganization, as amended, between Sun and Sentry. As a prospectus, Sun is providing this document to you because it is offering to exchange shares of Sun common stock and cash for your shares of Sentry common stock and stock purchase warrants for shares of Sentry common stock upon completion of the merger.

Q:
What am I being asked to vote on?

A:
You are being asked to vote on the merger agreement between Sun and Sentry, which provides for Sun's acquisition of Sentry through a wholly-owned subsidiary of Sun. You are also being asked to vote to approve a "parachute payment" to Charles E. Nelson, Sentry's President and Chief Executive Officer that will consist of (a) a lump sum payment of $300,000, (b) a lump sum payment of $213,000 (representing an accelerated payment of the vested portion of Mr. Nelson's supplemental retirement benefit agreement with Sentry), and (c) payment of approximately $424,000 (representing the portion of Mr. Nelson's supplemental retirement benefit agreement with Sentry to which he will become entitled to receive as described in "Matter No. 2-Approval of Change In Control Payment For Federal Income Tax Purposes" beginning on page 71).

Q.
Why is my vote important?

A.
Under Sentry's Articles of Incorporation, the merger must be approved by holders of at least 66 2/3% of the outstanding shares of Sentry common stock. Moreover, the "parachute payment" to Charles E. Nelson, Sentry's President and Chief Executive Officer, must be approved by holders of more than 75% of the shares of Sentry common stock. If you do not vote, it will have the same effect as a vote against the merger agreement and against payment of the "parachute payment." As of the record date for the Sentry special meeting, executive officers and directors of Sentry, representing approximately 44% of the outstanding common stock of Sentry entitled to vote on the merger agreement, have agreed with Sun to vote in favor of approval of the merger agreement and payment of the "parachute payment."

Q.
What if I vote for the agreement but against the "parachute payment" to Charles E. Nelson, Sentry's President and Chief Executive Officer?

A.
Holders of more than 75% of Sentry common stock must approve the "parachute payment" to Mr. Nelson before Sun is obligated to consummate the merger. In the event that the "parachute payment" proposal does not receive the approval of the holders of more than 75% of Sentry common stock, Sun, in its discretion, may choose to terminate the merger agreement and abandon the merger.

Q:
How do I vote?

A:
If your shares are registered in your own name, you may vote in person at the meeting or by returning your completed proxy card in the enclosed postage-paid envelope. If you return your signed proxy card, your shares will be voted in accordance with your instructions. If you return your signed proxy card, but do not designate how you wish to vote, your shares will be voted "FOR" each proposal.

Q:
If my shares are held in street name by my broker, will my broker vote my shares for me?

A:
Maybe. Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker. Without instructions, your broker will not vote your shares on either the merger agreement or the "parachute payment", which will have the same effect as a vote against the merger agreement and against the "parachute payment."

Q.
Can I attend the meeting and vote my shares in person?

A.
Yes. All shareholders are invited to attend the special meeting. However, if you hold your shares in street name, you will need proof of ownership (by means of a recent brokerage statement, letter from a bank or broker or other means) to vote at the meeting. Shareholders of record can vote in person at the special meeting. If your shares are held in street name, then you are not the shareholder of record and you must ask your broker, bank or other nominee how you can vote at the special meeting.

Q:
Can I change my vote after I have mailed my signed proxy card?

A:
Yes. There are three ways for you to revoke your proxy and change your vote. First, you may send a written notice to the Secretary of Sentry stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card with a later date. Third, you may vote in person at the special meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change or revoke your vote.

Q:
Should I send in my stock certificates and stock purchase warrants now?

A:
No. After the merger is complete, Sun will send you written instructions for exchanging your Sentry common stock and stock purchase warrants for Sentry common stock. If you choose to exchange your stock purchase warrants for the consideration offered by Sun, you must irrevocably agree that you will have no further rights under any stock purchase warrant that you own and that you will forward any stock purchase warrant that you own to the exchange agent, in accordance with the instructions that will be given to you, in the event that the merger is completed.

Q:
What do I need to do now?

A:
After carefully reviewing this proxy statement prospectus, indicate on your proxy card how you want to vote on the proposed merger agreement. Please also carefully review the instructions to the election form and then complete the requested information. Then sign, date and mail your proxy card and election form in the enclosed return envelope as soon as possible.

Q:
When do you expect to complete the merger?

A:
We currently expect to complete the merger on or before February 28, 2004, although we cannot assure you that all conditions to the completion of the merger will be satisfied by then. In addition to the approval of Sentry shareholders, we must also obtain regulatory approval from the Pennsylvania Department of Banking and file a notice of the merger with the Federal Reserve Board of Governors.

Q:
Whom should I call with questions or to obtain additional copies of this document?

A:
You should contact:

    Charles E. Nelson, President
    Sentry Trust Company
    785 Fifth Avenue
    Chambersburg, Pennsylvania 17201
    (717) 264-5200

SUMMARY

        This summary highlights selected information from this proxy statement prospectus. Because this is a summary, it does not contain all of the information that is important to you. You should read carefully this entire document and the other documents we refer to in this document before you decide to vote. See "Where You Can Find More Information" beginning on page 74 for reference to additional information available to you regarding Sun Bancorp, Inc..

The Companies

  Sun Bancorp, Inc.
  155 North 15th Street
  Lewisburg, Pennsylvania 17837
  (570) 523-4300

        Sun Bancorp, Inc. is a Pennsylvania business corporation and a financial holding company headquartered in Lewisburg, Pennsylvania. Sun provides a diversified range of financial services in the communities in which it operates, principally through its main banking subsidiary, Sun Bank.

        At September 30, 2003, Sun had consolidated assets of approximately $1.0 billion, consolidated loans of approximately $663 million, consolidated deposits of approximately $652 million and consolidated shareholder's equity of approximately $79 million.

        Sun Bank is a Pennsylvania-chartered, FDIC-insured bank. Sun Bank operates 23 banking offices and one trust services office in seven counties in central and northeastern Pennsylvania.

  Sentry Trust Company
  785 Fifth Avenue
  Chambersburg, Pennsylvania 17201
  (717) 264-5200

        Sentry Trust Company is a Pennsylvania-chartered trust company based in Chambersburg, Pennsylvania. The company specializes in the provision of wealth management services. At September 30, 2003, Sentry had assets of $11.3 million and shareholders' equity of $11.1 million.

  Sun Interim Trust Company
  c/o Sun Bancorp, Inc.
  155 North 15th Street
  Lewisburg, Pennsylvania 17837
  (570) 523-4300

        Sun Interim Trust Company, a Pennsylvania-chartered trust company, is a wholly-owned subsidiary of Sun. In the merger, Sentry will merge with and into Sun Interim Trust Company and Sun Interim Trust Company will change its name to Sentry Trust Company. Sun will contribute all of the stock of Sentry to Sun Bank and Sentry will become a wholly-owned subsidiary of Sun Bank.

Your May Indicate Your Preference to Receive Cash or Shares of Sun Stock, But There is No Guarantee That You Will Receive Your Preferred Form of Consideration

        If the merger is completed, Sentry securityholders will receive shares of Sun common stock and/or cash in exchange for their Sentry securities. Sentry shareholders will receive for each share of Sentry common stock held:

  •
  $8.04;

  •
  0.401 shares of Sun common stock; or

  •
  a combination of shares of Sun common stock and of cash.

        If the merger is completed, holders of stock purchase warrants for Sentry common stock can elect to receive shares of Sun common stock and/or cash in exchange for their stock purchase warrants. Holders of Sentry stock purchase warrants can elect to receive for each stock purchase warrant:

  •
  $3.04;

  •
  0.152 shares of Sun common stock; or

  •
  a combination of shares of Sun common stock and of cash.

        Because the market price of Sun stock fluctuates, you will not know when you vote exactly what the Sun shares will be worth when issued in the merger. Accordingly, in the event that the price of Sun common stock has appreciated between the date of the merger agreement and the date upon which you would receive the consideration, and you receive all or a portion of such consideration in the form of Sun common stock, the value of the Sun common stock that you receive will be greater than it would have been as of the date of the merger agreement. In the event that the price of Sun common stock has declined between the date of the merger agreement and the date upon which you would receive the consideration, and you receive all or a portion of such consideration in the form of Sun common stock, the value of the Sun common stock that you receive will be less than it would have been as of the date of the merger agreement. On January 22, 2004, the closing price of Sun's common stock as reported by the Nasdaq National Market System was $20.18.

        Under the terms of the merger agreement, at least 60% of the total consideration must be in the form of Sun common stock. In the event that Sentry securityholders elect to receive cash in an aggregate amount that exceeds 40% of the consideration, the amount of cash that they ultimately receive will be reduced and determined through an allocation formula. The formula will adjust the number of shares of Sun common stock that Sentry securityholders receive so that at least 60% of the aggregate consideration will be in the form of Sun common stock.

        Patriot Federal Credit Union, a federal credit union having its principal office in Chambersburg, Pennsylvania, owns approximately 17% of Sentry's outstanding shares of common stock. Patriot also owns warrants to purchase 248,750 shares of Sentry common stock, as of January 19, 2004. As part of the merger agreement, the parties agreed to exchange all of Patriot's ownership interest in Sentry (including all shares and stock purchase warrants owned by Patriot) for cash consideration. Patriot, pursuant to the merger agreement, elected to receive 100% of its consideration in the form of cash. This will reduce the amount of cash that may be received by other Sentry securityholders because the consideration paid to Patriot is included in the 40% cash consideration calculation.

        Sun will not issue fractional shares of Sun common stock. If you are otherwise entitled to receive a fractional share of Sun common stock, you will receive a cash payment instead of a fractional share.

        Although securityholders will be given the opportunity to elect the form of consideration they desire to receive (i.e., all cash, stock or a combination of cash and stock), these elections are subject to change due to over subscription or to maintain the tax free status of the merger. Information regarding the consideration provisions is found in this proxy statement prospectus, particularly in "Risks Associated with the Merger—You May Not Receive the Form of Consideration You Elect" beginning on page 18 and "What You Will Receive," beginning on page 34.

The Form of Consideration That You Receive May Have Different Tax Consequences

        In general, for United States federal income tax purposes,

  •
  If you exchange all of your Sentry common stock or stock purchase warrants solely for cash, you will recognize gain or loss in an amount equal to the difference between the cash you receive and your adjusted tax basis in the shares of Sentry common stock and stock purchase warrants you surrender.

  •
  If you exchange all of your Sentry common stock or stock purchase warrants solely for Sun common stock and receive cash in lieu of fractional shares of Sun common stock, you will not recognize gain or loss except with respect to the cash you receive in lieu of a fractional share of Sun common stock.

  •
  If you exchange your Sentry common stock or stock purchase warrants for a combination of Sun common stock and cash, you will recognize income or gain equal to the amount of cash you receive (not counting cash received in lieu of a fractional share of Sun common stock) or the amount of gain you realize, whichever is lower. The amount of gain you realize equals the amount of cash you receive plus the fair market value of the Sun common stock you receive minus your adjusted tax basis in the shares of Sentry securities that you surrender. You will not recognize any loss.

        In addition, cash you receive in lieu of a fractional share of Sun common stock should be recognized as gain or loss, depending upon your basis in the securities.

        Any cash you receive may be treated as ordinary income, if you actually or constructively own shares of Sun common stock immediately after the merger.

        This tax treatment may not apply to everyone. Tax matters are complicated, and the tax consequences of the merger to you depend on your individual circumstances. We urge you to contact your own tax advisor to fully understand your tax consequences, particularly if you intend to elect to receive a combination of Sun common stock and cash.

        Sentry and Sun have received an opinion from Smith Elliott Kearns & Company, LLC regarding the tax consequences of the merger to the Sentry securityholders. This opinion, however, will not bind the Internal Revenue Service, which could take a different view. To review the tax consequences to Sentry securityholders in greater detail, see "Federal Income Tax Consequences of the Merger" beginning on page 46.

Sentry Board Recommends Shareholder Approval

        The Sentry Board believes that the merger is in the best interests of Sentry and its shareholders. The Board unanimously recommends that you vote "FOR" approval of the merger agreement and payment of the "parachute payment."

Copy of Merger Agreement Attached

        We have attached the Agreement and Plan of Reorganization, dated as of April 23, 2003, as amended July 31, 2003 and as further amended December 19, 2003, including all exhibits and the amendments, as Appendix A to this proxy statement prospectus. We incorporate the merger agreement into this proxy statement prospectus by reference. We encourage you to read the merger agreement as it is the legal document that governs the merger.

Approval of Payment of the "Parachute Payment" to Charles E. Nelson, Sentry's President and Chief Executive Officer

        In connection with the change in control that results from the merger, Charles E. Nelson, President and Chief Executive Officer of Sentry, will receive payments that will consist of (a) a lump sum payment of $300,000, (b) a lump sum payment of $213,000 (representing an accelerated payment of the vested portion of Mr. Nelson's supplemental retirement benefit agreement with Sentry), and (c) payment of approximately $424,000 (representing the portion of Mr. Nelson's supplemental retirement benefit agreement with Sentry to which he will become entitled to receive as described in "Matter No. 2—Approval of Change In Control Payment For Federal Income Tax Purposes" beginning on page 71) that could constitute so-called "parachute payments" as defined by Section 280G of the

Code. You are being asked to vote to approve these payments by a separate vote from your vote on the merger. For a further discussion of the treatment of these payments and shareholder approval of these payments, see "Matter No. 2—Approval of Change in Control Payments for Federal Tax Purposes" beginning on page 71.

Vote Required to Approve the Merger and Payment of the "Parachute Payment"

        Approval for the merger agreement by Sentry shareholders requires the affirmative vote of at least 66 2/3% of the outstanding shares of Sentry common stock. In addition, approval for the payment of the "parachute payment" to Charles E. Nelson requires the affirmative vote of more than 75% of the outstanding shares of Sentry common stock. A shareholder's failure to vote will have the same effect as voting against the merger agreement and payment of the "parachute payment." As of January 19, 2004, directors and executive officers of Sentry own about 44% of the outstanding shares of Sentry common stock. Sentry expects its executive officers and directors to vote their shares in favor of the merger agreement and "parachute payment" because each has entered into an agreement to do so.

        Brokers who hold shares of Sentry common stock as nominees will not have authority to vote these shares with respect to the merger agreement and "parachute payment" unless shareholders provide voting instructions in accordance with applicable procedures.

Sentry's Directors and Officers Have Financial Interests in the Merger

        When considering the recommendation of the Sentry Board of Directors, you should be aware that some directors and officers of Sentry have interests in the merger in addition to their interests as shareholders. These interests include, among others:

  •
  Three of Sentry's executive officers, Charles E. Nelson, Carole L. Crist and Randy L. Martin will receive certain compensation, including a lump sum payment, in connection with employment agreements to take effect upon consummation of the merger. Under the terms of their respective employment agreements, Mr. Nelson, Ms. Crist and Mr. Martin will receive base annual salaries of $115,000, $85,000 and $70,000, respectively. Each of Messrs. Nelson and Martin and Ms. Crist will be entitled to participate in bonus, stock option and employee benefit plans. Mr. Nelson shall be provided with the use of an automobile under the terms of his employment agreement. Mr. Nelson, Ms. Crist and Mr. Martin will receive a lump sum payment in the amount of $300,000, $165,000 and $96,000, respectively. Mr. Nelson will also receive a lump sum payment in an amount equal to $213,000 for payment of the vested portion of his supplemental retirement benefit agreement with Sentry and will receive a payment of approximately $424,000 (representing the portion of Mr. Nelson's supplemental retirement benefit agreement with Sentry to which he will become entitled to receive as described in "Matter No. 2- Approval of Change In Control Payment For Federal Income Tax Purposes" beginning on page 71). Sun has also agreed to engage Sidney M. Palmer as a consultant.

  •
  The merger agreement provides that, upon the effective date of the merger, Sun Bancorp, Inc. will appoint Mr. Palmer to its board of directors and that Sun will appoint one current director of Sentry to the board of directors of Sun Bank.

  •
  The merger agreement provides that Sun will indemnify the directors and officers of Sentry against certain liabilities for a six-year period following consummation of the merger.

        For a detailed discussion of these benefits, see the section of this proxy statement prospectus entitled "Interests of Directors and Officers in the Merger" beginning on page 50.

Opinion of Sentry's Financial Advisor

        Garland McPherson & Associates, Sentry's financial advisor, has delivered a written opinion to the Sentry Board of Directors to the effect that, as of January 26, 2004, and based upon and subject to the assumptions, qualifications and limitations set forth in the written opinion, the consideration offered by Sun is fair, from a financial point of view, to the shareholders of Sentry. The full text of the written opinion is attached as Appendix C to this proxy statement prospectus. The opinion is directed to Sentry's Board of Directors and does not constitute a recommendation to any holder of Sentry common stock as to how any shareholder should vote on any of the proposals to be considered at the special meeting.

        Sentry paid Garland McPherson & Associates $22,000 for financial advisory services provided in connection with the merger, including $7,000 for delivery of its opinion. Sentry has also agreed to reimburse Garland McPherson & Associates for any reasonable out-of-pocket expenses incurred by it in performing its financial advisory services.

Sentry Special Meeting

        Sentry will hold its special meeting of shareholders on February 25, 2004, at 2:00 p.m., local time, at 785 Fifth Avenue, Chambersburg, Pennsylvania 17201.

        At the special meeting, Sentry shareholders will vote on the agreement, the "parachute payment," a proposal to adjourn the meeting to solicit additional proxies, if necessary, and conduct any other business that properly arises.

Record Date

        If you owned shares of Sentry common stock at the close of business on January 19, 2004, you are entitled to vote on the approval of the merger agreement, "parachute payment," and the adjournment proposals. The stock purchase warrants do not entitle the holder to any vote at the meeting.

        On the record date, approximately 1,743,518 shares of Sentry common stock were outstanding. You will have one vote at the Sentry special meeting for each share of Sentry common stock you owned on the record date.

Conditions that Must be Satisfied for the Merger to Occur

        The following conditions must be met for us to complete the merger, in addition to other conditions set forth in the merger agreement:

  •
  Approval of the merger agreement by the holders of 66 2/3% of Sentry common stock;

  •
  Approval by the holders of more than 75% of Sentry common stock of a "parachute payment" that will consist of (a) a lump sum payment of $300,000, (b) a lump sum payment of $213,000 (representing an accelerated payment of the vested portion of Mr. Nelson's supplemental retirement benefit agreement with Sentry), and (c) payment of approximately $424,000 (representing the portion of Mr. Nelson's supplemental retirement benefit agreement with Sentry to which he will become entitled to receive as described in "Matter No. 2—Approval of Change In Control Payment For Federal Income Tax Purposes" beginning on page 71) to be made to Charles E. Nelson, Sentry's President and Chief Executive Officer; and

  •
  Receipt of regulatory approval from the Pennsylvania Department of Banking.

        Sun must also file a notice relating to the merger with the Federal Reserve Board. Although we believe the regulatory approvals will be received in a timely manner, we cannot be certain when or if they will be obtained.

Termination and Amendment of the Merger Agreement

        Sentry can mutually agree with Sun, at any time, to terminate the merger agreement without completing the merger. There are a number of other circumstances and conditions under which either Sun or Sentry can terminate or amend the agreement. For a detailed discussion of the termination provisions of the merger agreement, see the section of this proxy statement prospectus entitled "Termination of the Merger" beginning on page 44.

Sentry Shareholders Have Dissenters' Rights

        In addition to voting "no" at the special meeting, under Pennsylvania law, Sentry shareholders have the right to dissent from the merger and receive cash equal to the "fair value" of their shares. Holders of stock purchase warrants will not have dissenters' rights with respect to the stock purchase warrants. If you are a holder of stock purchase warrants for Sentry common stock, you will have dissenters' rights with respect to the shares of Sentry common stock underlying the stock purchase warrants only to the extent that you exercise such stock purchase warrants and receive the actual shares of Sentry common stock before the special meeting of the shareholders. See "Dissenters' Rights" beginning on page 53 for additional information.

Accounting Treatment

        Sun will account for the merger using the purchase method of accounting for financial reporting purposes. In general, the purchase method of accounting accounts for a business combination as the acquisition of one company by another. Purchase accounting requires Sun to allocate the purchase price and costs of the acquisition to all of Sentry's tangible and identifiable intangible assets and liabilities, based on their fair value as of the closing date. Any excess will be recorded as goodwill. Under recent accounting pronouncements, goodwill is no longer amortized but is measured periodically for impairment, with any resulting impairment losses included in the calculation of operating income. Sentry's earnings or losses will be included in Sun's financial statements only prospectively from the date of the merger.

Organization and Operation After the Merger

        In the merger, Sentry will merge with and into Sun's wholly-owned subsidiary, Sun Interim Trust Company, which will change its name to Sentry Trust Company upon completion of the merger. Sentry will become a wholly-owned subsidiary of Sun. Sun will then contribute all of the outstanding stock of Sentry to Sun Bank and Sentry will become a wholly-owned subsidiary of Sun Bank. Sun expects that the senior executive officers of Sentry will be employed by and retain their current management positions with Sentry.

Your Rights Will Change After the Merger

        After completion of the merger, Sentry securityholders who receive shares of Sun common stock as consideration for their shares of Sentry common stock or stock purchase warrants will become shareholders of Sun. Sun's articles of incorporation, bylaws and Pennsylvania law determine the rights of Sun's shareholders. The rights of shareholders of Sun differ in some respects from the rights of shareholders of Sentry. See "Comparison of Shareholder Rights" beginning on page 58 for additional information.

Share Information and Market Prices

        Sun's common stock trades on the National Market System of the NASDAQ Stock Market. Sun has not issued any preferred stock. The trading symbol for Sun is "SUBI." Sentry's common stock is not listed on an exchange or quoted through an automated quotation system; rather, its shares are bought and sold sporadically in privately negotiated merger. Sentry is not aware of any transaction in its common stock that occured within the past twenty four months. Consequently, Sentry is unable to determine a reliable market value for its stock. Information concerning the trading prices of Sentry common stock has been omitted based on Sentry's belief that such prices are not necessarily representative of a fair market price for Sentry common stock during any particular period. The following table shows the last sale prices of Sun common stock and the equivalent price per share of Sentry common stock on April 23, 2003, the last trading day preceding public announcement of the merger agreement, and January 22, 2004. The equivalent price per share of Sentry common stock reflects the value of the Sun common stock that would be received by Sentry shareholders who receive shares of Sun common stock in the merger based on an exchange ratio of .401 shares of Sun common stock for each share of Sentry common stock. See "What You Will Receive" beginning on page 34.

	Sun Bancorp Historical		Equivalent Market Price Per Share
April 23, 2003 and January 22, 2004	$ $	20.24 20.18	$ $	8.11 8.09

        The market price for Sun's common stock will fluctuate. You are urged to obtain current market quotations for Sun's common stock.

SELECTED FINANCIAL DATA

        The following table sets forth selected consolidated financial data for each of the periods indicated. The financial data for the five years ended 2002, 2001, 2000, 1999 and 1998 are derived from Sun's audited consolidated financial statements. The information at September 30, 2003 and 2002 and for the nine months ended September 30, 2003 and 2002 have been derived from Sun's quarterly consolidated financial statements and may not be indicative of results for the full fiscal year.

        This data is derived from, should be read in conjunction with, and is qualified by the consolidated financial statements of Sun, including the notes to those financial statements, incorporated by reference to this proxy statement prospectus.

SUN BANCORP, INC.
(in thousands, except ratios and per share data)

	Nine Months Ended September 30		Years Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
Balance Sheet Data (In Thousands)
Assets	$1,033,500	$949,563	$951,174	$922,050	$743,588	$710,921	$623,577
Deposits	651,512	601,843	587,480	573,877	444,566	400,121	363,886
Loans	663,339	595,750	602,395	515,520	406,775	377,485	326,928
Securities available for sale	228,553	228,802	219,438	305,612	290,513	282,616	254,780
Shareholders' equity	79,015	81,868	81,247	77,511	62,527	56,013	67,801
Average equity	81,687	79,696	79,966	68,207	57,768	63,537	67,063
Average assets	1,007,954	927,974	931,320	866,053	724,435	661,099	575,797
Earnings Data (In Thousands)
Interest and dividend income	$37,596	$41,612	$54,543	$59,694	$53,360	$47,454	$42,677
Interest expense	20,151	22,467	29,648	35,959	31,825	26,230	22,467
Net interest income	17,445	19,145	24,895	23,735	21,735	21,224	20,210
Provision for loan and lease losses	1,215	1,260	1,460	1,500	2,500	1,925	1,200
Net interest income after provision for loan and lease losses	16,230	17,885	23,435	22,235	19,235	19,299	19,010
Net security gains (losses)	3,194	143	616	844	(1,955)	1,962	1,403
Non-interest income, excluding securities gains (losses)	7,971	4,183	6,052	3,772	2,939	2,998	2,687
Gain on sale of branches	—	—	—	4,892	—	—	—
Non-interest expenses	20,859	15,979	22,622	20,049	14,095	12,079	11,295
Income before income tax provision	6,536	6,232	7,481	11,694	6,124	12,180	11,805
Income tax provision	991	1,044	1,065	3,344	1,526	3,425	3,079
Net income	5,545	5,188	6,416	8,350	4,598	8,755	8,726
Dividends paid	3,793	3,431	4,614	4,134	5,277	6,135	5,369
Ratios
Return on average assets	0.73%	0.75%	0.69%	0.93%	0.63%	1.32%	1.51%
Return on average equity	9.05%	8.68%	8.02%	12.24%	7.96%	13.78%	13.01%
Efficiency ratio	81.72%	68.50%	71.82%	57.04%	54.07%	46.75%	46.03%
Net interest margin	2.70%	3.12%	3.09%	3.12%	3.46%	3.57%	4.00%
Equity to assets	7.65%	8.62%	8.54%	8.42%	8.41%	7.88%	10.87%
Loans to deposits	101.82%	98.99%	102.54%	89.83%	91.50%	94.34%	89.84%
Loans to assets	64.18%	62.74%	63.33%	55.98%	54.70%	53.10%	52.43%
Dividend payout (percentage of net income)	68.40%	66.13%	71.91%	49.51%	114.77%	70.07%	61.53%
Per Share Data
Net income per share—Basic	$0.77	$0.73	$0.90	$1.20	$0.68	$1.28	$1.27
Net income per share—Diluted	$0.77	$0.72	$0.89	$1.20	$0.68	$1.28	$1.26
Cash dividends per share	$0.528	$0.480	$0.645	$0.60	$0.78	$0.90	$0.78
Book value per share	$11.01	$11.43	$11.33	$10.85	$9.39	$8.25	$9.89
Average shares outstanding—Basic	7,193,995	7,149,568	7,154,107	6,942,122	6,769,924	6,813,956	6,856,955
Approximate number of shareholders	2,254	2,410	2,236	2,207	2,159	2,105	1,977

 RECENT DEVELOPMENTS

        In 2001, Sun purchased three bank branches. In connection with these transactions, Sun acquired an intangible asset valued at approximately $9.3 million. Sun inadvertently described the entire amount of the intangible asset associated with these branch acquisitions as a "core deposit intangible" in the balance sheet for December 31, 2001 that appears as part of Sun's Form 10-K for the year ended December 31, 2001. In its 2002 financial statements, Sun treated the entire intangible asset as goodwill as a result of the adoption of Statement of Financial Accounting Standard No. 147. During 2003, Sun recognized the inconsistency between the 2001 and 2002 financial statements and undertook a review of the intangibles associated with the 2001 branch acquisitions. As part of this review, Sun engaged a financial consultant to conduct an independent, objective study of the identifiable intangibles associated with the transactions as of the date of the acquisitions. The identifiable intangibles include a core deposit, a one-year non-compete agreement and an agreement that restricted the seller from establishing new branches within the market areas of the acquired branches for a period of two years.

        The evaluation resulted in the identification of a core deposit intangible valued at $1,700,200 with a weighted average life of nine years. The financial consultant determined that it would not be appropriate to separately value the non-compete and location restriction agreement from the core deposit intangible. Accordingly, the value associated with these agreements is included in the core deposit intangible. The excess of the fair value of the liabilities over the fair value of the tangible and identified core deposit intangible asset acquired in the branch purchases constitutes an unidentifiable intangible asset in 2001. In adopting Statement of Financial Accounting Standard No. 147, effective January 1, 2002, the Company determined that the branch acquisitions met the definition of a business combination. Accordingly, the remaining carrying amount of the unidentifiable intangible asset is reclassified to goodwill.

        The amortization associated with the core deposit intangible results in a reduction of $127,000 in net income, or approximately $0.02 per share, in 2002 and $95,000, or approximately $0.01 per share, in the nine-months ended September 30, 2003. Because Sun had amortized the entire intangible asset in 2001, the impact of the amortization of the core deposit intangible in accordance with the results of the evaluation was insignificant with respect to the 2001 financial statements. The reduction in net income associated with the amortization of the core deposit intangible is a non-cash expense. The aggregate amount of the amortization expense associated with the core deposit intangible in 2002 and 2003 is $254,000. Based on the immateriality of the amounts involved to the 2002 financial statements and each of the first three quarters of 2003, Sun recognized the entire amount during the fourth quarter of 2003.

        Sun announced its results for the quarter and year ended December 31, 2003 on January 21, 2004. Net income (unaudited) for the fourth quarter of 2003 was $983,000 as compared to $1,228,000 for the fourth quarter of 2002 and the 2003 fourth quarter earnings per basic share were $0.14 as compared to $0.17 in fourth quarter of 2002. Sun reported net income (unaudited) for the year ended December 31, 2003 of $6,528,000, an increase of 1.7% over the year ended December 31, 2002. Earnings per share for the year ended December 31, 2003 were $0.91 per basic share, an increase of 1.2% over the corresponding period of 2002. These results were impacted by the charge to earnings, net of taxes, associated with the amortization of the core deposit intangible discussed above.

        Net interest income totaled $5,829,000 for the fourth quarter of 2003, an increase of 1.4% compared to the same quarter of 2002. The net interest margin for the quarter was 2.69% as compared to 2.80% for the same period in 2002. Despite modest net loan growth in the quarter of 1.3%, net interest margins continue to experience compression in this low interest rate environment. This decline in margin was primarily the result of significant increases in mortgage-backed investment security pre-payments, which resulted in lower investment security yields during the current period. Net loan growth for the year ended December 31, 2003 was 11.6%. As previously reported, Sun entered into a derivative transaction on June 30, 2003 as an integral part of its asset liability management process. The notional amount of the transaction was $100 million.

        At December 31, 2003 nonperforming loans totaled 0.58% of total loans as compared to 0.56% at December 31, 2002. The Allowance for Loan and Lease Losses was 1.14% and 1.02% of total loans at December 31, 2003 and 2002, respectively.

        Comparative information for the fiscal years 2003 and 2002 is impacted by the acquisition of Bank Capital Services Corporation in December 2002 and Mid Penn Insurance Associates, Inc. in April 2003.

        Earnings were enhanced by non-interest income improvements. Non-interest income, excluding securities gains, for the fourth quarter 2003 amounted to $3,065,000, an increase of 64.0% from the fourth quarter of 2002; for the year ended December 31, 2003 non-interest income, excluding securities gains, was $11,036,000, an increase of 82.4% over the year 2002. Deposit service charges, Bank Owned Life Insurance and income from the recently acquired Mid Penn Insurance and Bank Capital subsidiaries contributed significantly to the non-interest income growth for the fourth quarter and year 2003. Total non-interest income, excluding securities gains, as a percent of total income, for the fourth quarter and year 2003 rose to 20.6% and 18.3%, respectively, from 12.6% and 10.0% during the comparable periods of 2002. Security gains of $3,194,000 and $616,000 were realized during 2003 and 2002, respectively, primarily related to restructuring the portfolio to more evenly distribute anticipated future cash flows.

        Non-interest expense for the quarter and year ended December 31, 2003 was $7,634,000 and $28,493,000, respectively, representing increases of 14.9% and 26.0%, as compared to the prior corresponding periods of 2002. Costs associated with outsourcing operational processing, certain support functions and the acquisitions of Bank Capital, Mid Penn Insurance and Steelton Bancorp are the principal components of this increase. Sun continues to concentrate on expense control resulting in the closing of two branches in late October, which were in close proximity to other Sun branches.

        The tables below provide certain selected financial data (unaudited) for Sun for the periods ended as indicated.

	Quarter Ended
	December 31, 2003	September 30, 2003	June 30, 2003	March 31, 2003	December 31, 2002
	(Dollars in Thousands, Except Per Share Data)
Operating Data
Net income	$983	$1,821	$1,690	$2,034	$1,228
Net interest income	5,829	5,973	5,924	5,548	5,750
Provision for loan losses	405	405	405	405	200
Non-interest income	3,065	3,728	3,547	3,890	2,342
Non-interest expense	7,634	7,155	7,141	6,563	6,643
Performance Statistics
Net interest margin	2.69%	2.70%	2.69%	2.78%	2.80%
Annualized return on average assets	0.38%	0.70%	0.66%	0.84%	0.51%
Annualized return on average equity	4.99%	9.15%	8.30%	9.87%	6.04%
Annualized net loan charge-offs to average loans	-0.07%	0.31%	0.15%	0.09%	0.84%
Net charge-offs (recoveries)	(120)	517	234	133	1,266
Efficiency ratio	80.9	78.9	83.7	82.6	87.2
Net income per employee	3	6	6	7	4
Per Share Data
Basic earnings per share	$0.14	$0.25	$0.23	$0.28	$0.17
Diluted earnings per share	0.14	0.25	0.23	0.28	0.17
Dividend declared per share	0.1815	0.1815	0.1815	0.1650	0.1650
Book value	11.03	11.01	11.24	11.17	11.33
Common stock price:
High	21.29	22.14	22.48	20.50	23.20
Low	18.36	17.80	19.60	18.01	17.84
Close	18.96	18.22	20.13	19.51	18.26
Weighted average common shares:
Basic	7,179	7,189	7,211	7,182	7,168
Fully Diluted	7,203	7,214	7,242	7,201	7,238
End-of-period common shares:
Issued	7,320	7,319	7,319	7,317	7,299
Treasury	141	141	111	149	127

	Quarter Ended
	December 31, 2003	September 30, 2003	June 30, 2003	March 31, 2003	December 31, 2002
	(Dollars in Thousands, Except Per Share Data)
Financial Condition Data:
General
Total assets	$1,027,836	$1,033,500	$1,026,790	$1,004,753	$951,174
Loans, net	672,223	663,339	646,604	612,541	602,395
Intangibles	31,787	32,230	32,388	23,345	22,924
Total deposits	614,550	651,512	648,429	598,067	587,480
Non interest bearing	69,640	66,118	64,671	57,649	59,181
Savings	82,416	88,106	89,806	81,321	76,712
NOW	164,803	170,001	163,018	156,649	155,114
Money Market	22,461	26,726	27,887	27,548	29,827
Time Deposits	275,230	300,561	303,047	274,900	266,646
Total interest bearing deposits	544,910	585,394	583,758	540,418	528,299
Core deposits(1)	339,320	350,951	345,382	323,167	320,834
Trust preferred securities & subordinated debt	18,866	18,866	18,866	19,655	19,655
Shareholders' equity	79,182	79,015	81,037	80,035	81,247
Trust assets under management	162,150	148,144	148,156	151,065	157,667
Asset Quality
Non-performing assets	$5,203	$4,596	$4,592	$4,714	$4,115
Non-performing assets to total assets	0.51%	0.44%	0.45%	0.47%	0.43%
Allowance for loan losses	7,754	7,229	7,342	6,478	6,206
Allowance for loan losses to total loans	1.14%	1.08%	1.12%	1.05%	1.02%
Allowance for loan losses to non-performing loans	194.97%	201.48%	204.57%	167.04%	183.56%
Non-performing loans to total loans	0.58%	0.54%	0.55%	0.63%	0.56%
Shareholders' equity to total assets	7.70%	7.65%	7.89%	7.97%	8.54%

(1)
Core deposits is defined as total deposits less time deposits.

 SUN BANCORP INC.
Consolidated Balance Sheet
(Unaudited)

	December 2003	December 2002	% Change
	(Dollars In Thousands)
ASSETS
Cash and due from banks	$27,021	$21,399	26.3%
Interest-bearing deposits in banks	1,400	20,170	-93.1%

Total cash and cash equivalents	28,421	41,569	-31.6%

Investment securities at fair market value	223,209	219,438	1.7%
Loans and leases, net of unearned income	679,977	608,601	11.7%
Less: allowance for loan and lease losses of $7,754 at December 31, 2003 and $6,206 at December 31, 2002	7,754	6,206	24.9%

Net loans and leases	672,223	602,395	11.6%
Bank premises and equipment, net	27,256	15,809	72.4%
Goodwill	28,574	22,924	24.6%
Core deposit intangible	1,435	—	n/a
Customer list intangible	1,778	—	n/a
Accrued interest	3,378	3,501	-3.5%
Bank owned life insurance	33,174	30,800	7.7%
Other assets	8,388	14,738	-43.1%

Total assets	$1,027,836	$951,174	8.1%

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$69,640	$59,181	17.7%
Interest-bearing	544,910	528,299	3.1%

Total deposits	614,550	587,480	4.6%
Short-term borrowings	65,388	29,682	120.3%
Other borrowed funds	240,088	220,000	9.1%
Subordinated debentures	18,866	19,655	-4.0%
Accrued interest and other liabilities	9,762	13,110	-25.5%

Total liabilities	948,654	869,927	9.0%

Shareholders' equity:
Common stock, No par value;	85,386	84,591	0.9%
Retained earnings (deficit)	(3,728)	(5,159)	27.7%
Accumulated other comprehensive income	29	3,578	-99.2%
Less: Treasury stock, at cost	(2,505)	(1,763)	-42.1%

Total shareholders' equity	79,182	81,247	-2.5%

Total liabilities and shareholders' equity	$1,027,836	$951,174	8.1%

 SUN BANCORP, INC.
Consolidated Income Statement
(Unaudited)

	For The Three Months Ended December 31			For the Twelve Months Ended December 31
	2003	2002	% Change	2003	2002	% Change
	(Dollars In Thousands, Except Per Share Data)
Taxable equivalent net interest income	6,052	5,962	1.5%	24,196	25,913	-6.6%
Interest income:
Loans and leases, including fees	$9,860	$10,048	-1.9%	$40,467	$40,310	0.4%
Available for sale securities
Taxable	1,687	2,425	-30.4%	7,600	12,380	-38.6%
Tax exempt	210	247	-15.0%	869	1,015	-14.4%
Dividends	53	117	-54.7%	358	475	-24.6%
Deposits in banks and other financial institutions	13	94	-86.2%	125	363	-65.6%

Total interest and dividend income	11,823	12,931	-8.6%	49,419	54,543	-9.4%

Interest expense:
Deposits	2,419	3,444	-29.8%	11,366	14,733	-22.9%
Short-term borrowings	134	89	50.6%	456	325	40.3%
Other borrowed funds	2,984	3,184	-6.3%	12,478	12,698	-1.7%
Subordinated debentures	457	464	-1.5%	1,845	1,892	-2.5%

Total interest expense	5,994	7,181	-16.5%	26,145	29,648	-11.8%

Net interest income	5,829	5,750	1.4%	23,274	24,895	-6.5%
Provision for loan and lease losses	405	200	102.5%	1,620	1,460	11.0%

Net interest income, after provision for loan & lease losses	5,424	5,550	-2.3%	21,654	23,435	-7.6%

Non-interest income:
Service charges on deposit accounts	1,129	933	21.0%	4,094	3,041	34.6%
Trust income	133	196	-32.1%	726	759	-4.3%
Net security gains	—	473	-100.0%	3,194	616	418.5%
Investment product sales	133	56	137.5%	377	406	-7.1%
Bank owned life insurance	315	327	-3.7%	1,271	720	76.5%
Insurance subsidiary	431	14	2978.6%	1,257	77	1532.5%
Net gain on sale of loans	33	119	-72.3%	397	255	55.7%
Leasing fees	274	—	N/A	1,089	—	N/A
Other income	617	224	175.4%	1,825	794	129.8%

Total non-interest income	3,065	2,342	30.9%	14,230	6,668	113.4%

Non-interest expense:
Salaries and employee benefits	3,158	3,176	-0.6%	13,069	11,800	10.8%
Net occupancy expense	301	276	9.1%	1,358	1,083	25.4%
Furniture and equipment expenses	748	524	42.7%	2,219	1,790	24.0%
Amortization of intangibles with finite lives	442	—	N/A	531	—	N/A
Other expenses	2,985	2,667	11.9%	11,316	7,949	42.4%

Total non-interest expense	7,634	6,643	14.9%	28,493	22,622	26.0%

Income before income tax provision	855	1,249	-31.5%	7,391	7,481	-1.2%
Income tax provision	(128)	21	-709.5%	863	1,065	-19.0%

Net income	$983	$1,228	-20.0%	$6,528	$6,416	1.7%

Net income per share—Basic	$0.14	$0.17	-20.1%	$0.91	$0.90	1.2%

Weighted average number of shares outstanding—Basic	7,178,576	7,167,724	0.2%	7,190,140	7,154,107	0.5%

Net income per share—Diluted	$0.14	$0.17	-17.6%	$0.90	$0.89	1.1%

Weighted average number of shares outstanding—Diluted	7,202,396	7,196,534	0.1%	7,214,708	7,196,534	0.3%

 SUN BANCORP, INC.
Average Balances and Net Interest Income
(Dollars in Thousands)
(Unaudited)

	FOR THE QUARTER ENDED						FOR THE YEAR-TO-DATE
	December 31, 2003			December 31, 2002			December 31, 2003			December 31, 2002
	Average Balance	Interest	Rate	Average Balance	Interest	Rate	Average Balance	Interest	Rate	Average Balance	Interest	Rate
ASSETS
Interest-earning assets:
Interest-bearing deposits	$2,885	$13	1.79%	$19,198	$94	1.94%	$11,731	$125	1.07%	$17,195	$363	2.11%
Loans (net of unearned income)	664,545	9,974	5.95%	601,074	10,133	6.69%	644,292	40,941	6.35%	581,101	40,806	7.02%
Investments:
Taxable	207,769	1,740	3.35%	203,454	2,542	5.00%	221,083	7,958	3.60%	232,911	12,855	5.52%
Tax-exempt	18,760	319	6.79%	20,736	374	7.21%	19,267	1,317	6.83%	21,009	1,537	7.32%

Total interest-earning assets	893,959	12,046	5.35%	844,462	13,143	6.19%	896,373	50,341	5.62%	852,216	55,561	6.52%
Noninterest-earning assets:
Cash and due from banks	27,493			20,081			24,302			19,444
Bank premises & equipment	25,588			15,703			20,581			14,783
Accrued interest and other assets	85,403			66,750			78,068			51,595
Less: Allowance for loan losses	(7,423)			(7,217)			(7,023)			(6,840)
Unamortized loan fees	357			183			317			122

Total assets	$1,025,377			$939,962			$1,012,618			$931,320

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
NOW Accounts	$165,164	$199	0.48%	$152,458	$473	1.23%	$164,418	$1,166	0.71%	$151,004	$1,974	1.31%
Insured Money Market Accounts	25,295	48	0.75%	24,346	105	1.71%	26,698	299	1.12%	22,329	412	1.85%
Savings deposits	83,171	81	0.39%	75,753	255	1.34%	84,717	596	0.70%	76,656	1,200	1.57%
Time deposits	283,695	2,091	2.92%	276,469	2,611	3.75%	288,822	9,305	3.22%	275,373	11,147	4.05%
Short-term borrowings	52,491	134	1.01%	25,691	89	1.37%	40,962	456	1.11%	22,897	325	1.42%
Subordinated debentures	18,866	457	9.69%	19,994	464	9.21%	19,255	1,845	9.58%	20,083	1,892	9.42%
Other borrowed funds	243,935	2,984	4.85%	220,000	3,184	5.74%	238,707	12,478	5.23%	220,849	12,698	5.75%

Total interest-bearing liabilities	872,617	5,994	2.73%	794,711	7,181	3.58%	863,579	26,145	3.03%	789,191	29,648	3.76%

Noninterest-bearing liabilities and shareholders' equity:
Demand deposits	68,543			57,439			62,717			57,310
Accrued interest and other liabilities	5,449			5,919			5,205			4,853
Shareholders' equity	78,768			81,893			81,117			79,966
Total liabilities and shareholders' equity	$1,025,377			$939,962			$1,012,618			$931,320

Interest rate spread			2.62%			2.60%			2.59%			2.76%

Net interest income/margin		$6,052	2.69%		$5,962	2.80%		$24,196	2.70%		$25,913	3.04%

RISK FACTORS

        After completion of the merger, you will receive shares of Sun common stock and/or cash in exchange for your shares of Sentry common stock and stock purchase warrants for Sentry common stock. Prior to deciding whether or not to approve the merger and which type of consideration to elect, you should be aware of and consider particular risks and uncertainties that are applicable to the merger.

RISKS ASSOCIATED WITH THE MERGER

The Value of the Stock Consideration will Vary with Fluctuations in Sun's Stock Price

        Each share of Sentry common stock owned by Sentry shareholders and each stock purchase warrant for Sentry common stock will entitle the holder to receive either cash, shares of Sun common stock or a combination of cash and shares. The price of Sun common stock when the merger takes place may vary from its price at the date of this proxy statement prospectus, at the date of Sentry's shareholder meeting, and at the date you receive your consideration. Fluctuations in the price of Sun common stock may result from changes in the business, operations or prospects of Sun, regulatory considerations, general market and economic conditions or other factors. The value of the Sun common stock at the time you receive it, if at all, could be less than the value of those shares today. At the time of Sentry's shareholder meeting, you will not know the exact value of the stock consideration to be received when the merger is completed.

        In addition, there will be a time period after the completion of the merger between:

  •
  The deadline for making an election to receive all cash, all stock or a combination of cash and stock; and

  •
  The time at which former Sentry securityholders receive their consideration representing Sun common stock.

        Until the stock certificates are received, Sentry securityholders will not be able to sell their Sun shares in the open market and, thus, will not be able to avoid losses resulting from any decline in the trading price of Sun common stock during this period.

You May Not Receive the Form of Consideration You Elect

        The merger agreement provides that upon consummation of the merger each outstanding share of Sentry common stock will be automatically cancelled and will entitle the holder to elect to receive one of the following:

  •
  $8.04;

  •
  0.401 shares of Sun common stock; or

  •
  a combination of shares of Sun common stock and of cash.

        If you own stock purchase warrants to purchase shares of Sentry common stock, if the merger is completed you will have the right to receive for each stock purchase warrant:

  •
  $3.04;

  •
  0.152 shares of Sun common stock; or

  •
  a combination of shares of Sun common stock and of cash.

        The merger agreement requires that at least 60% of the consideration paid to Sentry securityholders be paid in shares of Sun common stock. In the event that Sentry securityholders elect to receive cash in an aggregate that exceeds 40% of the consideration, the amount of cash that securityholders receive will be determined through an allocation formula. The formula will adjust the number of shares that securityholders receive so that at least 60% of the aggregate consideration will be in the form of Sun common stock. Furthermore, under the terms of the merger agreement, Patriot Federal Credit Union is required to elect and receive cash consideration for all Sentry common stock and stock purchase warrants that it owns. As of January 19 2004, Patriot owns 304,278 shares of Sentry common stock and 248,750 stock purchase warrants. Patriot has agreed not to exercise any of its stock purchase warrants unless the merger agreement is terminated. Therefore, Sentry securityholders may not receive exactly the form of consideration that they elect. A detailed discussion of the consideration provisions of the merger agreement is in the section of this proxy statement prospectus entitled "What You Will Receive," beginning on page 34. We recommend that you read it and the merger agreement, attached as Appendix A, carefully.

You Will Have Less Influence as a Shareholder of Sun Than as a Shareholder of Sentry

        You currently have the right to control Sentry through your ability to elect the board of directors of Sentry and vote on other matters. The merger will transfer control of Sentry to Sun. After completion of the merger (and assuming that no Sentry shareholder successfully maintains any claim for dissenters' rights), former Sentry securityholders as a group will likely own less than 9% of Sun's outstanding common stock (including the exercise of options for Sun common stock). Consequently, the former Sentry shareholders will exercise much less influence over the management and policies of Sun than they currently exercise over the management and policies of Sentry.

The Market Price of the Shares of Sun Common Stock That You May Receive May Be Affected By Factors Different From Those Affecting Your Shares of Sentry Common Stock Or Stock Purchase Warrants

        Upon completion of the merger, you may become a holder of Sun common stock. Sun's current businesses and market differ from those of Sentry, and, accordingly, the results of operations of Sun after the merger may be affected by factors different from those currently affecting the results of operations of Sentry. For a discussion of Sun's business and of certain factors to consider in connection with that business, see the section of this document entitled "Risk Factors—Risks Associated with Sun," beginning on page 21 and the documents incorporated by reference into this document and referred to under "Where You Can Find More Information," beginning on page 74.

Officers and Directors of Sentry Have Interests in the Merger that Differ from the Interests of Shareholders

        When considering the recommendations of Sentry's Board of Directors, you should be aware that some executive officers and directors of Sentry have interests in the merger that are different from your interests. For example, certain executive officers have entered into employment agreements with Sun. These employment agreements may create potential conflicts of interest. These and other interests of Sentry's directors and executive officers are described in this proxy statement prospectus. These payments and benefits may cause some of Sentry's directors and executive officers to view the proposed merger differently than you view it as a Sentry securityholder. See "Interests of Directors and Officers in the Merger" beginning on page 50.

The Merger May Fail to Qualify for Tax-Free Treatment

        We have structured the merger to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended. Although the Internal Revenue Service has not provided a ruling on the matter (and neither Sun nor Sentry expect to seek such a ruling), Sun expects to obtain an opinion from PricewaterhouseCoopers LLP that the merger qualifies as a tax-free reorganization. The opinion, if given, neither binds the Internal Revenue Service nor prevents the Internal Revenue Service from adopting a contrary position. If the merger fails to qualify as a tax-free reorganization, a Sentry securityholder would likely recognize gain or loss on each share of Sentry common stock or stock purchase warrant surrendered in the amount of the difference between the shareholder's basis in the securities and the fair market value of Sun securities and other consideration received by the Sentry shareholder in exchange. See "Federal Income Tax Consequences of the Merger" beginning on page 46.

Sun Could Abandon the Merger if Sentry Shareholders do not Approve the "Parachute Payment" to Mr. Nelson

        If the "parachute payment" to Charles E. Nelson, Sentry's President and Chief Executive Officer, is not approved by holders of more than 75% of Sentry's common stock, Sun is not obligated to consummate the merger. Sun may waive this condition if this matter does not receive the requisite greater than 75% affirmative vote. If the payment of the "parachute payment" does not receive the requisite shareholder approval and the merger is consummated, Sun would be denied a tax deduction for certain amounts of the payment and the recipient would be subject to a non-deductible excise tax, a portion of which Sun has agreed to pay, which amount will also be non-deductible. However, no assurances can be given that Sun will waive this condition if the necessary shareholder approval is not achieved. See "Interests of Directors and Officers in the Merger" beginning on page 50.

Sun Could Abandon the Merger if Less Than All Stock Purchase Warrants are Tendered

        If you agree to exchange your stock purchase warrants for the consideration of cash, Sun common stock, or a mix of cash and Sun common stock as described in this proxy statement prospectus, you will be asked to irrevocably waive any rights that you may have under any stock purchase warrants for Sentry common stock. Even if all other conditions to consummation of the merger are either satisfied or waived, Sun is not obligated to consummate the merger in the event that less than all of the holders of the stock purchase warrants exchange their warrants for the consideration offered by Sun as part of the merger. While Sun may waive this condition and proceed with the merger, there can be no assurance that Sun will do so.

If the Merger has not Occurred by February 28, 2004, Either Sun or Sentry may Choose not to Proceed with the Merger

        Either Sun or Sentry may terminate the merger agreement if the merger has not been completed by February 28, 2004. This date may be extended by the mutual consent of Sun and Sentry. Several conditions, including the receipt of approval of this merger by the Pennsylvania Department of Banking, are outside the control of both Sun and Sentry. You should review the conditions to this merger discussed elsewhere in this proxy statement prospectus, including the section entitled "Conditions to the Merger," beginning at page 43. There can be no assurance that all conditions to the merger will have been satisfied by February 28, 2004.

Sun May Not be Able To Obtain Regulatory Approvals in a Timely Manner or on Satisfactory Terms

        Obtaining necessary regulatory approvals may delay the merger after the shareholder meeting. These state and federal approvals or notices may impose conditions on the operations of Sun and/or Sentry as a condition to consummation.

The Merger Agreement Contains Several Other Conditions to Closing and There Can Be No Assurance that the Merger will be Completed

        The completion of the merger is subject to the satisfaction or waiver of a number of other closing conditions. These conditions are further described in the section of this document entitled "Conditions to the Merger," beginning on page 43. If Sun and Sentry are unable to satisfy all the conditions or such conditions are otherwise not satisfied, either party will not be required to complete the merger.

RISKS ASSOCIATED WITH SUN

Sun May Fail to Realize the Cost Savings it Expects to Achieve from the Merger

        The success of the merger will depend, in part, on Sun's ability to realize the estimated cost savings from combining the businesses of Sun and Sentry. While Sun believes that its cost savings estimates are achievable, it is possible that the potential cost savings could be more difficult to achieve than Sun anticipates. Sun's cost savings estimates also depend on its ability to combine the businesses of Sun and Sentry in a manner that permits those cost savings to be realized. If Sun's estimates are incorrect or Sun is unable to combine the two companies successfully, the anticipated cost savings may not be realized fully or at all, or may take longer to realize than expected.

Combining Sun and Sentry May be More Difficult, Costly or Time-consuming than We Expect

        Sun and Sentry have operated, and, until the completion of the merger, will continue to operate, independently. The integration process could result in the loss of key employees, the disruption of each company's ongoing business, inconsistencies in standards, controls, procedures and policies that adversely affect either company's ability to maintain relationships with clients and employees or achieve the anticipated benefits of the merger. As with any merger of financial institutions, there also may be disruptions that cause Sun and Sentry to lose customers or cause customers to withdraw their deposits from Sun, or other unintended consequences that could have a material adverse effect on Sun's results of operations or financial condition.

Changes in Interest Rates May Adversely Affect Sun's Earnings

        Sun's earnings depend largely on the relationship between the yield on its interest-earning assets and its cost of funds. This relationship, known as the interest rate spread, is subject to fluctuation and is affected by economic and competitive factors which influence market interest rates, the volume and mix of interest-earning assets and interest-bearing liabilities, and the level of non-performing assets. Fluctuations in market interest rates affect customers' demand for products and services.

        During the year 2001, in response to a slowing economy, the Federal Reserve took action to reduce short-term interest rates by 550 basis points. The magnitude and time frame for this action were unprecedented. The continued slow economy prompted the Federal Reserve to reduce short-term interest rates by 50 basis points in 2002 and again by 25 basis points in the second quarter of 2003. Sun is asset sensitive, with its interest-bearing assets repricing more quickly than its interest-bearing liabilities in response to changes in interest rates. In a falling rate environment, net interest margin (net interest income expressed as a percent of average earning assets) tends to compress, and growth in net interest income tends to slow.

        Interest rates do and will continue to fluctuate, and Sun cannot predict future Federal Reserve actions or other factors that will cause rates to change.

Sun's Credit Risk Exposure Could Adversely Affect its Earnings and Financial Condition

        Commercial loans, including commercial real estate loans are typically subject to a higher credit risk than other types of loans, including residential real estate or consumer loans, because they usually involve larger loan balances to a single borrower and are more susceptible to a risk of default during an economic downturn. Because Sun's loan portfolio contains a significant number of commercial loans, the deterioration of one or a few of these loans may cause a significant increase in nonperforming loans. An increase in nonperforming loans could cause an increase in the provision for loan losses and an increase in loan charge-offs that could adversely affect Sun's results of operations and financial condition.

        In an attempt to mitigate loan and lease losses, Sun maintains an allowance for loan and lease losses based on, among other things, national and regional economic conditions, historical loss experience and delinquency trends. However, Sun cannot predict loan and lease losses with certainty, and Sun cannot assure you that charge-offs in future periods will not exceed the allowance for loan and lease losses. If Sun's allowance for loan and lease losses is not sufficient to cover actual loan and lease losses, Sun's earnings would decrease.

        In addition, regulatory agencies, as an integral part of their examination process, review Sun's allowance for loan and lease losses and may require additions to the allowance based on their judgment about information available to them at the time of their examination. Factors that require an increase in Sun's allowance for loan and lease losses could reduce its earnings.

Sun's Ability to Pay Dividends is Subject to Limitations

        Sun is a financial holding company and its operations are conducted by direct and indirect subsidiaries, each of which is a separate and distinct legal entity. Substantially all of Sun's assets are held by its direct and indirect subsidiaries.

        Sun's ability to pay dividends depends on its receipt of dividends from its direct and indirect subsidiaries. Its principal banking subsidiary, Sun Bank, is its primary source of dividends. Dividend payments from its banking subsidiaries are subject to legal and regulatory limitations, generally based on net profits and retained earnings, imposed by the various banking regulatory agencies. The ability of banking subsidiaries to pay dividends is also subject to their profitability, financial condition, capital expenditures and other cash flow requirements. There is no assurance that Sun's subsidiaries will be able to pay dividends in the future or that Sun will generate adequate cash flow to pay dividends in the future. Sun's failure to pay dividends on its common stock could have a material adverse effect on the market price of its common stock.

Sun is Exposed to Risks in Connection with the Loans it Makes

        A significant source of risk for Sun arises from the possibility that losses will be sustained because borrowers, guarantors and related parties may fail to perform in accordance with the terms of their loans. Loans may not be repaid for a variety of reasons including, the duration of the loan, the financial strength or weakness of the particular borrowers, interest rate changes and changes in the economy generally. While Sun has underwriting and credit monitoring procedures and credit policies, including the establishment and review of the allowance for loan losses, that it believes are appropriate to minimize this risk by assessing the likelihood of nonperformance, tracking loan performance and providing diversification of the loan portfolio, there can be no guarantee that these policies and procedures will prevent unexpected losses that could adversely affect Sun's results of operations and financial condition.

Future Acquisitions by Sun Could Dilute Your Ownership of Sun and May Cause Sun to Become More Susceptible to Adverse Economic Events

        Sun has acquired other companies with its common stock in the past and intends to acquire or make investments in banks and other complementary businesses in the future. Sun may issue shares of its common stock in connection with these potential acquisitions and other investments, which would dilute your ownership interest in Sun in the event that you receive consideration in the form of Sun common stock. While there is no assurance that these transactions will occur, or that they will occur on terms favorable to Sun, future business acquisitions could be material to Sun, and the degree of success achieved in acquiring and integrating these businesses into Sun could have a material effect on the value of Sun common stock. In addition, any such acquisition could require Sun to expend substantial cash or other liquid assets or to incur debt, which could cause Sun to become more susceptible to economic downturns and competitive pressures.

Sun will Depend Heavily on Sentry's Key Management Personnel to Operate Sentry Post-Closing of the Merger

        Immediately after completion of the merger, Sun expects that Sentry, as a subsidiary of Sun Bank, will employ the current employees of Sentry, including Charles E. Nelson, the current president and chief executive officer of Sentry, Carole Crist, Sentry's current executive vice president and chief operating officer and Randy L. Martin, Sentry's current senior vice president and employee benefits trust officer. After the merger is completed, Sentry's success will depend in part on its ability to retain these employees and to attract and retain additional qualified personnel who have experience in wealth management. Competition for qualified personnel is strong in Sun's market. Sun may not be successful in attracting or retaining the personnel its business requires. A failure to attract and retain qualified personnel will have a material adverse effect on Sun's financial condition and results of operations.

Sun's Operations are Concentrated in Central and Northeastern Pennsylvania

        Sun's operations are concentrated in central and northeastern Pennsylvania. As a result of the geographic concentration, Sun's results may correlate to the economic conditions in this area. A deterioration in economic conditions in any of this market area, particularly in the industries on which this geographic area depends, may adversely affect the quality of Sun's loan portfolio and the demand for Sun's products and services, and accordingly, Sun's results of operations and financial condition.

Sun Operates in a Highly Regulated Industry, which Limits the Manner and Scope of Sun's Business Activities

        Sun is subject to extensive supervision, regulation and examination by bank regulatory agencies. As a result, Sun is limited in the manner in which it conducts its businesses, undertakes new investments and activities and obtains financing. This regulatory structure is designed primarily for the protection of the deposit insurance funds and Sun's depositors and not to benefit its other creditors. This regulatory structure gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to capital levels, the timing and amount of dividend payments, the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes.

Changes in Laws, Government Regulation and Monetary Policy may have a Material Adverse Effect on Sun's Results of Operations

        Financial institution regulation has been the subject of significant legislation in recent years and may be the subject of further significant legislation in the future, none of which is within Sun's control. Significant new laws or changes in, or repeals of, existing laws, including with respect to federal and state taxation, may cause Sun's results of operations to differ materially. Further, federal monetary policy, particularly as implemented through the Federal Reserve, significantly affects credit conditions for Sun's affiliated banks, primarily through open market operations in U.S. government securities and the discount rate for bank borrowings and reserve requirements. A material change in any of these conditions would have a material adverse effect on Sun's results of operations and financial condition.

Sun Operates in a Highly Competitive Environment

        The banking and financial services business in Sun's market area continues to be a competitive field and is becoming more competitive as a result of several factors, including:

  •
  Changes in regulations;

  •
  Changes in technology and product delivery systems; and

  •
  The accelerating pace of consolidation among financial services providers.

        Sun competes for loans, deposits and customers with various bank and nonbank financial service providers, many of which are much larger in total assets and capitalization, have greater access to capital markets and offer a broader array of financial services. There can be no assurance that Sun will be able to compete effectively and its results of operations could be adversely affected by the nature or pace of change in competition.

Anti-takeover Defenses May Delay or Prevent Future Transactions

        The articles of incorporation and by-laws of Sun, among other things:

  •
  Divide the Sun Board of Directors into classes with directors of each class serving for a staggered three year period;

  •
  Permit the Sun Board of Directors to fill vacancies on its board of directors;

  •
  Restrict the ability of shareholders to call special meetings; and

  •
  No merger, consolidation, liquidation or dissolution of Sun, nor any action that would result in the sale or other disposition of all or substantially all of the assets of Sun, shall be valid unless first approved by the affirmative vote of the holders of at least 75% of the outstanding shares of common stock of Sun.

        These provisions could make the removal of incumbent directors more difficult and time-consuming and may have the effect of discouraging a tender offer or other takeover attempts not previously approved by Sun's Board of Directors. See "Comparison of Shareholder Rights" beginning on page 58.

CAUTIONARY STATEMENTS CONCERNING
FORWARD LOOKING STATEMENTS

        This proxy statement prospectus may be deemed to contain "forward looking" information. Examples of forward looking information include, but are not limited to:

  •
  Projections of or statements regarding future earnings, interest income, other income, earnings per share, asset mix and quality, growth prospects, capital structure, expense savings and other financial terms;

  •
  Statements of plans and objectives of management or the board of directors;

  •
  Statements of future economic or business performance; and

  •
  Statements of assumptions, such as economic conditions in the market areas served by Sun or Sentry and statements about Sentry or Sun and their respective businesses.

        The forward looking information can often be identified by the use of forward looking terminology such as "believes," "expects," "may," "intends," "will," "should," "anticipates," "projects," or the negative of any of the foregoing or other variations of these words or comparable terminology, or by discussion or strategy. Sun cannot assure that it will achieve the future results covered by the forward looking information. These statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from future results expressed or implied by forward looking information. Important factors that could impact operating results include, but are not limited to the risk factors discussed in "Risk Factors—Risks Associated with Sun," beginning on page 21 and the following:

  •
  The effects of changing economic conditions in both the market areas served by Sun or Sentry and the national and global economic environment;

  •
  Credit risks of commercial, real estate, consumer and other lending activities;

  •
  Significant changes in interest rates;

  •
  Changes in federal and state banking laws and regulations that could affect operations;

  •
  Sun's ability to integrate Sentry;

  •
  Funding costs; and

  •
  Other external developments that could materially affect Sun's business and operations.

        Sun and Sentry have not authorized anyone to give any information or to make any representations other than those contained in this proxy statement prospectus in connection with the solicitation of proxies or the offering of securities made in this proxy statement prospectus and, if given or made, you must not rely on any information or representation as having been authorized by Sun or Sentry. This proxy statement prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in the jurisdiction. Neither the delivery of this proxy statement prospectus nor any distribution of securities made under this proxy statement prospectus shall, under any circumstances, create an implication that there has been no change in the affairs of Sun or Sentry since the date of this proxy statement prospectus or that the information in this proxy statement prospectus is correct as of any time subsequent to its date.

        All information in this proxy statement prospectus concerning Sun and its subsidiaries has been furnished by Sun and all information concerning Sentry has been furnished by Sentry.

THE MEETING

Date, Time and Place

        The Sentry special meeting will be held at 785 Fifth Avenue, Chambersburg, Pennsylvania, 2:00 p.m., local time, on February 25, 2004.

Matters to be Considered at the Meeting

        At the meeting, the Board of Directors of Sentry will ask holders of Sentry common stock to consider and vote upon

  •
  the approval and adoption of the merger agreement;

  •
  a proposal to approve payments that would otherwise result in "parachute payments" to a "disqualified individual" (as each of those terms are defined and used in Section 280G of the Internal Revenue Code of 1986, as amended). Section 280G of the Internal Revenue Code of 1986, the disqualified individual and the nature of the payments are described more fully in this proxy statement prospectus;

  •
  the approval of the Sentry adjournment proposal, if necessary; and

  •
  other matters that may properly be brought before the meeting.

        The Board of Directors of Sentry has unanimously approved the merger agreement and recommends a vote FOR approval and adoption of the merger agreement, FOR approval of the "parachute payment", and FOR approval of the Sentry adjournment proposal.

Votes Required

        Approval of the merger agreement requires the affirmative vote of at least 66 2/3% of the outstanding shares of Sentry common stock. On January 19, 2004, 1,743,518 shares of common stock were issued and outstanding. Approval of the "parachute payment" to Charles E. Nelson, Sentry's president and chief executive officer, requires the affirmative vote of more than 75% of the outstanding shares of Sentry's common stock. All other matters to be voted on at the meeting require the affirmative vote of holders of a majority of the votes cast at the meeting.

        Each holder of shares of Sentry common stock outstanding on the Sentry record date, January 19, 2004, is entitled to one vote for each share held of record on each matter to be considered at the Sentry meeting.

        As of the record date, directors and executive officers of Sentry and their affiliates were entitled to vote 770,786 shares of Sentry common stock, which represented approximately 44% of the shares of Sentry common stock outstanding on the Sentry record date. Each Sentry director and executive officer has signed an agreement to vote the Sentry common stock so owned by him for approval and adoption of the merger agreement and payment of the "parachute payment."

        The Sentry directors and executive officers each executed a letter agreement to support the merger by:

  •
  Attending Sentry's shareholders meeting in person or by proxy and any adjournment of the meeting and voting shares over which the individual has control in favor of the merger agreement and the transactions contemplated thereby;

  •
  Agreeing not to directly or indirectly:

  •
  vote any of the shares or provide a consent with respect to such shares, or cause or permit any of the shares to be voted or consented to, in favor of any other merger, consolidation,

      plan of liquidation, sale of assets, reclassification or other merger involving Sentry which would have the effect of any person, other than Sun or an affiliate of Sun acquiring control over Sentry or any substantial portion of the assets of Sentry. "Control," for purposes of this provision, means (i) the ability to direct the voting of 10% or more of the outstanding voting securities of a person having ordinary voting power in the election of directors or in the election of any other body having similar functions or (ii) the ability to direct the management and policies of a person, whether through ownership of securities, through any contact, arrangement or understanding or otherwise.

    •
    sell or otherwise transfer any of the shares, or cause or permit any of the shares to be sold or otherwise transferred, (i) pursuant to any tender offer, exchange offer or similar proposal made by any person, other than Sun or an affiliate of Sun, (ii) to any person known by the undersigned to be seeking to obtain control of Sentry or any substantial portion of the assets of Sentry or to any other person, other than Sun or an affiliate of Sun, under circumstances where such sale or transfer may reasonably be expected to assist a person seeking to obtain such control or (iii) for the principal purpose of avoiding the obligations of the undersigned under the letter agreement.

        These restrictions relate to shares of Sentry owned individually, jointly with other persons, and any other shares of Sentry the individual subsequently acquires to the extent of his or her proportionate voting interest.

        The letter agreement relates only to the individual's capacity as a shareholder of Sentry and does not affect the individual's exercise of responsibilities and fiduciary duties as a director or officer of Sentry.

        As of the Sentry record date, Sun did not have voting power with respect to any shares of Sentry common stock in a fiduciary, custodian or agent capacity.

Voting, Revocation and Solicitation of Proxies

        Proxy holders will vote shares represented by all properly executed proxies received in time for the meeting in the manner specified.

        In the case of shares of Sentry, proxy holders will vote properly executed proxies that do not contain contrary voting instructions in favor of the merger agreement, in favor of the "parachute payment," and in favor of the Sentry adjournment proposal.

        Sentry intends to count shares of Sentry common stock present in person at the meeting but not voting, and shares of Sentry common stock for which they have received proxies but with respect to which holders of shares have abstained or not voted on any matter, present at the meeting for purpose of determining the presence of a quorum for the transaction of business.

        A broker cannot vote your shares with respect to the merger without specific instructions from you, the shareholder. Abstentions and broker non-votes relating to shares of Sentry common stock will not constitute or be counted as votes "cast," but will be counted for the determination of a quorum, for purposes of the meeting. Sentry does not expect any matter other than those referred to in this proxy statement prospectus to be brought before the meeting. If, however, other matters are properly presented for a vote, the persons named as proxies will vote in accordance with their judgment with respect to such to matters.

        The stock purchase warrants do not entitle the holder to any vote at the meeting. If you hold stock purchase warrants, you will not have any additional voting rights at the meeting beyond those that you will have if you own shares of Sentry common stock.

        If you sign your proxy but do not make any selections, you give discretionary authority to the proxy holder to vote on the proposals at the meeting. Also, every proxy gives the holder discretionary authority to vote on other matters that may arise at the meeting.

        If you execute a proxy, you can revoke it at any time up to the time of the vote on the issue. Unless revoked, shares represented by proxies will be voted at the meeting and at all adjournments or postponements of the meeting. Your attendance at the meeting will not revoke your proxy. Proxies may be revoked by:

  •
  Delivery of a notice of revocation or of a later-dated proxy to:

    David C. Cleaver
    Secretary
    Sentry Trust Company
    785 Fifth Avenue
    Chambersburg, Pennsylvania 17201

  •
  Submitting a duly executed proxy bearing a later date.

  •
  Your attendance at the meeting and your notification to the Secretary that you wish to vote your shares in person.

        If a quorum is not present at the beginning of the meeting, the Sentry Board of Directors intends to adjourn the meeting to another place and time without further notice to the shareholders. If for any other reason the Sentry Board of Directors believes additional time should be allowed to obtain proxies, the board may adjourn the meeting with a vote of a majority of the shares present.

        In connection with the solicitation of proxies, Sentry will:

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  Bear the cost of soliciting its proxies;

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  Reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses; and

  •
  If it so decides, solicit proxies personally or by facsimile or telephone.

Record Date

        On the record date January 19, 2004, 1,743,518 shares of Sentry common stock were issued and outstanding and held by approximately 153 holders of record. Common stock is the only issued and outstanding class of stock of Sentry. Except as shown on the table on page 67, Sentry's Board of Directors is not aware of any individual, entity or group that owns more than 5% of Sentry's common stock.

MATTER NO. 1
APPROVAL OF THE MERGER AGREEMENT

        In this section we describe the material terms and provisions of the proposed merger. A copy of the merger agreement that provides for the merger of Sun and Sentry is attached to this proxy statement prospectus as Appendix A and is incorporated herein by reference. This is only a discussion of material terms of the merger and we urge you to read the full text of the merger agreement. We urge all shareholders to read the agreement.

        The merger agreement provides that:

  •
  Sentry Trust Company will merge into Sun Interim Trust Company, a wholly-owned subsidiary of Sun;

  •
  Shareholders of Sentry will receive either $8.04 in cash, 0.401 shares of Sun common stock, or a combination of shares of Sun common stock and of cash for each share of Sentry common stock owned; and

  •
  Holders of stock purchase warrants for Sentry common stock will receive either $3.04 in cash, 0.152 shares of Sun common stock, or a combination of shares of Sun common stock and of cash for each stock purchase warrant owned.

        In addition, the merger agreement provides a mechanism to adjust the amount of cash consideration in the event that the cash election is oversubscribed. At least 60% of the consideration for shares of Sun common stock and stock purchase warrants must be in the form of Sun common stock. Therefore, if these limits are exceeded, you may receive significantly less cash than you elect to receive, or a different combination of cash and Sun common stock. See "What You Will Receive," beginning on page 34.

        As a result of the merger, Sun Interim Trust Company will change its name to Sentry Trust Company and Sun will contribute all of the outstanding stock of Sentry to Sun Bank, Sun's wholly-owned subsidiary, thereby making Sentry a subsidiary of the bank. The Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking will continue to regulate Sun Bank.

        The Board of Directors of Sentry has unanimously approved and adopted the merger agreement and believes the merger is in the best interests of Sentry, their shareholders, clients, employees and the community. The Board of Directors of Sentry has unanimously recommended that shareholders vote "FOR" approval of the the merger agreement.

Background of the Merger

        From time to time, Sentry's Board of Directors and management have reviewed Sentry's future prospects for asset and marketplace growth. The board and management considered the viability of continued independent operations in accordance with its business plan, with a view to the long-term best interests of Sentry, its shareholders, clients, employees and community.

        Patriot Federal Credit Union, Sentry's largest shareholder, is required by federal regulators to divest itself of the Sentry securities that it owns. This divestiture brought many interested financial institutions to Sentry inquiring as to a sale of Sentry. Although the Board of Directors of Sentry had not made a determination as to a possible sale of Sentry, the Board of Directors authorized the Chairman of the Board and management to meet with interested parties with similar cultures.

        During 2002, the Chairman of the Board of Sentry and Sentry's President and Chief Executive Officer met with one company that had expressed an interest in acquiring Sentry. This company was a regional commercial bank holding company with assets in excess of $1 billion. On at least nine occasions the Chairman of the Board, the President and Chief Executive Officer, and a number of directors of Sentry met with the president and chief executive officer of this regional bank holding company. In November of 2002, Sentry received a letter from this company indicating that it had decided not to continue discussions or pursue a potential transaction with Sentry.

        On two occasions, in late 2002, and one occasion in early 2003, the Chairman of the Board and the President and Chief Executive Officer of Sentry met with the chairman and president of another regional financial institution with assets in excess of $3 billion. Sentry decided not to pursue any further discussions with this party.

        On February 7, 2003, Sidney M. Palmer, Chairman of Sentry, Charles E. Nelson, President and Chief Executive Officer of Sentry, and Darrell Brechbill, Director of Sentry, met with Robert J. McCormack, President and Chief Executive Officer of Sun, Robert A. Hormell, Chairman of Sun, and Sandra J. Miller, Assistant Secretary, Executive Vice President and Chief Banking Officer of Sun. At this meeting, each company's strengths, opportunities, product offering and geographic market area were discussed. The benefits of a prospective merger between Sentry and Sun were also discussed. Initial discussions concerning transaction pricing and consideration composition were held. These discussions included a general discussion concerning the aggregate and per share value of Sentry and possible allocation of the consideration between Sun common stock and cash.

        On February 10, 2003, Mr. Nelson, Mr. McCormack and Wilmer D. Leinbach, Executive Vice President and Chief Financial Officer of Sun, met at Sun's headquarters to discuss the possibility of a merger between Sentry and Sun. The employment contracts of Mr. Nelson, Carole L. Crist, Executive Vice President and Chief Operating/Investment Officer of Sentry, and Randy L. Martin, Senior Vice President of Sentry, were discussed.

        The board and management considered maintaining significant autonomy after any contemplated merger of Sentry an issue of paramount importance. On February 11, 2003, Messrs. Palmer, Nelson and McCormack met to discuss autonomy issues and financial issues concerning a prospective business combination. After an in depth discussion of autonomy and operational issues including Sentry's status as a wholly-owned subsidiary of Sun, the role of the Sentry Board of Directors after the consummation of the merger, the role of Sentry's executive committee, board seats for Sentry representatives on the Sun and Sun Bank boards, the parties discussed financial issues including aggregate merger consideration, per share pricing of Sentry common stock and stock purchase warrants, the treatment of outstanding Sentry employee stock options and the allocation of Sun common stock and cash in the merger. Future due diligence activities by both parties was also discussed. In addition, Sun's strategic plan and Sentry's contribution to the strategic plan were discussed by the parties.

        On March 21, 2003, John M. Reber, Vice President, Risk Management/Loan Review Officer of Sun, Annette Sarsfield, Vice President, Human Resources and Marketing of Sun, and Brian Knepp, Vice President and Controller of Sun, met with Mr. Nelson and Ms. Crist at Sentry's headquarters to perform preliminary due diligence. At this meeting, the parties entered into a confidentiality agreement.

        On March 25, 2003, Messrs. Palmer, Nelson, Hormell, McCormack, and Ms. Miller met with representatives of Shumaker Williams, P.C., Sentry's legal advisor, to discuss whether Sentry was interested in a merger with Sun. Numerous aspects of the merger were discussed, including: strategic vision of the combined companies, structure of the merger, merger value and pricing, the allocation of consideration between Sun common stock and cash, the treatment of outstanding stock purchase warrants and employee stock options, post consummation operations, the role of the Sentry Board of Directors, and representation of Sentry on the Sun and Sun Bank boards of directors.

        On March 26, 2003, at a meeting of Sentry's Board of Directors, Messrs. McCormack, Leinbach and Bixler presented proposed terms of a prospective merger between Sentry and Sun.

        On April 18, 2003, Messrs. Palmer and Nelson and Ms. Crist met with Mr. McCormack and Ms. Miller to discuss the post-merger roles with the surviving trust company of Mr. Nelson, Ms. Crist and Mr. Martin and their respective employment contracts.

        Between April 1, 2003 and April 23, 2003, numerous telephone conversations occurred between Sun's counsel and Sentry's counsel concerning proposed deal terms.

        On April 23, 2003, the Sentry Board of Directors convened to consider the merger with Sun. Garland McPherson & Associates, Inc., Sentry's financial advisor, made a presentation to the Sentry board on the proposed merger with Sun, reviewed the current financial services company merger environment and the results of various financial analyses that Garland, McPherson & Associates had prepared in connection with the proposed merger. Garland McPherson & Associates then delivered its opinion that the proposed acquisition consideration in the form of $8.04 in cash or 0.401 shares of Sun common stock was fair to Sentry shareholders from a financial point of view. A copy of Garland McPherson & Associates' fairness opinion is included as Appendix C to this proxy statement prospectus.

        In addition, the results of Sentry's due diligence on Sun were discussed by the Sentry Board of Directors. Sentry's legal advisor briefed the board of directors on final negotiations regarding the merger agreement and related matters. The board of directors, with Sentry's legal advisor, reviewed in detail the merger agreement and its terms.

        Following a thorough discussion of the terms of the merger agreement, the structure of the merger, the financial aspects of the merger, the non-financial aspects of the merger and other items related to the proposed merger, the Sentry board determined that the merger was in the best interests of Sentry, its shareholders, clients, employees and community, and the board unanimously approved the proposed merger.

Sun Reasons for the Merger

        From time to time, Sun has reviewed its strategic plan to analyze the asset and wealth and trust business divisions of Sun Bancorp, Inc. After reviewing the strategic plan and the performance of the Sun Trust Division, Sun concluded that its alternatives or options in this line of business were to either exit from the business or grow the business line in a fundamental way.

        Thereafter, Sun explored a number of methods to expand its trust business, including the hiring of additional personnel, enhanced market activities, or acquisitions of other companies. After reviewing available acquisition alternatives, Sun concluded that the acquisition of a stand-alone trust company with significant assets under management, depth of personnel, brand name recognition, depth of management, business experience, prospective cost savings, successful back room operations, and knowledge of the industry was the preferred alternative.

        After reviewing companies both in and outside Sun's immediate geographic area, Sun concluded that Sentry was a possible candidate for a business combination since it believed that it could successfully integrate Sun's current trust and asset and wealth department with Sentry's present operations, have the combined business managed by Sentry's experienced personnel and achieve cost savings.

        In reaching its decision to approve the merger, the Sun Board of Directors considered a number of factors, including:

  •
  Sun's long-term strategic plan to enhance earnings and provide financial product diversification. Sentry offers financial services not offered by Sun. The board believed that the merger will allow Sun to enhance its earnings in the long-term by offering additional trust services, such as financial advisory and employee benefit products.

  •
  The cost savings to Sentry as a result of Sun providing substantial funding for the growth of Sentry's operations with its lower costs of funds thereby resulting in lower debt cost to Sentry as a subsidiary of Sun and the higher potential earnings to Sun subsequent to the merger's effective date. The board believed that a significant potential for costs savings would exist by Sun being able to serve as a source of cheaper capital for Sentry as its subsidiary than is otherwise available to Sentry, which would enable Sun to enlarge its business while enhancing its earnings.

  •
  The commitment of Sentry's senior management to remain with Sun following the acquisition. The board believed that the commitment of Sentry's senior management to remain with Sun following the acquisition would allow for a smooth transition and increase the likelihood of the achievement of many of the benefits of the merger.

        The board also believed that the merger represented an attractive opportunity to acquire access to additional financial expertise and specialized services, especially by expanding its trust services and broadening its geographic market area.

        The discussion and factors considered by Sun's board is not intended to be exhaustive, but includes all material factors considered. In approving the merger agreement, Sun's board did not assign any specific weight or priority to any of the foregoing factors but each of the factors supported the board's decision to approve the merger.

Recommendation of the Sentry Board of Directors and Reasons for the Merger

        The Sentry Board believes that the merger provides an important opportunity for growth by combining with a well-managed financial institution and that the merger is fair from a financial point of view to its shareholders. The Sentry Board has unanimously approved the merger agreement and unanimously recommends that Sentry shareholders vote "FOR" approval and adoption of the merger agreement.

        At its meeting on April 23, 2003, the Sentry Board of Directors unanimously determined that the merger with Sun was in the best interest of Sentry, its shareholders, clients, employees and the community it serves. In the course of reaching its decision to approve the merger agreement with Sun, the Sentry Board of Directors consulted with Shumaker Williams, P.C., its legal advisor, and Garland McPherson & Associates, its investment banker.

        In reaching these conclusions the Sentry Board considered many of factors, including the following:

  •
  Autonomy. The Sentry Board considered the maintenance of Sentry's operational autonomy following the merger to be a very favorable factor. The Sentry Board considered that the merger would bring an opportunity to expand Sentry's reach into a broader geographic market area, while increasing operating efficiencies through the merger with a financial institution of Sun's size.

  •
  Financial Terms. The Sentry Board considered the financial terms of the proposed merger. Shareholders would receive $8.04, 0.401 shares of Sun common stock or a combination of cash and stock for each share of Sentry stock held, as consideration in the merger. The Sentry Board found the consideration offered attractive because $8.04 per share seemed favorable relative to other recent transactions especially in light of the fact that Sentry will maintain its operational autonomy after the merger. The Sentry Board considered the presentation of Garland McPherson & Associates at the April 23, 2003 meeting, concerning the financial terms of the proposed merger. Among other comparisons and financial reports, Garland McPherson & Associates presented an analysis of comparable transactions, a discounted cash flow analysis, a pro forma merger analysis and a shareholder impact analysis, which analyses the board considered favorable.

  •
  Liquidity. Sun trades on the Nasdaq under the symbol "SUBI." The Sentry Board found the enhanced liquidity associated with Sun's common stock, compared with the limited trading market of Sentry's common stock, to be a favorable factor in their analysis, because shareholders will be able to trade company stock more easily after the merger.

  •
  Dividends. Sun's history of paying cash dividends on its common stock was a factor that the Sentry Board found favorable. The advantage to shareholders of Sun's dividend income, in addition to increased liquidity, was considered important to the Sentry Board. The Sentry Board considered whether Sentry, as an independent enterprise, could produce the earnings necessary to result in a value comparable to the value to be received in the merger and determined that Sun's current dividend payment exceeds Sentry's potential in the near term.

  •
  Review of Sun's Operations and Culture. The Sentry Board and Sentry's management performed extensive review of Sun. As a part of it's due diligence review, Sentry reviewed Sun's business, operations, financial condition, earnings and prospects. In addition to its due diligence review of Sun, Sentry considered that the two companies have similar and compatible philosophies about banking, financial performance and shareholder value. The ability of Sentry to affiliate with a larger company that has a fundamentally similar culture and business philosophy was considered favorable by the Sentry Board. The similar cultures would enhance the opportunities for growth of both Sentry and Sun. The Sentry Board also considered its belief that the managements of Sentry and Sun have similar and compatible philosophies about banking, trust services and the delivery of financial performance and shareholder value. The companies' shared vision of the future would together allow Sentry to grow beyond its current geographic market area and customer base through a merger with a company with a complementary line of business.

  •
  Financial Data. The Sentry Board considered Sentry's current condition and historical operating results as a non-publicly traded independent trust company and the effects of a merger with

  Sun, including the increased earning potential, favorable, with the exception of Sun's borrowings from the Federal Home Loan Bank Board, which the board viewed as unfavorable, because the interest cost of the borrowings with the FHLBB has the potential to reduce Sun's earnings.

  •
  Capital. The increased availability of capital to allow Sentry to grow its assets and market share was also considered a favorable factor. The Sentry Board also considered Sentry's ability to pursue larger customer relationships as a result of the enhanced capital base resulting from the merger.

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  Product Expansion. The Sentry Board considered the potential expansion of products that Sentry will be able to deliver to its customer base as a result of a merger with a larger financial institution to be a favorable factor. The Sentry Board took into account information about Sun's approach to its customers, which the Sentry Board believes will translate to advantageous growth in customer relationships after the merger.

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  Management. The commitment by Sun to the senior management of Sentry to remain with the company following the merger was considered a favorable factor. Sentry's confidence in the experience and expertise of Sentry's present management made the continuity of the trust company's management an advantage going forward into new markets following the prospective merger.

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  Tax Consequences. The expected qualification of the merger as a reorganization under Section 368 of the Internal Revenue Code was considered a favorable factor, because the tax consequences to the combined entity would not have the negative impact of a taxable merger transaction.

        From Sentry's standpoint, the merger represents an attractive opportunity to maximize shareholder value and provide liquidity to shareholders while maintaining its trust services business and providing for its future growth.

        The foregoing list of factors considered by the Sentry Board of Directors is not exhaustive but does include all material factors considered by the board. The board did not quantify or assign any relative or specific weights to the various factors that it considered. Rather, the Sentry Board of Directors based its recommendation on the totality of information presented to it. In addition, individual members of the board may have given differing weights to different factors.

Effect of the Merger

        If the merger is consummated, Sun will acquire Sentry through a merger of Sentry into Sun Interim Trust Company. Sun will exchange cash, shares of Sun common stock or a combination of cash and shares for the issued and outstanding shares of Sentry common stock and stock purchase warrants for Sentry common stock.

What You Will Receive

        Shares of Sentry common stock that you hold at the time of the merger will automatically be converted into the right to elect to receive cash, Sun common stock, or a combination of cash and Sun common stock. An election form is enclosed with these materials and must be returned to Sentry, by 2:00 p.m., local time, February 25, 2004. Subject to the restrictions described below, you may elect to receive in exchange for each of your shares of Sentry stock, either:

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  $8.04;

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  0.401 shares of Sun common stock; or

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  a combination of shares of Sun common stock and of cash.

        You may choose to exchange some or all of your shares for cash and some or all of your shares for Sun common stock. However, as described below, you may not receive the exact amount of cash or stock you elect.

        If you also hold stock purchase warrants for shares of Sentry common stock, subject to the restrictions described below, you may elect to receive in exchange for each of your stock purchase warrants, either:

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  $3.04

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  0.152 shares of Sun common stock; or

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  a combination of shares of Sun common stock and of cash.

        In order to receive the consideration in exchange for your stock purchase warrants, you must irrevocably agree to the cancellation of your rights under the stock purchase warrant and agree to send any stock purchase warrants that you own to the exchange agent, in accordance with instructions to be provided to you by Sun, in the event all conditions with respect to the merger are satisfied or waived. Sun may, in its discretion, elect not to consummate the merger in the event that the stock purchase warrant holders exchange less than all of the stock purchase warrants.

        Under the terms of the merger agreement, at least 60% of the total consideration payable to Sentry securityholders will be paid in Sun common stock. The parties agreed that Sun would pay cash consideration for up to 40% of the Sentry common stock and cash consideration for up to 40% of the stock purchase warrants.

        Accordingly, after Sentry securityholder elections have been tabulated, the elected amounts of cash or stock may be subject to reduction to achieve a mix of consideration to Sentry securityholders that consists of a minimum of 60% in Sun common stock and a maximum of 40% in cash for the Sentry common stock and stock purchase warrants, respectively. Patriot Federal Credit Union, under the terms of the merger agreement was required to elect and receive cash as consideration for exchanging all of its Sentry common stock and stock purchase warrants. As of January 19, 2004 Patriot owns 304,278 shares of Sentry common stock and 248,750 stock purchase warrants. Therefore, the amount of cash that Sentry securityholders (other than Patriot) receive in the merger may vary substantially from the consideration they elect to receive.

        If you do not make a valid election for cash or stock consideration, Sun will allocate Sun common stock as the form of consideration to be received by you subject to the terms of the merger agreement. This allocation will minimize the impact of the allocation procedure on those securityholders who do make an election.

        In addition, Sun will not issue fractional shares of Sun common stock to Sentry shareholders. If you are otherwise entitled to receive a fractional share of Sun common stock you will instead receive cash.

Stock Options

        As of the record date for the special meeting, various directors, officers and employees of Sentry held options to purchase a total of 86,850 shares of Sentry common stock, all granted under Sentry's stock option plans. When the merger takes place, each Sentry stock option still outstanding will cease to be a right to purchase shares of Sentry common stock and will be converted automatically into an option to purchase 0.401 shares of Sun common stock.

Opinion of Sentry's Financial Advisor

        The fairness opinion of Sentry's financial advisor, Garland McPherson & Associates, Inc. is described below. The description contains projections, estimates, and/or other forward-looking statements about the future earnings or other measures of future performance of Sun and Sentry. Such forward-looking statements are subject to various risks and uncertainties and may be affected by numerous factors that may cause the actual results achieved by the institution to differ materially from those in these forward-looking statements. These include, but are not limited to, local economic conditions, competition, inflation, interest rates, legislation and government regulations. Garland McPherson & Associates has reviewed and consented to the following description relating to its opinion as having been made or adopted by Sentry. The amount of consideration to be paid in the merger was arrived at through arms-length negotiations between Sun and Sentry. Garland McPherson & Associates did not participate in the negotiations.

        Sentry's board of directors retained Garland McPherson & Associates on March 27, 2003 as its financial advisor in connection with Sentry's consideration of a possible business combination with Sun. In connection therewith, the Sentry board requested Garland McPherson & Associates to render its opinion as to the fairness, from a financial point of view, of the consideration to the holders of Sentry common stock. At the April 23, 2003 meeting at which Sentry's board considered and approved the merger agreement, Garland McPherson & Associates delivered to Sentry's board both its oral and written opinion that as of such date, the consideration was fair, from a financial point of view, to the holders of Sentry's common stock.

        Garland McPherson & Associates is a regional investment banking firm and was selected by Sentry based on the firm's reputation and experience in investment banking, its extensive experience and knowledge of the Pennsylvania financial services market, and its recognized expertise in the valuation of businesses, particularly financial services businesses. Garland McPherson & Associates, as part of its investment banking and consulting business, is routinely engaged in the valuation of financial services companies and their securities in connection with mergers and acquisitions and the determination of adequate consideration in such mergers.

        The full text of Garland McPherson & Associates' opinion dated as of January 26, 2004 sets forth the assumptions made, procedures followed, matters considered and limits in the review undertaken is attached as Appendix C to this proxy statement prospectus. The description of Garland McPherson & Associates' opinion is qualified in its entirety by reference to Appendix C. Garland McPherson & Associates' opinion is provided for the information of Sentry shareholders because it was provided to the Sentry Board in connection with its consideration of the merger.

        In developing its opinion, Garland McPherson & Associates reviewed and analyzed information relating to the financial and operating history and future prospects for Sentry and Sun. This analysis included a review of the following:

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  the Registration Statement filed on Form S-4, of which this proxy statement prospectus is a part;

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  the merger agreement;

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  financial and other data that are publicly available or provided to it by Sentry and Sun;

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  certain financial and operation information relating to the financial services industry in general;

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  the respective history of dividends paid by the two institutions;

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  an evaluation of the future prospects for the affiliated institutions;

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  terms and conditions of comparable merger transactions; and

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  such other financial studies, analyses and investigations as it deemed appropriate.

        In rendering its opinion, Garland McPherson & Associates conducted discussions with members of senior management of Sentry and Sun concerning their respective businesses and prospects. Garland McPherson & Associates has not independently verified the information reviewed by it (either publicly available or provided to it by Sentry and Sun) and, in rendering its opinion, relied upon the information as being complete and accurate in all material respects.

        In rendering its opinion, Garland McPherson & Associates assumed that the allowance for loan losses indicated on the balance sheet of Sun, as of June 30, 2003, is adequate to cover any losses. Garland McPherson & Associates has not independently reviewed the loan files or the securities portfolio of Sun, nor did it make an independent valuation or appraisal of the assets and liabilities of Sentry and Sun.

        Garland McPherson & Associates assumed that in the course of obtaining the necessary regulatory approvals for the merger, no restrictions will be imposed on Sun that would have a material adverse effect on the contemplated benefits of the merger to Sentry. Garland McPherson & Associates further assumed that no change would occur in applicable law or regulation that would cause a material adverse change in the prospects or operations of Sun after the merger.

        In arriving at its opinion, Garland McPherson & Associates performed a variety of financial analyses, which Garland McPherson & Associates believes must be considered as a whole and that consideration of portions of such analyses creates an incomplete view of Garland McPherson & Associates' opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. Accordingly, the following is a summary of selected analyses considered by Garland McPherson & Associates in connection with its opinion letter.

Comparable Merger Analysis

        Garland McPherson & Associates applied various pricing multiples, which it understands are relevant for trust companies to assess the value of Sentry as an acquisition candidate. These pricing multiples include Price/Assets Under Management, Price/Revenues and Price/Earnings Before Interest,

Taxes, Depreciation and Amortization adjusted for securities mergers and items of a non-recurring nature ("Adjusted EBITDA"). This analysis produced the following range of values:

	Valuation Range
	Low End	High End
Multiple of Adjusted EBITDA:
2002 Adjusted EBITDA Per Share	$0.26	$0.26
EBITDA Multiple	5.0	9.0

Indicated Value	$1.30	$2.34

2003 Projected EBITDA Per Share	$0.30	$0.30
EBITDA Multiple	5.0	9.0

Indicated Value	$1.50	$2.70

Multiple of Revenues:
2002 Revenue	$1.40	$1.40
Revenue Multiple	0.5	1.0

Indicated Value	$0.70	$1.40

Multiple of Assets Under Management:
Assets Under Management at March 31, 2003	$222.50	$222.50
Assets Under Management Multiple	0.3%	1.0%

Indicated Value	$0.67	$2.23

        Garland McPherson & Associates believes that these multiples understate the value of Sentry given that they fail to consider that Sentry is fully staffed for growth and has a very strong capital position and substantial liquidity. Therefore, Garland McPherson & Associates relied primarily on the discounted cash flow approach in its evaluation of Sentry.

Discounted Cash Flow Analysis

        Garland McPherson & Associates conducted discounted cash flow analysis to estimate the value of Sentry as an acquisition target. Earnings enhancements that could result after the merger were estimated based on conversations with management of Sentry. These enhancements relate primarily to internal growth in assets under management, cross-sell potential to Sun's customer base, and staffing and other expense reductions. Based on these enhancements, Garland McPherson & Associates projected the future earnings and cash flows that Sentry could generate over the next five years under various scenarios. In addition, Garland McPherson & Associates estimated the terminal value of Sentry at the end of the five-year period by multiplying Sentry's projected earnings in the fifth year of the forecast horizon by a price/earnings ratio of 13.0.

        The projected cash flows and terminal values of Sentry were discounted by employing rates ranging from 14% to 16% to produce a valuation range for Sentry (see table below). These discount rates were selected to reflect the risk inherent in a company such as Sentry. The fact that the merger consideration exceeds the valuation range gives support that the merger consideration is fair, from a financial point of view, to Sentry shareholders.

	Discount Rates
Discount Rates
	14.0%	15.0%	16.0%
Optimistic Scenario (Earnings 10% > Moderate Scenario)
Present Value	$12,293	$11,775	$11,282
Present Value Per Share	$6.33	$6.14	$5.95
Moderate Scenario
Present Value	$11,102	$10,631	$10,182
Present Value Per Share	$5.89	$5.71	$5.54
Conservative Scenario (Earnings 10% < Moderate Scenario)
Present Value	$9,911	$9,486	$9,082
Present Value Per Share	$5.44	$5.29	$5.13

Pro Forma Merger Analysis

        To further aid in developing its opinion regarding the proposed merger, Garland McPherson & Associates conducted shareholder impact analysis. This analysis computed the impact of the proposed merger as it relates to a hypothetical holder of 1,000 shares of Sentry common stock in terms of value, earnings, book value and dividends per share on a pro forma basis as of March 31, 2003 for Sun and December 31, 2002 for Sentry, with earnings data being computed on a trailing twelve month basis. The following table sets forth the results of this analysis:

SENTRY TRUST COMPANY
SUN BANCORP, INC.
SHAREHOLDER IMPACT ANALYSIS
HYPOTHETICAL OWNER OF 1,000 SENTRY SHARES RECEIVING STOCK
SENTRY AS OF 12/31/02
SUN AS OF 3/31/03

	Before Merger	After Merger
Consideration Analysis:
Assumed Sun Trading Price		$20.00
Shares Owned	1,000	401

Value of Sun Shares Received		$8,020

Diluted Earnings Per Share Analysis (Trailing 12 Months):(1)(2)
Shares Owned	1,000	401
Diluted Earnings Per Share	0.05	0.91

Diluted Earnings Per Share	$50.00	$364.91

$ Increase/(Decrease)		$314.91
% Increase/(Decrease)		529.8%
Core Earnings Analysis (Trailing 12 Months):(1)(3)
Shares Owned	1,000	401
Core Operating Earnings Per Share	0.10	0.72

Aggregate Core Operating Earnings	$100.00	$288.72

$ Increase/(Decrease)		$188.72
% Increase/(Decrease)		188.7%
Tangible Book Value Per Share Analysis:(1)(4)
Shares Owned	1,000	401
Tangible Book Value Per Share	5.75	7.56

Aggregate Tangible Book Value	$5,714.31	$3,020.49

$ Increase/(Decrease)		$(2,693.82)
% Increase/(Decrease)		-47.1%
Dividend Analysis (Trailing 12 Months):
Shares Owned	1,000	401
Dividends Per Share	—	0.66

Aggregate Dividends	$—	$265.32

$ Increase/(Decrease)		$265.32
% Increase/(Decrease)		NM

(1)
Pro forma combined data assumes that 60% of the consideration to be paid for Sentry common stock and warrants is in the form of Sun common stock.

(2)
Before consideration of any amortization of intangibles or funding costs associated with the merger.

(3)
Core earnings were computed by adjusting net income for $23,000 of after tax securities losses and $83,000 of after tax professional fees for Sentry and approximately $1.3 million of after tax securities gains for Sun. Pro forma combined core earnings reflect the foregoing plus $218,000 of estimated after tax funding costs associated with the cash portion of the merger consideration and $57,000 of after tax estimated amortization of identifiable intangible assets associated with the merger.

(4)
Tangible book value was computed by reducing total equity by approximately $1.1 million of intangible assets for Sentry and approximately $23.3 million of intangible assets for Sun. Pro forma tangible book value after the merger was estimated by reducing pro forma combined total equity by approximately $32.1 million of pro forma combined intangible assets.

        No company, however, used in any of Garland McPherson & Associates' analyses is identical to Sun or Sentry and no transaction is identical to that contemplated by the merger agreement. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that would affect the public trading values of the company or companies to which they are being compared.

Conclusion

        Based on the analyses conducted by Garland McPherson & Associates, it is their opinion as of the date of this proxy statement prospectus, that the proposed Sun consideration to be received is fair, from a financial point of view, to the shareholders of Sentry. Garland McPherson & Associates' opinion is directed only to the fairness of the consideration to be received by Sentry shareholders and does not constitute a recommendation as to how such shareholders should vote relative to this merger.

Compensation of Garland McPherson & Associates

        Sentry and Garland McPherson & Associates entered into an engagement agreement relating to the financial advisory services to be provided by Garland McPherson & Associates in connection with the merger. Sentry agreed to pay Garland McPherson & Associates a cash fee of $15,000 upon execution of the engagement agreement. In addition, Sentry agreed to pay $7,000 to Garland McPherson & Associates upon delivery of the initial fairness opinion to Sentry. Sentry agreed to reimburse Garland McPherson & Associates for any reasonable out-of-pocket expenses incurred by Garland McPherson & Associates in performing its financial advisory services. Sentry has agreed to indemnify Garland McPherson & Associates for all liabilities that may arise in connection with the performance of its financial advisory services, except for any liability resulting primarily from Garland McPherson & Associates' promulgation of a willful untruth, bad faith acts, or negligence.

        Garland McPherson & Associates previously provided financial advisory services to Sentry with regard to merger discussions that Sentry held with another financial institution prior to commencing negotiations with Sun and received compensation in the amount of $25,000 for these services. Garland McPherson & Associates has had no association with Sentry other than these two engagements.

Effective Date of the Merger

        The effective date of the merger will occur on the last business day of the calendar month following the satisfaction or waiver of all conditions to completion of the merger specified in the merger agreement. Sentry and Sun may also mutually agree on a different date. Sun and Sentry presently expect the effective date to occur prior to February 28, 2004.

Exchange of Sentry Securities

        On the effective date, each outstanding share of Sentry common stock will convert into the right to receive $8.04 cash, 0.401 shares of Sun common stock or a combination of cash and shares of Sun common stock. If you own stock purchase warrants for shares of Sentry common stock, you will have the right to exchange your stock purchase warrants for $3.04 cash, 0.152 shares of Sun common stock or a combination of cash and shares of Sun common stock.

        You must deliver a properly executed election form to Sentry, by 2:00 p.m. Eastern Time, the day of the special meeting. Your election form is included in these materials. You must indicate the form of consideration you would like to receive for your Sentry common stock and stock purchase warrants.

        After the effective date, you will receive instructions from Sun explaining the procedures for you to follow in sending your share certificates and stock purchase warrants that you own to the exchange agent (which will be selected by Sun). You will not receive the Sun common stock into which your Sentry shares are converted or stock purchase warrants are exchanged unless you submit the Sentry stock certificates and stock purchase warrants that you own in accordance with the instructions. You must exchange your Sentry stock certificates and stock purchase warrants, if any, to receive the dividends, if any, that are paid to you as a Sun shareholder after the effective date. After receipt of the certificates, stock purchase warrants, transmittal forms and other documents as may be requested by Sun or the exchange agent, you will be able to surrender or exchange your certificates for Sentry common stock or stock purchase warrants and you will receive in exchange certificates representing that number of whole shares of Sun common stock to which you are entitled. After closing of the merger, and provided that you have submitted all Sentry stock certificates and stock purchase warrants that you own in accordance with the applicable instructions, the exchange agent will deliver a check for your portion of the cash consideration, if any. No interest will be payable on the merger consideration or dividends, if any, regardless of any delay in making payments.

        For all other purposes, however, each certificate that represents shares of Sentry common stock outstanding at the effective date of the merger will evidence ownership of the shares of Sun common stock into which those shares are converted as a result of the merger. If less than all of the holders of the stock purchase warrants exchange their stock purchase warrants for the consideration offered by Sun in connection with the merger, Sun may, at its discretion, choose not to consummate the merger. Neither Sun nor Sentry will have liability for any amount paid in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

Business Pending the Merger

        Sentry has agreed to conduct its business in the usual, regular and ordinary course, consistent with past customary business practices, pending the merger except as consented to by Sun in writing. Among other things, it will:

  •
  Not amend its articles of incorporation or bylaws;

  •
  Maintain all of its structures, equipment and other real property and tangible personal property in good repair, order and condition;

  •
  Maintain its books of account, financial statements and other financial records in accordance with GAAP;

  •
  Use all reasonable efforts to preserve or collect all claims and causes of action belonging to Sentry; and

  •
  Keep all insurance policies carried by Sentry as of the date of the merger agreement in full force and effect.

        In addition, Sentry will:

  •
  Not enter into or assume any material contract, incur any material liability or obligation, make any material commitment, acquire or dispose of any property or asset or engage in any merger or subject any of its properties or assets to any material lien, claim, charge or encumbrance of any kind;

  •
  Not declare, set aside or pay any dividend or make any other distribution in respect of its common stock;

  •
  Not authorize, purchase, issue, transfer or sell (or authorize, issue or grant options, warrants or rights to purchase or sell) any shares of its common stock or any other of its equity or debt securities or any securities convertible into its common stock;

  •
  Not increase the rate of compensation of, pay a bonus or severance compensation to, enter into any employment, severance, deferred compensation or other agreement with any of its officers, directors, employees or consultants; except for normal individual increases in compensation, and/or payments of incentive compensation and/or bonuses, to employees in accordance with established employee plans, policies and/or procedures of Sentry in the ordinary course of business and consistent with customary past practice;

  •
  Not change the presently outstanding number of shares or effect any capitalization, reclassification, stock dividend, stock split or like change in capitalization;

  •
  Not enter into or substantially modify (except as may be required by applicable law) any pension, retirement, stock option, stock warrant, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, severance, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, or plan or arrangement, or any trust agreement related thereto, in respect to any of its directors, officers, or other employees;

  •
  Not enter into any related party transaction except transactions relating to extensions of credit made in accordance with all applicable laws, regulations and rules and in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable arm's length transactions with others that do not involve more than the normal risk of collectibility or present other unfavorable features;

  •
  Not merge with or into, or consolidate with, or be purchased or acquired by, any other corporation, financial institution, entity or person (or agree to any transaction, consolidation, affiliation, purchase or acquisition) or permit (or agree to permit) any other corporation, financial institution, entity or person to be merged with it or consolidate or affiliate with any other corporation, financial institution, entity or person; acquire control over any other firm, financial institution, corporation or organization or create any subsidiary; acquire, lease, sell, convey, transfer or dispose (or agree to acquire, liquidate, sell or dispose) of any assets or any rights, other than in the ordinary course of business and consistent with prior practice;

  •
  Not solicit or encourage inquiries or proposals with respect to, furnish any information relating to, initiate, engage in discussions or participate in any negotiations concerning any acquisition or purchase of all or a substantial equity interest or portion of its assets or any business combination with it, or concerning the fact of, or the terms and conditions of, the merger agreement, or authorize or permit any officer, director, employee, agent, consultant, counsel, affiliate or other representative to do any of the above except that officers of Sentry may respond to inquiries from regulatory authorities and holders of Sentry common stock in the ordinary course of business; and

  •
  Not take any action that would result in the failure of the merger to qualify as a tax-free reorganization.

Material Contracts

        Other than as described below, there have been no material contracts or other transactions between Sentry and Sun since the signing of the merger agreement. Further, there have not been any material contracts, arrangements, relationships or transactions between Sentry and Sun during the past five years, other than in connection with the merger agreement and as described in this proxy statement prospectus.

        On June 3, 2003, Sentry entered into an Interim Trust Management Agreement with Sun Bank. The management agreement provides that Sentry will provide the bank with interim management support for the bank's trust and investment services. In return for providing these services, Sentry will receive from the bank a monthly fee of $1,500, additional fees based on hourly rates ranging from $40 to $75 for time spent by Sentry employees performing services pursuant to the management agreement, and reimbursement for mileage. The bank is responsible for all administrative and operational costs incurred as a result of the management agreement and will be responsible for maintaining all account relationships with customers that arise. The management agreement will remain in effect until the merger is consummated. In the event that the merger does not occur, the management agreement may be terminated by either party upon 30 days' written notice.

        In addition, Sun and Sentry have entered into employment agreements with Charles E. Nelson, Carole L. Crist and Randy L. Martin on April 23, 2003. Sun also agreed to engage Sidney Palmer as a consultant. For additional information, see the section of this proxy statement prospectus entitled "Interests of Directors and Officers in the Merger," beginning on page 50.

Conditions to the Merger

        The obligations of Sentry and Sun to complete the merger are subject to a number of conditions and contingencies which must be satisfied or waived prior to closing. They are categorized as common conditions, conditions to Sentry's obligations, and conditions to Sun's obligations and are stated in the merger agreement. The most significant of these conditions include:

  Common Conditions

  •
  Approval by the shareholders of Sentry;

  •
  Approval by, notice to or consent of the Board of Governors of the Federal Reserve System and the Pennsylvania Department of Banking;

  •
  Continued effectiveness of the registration statement containing this proxy statement prospectus; and

  •
  Determination of compliance with all applicable federal and state securities and antitrust laws.

  Sentry Conditions

  •
  Receipt of an opinion from Smith Elliot Kearns & Company, LLC concerning certain federal income tax consequences to Sentry and Sentry shareholders of the merger; and

  •
  Each of Sun's representations, warranties and covenants contained in the merger agreement are true and correct in all material respects on the effective date of the merger.

  Sun Conditions

  •
  Each of Sentry's representations, warranties and covenants contained in the merger agreement are true and correct on the effective date of the merger;

  •
  There shall not have occurred any change in the financial condition, properties, assets, business, results of operations or future prospects of Sentry which, individually or in the aggregate, has had or might reasonably be expected to result in a material adverse effect;

  •
  All stock purchase warrants shall have been submitted to the exchange agent and no stock purchase warrants shall remain outstanding;

  •
  No shareholder of Sentry common stock shall have exercised, or delivered notice of exercise of, any rights such shareholder may have with respect to any registration of such shares;

  •
  Dissenting shareholders exercise of dissenters' rights with respect to no more than 7% of the issued and outstanding shares of Sentry common stock;

  •
  Receipt of an opinion from PricewaterhouseCoopers LLP concerning certain federal income tax consequences to Sun of the merger;

  •
  Approval by more than 75% of Sentry's shareholders of the "parachute payment" to Charles E. Nelson, Sentry's President and Chief Executive Officer; and

  •
  Receipt of an executed affiliate agreement by each officer, director and Sentry shareholder who may be deemed to be an "affiliate" of Sentry.

        In connection with the regulatory approvals, Sun will file:

  •
  A notice with respect to the merger with the Board of Governors of the Federal Reserve System, pursuant to the Bank Holding Company Act; and

  •
  An application for the approval of the merger by the Pennsylvania Department of Banking.

        Any term or condition of the merger agreement may be waived by the party that would benefit from the term at any time before the merger, whether before or after the approval of the merger agreement by Sentry's shareholders. However, the parties may not adopt a change in the amount of consideration to be received by Sentry securityholders unless the shareholders of Sentry approve the change. In addition, if the parties waive the requirement that a tax opinion be delivered at closing and the tax consequences to the Sentry shareholders are material, Sentry would send revised materials to shareholders and solicit their approval.

Termination of the Merger

        The merger agreement may be terminated at any time before the merger, whether before or after its approval and adoption by the shareholders of Sentry by:

  •
  Agreement of the parties;

  •
  Unilateral action by Sun or Sentry in the event of a material breach by the other party of any representation, warranty or covenant not remedied within 20 days after written notice or any condition precedent to the terminating party's obligation to consummate the merger is not satisfied through no fault of the terminating party; or

  •
  Sun or Sentry in the event of a failure to consummate the merger by February 28, 2004, unless the failure to consummate is due to the terminating party's failure to perform or observe its obligations.

        Neither Sentry nor Sun can predict whether the market price of Sun's stock will increase, decrease or remain stable between the date of this proxy statement prospectus and the closing date.

Termination Fees

        If Sentry or Sun terminate the merger agreement due to a material breach by the other party that is not remedied within the applicable time period, so long as the non-terminating party has not breached its obligations under the merger agreement, then the breaching party shall be liable to the non-breaching party for costs and expenses, including those incurred in connection with the preparation of the merger agreement and including the fees of counsel, accountants, consultants and other representatives.

        If Sentry's Board of Directors withdraws or withholds its recommendation of the merger, or recommends that the Sentry shareholders agree to be acquired by a party other than Sun, then Sentry will be deemed to have breached its obligations and it will pay $350,000 to Sun, plus reasonable costs and expenses.

Employees

        Sun will employ as officers and employees of Sentry immediately following the merger any persons who were officers and employees of Sentry immediately before the merger. Except for Charles E. Nelson, Carole L. Crist and Randy L. Martin, who have signed employment agreements, which are attached as exhibits to the merger agreement, and is included herein as Appendix A, all other officers and employees of Sentry will be employed on an "at will" basis. The employment agreements are also discussed in the section of this proxy statement prospectus entitled "Interests of Directors and Officers in the Merger," beginning on page 50. As a condition to employment by Sun, any former Sentry employee must agree to cancel any existing employment contract, agreement or understanding now in existence with Sentry.

        After the merger, all continuing Sentry employees will continue to participate in Sentry's health, welfare and benefit plans in effect prior to the merger. Sun's Board of Directors will determine changes to compensation and benefits in the future as may be appropriate.

Management and Operations Following the Merger

        On the effective date, Mr. Nelson will be employed as Chief Executive Officer and President of the surviving trust company and Executive Vice President of Sun. Ms. Carole L. Crist will be employed as Chief Operating Officer, Chief Investment Officer and Executive Vice President of the surviving trust company. Mr. Randy L. Martin will serve as the Employee Benefits Manager and Senior Vice President of the surviving trust company. Each of these officers have entered into employment agreements which are attached to Appendix A of this proxy statement prospectus and described in the section of this proxy statement prospectus entitled "Interests of Directors and Officers in the Merger," beginning on page 50.

        In accordance with the merger agreement, up to and including 14 current directors of Sentry, as designated by a vote of the Sentry Board of Directors prior to the effective date, shall continue to serve as directors of Sentry on the effective date of the merger. One of the current Sentry directors chosen by the Sentry Board of Directors shall serve as chairman of Sentry on the effective date.

        Further, on the effective date, two individuals mutually agreed upon by Sentry and Sun will be appointed to the Board of Directors of Sentry and will serve until their successors have been duly elected, qualified or appointed. The Board of Directors of Sun shall also designate two persons to serve on the Board of Directors of Sentry on the effective date. In addition, on the closing date, Edgar E.

Lehman, Raymond C. Shoemaker, Gary W. Patterson and Peggy J. Bosma will resign from Sentry's Board of Directors pursuant to the merger agreement.

Federal Income Tax Consequences of the Merger

        In the opinion of Smith Elliott Kearns & Company, LLC, the following are the material United States federal income tax consequences of the merger applicable to shareholders and holders of stock purchase warrants. This opinion and the following discussion are based on and subject to the Internal Revenue Code of 1986, as amended (the "Code"), the regulations promulgated under the Code, existing interpretations and court decisions, all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of the discussion. This discussion does not address all aspects of United States federal income taxation that may be important to you in light of your particular circumstances or if you are subject to special rules, such as rules relating to:

  •
  securityholders who are not United States persons;

  •
  financial institutions;

  •
  tax exempt organizations;

  •
  insurance companies;

  •
  dealers in securities;

  •
  traders in securities that elect to use a mark-to-market method of accounting;

  •
  securityholders who acquired their shares of Sentry common stock or stock purchase warrants pursuant to the exercise of employee stock options or otherwise acquire shares as compensation; and

  •
  securityholders who hold their shares of Sentry common stock or stock purchase warrants as part of a hedge, straddle or other risk reduction, constructive sale or conversion transaction.

This discussion assumes you hold your shares of Sentry common stock or stock purchase warrants as capital assets within the meaning of Section 1221 of the Code.

        Sun's and Sentry's obligations to complete the merger are conditioned on, among other things, Sun's receipt of an opinion from it special tax advisor, PricewaterhouseCoopers LLP, concerning certain federal income tax consequences to Sun of the merger, and Sentry's receipt of an opinion from its tax advisor, Smith Elliott Kearns & Company, LLC, to the effect that, on the basis of the facts, representations and assumptions set forth in the opinions, the merger constitutes a reorganization under Section 368(a) of the Code. The opinions, each dated the Effective Date, will be based on the then-existing law, will assume the absence of changes in existing facts, will rely on customary assumptions and may rely on representations contained in certificates executed by officers of Sun, Sun Interim Trust Company and Sentry. The opinions neither bind the Internal Revenue Service (the "IRS") nor preclude the IRS from adopting a contrary position, and it is possible that the IRS may successfully assert a contrary position in litigation or other proceedings. Neither Sun nor Sentry intends to obtain a ruling from the IRS with respect to the tax consequences of the merger.

        In the opinion of Smith Elliott Kearns & Company, LLC, assuming that the merger is consummated in accordance with the terms of the merger agreement and as described in this proxy statement prospectus and that the factual assumptions and representations described in the proceeding paragraph are true and complete as of the effective date of the merger, the merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code.

        Sentry Securityholders Who Receive Only Sun Common Stock.    If you are a holder of Sentry common stock or stock purchase warrants, except as discussed below with respect to cash received in lieu of fractional shares, you will not recognize gain or loss for United States federal income tax purposes if you exchange your Sentry common stock and/or stock purchase warrants solely for Sun common stock pursuant to the merger.

        Sentry Securityholders Who Receive Both Sun Common Stock and Cash.    If you are a holder of Sentry common stock or stock purchase warrants and you receive both Sun common stock and cash (other than cash received in lieu of fractional shares) in exchange for your Sun common stock, you will recognize any gain, but not loss, in an amount equal to the lesser of:

  (i)
  the excess, if any, of:

  (a)
  the sum of the fair market value at the effective time of the merger of the Sun common stock and cash received; over

  (b)
  your tax basis in the shares of Sentry common stock or stock purchase warrants exchanged; or

  (ii)
  the amount of cash that you receive in exchange for your Sentry common stock or stock purchase warrants.

Any gain will be treated as capital gain unless the receipt of the cash has the effect of a distribution of a dividend for United States federal income tax purposes, in which case the gain will be treated as ordinary dividend income to the extent of your ratable share of Sentry's accumulated earnings and profits. Any capital gain will be long-term capital gain if, as of the date of the merger, your holding period in your Sentry common stock or stock purchase warrants is greater than one year. The following is a brief discussion of the tax treatment briefly described above; however you should consult your own tax advisor about the possibility that all or a portion of any cash received in exchange for Sentry common stock or stock purchase warrants will be treated as a dividend.

        The stock redemption provisions of Section 302 of the Code apply in determining whether cash received by you in exchange for your Sentry common stock or stock purchase warrants has the effect of a distribution of a dividend under Section 356(a)(2) of the Code (the "Hypothetical Redemption Analysis"). Under the Hypothetical Redemption Analysis, you will be treated as if the portion of Sentry common stock or stock purchase warrants that you exchange for cash in the merger will instead be exchanged for Sun common stock (the "Hypothetical Shares"), followed immediately by a redemption of the Hypothetical Shares by Sun for cash. Under the principles of Section 302 of the Code, you will recognize capital gain rather than dividend income with respect to the cash received if the hypothetical redemption is "not essentially equivalent to a dividend" or is "substantially disproportionate" with respect to you. In applying the principles of Section 302, the constructive ownership rules of Section 318 of the Code will apply in comparing your ownership interest in Sun both immediately after the merger (but before the hypothetical redemption) and after the hypothetical redemption.

        If you are a holder of Sentry common stock or stock purchase warrants, whether the hypothetical redemption by Sun of the Hypothetical Shares for cash is "not essentially equivalent to a dividend" will depend on your particular circumstances. However, the hypothetical redemption must, in any event, result in a "meaningful reduction" in your percentage ownership of Sun common stock. In determining whether the hypothetical redemption by Sun results in a meaningful reduction in your percentage ownership of Sun common stock, and, therefore, does not have the effect of a distribution of a dividend, you should compare your interest in Sun (including interests owned actually, hypothetically and constructively) immediately after the merger (but before the hypothetical redemption) to your interest after the hypothetical redemption. The IRS has indicated, in Revenue Ruling 76-385, that a stockholder in a publicly-held corporation whose relative stock interest in the corporation is minimal and who exercises no "control" over corporate affairs is generally treated as having had a meaningful reduction in his or her stock after a redemption transaction if his or her percentage stock ownership in the corporation has been reduced to any extent, taking into account the stockholder's actual and constructive ownership before and after the hypothetical redemption.

        If you are a holder of Sentry common stock or stock purchase warrants, the hypothetical redemption would be "substantially disproportionate," and, therefore, would not have the effect of a distribution of a dividend if you own less than 50% of the voting power of the outstanding Sun common stock and the percentage of Sun common stock actually and constructively owned by you immediately after the hypothetical redemption is less than 80% of the percentage of Sun common stock actually, hypothetically and constructively owned by you immediately before the hypothetical redemption. In general, long-term capital gain and dividend income of a non-corporate United States shareholder is subject to a maximum tax rate of 15%.

        Sentry Securityholders Who Receive Only Cash.    If you are a holder of Sentry common stock or stock purchase warrants who exchanges all of your shares of common stock or stock purchase warrants for cash or who exercises dissenters' rights with respect to shares of Sentry common stock in connection with the merger, you will generally recognize capital gain to the extent the amount of cash received in the merger exceeds your tax basis in the Sentry common stock or stock purchase warrants, or loss to the extent your tax basis in Sentry common stock or stock purchase warrants exceeds the amount of cash received in the exchange. Any capital gain or loss will be long-term capital gain or loss if you have held your shares of Sentry common stock or stock purchase warrants for more than one year at the time the merger is completed. Long-term capital gain of a noncorporate United States shareholder is generally subject to a maximum tax rate of 15%.

        Cash Received in Lieu of Fractional Shares.    If you receive cash in the merger instead of a fractional share interest in Sun common stock, you will be treated as having received the cash in redemption of the fractional share interest. The cash payment may be taxable to you as a dividend unless the cash payment to you results in a "meaningful reduction" of your interest in Sun as described above. If the cash received in lieu of a fractional share interest in Sun results in a "meaningful reduction," you will recognize capital gain or loss on the deemed redemption in an amount equal to the difference between the amount of cash received and your adjusted tax basis allocable to such fractional share. Any capital gain or loss will be long-term capital gain or loss if you have held your shares of Sentry common stock or stock purchase warrants for more than one year at the time the merger is completed. In general, long-term capital gain and dividend income of a non-corporate United States shareholder is subject to a maximum tax rate of 15%.

        Tax Basis and Holding Period.    The aggregate tax basis of the Sun common stock you receive as a result of the merger will be the same as your aggregate tax basis in the Sentry common stock or stock purchase warrants you surrender in exchange for the Sun common stock, decreased by the amount of cash received in the merger and increased by the amount of dividend or gain recognized in the merger. The holding period of the Sun common stock you receive as a result of the exchange will include the holding period of the Sentry common stock or stock purchase warrants you exchange in the merger.

        Backup Withholding and Information Reporting.    If you receive cash in exchange for surrendering your shares of Sentry common stock or stock purchase warrants, you may be subject to backup withholding at a rate of 28% if you are a non-corporate United States person and you (i) fail to provide an accurate taxpayer identification number; (ii) are notified by the IRS that you have failed to report all interest or dividends required to be shown on your federal income tax returns; or (iii) in certain circumstances, fail to comply with applicable certification requirements.

The foregoing discussion is not intended to be a complete analysis or description of all potential United States federal income tax consequences of the merger. In addition, the discussion does not address tax consequences which may vary with, or are contingent on, your individual circumstances. Moreover, the discussion does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular United States federal, state, local or foreign income or other tax consequences to you of the merger.

Approval of Payments that Would Otherwise Result in "Parachute Payments"

        In connection with the change in control that results from the merger, Charles E. Nelson, President and Chief Executive Officer of Sentry, will receive payments that could constitute so-called "parachute payments" as defined by Section 280G of the Code. These payments may arise as a result of the value of payments and certain other benefits received or to be received by Charles E. Nelson as a result of the consummation of the merger.

        Under the Code, a corporation that experiences a change in control generally is denied a compensation expense deduction for payments in the nature of compensation that constitute "excess parachute payments" as defined in Section 280G of the Code, and the recipient of those payments is subject to a nondeductible 20% excise tax. Compensation amounts paid to a chief executive officer and certain other employees of a corporation may be characterized as "parachute payments" for these purposes if the aggregate present value of those payments to the individual in connection with the change in control exceeds three times the individual's "base amount"—which is his average annual taxable compensation income from the corporation over the prior five calendar years. In the event this "three times" threshold is exceeded for an individual, the entire excess of the total parachute payments for the individual over that individual's base amount will generally constitute "excess parachute payments."

        There is an exception to the definition of a "parachute payment" that generally excludes from the definition any payments made to an employee of a nonpublic company, such as Sentry, if the payments are approved by a vote of persons who own, immediately before the change in control, more than 75% of the voting power of all outstanding stock of the corporation, provided that there is adequate disclosure to them of all material facts concerning the payments. You are therefore being asked to vote to approve the payments to Mr. Nelson in a separate vote from your vote on the proposed merger. If the required greater-than-75% approval for these payments is not obtained, Sun will not be obligated to consummate the merger. In the event the merger is not consummated, neither Sun nor Sentry will be obligated to make the payments to Mr. Nelson. For a further discussion of the treatment of these payments and shareholder approval of these payments, see "Matter No. 2—Approval of Change in Control Payments for Federal Tax Purposes" beginning on page 71.

Accounting Treatment

        Sun will use the purchase method of accounting to account for the acquisition. In general, the purchase method of accounting accounts for a business combination as the acquisition of one company by another. Purchase accounting requires Sun to allocate the purchase price and costs of the acquisition to all of Sentry's tangible and identifiable intangible assets and liabilities, based on their fair value at the agreement date. Any excess will be recorded as goodwill. Under recent accounting pronouncements, goodwill is no longer amortized but is measured periodically for impairment, with any resulting impairment losses included in operating income. Sentry's earnings or losses will be included in Sun's financial statements only prospectively from the date of closing.

Expenses

        Sentry and Sun will each pay all their respective costs and expenses, including fees and expenses of financial consultants, tax advisors, accountants and legal counsel.

Resale of Sun Common Stock

        The shares of Sun common stock to be issued upon completion of the merger have been registered with the Commission under the Securities Act of 1933 (the "Securities Act"). Following the merger, these shares may be freely resold or otherwise transferred by all former securityholders of Sentry, except those former securityholders who are deemed "affiliates" of Sentry, within the meaning of Securities Act Rules 144 and 145. "Affiliates" will include persons—generally executive officers, directors and 10% or more shareholders—who control, are controlled by, or are under common control with, Sentry at the time of the meeting. This proxy statement prospectus does not cover resales of shares of Sun common stock to be issued to affiliates of Sentry in connection with the merger.

        Sun common stock received by persons who are deemed to be affiliates of Sentry may be resold only:

  •
  In compliance with the provisions of Securities Act Rule 145(d);

  •
  In compliance with the provisions of an applicable exemption from the registration requirements of the Securities Act; or

  •
  Pursuant to an effective registration statement filed with the Commission.

        In general terms, Securities Act Rule 145(d) permits an affiliate of Sentry to sell shares of Sun common stock he or she received in ordinary brokerage transactions subject to certain limitations on the number of shares that may be sold in any consecutive three month period. Generally, persons who are not affiliates of Sun and who hold their shares of Sun for at least one year following completion of the merger may freely sell their Sun shares.

        The ability of affiliates to resell shares of Sun common stock received in the merger under Rule 144 or Rule 145, is subject to Sun having satisfied its Exchange Act reporting requirements for specified periods prior to the time of sale. Affiliates are also permitted to resell Sun common stock received in the merger pursuant to an effective registration statement under the Securities Act or another available exemption from the Securities Act, its regulations and requirements. This proxy statement prospectus does not cover any resales of Sun common stock received by persons who may be deemed to be affiliates of Sun or Sentry.

        Each person who may be an affiliate of Sentry is required, prior to the closing, to provide Sun with a letter agreeing to abide by the limitations imposed by the Commission regarding the sale or other disposition of the shares of Sun common stock that the shareholders will receive in the merger.

Interests of Directors and Officers in the Merger

        On April 23, 2003, Messrs. Nelson and Martin and Ms. Crist entered into employment agreements with Sun Bancorp, Inc., Sun Bank, SUBI Services, LLC and Sentry which take effect on the effective date of the merger. Copies of these agreements are attached to this proxy statement prospectus as exhibits to the merger agreement attached as Appendix A. These employment contracts were negotiated by the parties and will replace pre-existing employment contracts with Sentry. If the merger agreement is terminated or the transactions contemplated in the merger agreement are not consummated, then the employment agreements will be null and void. Under the terms of their respective agreements, Mr. Nelson will be employed as President, Chief Executive Officer and Senior Trust Officer of Sentry, as well as the Executive Vice President of Sun; Ms. Crist will be employed as Executive Vice President and Chief Operating Officer/Chief Investment Officer of Sentry; and Mr. Martin will be employed as Senior Vice President and Employees Benefits Trust Officer of Sentry.

        The term of each employment agreement is two years, beginning on the effective date of the merger. On the first anniversary date of each respective employment agreement, the term of such agreement is extended for an additional year unless the executive or Sun gives written notice of an intent not to renew the respective employment agreement at least 20 days before the renewal date. In such an event, the respective employment agreement terminates at the end of the employment period. If an employment agreement is renewed on the renewal date, then the respective employment agreement is renewed on the anniversary date of the renewal date and each subsequent renewal date for a period ending two years later. Either the executives or Sun may give written notice of non-renewal within 20 days of an annual renewal date, in which case the respective agreement terminates one year from the annual renewal date immediately following the notice of non-renewal.

        Under the terms of their respective employment agreements, Mr. Nelson, Ms. Crist and Mr. Martin receive base annual salaries of $115,000, $85,000 and $70,000, respectively. In addition, Mr. Nelson shall be provided with the use of an automobile under the terms of his employment agreement. Each of the executives is entitled to participate in the employee benefit plans in effect at Sun, including incentive compensation, stock option and profit sharing plans.

        Each of the employment agreements allow Sun to terminate the executive's employment for cause. Each agreement automatically terminates if the executive dies or becomes disabled for a period of more than 180 days. If an executive's employment is terminated by Sun without cause, he or she is entitled to receive payments equal to two times his or her annual salary, payable in 24 equal monthly installments. If he or she terminates his or her employment for good reason (as defined in the respective employee's agreement), the executive is entitled to receive one times his or her annual salary, payable in 12 equal monthly installments. If a change in control of Sun Bancorp, Inc. or Sun Bank occurs and within 12 months of the change of control, the executive's employment is involuntarily terminated or the executive terminates employment for good reason, the executive receives a lump sum equal to two times his or her annual base salary and continuation of health, accident, life and disability insurance benefits for two years following termination of employment or until the executive secures similar benefits through other employment. If the executive is not eligible for continuation of employment, then he or she receives a dollar amount equal to the cost of executives obtaining similar benefits.

        The employment agreements contain one year non-compete and non-solicitation clauses. The non-competition provision precludes each executive from working in the banking or financial services industry within a twenty-five mile radius of Sentry's principal place of business in Chambersburg, Pennsylvania. All disputes under the employment agreements are subject to arbitration, except for enforcement of the agreements' restrictive covenants.

        Finally, the employment agreements contain addenda specifying additional monetary and non-monetary covenants. The addenda are incorporated into the employment agreements by reference. Each addendum contemplates, among other things, the payment of a lump sum amount on the effective date of the merger. These payments are to be made as a result of each of Mr. Nelson, Ms. Crist and Mr. Martin entering into employment agreements with Sun.

        With respect to Mr. Nelson, the addendum specifies that he receives a lump sum cash payment equal to $300,000 on the effective date of the merger, as well as one equal to $213,000 for payment of the vested portion of his supplemental retirement benefit agreement with Sentry. Under the addendum, the remaining portion of deferred compensation under the supplemental retirement benefit agreement, $424,000, is rolled over and assumed by Sun, as though Mr. Nelson had reached the age of 65. The addendum specifies the funding and distribution methods of this benefit. The $300,000 payment, the $213,000 payment and the $424,000 payment are not to be reduced because of Section 280G or Section 4999 of the Internal Revenue Code of 1986, as amended. If an excise tax is triggered 1/2 is paid by Sun and 1/2 is paid by Mr. Nelson. The addendum also provides that Mr. Nelson will continue to be covered by an incentive program in substantially the same form as that outlined in his prior employment agreement with Sentry, which provides that Mr. Nelson receives 2.25% of gross trust and brokerage income booked to Sentry, payable no less than quarterly. Mr. Nelson further receives a one-time grant of 10,000 stock options from Sun. He is also entitled to a bonus formula relating to profitability that is identical to the formula presently in place at Sentry or a comparable program which is available to all senior executives at Sun. Finally, the addendum provides that Mr. Nelson is eligible to participate in Sun executive employee benefit programs, with prior credit under Sentry plans for eligibility and vesting purposes.

        With respect to Ms. Crist, the addendum specifies that she receives a lump sum cash payment equal to $165,000, which payment is not to be reduced because of Section 280G or Section 4999 of the Internal Revenue Code of 1986, as amended. If an excise tax is triggered, 1/2 is paid by Sun and 1/2 is paid by Ms. Crist. The addendum also provides that Ms. Crist will continue to be covered by an incentive program in substantially the same form as that outlined in her prior employment agreement with Sentry, which provides that Ms. Crist receives 1.25% of gross trust and brokerage income booked to Sentry, payable no less than quarterly. Ms. Crist further receives a one-time grant of 7,000 stock options from Sun. Her split dollar insurance program continues as presently in effect, with all premiums paid by Sun. She is also entitled to a bonus formula relating to profitability that is identical to the formula presently in place at Sentry or a comparable program which is available to all senior executives at Sun. Ms. Crist receives executive level classification for benefit determination such as vacation (no less than 20 days) and bonuses under Sun executive benefit programs. Finally, the addendum provides that Ms. Crist is eligible to participate in Sun executive employee benefit programs, with prior credit under Sentry plans for eligibility and vesting purposes.

        With respect to Mr. Martin, the addendum specifies that he receives a lump sum cash payment equal to $96,000 on the effective date of the merger, which payment is not to be reduced because of Section 280G or Section 4999 of the Internal Revenue Code of 1986, as amended. If an excise tax is triggered, 1/2 is paid by Sun and 1/2 is paid by Mr. Martin. The addendum also provides that Mr. Martin will continue to be covered by an incentive program in substantially the same form as that approved by the Sentry Board of Directors for calendar year 2003 for Sentry's account officers. This incentive program provides that Mr. Martin must first generate revenue in excess of the amount of his total compensation before any incentive bonus compensation is paid to him. Mr. Martin further receives a one-time grant of 3,000 stock options from Sun. His split dollar insurance program continues as presently in effect, with all premiums paid by Sun. Mr. Martin receives executive level classification for benefit determination such as vacation (no less than 20 days), bonuses under Sun executive benefit programs. Finally, the addendum provides that Mr. Martin is eligible to participate in Sun executive employee benefit programs, with prior credit under Sentry plans for eligibility and vesting purposes.

        On April 23, 2003, Sidney M. Palmer, Chairman of the Sentry Board of Directors, entered into a consulting agreement with Sun, which is attached as Appendix B. The consulting agreement provides that Mr. Palmer will provide consultation services to Sun as an independent contractor on matters related to the business affairs of the surviving trust company. Mr. Palmer will receive $20,000 per year for these services. The consulting agreement shall be in effect for as long as Mr. Palmer serves on the board of directors of the surviving trust company. The consulting agreement also provides that Mr. Palmer will not become an officer, employee, director or agent of any competing business enterprise that provides a product or service that is competitive with a product or service sold by Sun within 25 miles of any office, branch or facility of Sun during the term of the contract and for a period of one year thereafter.

        Under the merger agreement, upon the effective date of the merger, Sun Bancorp, Inc. will appoint Mr. Palmer to its board of directors. Sun will also appoint one current director of Sentry to the board of directors of Sun Bank in accordance with the merger agreement. As a director of Sun Bancorp, Inc., Mr. Palmer will receive a $750 fee per quarterly or special meeting attended, plus a retainer of $2,000 per quarter.

Stock Ownership of Executive Officers and Directors

        In addition to any payments received by the executive officers of Sentry pursuant to their employment agreements, the executive officers and directors also have an interest in the merger as securityholders of Sentry. As a group, the executive officers and directors of Sentry own 770,786 shares of Sentry common stock, or 44% of the outstanding shares of Sentry common stock, and 524,250 stock purchase warrants which if exercised would equal approximately 23% of the outstanding shares of Sentry common stock as of January 19, 2004.

        The Sentry Board of Directors was aware of these factors and considered them, among other matters, in approving the merger agreement.

        The directors and officers of Sun and its subsidiaries have no special interests in the merger, other than in their capacity as shareholders of Sun. The directors and officers of Sun and its subsidiaries will not receive any special consideration or compensation in connection with the completion of the merger.

Dissenters' Rights

        General.    The Pennsylvania Business Corporation Law of 1988 ("PBCL") grants shareholders of Sentry the right to dissent from the merger and to obtain payment of the "fair value" of their shares in the event we complete the merger.

        If you are a shareholder of Sentry and you contemplate exercising your right to dissent, we urge you to read carefully the provisions of Subchapter D of Chapter 15 of the PBCL, which is attached to this proxy statement prospectus as Appendix D. We include a discussion of the provisions of the statute. The discussion describes the steps that you must take if you want to exercise your right to dissent. You should read this summary and the full text of the law. If holders of shares representing 7% or more of the outstanding shares of Sentry common stock exercise their dissenters' rights, Sun will not be obligated to complete the merger. You do not have dissenters' rights with respect to stock purchase warrants that you may own unless you exercise those stock purchase warrants and you receive the actual shares of Sentry common stock before the special meeting of the shareholders. You are advised to consult legal counsel if you are considering the exercise of your dissenters' rights.

        Before the day of the shareholders meeting, send any written notice or demand required concerning your exercise of dissenters' rights to David C. Cleaver, Secretary, Sentry Trust Company, 785 Fifth Avenue, Chambersburg, Pennsylvania 17201.

        Fair Value.    The term "fair value" means the value of a share of Sentry common stock immediately before the day of the merger, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the merger.

        Notice of Intention to Dissent.    If you wish to dissent, you must:

  •
  File a written notice with Sentry of your intention to demand payment of the fair value of your shares if the merger is consummated, prior to the vote of shareholders on the merger at the meeting;

  •
  Make no change in your beneficial ownership of stock from the date you give notice through the day of completion of the merger; and

  •
  Refrain from voting your shares to approve the merger (a failure to vote against the merger, however, will not constitute a waiver of dissenters' rights).

        Shareholders considering exercising dissenters' rights should recognize that the fair value could be more than, the same as or less than the merger consideration offered by Sun that they are to receive under the terms of the merger if they do not exercise dissenters' rights with respect to their shares.

Opinions of investment banking firms as to the fairness from a financial point of view of consideration received in a merger are not necessarily determinative of fair value under the PBCL.

        Except as otherwise provided in this paragraph, only a record holder of shares of Sentry common stock is entitled to assert dissenters' rights with respect to the shares registered in such holder's name. A beneficial owner who is not a record holder and who wishes to exercise dissenters' rights may do so only if he or she submits a written consent of the record holder with his or her demand for payment (the demand for payment is described below). Accordingly, beneficial owners are advised to consult promptly with the appropriate record holder as to the timely exercise of dissenters' rights.

        A record holder, such as a broker or depository nominee, who holds shares as a nominee for others may exercise dissenters' rights with respect to all of the shares held for one or more beneficial owners, while not exercising such rights for other beneficial owners. The demand for payment (which is described below) must show the name and address of the person or persons on whose behalf the dissenters' rights are being exercised. A beneficial owner may not assert dissenters' rights with respect to some but less than all shares owned by him or her, whether or not all of the shares so owned by him or her are registered in his or her name.

        Neither a proxy nor a vote against approval of the merger satisfies the necessary written notice of intention to dissent.

        Notice to Demand Payment.    If the merger is approved by the required vote of shareholders, Sentry will mail a notice to all dissenters who gave due notice of intention to demand payment and who did not vote for approval of the merger agreement. The notice will state where and when you must deliver a written demand for payment and where you must deposit certificates for stock in order to obtain payment. The notice will include a form for demanding payment and a copy of the law. The time set for receipt of the demand for payment and deposit of stock certificates will be not less than 30 days from the date of mailing of the notice.

        Failure to Comply with Notice to Demand Payment, etc.    You must take each step in the order above and in strict compliance with the statute to maintain your dissenters' rights. If you fail to follow the steps, you will lose your right to dissent and you will receive 0.401 shares of Sun common stock or a combination of shares and cash for the shares of Sentry common stock that you hold.

        Payment of Fair Value of Shares.    Promptly after the merger, or upon timely receipt of demand for payment if the merger already has taken place, Sentry will send dissenters, who have deposited their stock certificates, the amount that Sentry estimates to be the fair value of the shares or give written notice that no remittance will be made. The remittance or notice will be accompanied by:

  •
  A closing balance sheet and statement of income of Sentry for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements;

  •
  A statement of Sentry's estimate of the fair value of the Sentry common stock; and

  •
  A notice of the right of the dissenter to demand supplemental payment, accompanied by a copy of the law.

        If Sentry does not remit the amount of its estimate of the fair value of the shares as provided above, it will return all stock certificates that have been deposited. Sentry may make a notation on any such certificate that a demand for payment has been made. If shares with respect to which notation has been so made are transferred, a transferee of such shares will not acquire by such transfer any rights in Sentry other than those that the original dissenter had after making demand for payment.

        Estimate by Dissenter of Fair Value of Shares.    If a dissenter believes that the amount stated or remitted by Sentry is less than the fair value of the shares, the dissenter may send his or her estimate of the fair value of the shares to Sentry, which will be deemed a demand for payment of the amount of the deficiency. If Sentry remits payment or sends notice to the dissenter of the estimated value of a dissenters' shares and the dissenter does not file his or her own estimate within 30 days after the mailing by Sentry of its remittance or notice, the dissenter will be entitled to no more than the amount stated in the notice or remitted by Sentry.

        Valuation Proceeding.    If any demands for payment remain unsettled within 60 days after the latest to occur of:

  •
  The effective date of the merger;

  •
  Timely receipt by Sentry of any demands for payment; or

  •
  Timely receipt by Sentry of any estimates by dissenters of the fair value,

then, Sentry may file an application in court requesting that the court determine the fair value of the stock. If this happens, all dissenters, no matter where they reside, whose demands have not been settled, shall be made parties to the proceeding. In addition, a copy of the application will be delivered to each dissenter.

        If a shareholder is a nonresident, the copy will be served in the manner provided or prescribed by or under applicable provisions of Pennsylvania law relating to bases of jurisdiction and interstate and international procedure. The jurisdiction of the court will be plenary and exclusive. Such court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser will have such power and authority as may be specified in the order of appointment or in any amendment thereof. Each dissenter who is made a party will be entitled to recover the amount by which the fair value of his or her shares is found to exceed the amount, if any, previously remitted, plus interest.

        Interest from the effective time of the merger until the date of payment will be at such rate as is fair and equitable under all of the circumstances, taking into account all relevant factors.

        If Sentry fails to file the application, then any dissenter may file an application in the name of Sentry at any time within a period of 30 days following the expiration of the 60-day period and request that the court determine the fair value of the shares. The fair value determined by the court may, but need not, equal the dissenters' estimates of fair value and may be higher or lower than the consideration payable to Sentry shareholders. If no dissenter files an application, then each dissenter entitled to do so shall be paid Sentry's estimates of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

        Sentry intends to negotiate in good faith with any dissenting shareholders. If, after negotiation, a claim cannot be settled, then Sentry intends to file an application requesting that the fair value of the common stock be determined by the court.

        Costs and Expenses.    The costs and expenses of any valuation proceeding, including the reasonable compensation and expenses of any appraiser appointed by the court, will be determined by the court and assessed against Sentry, except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenting shareholders who are parties and whose action in demanding the payment or supplemental payment in accordance with their estimate of the fair value of their shares, as described above, the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

        Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against Sentry and in favor of any or all dissenting shareholders if Sentry failed to comply substantially with the requirements of Subchapter D of Chapter 15 of the PBCL, and may be assessed against either Sentry or a dissenting shareholder, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by Subchapter D.

        If the court finds that the services of counsel for any dissenting shareholder were of substantial benefit to other dissenting shareholders similarly situated and should not be assessed against Sentry, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenting shareholders who were benefited.

        From and after the effective time of the merger, dissenting shareholders are not entitled to vote their shares for any purpose and are not entitled to receive payment of dividends or other distributions on their shares.

COMPARATIVE STOCK PRICES AND DIVIDENDS
AND RELATED SHAREHOLDER MATTERS

Sun Common Stock

        Sun common stock is quoted on the NASDAQ National Market System under the symbol "SUBI." The table below shows, for the periods indicated, the high and low prices for Sun common stock as reported on NASDAQ, and cash dividends declared per share. The quotations in the table represent quotations between dealers, do not include retail markups, mark downs or commissions, and may not represent actual transactions. All information has been adjusted for stock dividends and splits throughout the periods.

2003	High	Low	Cash Dividends Declared Per Share
First Quarter	20.50	18.01	0.165
Second Quarter	22.48	19.60	0.1815
Third Quarter	22.14	17.80	0.1815
Fourth Quarter	21.29	18.36	0.1815
2002	High	Low	Cash Dividends Declared Per Share
First Quarter	18.05	16.28	0.15
Second Quarter	24.49	17.65	0.165
Third Quarter	23.98	21.85	0.165
Fourth Quarter	23.20	17.84	0.165
2001	High	Low	Cash Dividends Declared Per Share
First Quarter	15.73	13.38	0.15
Second Quarter	16.50	14.85	0.15
Third Quarter	17.50	14.65	0.15
Fourth Quarter	17.50	15.50	0.15
2000	High	Low	Cash Dividends Declared Per Share
First Quarter	19.13	15.13	0.24
Second Quarter	16.81	14.19	0.24
Third Quarter	14.69	12.63	0.15
Fourth Quarter	14.38	13.38	0.15

        On April 23, 2003, the closing price for Sun common stock, as reported on NASDAQ was $20.24. As of January 16, 2004, Sun common stock was held by 2,241 holders of record. Sun has in the past paid regular quarterly cash dividends to its shareholders in February, May, August and November of each year; however, there can be no assurance that Sun will continue to do so in the future. See "Risk Factors—Risks Associated with Sun—Sun's Ability to Pay Dividends is Subject to Limitations" beginning on page 22.

Sentry Common Stock

        Sentry common stock is not listed on the Nasdaq National Market System or SmallCap Market or on any stock exchange or automated quotation system. No established trading market for Sentry common stock exists, and over the years little trading in Sentry common stock has occurred. Information concerning these trading prices has been omitted based on Sentry's belief that such prices are not necessarily representative of a fair market price for Sentry common stock during any particular period. To date, Sentry has neither declared nor paid a cash dividend.

        As of January 19, 2004, Sentry common stock was held by approximately 153 holders of record.

COMPARISON OF SHAREHOLDER RIGHTS

        After the merger, the securityholders of Sentry will become shareholders of Sun if they receive shares of Sun common stock as consideration in exchange for their Sentry common stock or stock purchase warrants. There are certain differences in the rights of shareholders of these two companies. We summarize the differences between Sentry and Sun common stock and the rights of their respective holders, as of January 26, 2004, in the following table and the subsequent text.

        The following summary in the table below and the subsequent text does not purport to be a complete statement of the rights of holders of Sun common stock under applicable Pennsylvania law, its articles of incorporation or its bylaws or the rights of holders of Sentry common stock under applicable Pennsylvania law, its articles of incorporation or its bylaws, or a complete description of the specific provisions referred to in the summary table below and the subsequent text. This summary table and the subsequent text is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the Pennsylvania Business Corporation Law, the Pennsylvania Banking Code of 1965, and the governing corporate instruments of Sun and Sentry. We urge you to read those documents carefully in their entirety. Copies of the applicable governing corporate instruments of Sun are available to you without charge by following the instructions listed under "Where You Can Find More Information" beginning on page 74.

	Sentry Trust Company	Sun Bancorp, Inc.
Title	Common stock, with $1 par value per share and preferred stock with $1 par value per share.	Common stock with no par value and preferred stock with no par value per share.
Shares Authorized	20,000,000 (10,000,000 shares of common stock and 10,000,000 shares of preferred stock).	60,000,000 (50,000,000 shares of common stock and 10,000,000 shares of preferred stock).
Shares Issued and Outstanding	1,743,518 at January 19, 2004.	7,179,303 at January 16, 2004.
Preferred Stock	10,000,000 authorized.	10,000,000 authorized.
Preemptive Rights	No.	No.

Removal of Directors
	Section 1408 of the Pennsylvania Banking Code of 1965 provides that a director may be removed without cause, by a majority vote of shareholders unless a number of shares, which if cumulatively voted would be sufficient to elect one or more directors, are cast against the removal. A director may be removed by the Board of Directors if he is adjudicated an incompetent, convicted of a felony, fails to accept the position or fails to attend meetings. A director may also be removed by the court of common pleas of Franklin County for fraudulent or dishonest acts or gross abuse of authority and discretion in the affairs of the institution.	For cause, by 75% of the holders of all issued and outstanding shares.
Voting: Election of Directors	Non-cumulative.	Non-cumulative.
Classification of Board of Directors	Board of Directors divided into 4 classes with 4-year terms; approximately 1/4 of directors elected each year.	Board of Directors divided into 3 classes with 3-year terms; approximately 1/3 of directors elected each year.
Voting: Other Matters	One vote for each share owned of record.	One vote for each share owned of record.
Mergers, Consolidations, Liquidations Sales of Substantially All Assets	Approval by a vote of 66 2/3% of outstanding shares of common stock.	Approval by a vote of 75% of outstanding shares of common stock.
Special Shareholder Meetings	Upon request of the Board of Directors or two or more shareholders entitled to cast at least 20% of the votes all shareholders are entitled to cast.
Upon request by: the Chairman, the President, or the Board of Directors. Special meetings may be called by the shareholders, provided that at least 40% of all of the outstanding shares of common stock make an application for the special meeting.

Authorization to Issue Shares	Approval by the Board of Directors.	Approval by the Board of Directors, subject to the shareholder approval requirements of The NASDAQ Stock Market, Inc.
Dissenters' Rights	Yes.	Yes.
Dividend Reinvestment Plan	No.	Yes.
Active Market	None.	Listed for quotation on the National Market System of The NASDAQ Stock Market, Inc.
Common Stock Registered Under Exchange Act	No.	Yes.
Dividends	As declared by the board of directors, dividends may be declared and paid only from accumulated net earnings (undivided profits). May be declared in cash or property other than company's own shares.
As declared by the board of directors, payment permitted unless, after payment, company would be unable to pay its debts as they become due in the usual course of business or the sum of its total liabilities would exceed total assets. Federal Reserve Board policy provides that a bank holding company should pay cash dividends only out of income over the past year and only if prospective earnings retention is consistent with the organization's expected future needs and financial condition. The ability of Sun to pay dividends is largely dependent upon receipt of dividends from its respective subsidiaries, primarily Sun Bank. Payment of dividends by these subsidiaries is subject to a number of regulatory restrictions.
Number of Directors	Not less than five, nor more than 25. Exact number within these limits may be fixed from to time to time by resolution of a majority of the full Board.	Not less than six, nor more than 25. These limits may be increased or decreased by the Board without the vote of the shareholders.

Notice Request for Shareholder Proposals	Bylaws do not require advance notice of business that shareholders wish to raise at an annual shareholders' meeting.
Shareholder requests for inclusion of matters in proxy materials for the annual meeting must be submitted in the form required by law in writing before the end of the calendar year preceding the annual meeting. Shareholder requests for inclusion of matters in proxy materials for special meetings shall be handled in accordance with applicable law.
Amendment of Articles of Incorporation
Section 1503 of the Pennsylvania Banking Code of 1965 provides that the Board of Directors must propose adoption of a resolution to amend the articles. The amendment must be approved by the affirmative vote of a majority of all shares entitled to vote. Section 1504 of the Pennsylvania Banking Code of 1965 provides that upon approval of an amendment to the articles of incorporation the company must file articles of amendment with the Pennsylvania Department of Banking for approval. Within 60 days the Department of Banking must approve or disapprove of the amendment. If the Department of Banking disapproves of the amendment, it will provide written notice of the disapproval which provides details of the reason for its decision.
Article 7 of the Sun's articles (relating to mergers, consolidations, liquidation and dissolution) cannot be amended without approval by the affirmative vote of at least 75% of the outstanding shares of common stock. Otherwise, generally the power to make, amend and repeal the articles is vested in the board of directors, subject to the power of the shareholders to change such action; however, holders of 75% or more of shares entitled to vote in the election of directors, is required with respect to any amendment or change different from that recommended by the Board. Generally, if the Board approves an amendment by a 3/4 vote, the Board may waive the provisions requiring a greater percentage of shareholder vote and in which case a vote of 66 2/3% of the shares entitled to vote in the election of directors is required to authorize such an amendment.

Amendment of Bylaws
Can be amended by affirmative vote of 66 2/3% of the outstanding shares of common stock at any regular or annual meeting or by a majority vote of the Board at any regular or special meeting (except bylaws relating to directors' qualification, classification or term of office) subject to affirmative vote of a majority of the outstanding shares of common stock to change such action.
The power to make, amend and repeal the bylaws is vested in the board of directors, subject to the power of the shareholders to change such action; however, holders of 75% or more of shares entitled to vote in the election of directors, is required with respect to any amendment or change different from that recommended by the Board. If Board approves an amendment by a 3/4 vote, the Board may waive the provisions requiring a greater percentage of shareholder vote and in which case a vote of 66 2/3% of the shares entitled to vote in the election of directors is required to authorize such an amendment.

Analysis of Pennsylvania's Anti-takeover Provisions

        Sun is a "registered corporation" within the meaning of Chapter 25 of the Pennsylvania Business Corporation Law of 1988 ("PBCL") because the common stock of Sun is entitled to vote generally in the election of directors and is registered under the Securities Exchange Act of 1934. Accordingly, Sun would generally be subject to the "anti-takeover provisions" of Chapter 25 of the PBCL. The relevant provisions are contained in Subchapters E through J of Chapter 25 and are described below:

  •
  Subchapter 25E, relating to control transactions, provides that if any person or group of persons were to acquire more than 20% of the voting power of Sun, then the remaining shareholders could demand from such person or group of persons the fair value of their shares, including a proportionate amount of any control premium.

  •
  Subchapter 25F, relating to business combinations, delays for five years and imposes conditions upon "business combinations" between an "interested shareholder" and a covered corporation, unless the business combination or share acquisition is approved by the corporation's board of directors prior to the date such person became an interested shareholders. "Business combination" is defined broadly to include various transactions utilizing a corporation's assets for purchase price amortization or refinancing purposes. An "interested shareholder" for this purpose is defined generally as the beneficial owner of at least 20% of a corporation's voting shares.

  •
  Subchapter 25G, prevents a person who has acquired 20% or more of the voting power of a covered corporation from voting such shares unless the "disinterested" shareholders approve the voting rights.

  •
  Subchapter 25H, relating to disgorgement, requires persons (1) who acquire 20% or more of the voting power of a covered corporation or (2) announce that they may acquire such control and then sell shares within 18 months after the happening of (1) or (2) to disgorge the profits made from such transaction. Any profits from sales of equity securities of the corporation by the person or group during the 18-month period belong to the corporation if the securities that were sold were acquired during the 18-month period or with 24-months prior thereto.

  •
  Subchapter 25I, relating to severance payments, provides for a minimum severance payment to certain employees terminated within two years of the approval of a control-share acquisition under Subchapter 25G.

  •
  Subchapter 25J prohibits the abolishment of certain labor contracts in connection with a control-share acquisition under Subchapter 25G.

Subchapters 25E through 25H contain a wide variety of transactional and status exemptions, exclusions and safe harbors.

        Sun has elected to opt out of Subchapter G and Subchapter H of Chapter 25. Also, Subchapter I and Subchapter J are triggered only by the occurrence of a "control share approval" under Subchapter G. Accordingly, Subchapters H, G, I and J are not applicable to Sun.

        Because Sentry does not have a class of shares registered under the Exchange Act, such provisions do not apply to it.

        Furthermore, certain provisions of the PBCL other than Chapter 25 may be deemed to have an anti-takeover effect. Although by no means an exhaustive list, certain of these provisions are described as follows:

  •
  Removal of Directors. The PBCL provides that a director of a board of directors classified in respect to the term of office can only be removed for cause.

  •
  Director Fiduciary Duty. The PBCL, relating to the statutory duties and responsibilities of directors, provides that: (1) a director can consider a number of the factors and groups in determining whether a certain transaction is in the best interests in the corporation; (2) a director need not consider the interests of any particular group as dominant or controlling; (3) directors, in order to satisfy the presumption that they have acted in the best interests of the company, need not satisfy any greater burden of proof in the acquisition context; (4) actions approved by a majority of "disinterested directors" are presumed to satisfy the directors' standard, unless proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and (5) the fiduciary duty is solely to the corporation and may be enforced by the corporation or a shareholder in a derivative action, but not by a shareholder directly. The PBCL also provides that such fiduciary duty does not require directors to redeem any rights under, or to modify or render inapplicable any shareholder rights plan.

Sun has chosen to opt-out of the provisions discussing director fiduciary duty above. Instead, the provision applicable to Sun provides that in discharging their duties, the board of directors may, in considering the best interests of the corporation, consider the effects of any action upon employees, suppliers and customers of the corporation and upon communities in which officers of other establishments of the corporation are located, and all other pertinent factors. Absent breach of fiduciary duty, lack of good faith or self-dealing, actions taken as a director shall be presumed to be in the best interest of the corporation.

INFORMATION ABOUT SUN BANCORP, INC.

        Sun Bancorp, Inc. is a financial holding company incorporated under the laws of Pennsylvania. Sun acquired the Snyder County Trust Company in June 1983 and The Watsontown National Bank in November 1987. On December 1, 1993, the two banks merged into one bank under the legal title of Sun Bank. Sun also owns the Beacon Life Insurance Company, a credit life and disability insurance company. On June 30, 1997, Sun acquired Bucktail Bank and Trust Company (Bucktail) from FNB Corporation. Concurrently, Bucktail was merged into Sun Bank. On October 4, 2000, Sun Bank began conducting business as Sun Bank and discontinued using the trade names Snyder County Trust Company, Watsontown Bank, Central Pennsylvania Bank, and Bucktail Bank and Trust Company. On January 1, 2003, Sun acquired Bank Capital Services Corporation, a small business equipment leasing company, located in Pittston, Pennsylvania. On April 22, 2003, Sun acquired Mid-Penn Insurance Associates, Inc., an insurance agency located in Sunbury, Pennsylvania. Both Mid-Penn and Bank Capital operate under their respective trade names as subsidiaries of Sun Bank. On April 25, 2003, Sun Bank acquired Mechanics Savings Bank, a federally-chartered stock savings bank located in Steelton, Pennsylvania.

        Sun Bank, a Pennsylvania-chartered, FDIC-insured bank, provides full service commercial and retail banking services primarily in northeastern and central Pennsylvania. Sun Bank operates 23 banking offices and one trust services office serving Snyder, Union, Northumberland, Lycoming, Clinton, Dauphin, and Luzerne Counties.

        Sun Bank offers a wide range of services including demand deposit accounts, savings accounts, Christmas and all-purpose clubs, time certificates of deposit, and individual retirement accounts, as well as commercial loans, consumer loans, mortgage loans, auto leases, equipment leases, investment products, and safe deposit services. Sun Bank also operates a trust department that provides full fiduciary services. Sun Bank also offers 24-hour banking service through 45 Automated Teller Machines (ATMs) and cash dispensing units throughout its service area.

Management and Additional Information

        Certain financial and other information relating Sun, including information relating to executive compensation, benefit plans, voting securities and the principal holders thereof, certain relationships and related transactions and other related matters, is incorporated by reference or set forth in Sun's annual report on Form 10-K for the year ended December 31, 2002, Sun's annual report on Form 10-K/A for the year ended December 31, 2002, Sun's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, Sun's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, Sun's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 and Sun's Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2003, each of which is incorporated herein by reference. For information on obtaining a copy of these documents, please see "Where You Can Find Additional Information" beginning on page 74.

Incorporation of Certain Documents by Reference

        Certain documents previously filed by Sun with the Commission are incorporated by reference into this proxy statement prospectus as follows:

  •
  Sun's Annual Report on Form 10-K for the year ended December 31, 2002, as filed with the Commission on March 21, 2003;

  •
  Sun's Annual Report on Form 10-K/A for the year ended December 31, 2002, as filed with the Commission on July 25, 2003;

  •
  Sun's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, as filed with the Commission on November 14, 2003;

  •
  Sun's Quarterly Report on Form 10-Q for the period ended June 30, 2003, as filed with the Commission on August 13, 2003;

  •
  Sun's Amended Quarterly Report, as amended, on Form 10-Q/A for the quarter ended March 31, 2003, as filed with the Commission on May 19, 2003;

  •
  Sun's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, as filed with the Commission on May 15, 2003;

  •
  Sun's Current Report on Form 8-K, dated October 30, 2003, as filed with the Commission on October 31, 2003;

  •
  Sun's Current Report on Form 8-K, dated October 17, 2003, as filed with the Commission on October 21, 2003;

  •
  Sun's Current Report on Form 8-K, dated September 15, 2003, as filed with the Commission on September 19, 2003;

  •
  Sun's Current Report on Form 8-K, dated August 22, 2003, as filed with the Commission on August 27, 2003;

  •
  Sun's Current Report on Form 8-K, dated July 17, 2003, as filed with the Commission on July 21, 2003;

  •
  Sun's Current Report on Form 8-K, dated January 28, 2003, as filed with the Commission on July 1, 2003;

  •
  Sun's Current Report on Form 8-K, dated May 29, 2003, as filed with the Commission on May 29, 2003;

  •
  Sun's Current Report on Form 8-K, dated April 24, 2003, as filed with the Commission on April 25, 2003;

  •
  Sun's Current Report on Form 8-K, dated April 24, 2003, as filed with the Commission on April 25, 2003;

  •
  Sun's Current Report on Form 8-K, dated April 22, 2003, as filed with the Commission on April 23, 2003;

  •
  Sun's Current Report on Form 8-K, dated March 20, 2003, as filed with the Commission on March 20, 2003;

  •
  Sun's Current Report on Form 8-K, dated January 29, 2003, as filed with the Commission on January 29, 2003;

  •
  Sun's Current Report on Form 8-K, dated January 3, 2003, as filed with the Commission on January 3, 2003; and

  •
  Sun's Registration Statement on Form 8-A, as filed with the Commission on July 14, 1986.

        Sun incorporates by reference all documents it files pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date this proxy statement prospectus and prior to the earlier of the completion of the merger or termination of the merger agreement, into this proxy statement prospectus. The incorporated documents are deemed a part of the proxy statement prospectus from the date of filing of each document. Any statement contained in a document incorporated by reference is deemed to be modified or superseded for purposes of this proxy statement prospectus to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes the statement. Any statement so modified or superseded should not be deemed, except as so modified or superseded, to constitute a part of this proxy statement prospectus. You should read all information appearing in this proxy statement prospectus in conjunction with the information and financial statements, including notes thereto, appearing in the documents incorporated herein by reference, except to the extent stated in this paragraph. All the information in this proxy statement prospectus is qualified in its entirety by the information in those documents.

INFORMATION ABOUT SENTRY TRUST COMPANY

        Sentry was incorporated under the laws of the Commonwealth of Pennsylvania on February 7, 1997 as a non-depository trust company. Sentry operates in Franklin and Fulton Counties in south central Pennsylvania. Sentry's headquarters are located at 785 Fifth Avenue, Chambersburg, Pennsylvania 17201. Sentry maintains branch offices in McConnellsburg, Greencastle and Waynesboro, Pennsylvania.

        Sentry employs a staff of approximately 30 employees representing over 250 years of combined financial experience. Sentry's Board of Directors consists of local community and industry leaders that are experienced in the financial area.

        Since its inception in May 1997, Sentry has acquired two bank trust departments, that of the Fulton County National Bank in January of 1999 and The First National Bank of Greencastle in January 2001. In addition to providing financial services to the community at large, Sentry also provides financial services to the customer base of these banks. Sentry has also established service agreements to provide trust and financial services to the membership of Patriot Federal Credit Union, Community of Healthcare Employees Credit Union, Cornerstone Federal Credit Union in Carlisle and the customer base of First National Bank of Mercersburg and Community State Bank of Orbisonia.

        Sentry provides a wide array of financial services through its trust area, and insurance agency, and its brokerage through its broker-dealer UVEST. Clients can utilize trust services such as estate and financial planning and investment management services. Through its brokerage and insurance agency, Sentry offers investment services, life, long-term care and disability insurance.

        As of December 31, 2002, trust assets under management represented approximately $388 million encompassing 1,300 clients. Through the brokerage and insurance agency, Sentry represents an additional 3,000 clients. Sentry's capital position represents approximately $11 million.

Description of Capital Stock

        The authorized capital stock of Sentry consists of 10,000,000 shares of common stock, $1 par value per share, and 10,000,000 shares of preferred stock, no par value per share. As of January 19, 2004, there were 1,743,518 shares of common stock issued and outstanding, and outstanding stock purchase warrants to purchase 878,000 shares of Sentry Common Stock. There are no other shares of capital stock of Sentry authorized, issued or outstanding. Sentry has no options, warrants, or other rights authorized, issued or outstanding, except for the employee stock options and stock purchase warrants.

        The holders of common stock are entitled to one vote for each share held of record on each matter presented for consideration by shareholders. Shareholders are not entitled to cumulate votes in the election of directors. The holders of common stock have no preemptive rights to acquire any additional shares. The shares of common stock issued are fully paid and nonassessable and the holders thereof will not be subject to call or assessment under state law. Members of the Board of Directors are elected annually to staggered four year terms.

        In the event of liquidation, dissolution or winding-up of Sentry, holders of common stock will be entitled to share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities.

Dividends

        The holders of common stock are entitled to share ratably in dividends when, as and if declared by the Board of Directors out of funds legally available therefor. The timing and amount of dividends depends upon earnings, capital requirements, federal and state laws, regulations and policies and other factors deemed relevant by the Board of Directors. The ability of Sentry to pay dividends to its shareholders is dependent upon the earnings and financial condition of the company.

Principal Holders

        The following table shows, as of January 19, 2004, to our knowledge, those persons or entities, who owned of record or beneficially on January 19, 2004 approximately 5% or more of the outstanding Sentry common stock.

        We determined beneficial ownership of shares of Sentry common stock by referring to Securities and Exchange Commission Rule 13d-3, which provides that a person should be attributed ownership of any stock that he, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares:

  •
  Voting power, which includes power to vote or to direct the voting of the stock,

  •
  Investment power, which includes the power to dispose or direct the disposition of the stock, or

  •
  Has the right to acquire beneficial ownership within 60 days after January 19, 2004.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock, no par value per share	Patriot Federal Credit Union 800 Wayne Avenue Chambersburg, PA 17201	553,028	(1)	27.8%
Common Stock, no par value per share	Tower Bancorp, Inc. P.O. Box 8 Greencastle, PA 17225	127,888		7.3%

(1)
Includes 248,750 warrants to purchase shares of Sentry common stock.

Beneficial Ownership of Executive Officers and Directors

        The following table shows, as of January 19, 2004, the amount and percentage of Sentry common stock beneficially owned by each director, each named executive officer and all directors and executive officers of Sentry as a group.

        Unless otherwise indicated in a footnote appearing below the table, all shares reported in the table below are owned directly by the reporting person. The number of shares owned by the directors and executive officers is rounded to the nearest whole share. The percentage of all Sentry common stock owned be each director or executive officer is less than 1% unless otherwise indicated.

Name of Individual or Identity of Group	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Directors
Peggy J. Bosma	553,028	(2)(3)	27.8%
Darrell D. Brechbill	58,500	(4)	3.3%
Ray K. Bricker	49,500	(5)	2.8%
David C. Cleaver	55,000	(6)	3.1%
Robert H. Grove	49,500	(7)	2.8%
Kermit G. Hicks	127,888	(8)	7.3%
Roy A. Himelfarb, DDS	46,670	(9)	2.6%
Edgar E. Lehman	553,028	(2)(3)	27.8%
Charles E. Nelson	46,950	(10)	2.6%
Craig J. Nitterhouse	56,250	(11)	3.2%
William K. Nitterhouse	57,500	(12)	3.2%
Grant S. Palmer	40,000	(13)	2.3%
Sidney M. Palmer	68,750	(14)	3.9%
Gary W. Patterson	553,028	(2)(3)	27.8%
Roger J. Robertson, M.D.	61,500	(15)	3.5%
Carl L. Rosenberry	49,500	(16)	2.8%
Raymond C. Shoemaker	553, 028	(2)(3)	27.8%
Other Executive Officers
Carole L. Crist	13,000	(17)	0.7%
Randy L. Martin	8,000	(18)	0.5%
John D. Parson	27,000	(19)	1.5%
All Directors, Nominees and Executive Officers as a Group (20 persons)	1,368,536		58.5%

(1)
Securities "beneficially owned" by an individual are determined in accordance with the definitions of "beneficial ownership" set forth in the General Rules and Regulations of the Securities and Exchange Commission and may include securities owned by or for the individual's spouse and minor children and any other relative who has the same home, as well as securities to which the individual has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days after January 19, 2004. Stated ownership also includes vested but unexercised options that have been granted. Individuals may disclaim beneficial ownership as to certain of the securities reported.

(2)
Peggy J. Bosma, Edgar E. Lehman, Gary W. Patterson and Raymond C. Shoemaker are officers of Patriot and serve as Patriot's representatives on Sentry's Board of Directors.

(3)
Includes 304,278 shares owned by Patriot and stock purchase warrants in the amount of 248,750.

(4)
Includes 32,500 shares owned by Brechbill & Helman Construction Co. Partnership, of which Mr. Brechbill is President, and stock purchase warrants for 26,000 shares.

(5)
Includes 27,500 shares owned jointly with his spouse and stock purchase warrants for 22,000 shares.

(6)
Includes 33,000 shares owned individually and stock purchase warrants for 22,000 shares.

(7)
Includes 27,500 shares owned individually and stock purchase warrants for 22,000 shares.

(8)
Mr. Hicks serves as the representative of Tower Bancorp, Inc. Tower owns 127,888 shares of Sentry common stock.

(9)
Includes 24,670 shares owned jointly with his spouse and stock purchase warrants for 22,000 shares.

(10)
Includes 5,200 shares owned individually, stock options to purchase 40,500 shares, and stock purchase warrants for 1,250 shares.

(11)
Includes 31,250 shares owned individually and stock purchase warrants for 25,000 shares. Mr. Nitterhouse is the son-in-law of Sidney M. Palmer.

(12)
Includes 28,750 shares owned individually and stock purchase warrants for 28,750 shares.

(13)
Includes 20,000 shares owned individually and stock purchase warrants for 20,000 shares. Mr. Palmer is the son of Sidney M. Palmer.

(14)
Includes 31,250 shares owned individually and stock purchase warrants for 37,500 shares. Mr. Palmer is the father-in-law of Craig J. Nitterhouse and the father of Grant S. Palmer.

(15)
Includes 39,500 shares owned individually and stock purchase warrants for 22,000 shares.

(16)
Includes 27,500 shares owned individually and stock purchase warrants for 22,000 shares.

(17)
Includes 13,000 unexercised stock options.

(18)
Includes 8,000 unexercised stock options.

(19)
Includes 10,000 shares held in an IRA Account for Mr. Parson's benefit, 12,000 unexercised stock options, and stock purchase warrants for 5,000 shares.

Biographical Information

        Charles E. Nelson.    Mr. Nelson, age 52, has served as president and chief executive officer of Sentry since 1997 and has been a member of the Board of Directors since 1997. Upon the effective date of the merger, Mr. Nelson will be employed as president, chief executive officer and senior trust officer of Sentry, as well as an executive vice president of Sun.

        Sidney M. Palmer.    Mr. Palmer, age 75, has served as chairman of the Board of Directors of Sentry since 1997 and has been a member of the Board of Directors since 1997. Under the merger agreement, upon the effective date of the merger, Sun Bancorp, Inc. will appoint Mr. Palmer to its Board of Directors.

Executive Compensation

        The following table sets forth all annual compensation for services, in all capacities, to Sentry for each of the last three fiscal years to the chief executive officer:

Summary Compensation Table

	Annual Compensation				Long Term Compensation
					Awards		Payouts
Name and principal position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Other annual compensation ($) (e)	Restricted stock awards($) (f)	Securities underlying options/SARS (#) (g)	LTIP payouts ($) (h)	All other compensation ($) (i)
Charles E. Nelson President and Chief Executive Officer, Sentry	2003 2002 2001	99,692 93,000 89,673	89,045 58,736 49,290	0 0 0	0 0 0	0 3,500 0	0 0 0	41,200 35,510 32,100	(1) (1) (1)

(1)
Represents excess premiums paid by Sentry for Mr. Nelson's group life insurance policy, Key Man Insurance policy premiums, annual required contribution for deferred compensation, interest on accumulated deferred compensation, matching contributions on 401k plan and cell phone charges.

Recommendation of the Board of Directors

        The Sentry Board of Directors recommends that the shareholders vote FOR the approval of the merger agreement.

 MATTER NO. 2
APPROVAL OF CHANGE IN CONTROL PAYMENTS
FOR FEDERAL TAX PURPOSES

        In certain circumstances, payments of compensation made by a corporation in connection with a change in ownership or control are treated as "excess parachute payments." Under Sections 280G and 4999 of the Code, "excess parachute payments" are not deductible by the corporation and an excise tax (in addition to regular income and employment taxes) is imposed on the recipient.

        As discussed in more detail below, the addendum to the employment agreement of Charles E. Nelson, President and Chief Executive Officer of Sentry, included as an exhibit to the merger agreement included herein as Appendix A, provides that Mr. Nelson will receive payments from Sun, and those payments could be treated as "excess parachute payments." The adverse tax consequences associated with "excess parachute payments" made to this individual can be eliminated if Sentry's shareholders receive disclosure of these payments and approve the individual's right to receive and retain the payments.

Tax Consequences

        In general, under the Code, if a "disqualified individual" receives payments (or receives the benefit of payments) in the nature of compensation which are contingent on a "change in ownership or control" and the aggregate present value of such payments equals or exceeds three times the individual's "base amount," such payments will constitute so-called "parachute payments." For purposes of the "parachute payment" rules, the proposed merger of Sentry will constitute a "change in ownership or control" and Mr. Nelson will be considered a "disqualified individual."

        If a disqualified individual receives "parachute payments," then, unless certain exceptions apply, the amount by which the aggregate present value of all "parachute payments" to the individual exceeds the individual's "base amount" will be subject to the following tax consequences:

  •
  The corporation will be denied a tax deduction for the excess; and

  •
  The recipient of the excess will be subject to a 20%, non-deductible, excise tax.

Shareholder Approval Exception

        A payment to a disqualified individual will not constitute a "parachute payment" if:

  •
  it has been approved by a separate vote of the persons who own more than 75% of the voting power of all outstanding stock of the corporation undergoing the change in control, and

  •
  the vote is based on adequate disclosure concerning payments made to the disqualified individual. The vote must determine the disqualified individual's right to receive or retain the payment. If such shareholder approval is not obtained with respect to any payment, the payment will not be made.

Disclosure of Payments

        On April 23, 2003, Mr. Nelson entered into an employment agreement with Sun Bancorp, Inc., its subsidiaries, Sun Bank and SUBI Services, LLC, and Sentry which will take effect on the effective date of the merger. If the merger agreement is terminated or the transactions contemplated in the merger agreement are not consummated, then the employment agreement is null and void. Mr. Nelson had previously negotiated an employment agreement with Sentry in April 2002. The new employment agreement, dated April 23, 2003, is intended to supersede the previous agreement and provides for consideration in lieu of the previous agreement.

        Under the terms of his employment agreement, Mr. Nelson will receive a base annual salary of $115,000. In addition, Mr. Nelson will receive an automobile under the employment agreement. Furthermore, he will be entitled to participate in the employee benefit plans in effect at Sun, including incentive compensation, stock option and profit sharing plans.

        In addition, the employment agreement contains an addendum specifying additional monetary and non-monetary covenants. The addendum is incorporated into the employment agreement by reference.

        For Mr. Nelson, the addendum specifies that he receives a lump sum cash payment equal to $300,000 on the effective date of the merger, as well as one equal to $213,000 for payment of the vested portion of his supplemental retirement benefit agreement with Sentry. Under the addendum, the remaining portion of deferred compensation under the supplemental retirement benefit agreement, $424,000, is rolled over and assumed by Sun, as though Mr. Nelson had reached the age of 65. Upon the effective date, Sun shall immediately fund $250,000 of this amount. Sun will then fund an additional $7,250 per month, such that at the completion of the initial two year term of the employment contract, Sun shall have funded the entire $424,000 supplemental retirement benefit. If Mr. Nelson elects to voluntarily terminate his employment during the initial two year term (other than for "good reason"), or is terminated "for cause", then Mr. Nelson shall be entitled to receive an amount equal to the initial $250,000 plus the $7,250 per month which was funded for each month and any partial month for which he was employed during the initial two year term of the agreement.

        If Mr. Nelson is no longer employed by Sun for any reason after completion of the initial two year term, the entire $424,000, plus accrued interest, will be distributed to Mr. Nelson in a lump sum at that time. If Mr. Nelson dies during the initial two year term or terminates employment for "good reason" during the initial two year term, Mr. Nelson shall be entitled to a distribution equal to the full $424,000, plus accrued interest.

        The addendum specifies funding and distribution methods of this benefit. The $300,000 payment, the $213,000 payment and the $424,000 payment are not to be reduced because of Section 280G or Section 4999 of the Code. If Sun decides to consummate the merger and an excise tax is triggered 1/2 is paid by Sun and 1/2 is paid by Mr. Nelson. The addendum also provides that Mr. Nelson will continue to be covered by an incentive program in substantially the same form as that outlined in his prior employment agreement with Sentry; under the incentive program, Mr. Nelson receives 2.25% of gross trust and brokerage income booked to Sentry, payable no less than quarterly. Mr. Nelson further receives a one-time grant of 10,000 stock options from Sun. He is also entitled to a bonus formula relating to profitability that is identical to the formula presently in place at Sentry or a comparable program which is available to all senior executives at Sun. Finally, the addendum provides that Mr. Nelson is eligible to participate in Sun executive employee benefit programs, with prior credit under Sentry plans for eligibility and vesting purposes.

Required Shareholder Approval

        Mr. Nelson's right to receive and/or retain payments under his employment agreement is contingent upon consummation of the merger. Sun has no obligation to consummate the merger if Mr. Nelson's "parachute payment" is not approved by Sentry's shareholders. This requires obtaining the consent of persons who own, immediately before the merger of Sentry, more than 75 percent of the outstanding voting power of all outstanding stock of Sentry, excluding those shares of stock actually owned or constructively owned (under Section 318(a) of the Code) by or for a disqualified individual who receives (or is to receive) payments that would be "parachute payments" if the shareholder approval requirements were not met.

        You are being asked to vote on the question of approving these payments to Mr. Nelson in the event the merger of Sentry occurs. This vote is separate from your vote on whether or not to approve the proposed merger of Sentry. Your vote will determine whether Mr. Nelson has a right to these payments, inasmuch as Sun's obligation to consummate the merger is contingent upon your approval of these payments.

Recommendation of the Board of Directors

        The Sentry Board of Directors recommends that the shareholders vote FOR the approval of the payment of the "parachute payment" to Mr. Nelson.

MATTER NO. 3
ADJOURNMENT

        In the event that there are not sufficient votes to constitute a quorum or approve the adoption of the merger agreement at the time of the meeting, the merger agreement could not be approved unless the meeting was adjourned in order to permit further solicitation of proxies. In order to allow proxies that have been received by Sentry, at the time of the meeting to be voted for the adjournment, if necessary, Sentry has submitted the question of adjournment to its shareholders as a separate matter for their consideration. Properly executed proxies will be voted in favor of the adjournment proposal, unless otherwise indicated on the proxy. If it is necessary to adjourn the meeting, no notice of the time and place of the adjourned meeting is required to be given to shareholders other than an announcement of the time and place that is given at the meeting.

Recommendation of the Board of Directors

        The Sentry Board of Directors recommends that the shareholders vote FOR the approval of the adjournment proposal.

MISCELLANEOUS ADDITIONAL INFORMATION

Conduct of the Meeting

        Sentry management knows of no business other than as described in this proxy statement prospectus that is planned to be brought before the meeting. Should any other matters arise, however, the persons named on the enclosed proxy will vote on those matters according to their best judgment.

        Abstentions or broker nonvotes will be counted for purposes of determining whether a quorum is present at the meeting but will not be counted as votes cast for or against any matter to be considered at the meeting.

Shareholder Proposals

        If the merger has not been completed, the Sentry board will consider and include in its proxy statement for the annual meeting of shareholders, in 2004, proposals that meet the regulations of Pennsylvania law and Sentry's bylaws. Proposals should be addressed to the attention of David C. Cleaver, Secretary, Sentry Trust Company, 785 Fifth Avenue, Chambersburg, Pennsylvania 17201.

Other Matters

        The Board of Directors does not intend to bring any other matter before the Sentry meeting and is not presently informed of any other business that others may bring before the Sentry meeting other than as set forth in the Notice of Special Meeting of Shareholders. If any other matters should properly come before the meeting, or any postponement or adjournment of the meeting, however, proxy holders intend to vote on these matters as they, in their discretion, may determine.

EXPERTS

        The consolidated financial statements as of December 31, 2002 and for the year then ended incorporated in this proxy statement prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements as of December 31, 2001 and for the two years then ended incorporated in this proxy statement prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of Parente Randolph, PC, independent accountants, given on the authority of said firm as experts in auditing and accounting.

LEGAL OPINION

        The legality of the shares of Sun common stock to be issued in connection with the merger will be passed upon by the law firm of Drinker Biddle & Reath LLP, Philadelphia, Pennsylvania, special counsel to Sun.

WHERE YOU CAN FIND MORE INFORMATION

        Sun is subject to the informational requirements of the Exchange Act, and, accordingly, files reports, proxy statements and other information with the Securities and Exchange Commission. The reports, proxy statements and other information are available for inspection and copying at the Public Reference Room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Sun is an electronic filer with the Commission. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov.

        This proxy statement prospectus forms a part of a Registration Statement that Sun has filed with the Commission under the Securities Act on Form S-4, with respect to the Sun common stock to be issued in the merger. This proxy statement prospectus does not contain all of the information in the Registration Statement. The Commission's rules and regulations permit omission of certain information. You may access and copy the Registration Statement, including any amendments and exhibits, at the locations mentioned above or through the Commission's website at the address listed above. Statements contained in this proxy statement prospectus as to the contents of any contract or other document are not necessarily complete. We refer you to the copy of the contract or other document, filed as an exhibit to the Registration Statement. We also qualify our discussions by these documents.

        Documents that Sun incorporates by reference are available from Sun without charge (except for exhibits to the documents unless the exhibits are specifically incorporated in this document by reference). You may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from Sun at the following address:

    Sun Bancorp, Inc.
    155 North 15th Street
    Lewisburg, Pennsylvania 17837
    (570) 523-4300
    Attention: Thomas W. Bixler, Secretary

        If you would like to request documents, please do so by February 20, 2004, in order to receive them before the meeting. If you request any incorporated documents from Sun or other documents from Sentry, they will be mailed to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

        We have authorized no one to give you any information or to make any representation about the merger of Sun or Sentry that differs from or adds to the information contained in this document or in the documents Sun has publicly filed with the SEC. Therefore, if anyone should give you any different or additional information, you should not rely on it.

        If you live in a jurisdiction where it is unlawful to offer to exchange or sell, or to ask for offers to exchange or buy, the securities offered by this document, or to ask for proxies, or if you are a person to whom it is unlawful to direct these activities, then the offer presented by this document does not extend to you.

        The information contained in this proxy statement prospectus speaks only as the date indicated on the cover of this document, unless the information specifically indicates that another date applies.

APPENDIX A
Execution Copy

         AGREEMENT
AND
PLAN OF REORGANIZATION

SUN BANCORP, INC.,
SUN INTERIM TRUST COMPANY,
SENTRY TRUST COMPANY
AND
PATRIOT FEDERAL CREDIT UNION

April 23, 2003

AGREEMENT AND PLAN OF REORGANIZATION

        THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") dated as of April 23, 2003, by and among SUN BANCORP, INC., a Pennsylvania business corporation and registered financial holding company having its principal office in Lewisburg, Pennsylvania ("Sun"), SUN INTERIM TRUST COMPANY (In Organization) ("SITC"), a Pennsylvania chartered trust company and wholly-owned subsidiary of Sun, SENTRY TRUST COMPANY, a Pennsylvania chartered trust company, having its principal office in Chambersburg, Pennsylvania ("Sentry") and PATRIOT FEDERAL CREDIT UNION ("Patriot"), a federal credit union having its principal office in Chambersburg, Pennsylvania (each a "Party" and collectively referred to as the "Parties").

W I T N E S S E T H:

        WHEREAS, the respective Boards of Directors of Sun and Sentry have each determined that it is in the best interests of their respective companies to consummate the transactions provided for in this Agreement and the exhibits and schedules hereto in the manner provided herein and therein;

        WHEREAS, Sun shall incorporate and capitalize SITC as a state chartered trust company pursuant to the Pennsylvania Banking Code of 1965, as amended (the "Banking Code") as a direct, wholly-owned subsidiary prior to the effectuation of the transactions contemplated by this Agreement and the exhibits and schedules thereto;

        WHEREAS, the respective Boards of Directors of Sun and Sentry have approved, and deem it advisable and in the best interests of their respective shareholders for Sentry to statutorily merge with and into SITC pursuant to the terms and subject to the conditions set forth in this Agreement and the Agreement and Plan of Merger of Sentry with and into SITC in the form attached hereto as Exhibit 1 (the "Merger Agreement"). Such merger of Sentry with and into SITC on the terms and conditions provided in this Agreement and the Merger Agreement shall be referred to herein and therein as the "Merger";

        WHEREAS, Sun and Sentry intend that the merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, (the "Code").

        WHEREAS, the Board of Directors of Patriot deems it advisable and in the best interests of its members that Patriot receive the cash consideration set forth herein for its shares of the stock of Sentry; and

        WHEREAS, subsequent to and immediately after the effectiveness of the Merger, Sun shall make a capital contribution of the SITC Common Stock (as defined herein) held by Sun to Sun Bank, a Pennsylvania chartered bank and trust company and a wholly-owned subsidiary of Sun ("Sun Bank"), as a result of which SITC will become a wholly-owned subsidiary of Sun Bank, all upon the terms and subject to the conditions set forth herein;

        WHEREAS, as a condition to Sun's entry into this Agreement and to induce such entry, Charles E. Nelson, Carole L. Crist and Randy L. Martin, each adult individuals and officers and employees of Sentry are entering into Employment Agreements with Sun (the "Employment Agreements") attached hereto as Exhibits 2, 3, and 4, respectively; and

        WHEREAS, the Parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby and governing the transactions contemplated herein.

        NOW, THEREFORE, in consideration of the premises, mutual promises, covenants, agreements, representations and warranties hereinafter set forth, and of other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

        1. THE REORGANIZATION, THE MERGER, CLOSING, EFFECTIVE TIME.

        (a) Subject to the terms and conditions of this Agreement and in accordance with the applicable laws of the Commonwealth of Pennsylvania, at the Effective Time (as defined in Section 1 (c)), Sentry shall merge with and into SITC and the separate corporate existence of Sentry shall thereupon cease (the "Merger"). SITC shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Trust Company") and shall continue to be governed by the laws of the Commonwealth of Pennsylvania and the separate corporate existence of SITC with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The name of the Surviving Trust Company shall be "SENTRY TRUST COMPANY". The Merger shall have the effects specified in the Banking Code.

        (b) Provided that all conditions precedent set forth in this Agreement shall have been satisfied or shall have been waived in accordance with Section 20 of this Agreement, the closing of the Merger (the "Closing") shall take place at the offices of Shumaker Williams, P.C. at 3425 Simpson Ferry Road, Camp Hill, Pennsylvania, or such other mutually agreed upon location, on such date and at such time as shall be agreed upon by the Parties, following three (3) business days' notice to Sentry, which date shall, unless otherwise agreed upon by the Parties, be the last business day of a calendar month and not be later than the 15th business day after the latest to occur of (i) the last approval of required governmental authorities is granted and any related waiting periods expire, (ii) the lifting, discharge or dismissal of any stay of any such governmental approval or of any injunction against the Merger and (iii) all shareholder approvals required by the Parties hereunder are received. At the Closing, the Parties shall deliver the certificates required by Sections 8(b) and 8(c) of this Agreement and such other documents and instruments as may be necessary or appropriate to effectuate the purposes of this Agreement. The "Closing Date" when used herein means the day on which the Closing occurs.

        (c) At the Closing, and provided that this Agreement has not been terminated or abandoned pursuant to Section 9 hereof, SITC and Sentry will cause articles of merger (the "Articles of Merger") to be delivered and properly filed with the Department of State of the Commonwealth of Pennsylvania (the "Department of State"). The Merger of Sentry with and into SITC shall become effective on 11:59 p.m. on the day on which the Closing occurs and the Articles of Merger are filed with the Department of State or such later date and time as may be mutually agreed upon by the Parties and specified in the Articles of Merger (the "Effective Time"). The "Effective Date" when used herein means the day on which the Effective Time for the Merger occurs. At the Effective Date, Sentry shall cease to exist as a separate business corporation, and SITC shall become the surviving corporation of the Merger.

        (d) At the Effective Time, the Surviving Trust Company shall be considered the same business and corporate entity as each of Sentry and SITC and thereupon and thereafter, all property rights, powers and franchises of each of Sentry and SITC shall vest in the Surviving Trust Company and the Surviving Trust Company shall be subject to and be deemed to have assumed all of the debts, liability, obligations and duties of each of Sentry and SITC and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Trust Company. In addition, any reference either to Sentry or SITC in any contract or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Trust Company if not inconsistent with the other provisions of the contract or document; and any pending action or other judicial proceeding to which either of Surviving Trust Company or SITC is a party shall not be deemed to have abated or to have discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not been made, or the Surviving Trust Company may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of Sentry and SITC if the Merger had not occurred.

        2. CONVERSION AND EXCHANGE OF SHARES; FRACTIONAL SHARE INTERESTS.

        (a) Merger Consideration—Non-Patriot Shareholders. On the Effective Date, each share of the common stock of Sentry, par value $1.00 per share, ("Sentry Common Stock") issued and outstanding immediately prior to the Closing Date (but not including the Excluded Shares (as defined below), and subject to paragraphs (e) and (f) of this Section 2), shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, become and be converted into the right to receive (i) without interest, $8.04 in cash (the "Cash Consideration"), (ii) 0.401 shares (the "Exchange Ratio") of common stock of Sun, no par value ("Sun Common Stock") (the "Stock Consideration")or (iii) a combination of cash and shares of Sun Common Stock as provided in Sections 2(f)(5)(A), (B) and (C) below. The Cash Consideration, the Stock Consideration, the Warrant Cash Consideration (as defined below) and the Warrant Stock Consideration (as defined below) are sometimes referred to herein collectively as the "Merger Consideration". For purposes of this Section 2(a), "Excluded Shares" means (i) each share of Sentry Common Stock which immediately prior to the Effective Date of the Merger was issued and held in the treasury of Sentry and which shall be canceled and retired; (ii) Perfected Dissenting Shares, as defined in Section 2(e)(2), which will be subject to the provisions of Section 2(e)(1); (iii) each authorized but unissued share of Sentry Common Stock, which shall cease to exist; and (iv) each share of Sentry Common Stock owned by Sun, other than in a fiduciary capacity.

        (b) Sentry Warrants. Each Stock Purchase Warrant for Common Stock of Sentry Trust Company ("Warrants") shall entitle the holder thereof to cash in the amount of $3.04 per share (the "Warrant Cash Consideration") or 0.152 shares (the Warrant Exchange Ratio") of Sun Common Stock (the "Warrant Stock Consideration"). Warrants shall not be converted to warrants for the stock of Sun, or any affiliate thereof, and the Warrants shall terminate and be of no further force and effect upon the Effective Date.

        (c) Intentionally Omitted

        (d) Patriot Shares. Promptly following the execution of this Agreement, Patriot shall execute and submit to Sun an Election Form (as defined in section 2(f) hereof) electing to receive Cash Consideration for each share of Sentry Common Stock and Warrant Cash Consideration for each Warrant which is owned by Patriot, or any successor, assignee or transferee of Patriot (the term "Patriot" as used in this Agreement shall be deemed to include any such successor, assignee or transferee) (the "Patriot Shares") (the "Patriot Election"). Patriot agrees and covenants that it will not revoke the Patriot Election prior to or on the Closing Date provided that the Patriot Election shall be null and void if there is a termination of this Agreement.

        (e) Treasury Stock, Dissenting Shareholders.

          (1) On the Effective Date, all shares of Sentry Common Stock held in the treasury of Sentry and all shares of Sentry Common Stock owned by Sun or owned beneficially by any subsidiary of Sun other than in a fiduciary capacity shall be cancelled and no cash, stock, debt or other property shall be delivered in exchange therefor.

          (2) Notwithstanding any other provision contained in this Agreement, no shares of Sentry Common Stock that are issued and outstanding as of the Effective Date and that are held by a shareholder who has properly exercised his appraisal rights (any such shares being referred to herein as "Dissenting Shares") under applicable law shall be converted into the right to receive the Merger Consideration as provided in paragraph (a) of this Section 2 unless and until the holder shall have failed to perfect, or shall have effectively withdrawn or lost, his right to dissent from the

  Merger under applicable law and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of applicable law. If any such holder shall have so failed to perfect or effectively withdrawn or lost such right prior to the Election Deadline (as defined herein), each of such holder's shares of Sentry Common Stock shall thereupon be deemed to be Non-Election Shares (as defined herein) for all purposes under this Section 2. If any holder of Dissenting Shares shall have so failed to perfect or effectively withdrawn or lost such holder's right to dissent from the Merger after the Election Deadline, each of such holder's shares of Sentry Common Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Date, the right to receive the Stock Consideration or the Cash Consideration or a combination thereof as determined by Sun in its sole discretion, subject to restrictions set forth herein.

        (f) Exchange of Stock Certificates and Warrants, Election.

          (1) An election form (an "Election Form") which shall specify how delivery shall be effected, in such form as Sentry and Sun shall mutually agree, shall be mailed on the Mailing Date (as defined below) to each holder of record of shares of Sentry Common Stock or Warrants (other than holders of Patriot Shares, Dissenting Shares or shares of Sentry Common Stock to be cancelled as provided in paragraph (e)(1) of this Section 2) as of a record date which shall be the same date as the record date for eligibility to vote on the Merger. The "Mailing Date" shall be the date on which proxy materials relating to the Merger are mailed to holders of shares of Sentry Common Stock and Warrants.

          (2) Each Election Form, except as otherwise provided herein, shall entitle the holder of shares of Sentry Common Stock or Warrants (or the beneficial owner through appropriate and customary documentation and instructions) (for purposes of this Section 2(f) "shares" includes Warrants, "shareholders" includes Warrant holders, "Cash Consideration" includes Warrant Cash Consideration and "Stock Consideration" includes Warrant Stock Consideration to the extent such inclusion serves to append the Warrants to the election procedures described in this Section 2(f)) to (i) elect to receive the Cash Consideration for all of such holder's shares (a "Cash Election") (subject to Section 2(f)(4), the aggregate number of shares of Sentry Common Stock that will be converted into the right to receive cash in the Merger (the "Cash Election Number") will be 40% of the total number of shares of Sentry Common Stock issued and outstanding as of the Closing Date and the aggregate number of Warrants that will be converted into the right to receive cash in the Merger (the "Warrant Cash Election Number") will be 40% of the total number of Warrants issued and outstanding as of the Closing Date), (ii) elect to receive the Stock Consideration for all of such holder's shares (a "Stock Election") (subject to Section 2(f)(4), the aggregate number of shares of Sentry Common Stock that will be converted into the right to receive shares of Sun Common Stock in the Merger (the "Stock Election Number") shall be 60% of the total number of shares of Sentry Common Stock issued and outstanding as of the Closing Date and the aggregate number of Warrants that will be converted into the right to receive shares of Sun Common Stock in the Merger (the "Warrant Stock Election Number") shall be 60% of the total number of Warrants issued and outstanding as of the Closing Date), (iii) elect to receive the Cash Consideration with respect to some of such holder's shares and elect to receive the Stock Consideration with respect to such holder's remaining shares (a "Mixed Election"), or (iv) make no election or to indicate that such holder has no preference as to the receipt of the Cash Consideration or the Stock Consideration (a "Non-Election"). Holders of record of shares of Sentry Common Stock who hold such shares as nominees, trustees or in other representative capacities (a "Holder") may submit multiple Election Forms, provided that such Holder certifies that each such Election Form covers all the shares of Sentry Common Stock held by that Holder for a particular beneficial owner. Shares of Sentry Common Stock as to which a Cash Election has been made are referred to herein as "Cash Election Shares". Shares of Sentry Common Stock as

  to which a Stock Election has been made are referred to herein as "Stock Election Shares". In the case of a Mixed Election, the number of shares of Sentry Common Stock for which the holder making the Mixed Election has indicated an election to receive Cash Consideration will be treated as Cash Election Shares and the number of shares of Sentry Common Stock for which the holder making the Mixed Election has indicated an election to receive Stock Consideration will be treated as Stock Election Shares. Shares of Sentry Common Stock as to which no election or a Non-Election has been made are referred to as "Non-Election Shares". No consideration shall be paid for the Excluded Shares.

          (3) Except for the Election Form executed and submitted by Patriot, which shall be governed by Section 2(d) hereof, to be effective, a properly completed Election Form shall be submitted to the Exchange Agent (as defined below) designated on the Election Form on or before 5:00 p.m. Eastern Time on the 15th calendar day following the Mailing Date (or such other time and date as Sentry and Sun may mutually agree) (the "Election Deadline"). An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline and, if the shareholder is making an election for Warrant shares, the Election Form is accompanied by he Warrant(s) pursuant to which such election is made. Any Sentry shareholder, except Patriot, may at any time prior to the Election Deadline change his or her election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form. Any Sentry shareholder may, at any time prior to the Election Deadline, revoke his or her election by written notice received by the Exchange Agent prior to the Election Deadline. All elections shall be revoked automatically if the Exchange Agent is notified in writing by Sun and Sentry that this Agreement has been terminated. If a shareholder either (i) does not submit a properly completed Election Form by the Election Deadline, or (ii) revokes its Election Form and does not thereafter duly deliver a properly completed Election Form to the Exchange Agent prior to the Election Deadline, the shares of Sentry Common Stock held by such shareholder shall be designated "Non-Election Shares". Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent (as defined below) regarding such matters shall be binding and conclusive.

          (4) Notwithstanding any other provision contained in this Section 2 to the contrary (other than Sections 2(h) and (i)), a minimum of 60% of the Merger Consideration shall be in the form of the Stock Consideration and Warrant Stock Consideration, and a maximum of 40% of the Merger Consideration shall be in the form of the Cash Consideration, and Warrant Cash Consideration, including any consideration paid in connection with dissenters' rights of appraisal; provided, however, that for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code and, notwithstanding anything to the contrary contained herein, in order that the Merger will not fail to satisfy requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, as reasonably determined by PricewaterhouseCoopers, LLP ("PWC"), after consultation with Smith Elliott Kearns & Company ("SEK"), if necessary, Sun shall increase the number of outstanding Sentry shares that will be converted into the Stock Consideration and Warrant Stock Consideration and reduce the number of outstanding Sentry shares that will be converted into the right to receive the Cash Consideration and reduce the number of Warrants that will be converted into the right to receive the Warrant Cash Consideration.

          (5) Within fifteen (15) days after the Election Deadline, Sun shall cause the Exchange Agent to calculate the allocation among the holders of Sentry Common Stock and Warrants of rights to receive the Cash Consideration, the Warrant Cash Consideration, the Stock Consideration, and the Warrant Stock Consideration as follows:

            (A)(i) Oversubscribed Cash Election—Sentry Common Stock. If the aggregate number of Cash Election Shares (including the shares for which a Cash Election was deemed to be made pursuant to a Mixed Election) exceeds the Cash Election Number, (1) each Cash Election Share shall be converted into (i) the right to receive an amount of cash, without interest, equal to the product of (a) the Cash Consideration and (b) a fraction (the "Cash Fraction"), the numerator of which shall be the Cash Election Number and the denominator of which shall be the total number of Cash Election Shares, and (ii) a number of shares of Sun Common Stock equal to the product of (a) the Exchange Ratio and (b) a fraction equal to one minus the Cash Fraction and (2) each Stock Election Share and each Non-Election Share (each as defined below) shall be converted into the right to receive a number of shares of Sun Common Stock equal to the Exchange Ratio.

            (ii) Oversubscribed Cash Election—Warrants. If the aggregate number of Cash Election Warrants (including the Warrants for which a Cash Election was deemed to be made pursuant to a Mixed Election) exceeds the Warrant Cash Election Number, (1) each Cash Election Warrant shall be converted into (i) the right to receive an amount of cash, without interest, equal to the product of (a) the Warrant Cash Consideration and (b) a fraction (the "Warrant Cash Fraction"), the numerator of which shall be the Warrant Cash Election Number and the denominator of which shall be the total number of Cash Election Warrants, and (ii) a number of shares of Sun Common Stock equal to the product of (a) the Warrant Exchange Ratio and (b) a fraction equal to one minus the Warrant Cash Fraction and (2) each Stock Election Warrant and each Non-Election Warrant (each as defined below) shall be converted into the right to receive a number of shares of Sun Common Stock equal to the Warrant Exchange Ratio.

            (B)(i) Oversubscribed Stock Election. If the aggregate number of Stock Election Shares (including the shares for which a Stock Election was deemed to be made pursuant to a Mixed Election) exceeds the Stock Election Number, (1) each Stock Election Share shall be converted into (i) the right to receive a number of shares of Sun Common Stock, equal to the product of (a) the Exchange Ratio and (b) a fraction (the "Stock Fraction"), the numerator of which shall be the Stock Election Number and the denominator of which shall be the total number of Stock Election Shares, and (ii) an amount of cash, without interest, equal to the product of (a) the Cash Consideration and (b) a fraction equal to one minus the Stock Fraction and (2) each Cash Election Share and each Non-Election Share shall be converted into the right to receive an amount of cash, without interest, equal to the Cash Consideration.

            (ii) Oversubscribed Stock Election—Warrants. If the aggregate number of Stock Election Warrants (including the Warrants for which a Stock Election was deemed to be made pursuant to a Mixed Election) exceeds the Warrant Election Number, (1) each Stock Election Warrant shall be converted into (i) the right to receive a number of shares of Sun Common Stock, equal to the product of (a) the Warrant Exchange Ratio and (b) a fraction (the "Warrant Stock Fraction"), the numerator of which shall be the Warrant Stock Election Number and the denominator of which shall be the total number of Stock Election Warrants, and (ii) an amount of cash, without interest, equal to the product of (a) the Warrant Cash Consideration and (b) a fraction equal to one minus the Warrant Stock Fraction and (2) each Cash Election Warrant and each Non-Election Warrant shall be converted into the right to receive an amount of cash, without interest, equal to the Warrant Cash Consideration.

            (C)(i) Undersubscribed Cash Election and Stock Election. If (x) the aggregate number of Cash Election Shares is equal to or less than the Cash Election Number and (y) the aggregate number of Stock Election Shares is equal to or less than the Stock Election Number, (1) each Cash Election Share shall be converted into the right to receive an amount of cash, without interest, equal to the Cash Consideration, (2) each Stock Election Share shall be converted into the right to receive a number of shares of Sun Common Stock equal to the Exchange Ratio and (3) each Non-Election Share shall be converted into the right to receive (A) an amount of cash, without interest, equal to the product of (i) the Cash Consideration and (ii) a fraction (x) the numerator of which shall be the Cash Election Number less the number of Cash Election Shares and (y) the denominator of which shall be the aggregate number of Non-Election Shares and (B) a number of shares of Sun Common Stock equal to the product of (i) the Exchange Ratio and (ii) a fraction (x) the numerator of which shall be the Stock Election Number less the number of Stock Election Shares and (y) the denominator of which shall be the aggregate number of Non-Election Shares. For purposes of this Agreement, all Non-Election Shares shall be treated as undersubscribed shares.

            (ii) Undersubscribed Cash Election and Stock Election—Warrants. If (x) the aggregate number of Cash Election Warrants is equal to or less than the Warrant Cash Election Number and (y) the aggregate number of Stock Election Warrants is equal to or less than the Warrant Stock Election Number, (1) each Cash Election Warrant shall be converted into the right to receive an amount of cash, without interest, equal to the Warrant Cash Consideration, (2) each Stock Election Warrant shall be converted into the right to receive a number of shares of Sun Common Stock equal to the Warrant Exchange Ratio and (3) each Non-Election Warrant shall be converted into the right to receive (A) an amount of cash, without interest, equal to the product of (i) the Warrant Cash Consideration and (ii) a fraction (x) the numerator of which shall be the Warrant Cash Election Number less the number of Cash Election Warrants and (y) the denominator of which shall be the aggregate number of Non-Election Warrants and (B) a number of shares of Sun Common Stock equal to the product of (i) the Warrant Exchange Ratio and (ii) a fraction (x) the numerator of which shall be the Warrant Stock Election Number less the number of Stock Election Warrants and (y) the denominator of which shall be the aggregate number of Non-Election Warrants. For purposes of this Agreement, all Non-Election Warrants shall be treated as undersubscribed Warrants.

          (6) All of the shares of Sentry Common Stock converted into and exchangeable for the Merger Consideration pursuant to this Section 2 shall no longer be outstanding and shall automatically be cancelled and cease to exist as of the Effective Date. Each Certificate previously representing any such shares of Sentry Common Stock shall thereafter represent the right to receive the Merger Consideration pursuant to this Section 2, as allocated among the holders of Sentry Common Stock in accordance with this paragraph 2(f).

          (7)(i) At the Effective Date, Sun shall deposit, or shall cause to be deposited, with a bank or trust company designated by Sun reasonably satisfactory to Sentry (the "Exchange Agent"), for exchange in accordance with this paragraph 2(f): (A) Certificates representing the aggregate number of shares of Sun Common Stock into which the outstanding shares of Sentry Common Stock shall be converted pursuant to this Section 2, and (B) Cash in the amount of the aggregate Cash Consideration, and the aggregate amount of cash to be paid in lieu of fractional shares. Within five (5) days following the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate representing Sentry Common Stock (a "Certificate") or a Warrant a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Certificate or Warrant shall pass, only upon delivery of such Certificate or Warrant to the Exchange Agent) advising such holder of the terms of the exchange effected by the Merger and of the procedure for surrendering to the Exchange Agent such Certificate or Warrant in exchange for their interest in the Merger Consideration. At or after the Effective Time, each holder of a

  Certificate or Certificates, upon surrender of the same to the Exchange Agent (in the case of Warrants, surrender of said Warrant(s) must be made together with the submission of an Election Form prior to the Election Deadline), shall be entitled to receive in exchange therefor the Merger Consideration for each share of Sentry Common Stock theretofor represented by the Certificate or Certificates, Warrant or Warrants so surrendered, which shall have been converted as provided in this Section 2(f) hereof. Upon surrender of a Certificate or Warrant to the Exchange Agent for cancellation together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate or Warrant shall be entitled to receive in exchange therefore (X) a certificate representing that number of whole shares of Sun Common Stock, if any, that such holder has the right to receive pursuant to this Agreement and (Y) a check for an amount equal to the cash, if any, which such holder has the right to receive pursuant to this Agreement (including any cash in lieu of any fractional shares of Sun Common Stock to which such holder is entitled pursuant to Section 2(f) hereof). In no event shall the holder of any surrendered Certificate or Warrant be entitled to receive interest on any of the Cash Consideration or cash in lieu of fractional share interests to be received in the Merger. Certificates and Warrants surrendered for exchange by any Person who is an "affiliate" of Sentry for purposes of Rule 145(c) under the Securities Act of 1933, as amended, (the "1933 Act") shall not be exchanged for certificates representing shares of Sun Common Stock until Sun has received the written agreement of such Person in the form attached hereto as Exhibit 6.

          (ii) Sun shall not be obligated to deliver the interest in the Merger Consideration to which a holder of Sentry Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders a Certificate or Certificates, or Warrant or Warrants for exchange as provided in this Section 2, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be reasonably required in each case by Sun. If payment of the Merger Consideration is to be made to a Person other than the registered holder of the Certificate(s) or Warrant(s) surrendered, it shall be a condition of such payment after the Certificate(s) or Warrant(s) so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate(s) or Warrant(s) surrendered or establish to the satisfaction of Sun that such tax has been paid or is not applicable.

          (iii) Any portion of the aggregate Merger Consideration delivered to the Exchange Agent by Sun pursuant to this Section 2(f)(7) that remains unclaimed by the stockholders of Sentry for six months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to Sun. If outstanding Certificates for shares of Sentry Common Stock are not surrendered or the payment for them is not claimed prior to the date on which payment of the Merger Consideration would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Sun (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any Certificate or any Warrant for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Sun and the Exchange Agent shall be entitled to rely upon the stock transfer books of Sentry to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, Sun and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relived with respect to any claims thereto.

        (g) Closing of Stock Transfer Books; Cancellation of Sentry Certificates. At the Effective Date, the stock transfer books of Sentry shall be closed and no transfer of Sentry Common Stock shall thereafter be made or recognized. If, after the Effective Date, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration as provided in this Section 2.

        (h) Antidilution Provision. In the event that prior to the Effective Date, the outstanding shares of Sun Common Stock shall have been increased, decreased or changed into or exchanged for a different number or kind of shares or securities by reorganization, recapitalization, reclassification, stock dividend, stock split or other like changes in Sun's capitalization, then an appropriate and proportionate adjustment shall be made to the Stock Consideration (including the Exchange Ratio).

        (i) No Fractional Shares. Notwithstanding any other provision hereof, each holder of shares of Sentry Common Stock who would otherwise have been entitled to receive pursuant to this Section 2 a fraction of a share of Sun Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash in an amount equal to the pro-rata cash consideration value for each share as established in paragraph 2(a) of this Agreement. No such holder shall be entitled to dividends, voting rights or any other shareholder right in respect of such fractional share.

        (j) Sentry Options.

        (1) At the Effective Time, each option (collectively, "Sentry Options") to purchase shares of Sentry Common Stock that (i) is outstanding at the Effective Time, (ii) has been granted pursuant to the Sentry Trust Company 1997 Stock Incentive Plan and the Sentry Trust Company 1999 Stock Incentive Plan (collectively, the "Sentry Stock Option Plans") and (iii) would otherwise survive the Effective Time shall be automatically converted into an option to acquire shares of Sun Common Stock on the terms set forth below (each Sentry Option as converted, a "Sun Stock Option").

        (2) A Sun Stock Option shall be a stock option to acquire shares of Sun Common Stock with the following terms: (i) the number of shares of Sun Common Stock which may be acquired pursuant to such Sun Stock Option shall be equal to the product of the number of shares of Sentry Common Stock covered by the Sentry Option multiplied by the Exchange Ratio, provided that any fractional share of Sun Common Stock resulting from such multiplication shall be rounded down to the nearest whole share; (ii) the exercise price per share of Sun Common Stock shall be equal to the exercise price per share of Sentry Common Stock of such Sentry Option, divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest whole cent; (iii) the duration and other terms of such Sun Option shall be identical to the duration and other terms of such Sentry Option, except that all references to Sentry shall be deemed to be references to Sun and its affiliates, where the context so requires and shall remain exercisable until the stated expiration date of the corresponding Sentry Option; and (iv) to the extent Sentry Options qualify as incentive stock options under Section 422 of the Code, the Sun Options into which the Sentry Options are converted shall also so qualify. Subject to the foregoing, the Sentry Stock Option Plans and all options or other rights to acquire Sentry Common Stock issued thereunder shall terminate at the Effective Time. Sun shall not issue or pay for any fractional shares otherwise issuable upon exercise of a Sun Stock Option.

        (3) Prior to the Effective Time, Sun shall take appropriate action to reserve for issuance and, if not previously registered pursuant to the Securities Act of 1933, as amended (the "1933 Act"), register the number of shares of Sun Common Stock necessary to satisfy Sun's obligations with respect to the issuance of Sun Common Stock pursuant to the exercise of Sun Stock Options and under Section 2(j).

        (4) Prior to the Effective Time (to the extent required as determined by Sun or Sentry under applicable law, the terms of the Sentry Stock Option Plans or otherwise), Sun shall receive agreements from each holder of a Sentry Option, pursuant to which each such holder agrees to accept a Sun Option in substitution for the Sentry Option, as of the Effective Time.

        (5) Schedule 2(j) sets forth a listing of each Sentry Option as of the date of this Agreement (copies of which have been provided to Sun), including the optionee, date of grant, shares of Sentry Common Stock subject to such Option, the exercise price of such Option, expiration date, classification as an incentive stock option or a nonqualified stock option, vesting schedule and any special features thereof.

        (k) Lost or Destroyed Certificates. In the event any Certificate, as of the Closing Date, shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Sun, the posting by such Person of a bond in such amount as Sun may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Sun Common Stock constituting the Stock Consideration and cash in lieu of fractional shares.

        (l) Other Matters.

        (1) Notwithstanding any term of this Agreement to the contrary, Sun may, in its discretion at any time prior to the Effective Date, designate a direct or indirect wholly-owned subsidiary to substitute for SITC as the constituent corporation in the Merger by written notice to Sentry so long as the exercise of this right does not cause a material delay in the consummation of the transactions contemplated herein or otherwise adversely affect the consummation or the tax consequences of the transactions contemplated herein. Sun shall also have the right to cause Sentry or such substitute to be the Surviving Trust Company of the Merger described at Section1(a), so long as the exercise of such right does not have a Material Adverse Effect on the interests of the Sentry shareholders or cause a material delay in, or otherwise adversely affect, consummation or the tax consequences of the transactions contemplated herein; if such right is exercised, this Agreement shall be deemed to be modified to accord such change.

        (2) Nothing set forth in this Agreement or any exhibit or schedule hereto shall be construed:

          (i) to preclude Sun or any Sun affiliate from acquiring or assuming, or to limit in any way the right of Sun or any Sun affiliate to acquire or assume, prior to or following the Effective Date, the stock, or assets or liabilities of any other financial services institution or other corporation or entity, whether by issuance or exchange of Sun Common Stock, or otherwise;

          (ii) to preclude Sun from issuing, or to limit in any way the right of Sun to issue, prior to or following the Effective Date, Sun Common Stock or other securities;

          (iii) to preclude Sun from granting employee, director or compensatory options at any time with respect to Sun Common Stock or other securities;

          (iv) to preclude option holders of Sun from exercising options at any time with respect to Sun Common Stock or other securities; or

          (v) to preclude Sun or any Sun affiliate from taking, or to limit in any way the right of either of them to take, any other action not expressly and specifically prohibited by the terms of this Agreement.

        3. REPRESENTATIONS AND WARRANTIES OF SUN. Sun represents and warrants to Sentry as follows:

          (a) Authority. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly and validly authorized by the Board of Directors of Sun, and no other corporate action on the part of Sun is necessary to authorize the approval of this Agreement or the consummation of the transactions contemplated herein. This Agreement has been duly executed and delivered by Sun and, assuming due authorization, execution and delivery by Shareholders, receipt of required regulatory approvals, constitutes a valid and binding obligation of Sun, enforceable against Sun in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency reorganization, fraudulent conveyance, moratorium and other similar laws affecting creditor's rights or principles of equity. Assuming regulatory approval, the execution, delivery and consummation of this Agreement will not constitute a violation or breach of or default under the Articles of Incorporation or the Bylaws of Sun or any statute, rule, regulation, order, decree, directive, agreement, indenture or other instrument to which Sun is a party or by which Sun or any of its properties are bound.

          (b) Organization and Standing. Sun is a business corporation that is duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Sun is a registered financial holding company under the Bank Holding Company Act of 1956, as amended, and has full power and lawful authority to own and hold its properties and to carry on its present business. Sun owns, directly or indirectly all of the issued and outstanding shares of capital stock of Sun Bank. Sun Bank is a Pennsylvania-chartered bank and trust company having its corporate headquarters in Selinsgrove, Pennsylvania, and is duly authorized to engage in the banking business as an insured bank under the Federal Deposit Insurance Act, as amended.

          (c) Capitalization. The authorized capital stock of Sun consists of 20,000,000 shares of common stock, no par value ("Sun Common Stock") of which, as of April 1, 2003, 7,316,644 shares were issued. All outstanding shares of Sun Common Stock have been duly issued and are validly outstanding, fully paid and nonassessable. The shares of Sun Common Stock to be issued in connection with the acquisition have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable.

          (d) Articles of Incorporation and Bylaws. The copies of the Articles of Incorporation, as amended, and of the Bylaws, as amended, of Sun which have been delivered to Sentry are true, correct, and complete in all respects.

          (e) Financial Statements. Sun has delivered to Sentry the following financial statements: (i) Consolidated Balance Sheets, Consolidated Statements of Income, Consolidated Statements of Shareholders' Equity, and Consolidated Statements of Cash Flows and accompanying notes as of and for the years ended December 31, 2002, and December 31, 2001, certified by PWC and set forth in the Annual Report to the shareholders of Sun for the year ended on December 31, 2002; (the foregoing being hereinafter referred to as the "Sun Financial Statements"). Each of the foregoing financial statements fairly presents the consolidated financial position, assets, liabilities and results of operations of Sun at their respective dates and for the respective periods then ended and has been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied, except as otherwise noted in a footnote thereto.

          (f) Absence of Undisclosed Liabilities. Except as disclosed in Schedule 3(f) or as reflected, noted or adequately reserved against in the Sun Balance Sheet, at December 31, 2002, Sun had no material liabilities (whether accrued, absolute, contingent or otherwise) which are required to be reflected, noted or reserved against therein under GAAP or which are in any case or in the aggregate material. Except as described in Schedule 3(f), since December 31, 2002, Sun has not incurred any such liability other than liabilities of the same nature as those set forth in the Sun Balance Sheet, all of which have been reasonably incurred in the ordinary course of business.

          (g) Absence of Changes. Since December 31, 2002, there has not been any material and adverse change in the condition (financial or otherwise), assets, liabilities, business or operations of Sun or Sun Bank except for general economic conditions affecting the banking industry generally.

          (h) Litigation. Except as disclosed in Schedule 3(h) or set forth in Sun's Annual Report on Form 10-K for Sun's fiscal year ended December 31, 2002: (i) there is no litigation, investigation or proceeding pending, or to the Knowledge of Sun threatened, that involves Sun or its properties and that, if determined adversely to Sun, would have a Material Adverse Effect; (ii) there are no outstanding orders, writs, injunctions, decrees, consent agreements, memoranda of understanding or other directives of any federal, state or local court or governmental authority or of any arbitration tribunal against Sun which would have a Material Adverse Effect; and (iii) Sun is not aware of any fact or condition presently existing that might give rise to any litigation, investigation or proceeding which, if determined adversely to Sun, would have a Material Adverse Effect. For purposes of this Section 3(h) only, Sun shall be deemed to include Sun Bank.

          (i) Compliance with Laws; Governmental Authorizations. Except as disclosed in Schedule 3(i) or where noncompliance would not have a Material Adverse Effect: (i) Sun is in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders, decrees, directives, consent agreements, memoranda of understanding, permits, concessions, grants, franchises, licenses, and other governmental authorizations or approvals applicable to Sun or to any of its properties; and (ii) all permits, concessions, grants, franchises, licenses and other governmental authorizations and approvals necessary for the conduct of the business of Sun as presently conducted have been duly obtained and are in full force and effect and there are no proceedings pending, or to the Knowledge of Sun threatened, which may result in the revocation, cancellation, suspension or materially adverse modification of any thereof.

          (j) Complete and Accurate Disclosure. Neither this Agreement (insofar as it relates to Sun, Sun Common Stock and Sun's involvement in the transactions contemplated hereby) nor any financial statement, schedule, certificate, or other statement or document delivered by Sun to Sentry in connection herewith contains any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omits to state any material fact necessary to make the statements contained herein or therein not materially false or misleading.

          (k) Reporting Requirements of the Securities Exchange Act of 1934. Sun Common Stock is registered under Section 12 of the Securities Exchange Act of 1934 ("1934 Act") and is subject to the periodic reporting requirements imposed by Section 13 or 15(d) of the 1934 Act.

          (l) Accuracy of Representations. Until Closing, Sun will promptly notify Sentry if any of the representations contained in this Section 3 cease to be true and correct subsequent to the date hereof.

          (m) Omitted.

          (n) Omitted.

          (o) Omitted.

          (p) Reports. Sun has made available to Sentry complete copies of (i) the Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (iii) the proxy statement relating to Sun's 2003 Annual Meeting of Shareholders, (iv) all Current Reports on Form 8-K filed by Sun during 2002, and (v) all Call Reports filed by Sun Bank with the FDIC and the Pennsylvania Banking Department during 2002.

          (q) Fundamental Corporate Change. Sun has not entered into any negotiations, agreements, arrangements or understandings, or in any transactions pursuant to which the shares of Sun Common Stock or shares of a successor to Sun would no longer be registered under Section12 of the 1934 Act.

          (r) Brokers. Sun only assumes responsibility for payment of any broker, finder or investment banker entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon contracts or agreements made by or on behalf of Sun.

          (s) National Market System. Sun Common Stock is listed for trading on the NASDAQ/NMS.

Section 3.02 Representations and Warranties Of Sun Bank

        Sun, on behalf of Sun Bank, represents and warrants to Sentry as of the Closing Date herewith as follows:

          (a) Capital Structure of Bank. Bank is authorized to issue One Million (1,000,000) shares of capital stock, par value Five Dollars ($5.00) per share, of which all shares outstanding are owned by Sun.

          (b) Organization and Standing. Bank is a Pennsylvania-chartered bank and trust company, duly organized, validly existing and in good standing under the laws of Pennsylvania. Bank has full power and lawful authority to own and hold its properties and to carry on its present business.

          (c) CRA Compliance. Sun Bank has received a satisfactory compliance rating and has received a satisfactory Community Reinvestment Act rating. Sun Bank has no Knowledge of any facts or circumstances which would prevent it from receiving such satisfactory ratings upon its next appropriate examination.

          (d) Loan Loss Reserve. The loan loss reserve of Sun Bank is and shall remain adequate in light of generally accepted accounting principles, directives of governmental authorities, and all regulations, rules and directives of the FDIC and the Pennsylvania Department of Banking.

Section 3.03 Representations and Warranties of SITC

        (a) Organization. SITC will be a Pennsylvania chartered trust company and before the Closing Date will be validly existing and duly subsisting under the laws of the Commonwealth of Pennsylvania. All of the outstanding shares of capital stock of SITC will be validly issued, fully paid and nonassessable and owned directly by Sun free and clear of any lien, charge or other encumbrance.

        (b) Authority. SITC, upon its incorporation and receipt of required regulatory approvals, will have the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by SITC and the consummation of the transactions described herein will have been duly and validly authorized by all necessary corporate actions (including without limitation shareholder action) in respect thereof on the part of SITC. Upon execution by SITC, this Agreement will be a valid and binding obligation of SITC, enforceable against SITC in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, and other similar laws affecting creditor's rights or general principles of equity.

        (c) Capitalization. The authorized capital stock of SITC will consist of one million shares of common stock, with no par value.

        4. REPRESENTATIONS AND WARRANTIES OF SENTRY. Sentry represents and warrants to Sun as follows:

          (a) Sentry is a Pennsylvania state chartered trust company that is duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by Sentry requires such qualification, except for such failure to qualify or be in such good standing which, when taken together with all other such failures, would not have a Material Adverse Effect.

          (b) The copies of the Articles of Incorporation and the Bylaws of Sentry delivered to Sun are complete and accurate copies thereof as in effect on the date hereof. The minute books of Sentry which have been made available for inspection by Sun contain in all material respects a complete and accurate record of all meetings of Sentry.

          (c) Sentry (i) has corporate power to own its properties and to conduct its business as currently conducted, (ii) has substantially complied with, and is not in default in any respect under, any laws, regulations, ordinances, orders or decrees applicable to the conduct of its business and the ownership of its properties, including regulatory minimum capital requirements, the non-compliance with which or the default under which in the aggregate would have a Material Adverse Effect, (iii) has not failed to file with the proper federal, state, local or other authorities any report or other document required to be so filed, and (iv) has all approvals, authorizations, consents, licenses, clearances and orders of, and has currently effective all registrations with all governmental and regulatory authorities, which are necessary to the business or operations of Sentry, except where such failure to obtain would have a Material Adverse Effect.

          (d) The authorized capital stock of Sentry consists of 10,000,000 shares of Sentry Common Stock, par value $1.00 per share and 10,000,000 shares of Preferred Stock, of which 1,743,518 shares of Common Stock were validly authorized, issued and outstanding, fully paid and nonassessable and have not been issued in violation of preemptive or similar rights of any shareholder of Sentry or other Person arising by operation of securities laws, the Banking Code or any other applicable law or agreement or Sentry's Certificate of Incorporation or Bylaws, and no shares of Preferred Stock are outstanding, as of the date hereof. Other than options issued pursuant to the Sentry Trust Company 1997 Stock Incentive Plan and the Sentry Trust Company 1999 Stock Incentive Plan (for an aggregate of 82,150 shares) and Warrants for 878,000 shares of Sentry Common Stock, as of the date hereof there are outstanding no subscriptions, options, warrants, calls or rights or other agreements or commitments of any kind obligating Sentry to issue or dispose of any securities of Sentry or securities of Sentry convertible into any shares of Sentry Common Stock. From January 1, 2002 to the date hereof, no dividends or other distributions (including, without limitation, any stock dividend or distribution) have been declared, set aside or paid to the holders of Sentry Common Stock. Schedule 4(d) sets forth an accurate and complete list of the holders of all Warrants and such number of Warrants held by such Warrant holders.

          (e) Except for securities held by Sentry solely for investment purposes, which Sentry has disclosed to Sun, Sentry does not own, directly or indirectly, any equity interest in any bank, corporation, general partnership, limited partnership or other entity, except in a fiduciary capacity.

          (f)(1) Sentry has delivered to Sun copies of the following financial statements, each of which (including any related notes and schedules) presents fairly the financial condition and results of operations of Sentry, at the dates and for the periods covered by such statements in accordance with GAAP consistently applied throughout the periods covered by such statements, it being understood that Sentry interim financial statements are not audited and are not prepared with related notes but reflect all adjustments which are, in the opinion of Sentry, necessary for a fair presentation of such financial statements in accordance with GAAP:

            (A) Balance Sheet (the "Sentry 2002 Balance Sheet"), Statement of Income, Statement of Stockholders' Equity and Statement of Cash Flows, together with notes thereto, at December 31, 2002, and for the twelve months then ended, certified by Smith Elliott Kearns & Company, LLC;

            (B) Balance Sheets, Statements of Income, Statements of Stockholders' Equity and Statements of Cash Flows, together with notes thereto, at December 31, 2001, and December 31, 2000, and for the years then ended, certified by Smith Elliott Kearns & Company, LLC; and

            (C) Sentry has delivered to Sun Sentry's Quarterly Report for the quarter ended March 31, 2003, containing unaudited balance sheets of Sentry as of such date, and unaudited statements of earnings and cash flows of Sentry for the three month period reflected therein,

          (2) Sentry has provided Sun with copies of all financial statements, proxy statements, reports and other documents issued to its shareholders after December 31, 2001, and will provide Sun with copies of such statements, reports, and documents issued after the date hereof, on or prior to the Effective Date, and all reports and other documents filed by it with any federal or state authority during such period. Sentry shall make available for inspection by officials or representatives of Sun all financial statements prepared by Sentry and examined by Smith Elliott Kearns & Company, LLC or any other auditor.

          (3) Except as disclosed in Schedule 4(f) or in the Sentry 2002 Balance Sheet, Sentry had no material liability (whether accrued, absolute, contingent or otherwise) which is required to be reflected, noted or reserved against therein under GAAP or which is in any case or in the aggregate material. Except as described in Schedule 4(f), since December 31, 2002, Sentry has not incurred any such liability other than liabilities of the same nature as those set forth in the Sentry 2002 Balance Sheet, all of which have been reasonably incurred in the ordinary course of business.

          (g) (1) Sentry has delivered to Sun copies of:

            (A) its Annual Report to Shareholders for the years ended December 31, 2002, and December 31, 2001; and

            (B) any annual audit report or summary report regarding the accounts which Sentry holds in a fiduciary capacity, as required by 7 P.S. §1407, for the years ended December 31, 2002 and December 31, 2001.

          (2) The documents referred to in Section 4(g)(1)(A), (B)and (C), or to be contained in any financial statement, proxy statement, report, document or other written materials provided to Sun as required by Section 4(f), as of the date of such document or other materials, contained, or as to documents or other materials to be delivered after the date hereof will not contain, any untrue statement of material fact, or, at the date thereof, omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements will be made, misleading; provided, however, that information as of a later date shall be deemed to modify information as of any earlier date.

          (h)(1) Sentry has timely filed all federal, state, county and local Tax Returns in respect of Taxes. Each such Tax Return is complete and accurate in all respects. Sentry has paid all taxes owed or owing. No waivers of statutes of limitations, and no agreement relating to assessment or collection, are in effect in respect of any Taxes. There are no claims pending against Sentry for the alleged deficiency in the payment of any Taxes, and Sentry does not know of any pending or threatened audits, investigations or claims for unpaid Taxes or relating to any liability in respect of Taxes.

          (2) As of the date of this Agreement, Sentry has made available to Sun true and correct copies of all income, franchise, capital and other Tax Returns filed by Sentry for all taxable years or periods for which the relevant statute of limitations has not expired. Sentry is not a party to any tax allocation or sharing agreement, is or has been a member of an affiliated group filing consolidated or combined Tax Returns or otherwise has any tax liability for the Taxes of any Person (other than Sentry). No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any taxing authority with respect to Sentry.

          (3) To the extent required by generally accepted accounting principles, the provision for current taxes payable reflected in "Other Liabilities" in the Sentry 2002 Balance Sheet, as of the date hereof and as of the Effective Date, is and will be adequate to cover (A) all accrued and unpaid taxes of Sentry, whether or not disputed, for the period ended December 31, 2002, and for all prior periods, and (B) all Taxes that may become due and payable by Sentry in future periods

  (i) in respect of transactions, sales or services occurring or performed on or prior to December 31, 2002, which by virtue of tax or accounting treatment will not be included in income until subsequent to such date, or (ii) in respect of deductions, costs or other allowances taken for federal income tax purposes which Sentry auditors have reason to believe are likely to be disallowed by the Internal Revenue Service if audited by such Service. The provision for applicable taxes stated on the consolidated books of Sentry as of the date hereof and as of the Effective Date, is and will be adequate to cover (A) all accrued and unpaid federal, state, county and local taxes of Sentry, whether or not disputed, for the period ended on the date hereof or on the Effective Date, as the case may be, and for all prior periods, and (B) all federal, state, county and local Taxes that may become due and payable by Sentry in future periods (i) in respect of such transactions, sales or services occurring or performed on or prior to the date hereof or the Effective Date, as the case may be, which by virtue of tax or accounting treatment will not be included in income until subsequent to such dates, or (ii) in respect of deductions, costs or other allowances taken for federal income tax purposes which Sentry auditors have reason to believe are likely to be disallowed by the Internal Revenue Service if audited by such Service.

          (4) No consent has been filed relating to Sentry pursuant to Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code").

          (5) Except for any payments referred to in Section 8(b)(9) of this Agreement, none of Sun, Sentry or SITC will be obligated to make any payment that will be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code (without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future) as a result of the transactions contemplated in this Agreement.

          (6) As used in this Agreement, (i) the term "Tax" (including, with correlative meaning, the term "Taxes," and "Taxable") shall mean all federal, state, county, and local income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, customs, duties, franchise, bank shares, employment, withholding and other taxes, together with all interest, penalties and additions imposed with respect to such amounts, and (ii) the term "Tax Return" shall mean all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

          (i) Since September 30, 2002, Sentry has not incurred any liability, except in the ordinary course of its business consistent with past practice, nor has there been any change in the financial condition, properties, assets, business, results of operations or prospects of it which, individually or in the aggregate, has had, or might reasonably be expected to result in, a Material Adverse Effect.

          (j)(1) Sentry has good and marketable, indefeasible, fee simple, title, free and clear of all liens and encumbrances, and the right of possession subject to existing leaseholds, to all real properties and good title to all other property and assets, tangible and intangible, reflected in the Sentry December 31, 2002 Balance Sheet or purported to have been acquired by it since the date thereof (except property held as lessee under leases and disclosed in writing prior to the date hereof and except real or personal property sold or otherwise disposed of in the ordinary course of business), except liens for taxes or assessments not delinquent, and such other liens and encumbrances and imperfections of title as do not materially affect the value of such property or as reflected in the Sentry December 31, 2002 Balance Sheet and which do not interfere with or impair its present and continued use. All real properties owned, leased or operated by Sentry (the "Sentry Real Property") which are material to the business, operations or financial condition of Sentry are in substantially good operating condition and repair (ordinary wear and tear excepted). None of the material structures on the Sentry Real Property encroaches upon real property of another Person, and no structure of any Person encroaches upon the Sentry Real Property. The Sentry Real Property and its continued use, occupancy and operation as currently used, occupied and operated does not in any material respect constitute a nonconforming use under any applicable law, statute, ordinance, code, order, regulation or standard.

          (2) All properties held by Sentry under leases are held by it under valid, binding and enforceable leases (subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity), with such exceptions as are not material and do not interfere with the conduct of its business, as the case may be, and it enjoys quiet and peaceful possession of such leased properties. Sentry, and to its Knowledge any third party, is not in default in any material respect under any material lease, agreement or obligation regarding Sentry's properties or to which Sentry is a party or by which it is bound.

          (k) Except as specifically disclosed in Schedule 4(k), or as previously disclosed to Sun, Sentry is not a party to or bound by any contract or other agreement made in the ordinary course of business which involves aggregate future payments by it of more than $50,000 and which is made for a fixed period expiring more than one year from the date hereof, and Sentry is not a party to or bound by any agreement not made in the ordinary course of business which is to be performed at or after the date hereof. Each of the contracts and agreements disclosed in Schedule 4(k) are valid, binding and enforceable (subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity) and no breach or default (and no condition which, with notice or passage of time, could become a breach or default) exists as to Sentry with respect thereto, except such as would not, either individually or in the aggregate, have a Material Adverse Effect.

          (l) None of the investments reflected in the Sentry December 31, 2002 Balance Sheet under the heading "Investment Securities," and none of the investments made since December 31, 2002, is subject to any restriction, whether contractual or statutory, which materially impairs the ability of Sentry freely to dispose of such investment at any time, and any such investments comply with applicable law, rule and regulation.

          (m)(1) Schedule 4(m)(1) contains a complete list of each pension, retirement, stock purchase, stock bonus, savings, or profit sharing plan, any deferred compensation, consultant, bonus, life insurance, death or survivor benefit health insurance, sickness, disability, medical, surgical, hospital, severance, layoff, or vacation plan or group insurance contract, or any other incentive, welfare, or employee benefit plan or arrangement (including, without limitation, any employee pension benefit plan as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") ("Pension Plan") and any employee welfare benefit plan as defined in Section 3(1) of ERISA ("Welfare Plan")) sponsored or maintained by Sentry or any ERISA Affiliate (as defined herein) and covering any active or former employees (or their beneficiaries) of Sentry, (ii) to which Sentry or any ERISA Affiliate is a party or by which Sentry or an ERISA Affiliate (or any of the rights, properties or assets thereof) is bound, or (iii) with respect to which Sentry or any ERISA Affiliate may otherwise have any liability (whether or not Sentry or the ERISA Affiliate still maintains such Sentry Benefit Plan) (collectively, the "Sentry Benefit Plans"). "ERISA Affiliate" means any trade or business, whether or not incorporated, that together with Sentry would be deemed a "single employer" within the meaning of Section 414(b), (c), (m) or (o) of the Code. With respect to the Sentry Benefit Plans required to be listed in Schedule 4(m)(1), Sentry has provided to Sun an accurate and complete copy of the most recent plan documents, the most recent annual report (Form 5500 series) filed with the United States Department of Labor and the Internal Revenue Service, the most recent financial and actuarial reports, the most recently issued Internal Revenue Service rulings or determination letters, and all notices to the Pension Benefit Guaranty Corporation of "Reportable Events" as defined in ERISA. All accrued contributions and other payments to be made under each Pension Plan for such purpose have been set aside therefor.

          (2) Except as disclosed in Schedule 4(m)(2), with respect to the Sentry Benefit Plans:

            (A) Neither Sentry nor any ERISA Affiliate has any continuing liability, including any post-retirement medical, dental, life insurance or other benefits, under any Welfare Plan which provides for continuing benefits or coverage for any participant or any dependent or beneficiary of a participant after such participant's termination of employment, except as may be required by Section 4980B of the Code or Section 601 (et seq.) of ERISA ("COBRA"), or under any applicable state law, the cost of which is fully paid by the participant or the dependent or beneficiary of the participant.

            (B) Each Sentry Benefit Plan complies in all material respects with the applicable requirements of ERISA, the Code, the Securities Act, the 1934 Act and any other applicable laws governing such Sentry Benefit Plan, and each Sentry Benefit Plan has at all times been properly administered in all material respects in accordance with all such requirements of the law and all regulations issued thereunder, and in accordance with its terms and the terms of any applicable collective bargaining agreement to the extent consistent with all such requirements of law. Each Pension Plan is qualified under Section 401(a) of the Code, and each trust established by each Pension Plan is exempt from federal income tax under Section 501(a) of the Code. Each Pension Plan is, and from its establishment has been, the subject of a favorable determination letter from the IRS stating that such Pension Plan meets the requirements of Section 401(a) of the Code and that the trust associated with such Pension Plan is tax-exempt under Section 501(a) of the Code. No event has occurred since the date of each Pension Plan's last determination letter that would jeopardize the qualified status of any such plan or the tax exempt status of any such trust under Sections 401(a) and 501(a) of the Code, respectively. No lawsuits, claims (other than routine claims for benefits) or complaints to, or by, any Person, governmental entity, regulatory body or arbiter have been filed, are pending or are threatened with respect to any Sentry Benefit Plan and there is no fact or contemplated event that would give rise to any such lawsuit, claim (other than routine claims for benefits) or complaint with respect to any Sentry Benefit Plan. Without limiting the foregoing, the following are true with respect to each Sentry Benefit Plan:

              (1) With respect to each Sentry Benefit Plan, there has not occurred, and no Person is contractually bound to enter into, any "prohibited transaction" within the meaning of Section 4975(c) of the Code or Section 406 of ERISA, which transaction is not exempt under Section 4975(d) of the Code or Section 408 of ERISA.

              (2) No Sentry Benefit Plan is a Defined Benefit Plan as defined in Section 3(35) of ERISA and no ERISA Affiliate has ever maintained or been obligated to contribute to any Defined Benefit Plan.

              (3) No Sentry Benefit Plan is a Multiemployer Plan as defined in Section 3(37) of ERISA.

              (4) No Sentry Benefit Plan is an Employee Stock Ownership Plan as defined in Section 4975(e)(7) of the Code.

              (5) No Sentry Benefit Plan is a Qualified Foreign Plan as such term is defined in Section 404A of the Code and no Sentry Benefit Plan is subject to the laws or regulations of any other jurisdiction other than the United States of America or one of its political subdivisions.

              (6) No Welfare Plan is a Voluntary Employees' Beneficiary Association as defined in Section 501(c)(9) of the Code.

              (7) All Welfare Plans and their related trusts comply with and have been administered in compliance with (i) Section 4980B of the Code and Sections 601 through 609 of ERISA and all Department of Treasury and Department of Labor regulations issued thereunder, respectively, and (ii) the Health Insurance Portability and Accountability Act of 1996 and all Department of Labor regulations issued thereunder.

              (8) With respect to each Sentry Benefit Plan maintained by Sentry or any ERISA Affiliate, each such Sentry Benefit Plan provides the plan sponsor the authority to amend or terminate the Sentry Benefit Plan at any time, subject to the applicable requirements of ERISA and the Code.

        (3) Sentry is not a fiduciary (as defined in Section 3(21) of ERISA and the regulations promulgated thereunder) with respect to any Pension Plan or Welfare Plan other than the Sentry Benefit Plans.

        (n) Except as specifically disclosed and identified in Schedule 4(n), Sentry has no contracts or other agreements with any member of management, any affiliate (as that term is defined in Rule 12b-2 promulgated under the 1934 Act or any management or consultation agreement not terminable at will by it without liability, and no such contract or agreement has been requested by or is under discussion by management with any group of employees, any member of management, affiliate (as defined in Rule 12b-2 of the 1934 Act or any other Person.

        (o)(i) There are no actions, suits, investigations or proceedings instituted, pending or, to the Knowledge of Sentry, threatened against Sentry before any court, any arbitrator of any kind or any government agency (including any bank regulatory authority), and (ii) Sentry is not subject to any potential adverse claim, the outcome of which could individually, or in the aggregate, have a Material Adverse Effect on Sentry. Sentry has no Knowledge of any pending or threatened claims or charges against it before the Equal Employment Opportunity Commission, the Office of Federal Contract Compliance, any Human Relations Commission or any other federal, state or local government agency.

        (p)(1) The execution and delivery of this Agreement has been duly authorized by the Board of Directors of Sentry and, when the Merger has been duly approved by the affirmative vote of the shareholders of Sentry owning at least sixty-six and two-thirds percent (66 2/3%) of its capital stock outstanding at a meeting of shareholders duly called and held in accordance with the provisions of Pennsylvania law, this Agreement shall be duly and validly authorized by all necessary action on the part of Sentry.

        (2) This Agreement has been duly executed and delivered by Sentry and (assuming due execution and delivery by Sun) constitutes, and, upon its execution and delivery shall constitute, a valid, binding and enforceable obligation of Sentry, subject to (i) bankruptcy, insolvency, moratorium, reorganization, conservatorship, receivership or other similar laws from time to time in effect relating to or affecting the enforcement of creditors' rights generally or the rights of creditors of Pennsylvania state chartered trust companies, (ii) laws relating to the safety and soundness of trust companies, and (iii) general principles of equity, and except that the availability of equitable remedies or injunctive relief is within the discretion of the appropriate court.

        (3) The execution, delivery and performance by Sentry of this Agreement and the consummation of the transactions herein contemplated have been duly authorized and do not violate any provision of the Articles of Incorporation or Bylaws of Sentry, any provisions of federal or state law or any governmental rule or regulation (assuming the organization of SITC and its adoption of this Agreement, the appropriate filing of the Articles of Merger with the Pennsylvania Department of Banking, the receipt of the government approvals, the receipt of the requisite Sentry shareholder approval referred to in Section 5.1(p)(1), and the accuracy of the representations of Sun set forth in Section 5.2(l)), and do not require any consent of any Person under, conflict with, or give rise to any right of termination, cancellation, modification, or result in a breach of or accelerate the performance required by any of the terms of, any debt instrument, lease, license, covenant, agreement or understanding to which Sentry is a party or by which it is bound or any order, ruling, decree, judgment, arbitration award or stipulation to which it is subject, or constitute a default thereunder or result in the creation or imposition of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon any of its properties or assets, except where such conflict or breach, or when the failure to obtain such consent would not result in a Material Adverse Effect.

        (q) Except for Garland McPherson & Associates, Inc., no broker, agent, finder, consultant or other party (other than legal and accounting advisors) has been retained by Sentry or is entitled to be paid based upon any agreements, arrangements or understandings made by Sentry in connection with any of the transactions contemplated by this Agreement.

        (r) Sentry is insured by reputable insurers against all risks normally insured against by financial institutions, and all of the insurance policies or bonds maintained by it are in full force and effect and for reasonable amounts against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured, and have maintained all insurance required by applicable laws and regulations. Sentry is not in default thereunder and all material claims thereunder have been filed in due and timely fashion.

        (s)(1) Sentry is currently, and always has been, operating in compliance with all laws, statutes, ordinances, codes, common law, rules, regulations, orders, or standards ("Legal Requirements") relating to pollution or to protection of human health, safety or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), and record keeping notification and reporting requirements with respect to Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, investigation, remediation, storage, disposal, transport or handling of Hazardous Substances and to Sentry's Knowledge, Sentry is currently, and always has been, operating in compliance with Legal Requirements relating to any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, depositing, disposal, discharge, dispersal, leaching, or migration on or into the environment or into or out of any property ("Releases") or threatened Releases of any pollutant, toxic substance, contaminant, hazardous waste, hazardous substance, extremely hazardous material or other substance or compound that could pose a hazard to the environment or human health or safety including any substance or material which is now regulated or governed under any Environmental Laws, including, without limitation, petroleum, or any refined product or fraction thereof, asbestos, or polychlorinated biphenyls ("Hazardous Substances") (collectively, "Environmental Laws") applicable to any real property Sentry formerly owned, leased or operated or any other real property related to the current or former operation of Sentry's business (collectively, the "Former Real Property") or any real property currently owned, leased or operated by Sentry;

          (2) Sentry has not received any notice from any governmental authority or other Person of any violation or alleged violation of any Environmental Law applicable to any Former Real Property or real property currently owned, leased or operated by Sentry;

          (3) there is no order, writ, injunction or decree of any court or any governmental department, commission, board, agency or instrumentality, domestic or foreign, outstanding, or any claim, action, suit, proceeding, charge, complaint, inquiry, audit or investigation pending or, to Sentry's Knowledge, threatened relating to compliance with, or liability under, any Environmental Law affecting real property owned, leased or operated by Sentry or, to Sentry's Knowledge, any Former Real Property; and

          (4) Sentry currently possesses all permits and licenses required by any Environmental Law necessary for the operation of Sentry's business, other than permits and licenses the absence of which would not, individually or in the aggregate, have a Material Adverse Effect.

          (t) The information pertaining to Sentry, which has been or will be furnished to Sun by or on behalf of Sentry for inclusion in the Sun Registration Statement, the Prospectus or the Proxy Statement (each as hereinafter defined in Section 7(a)(2) hereof), or in the applications to be filed to obtain the government approvals (the "Applications"), will contain no untrue statement of any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading; provided, however, that information as of a later date shall be deemed to modify the information as of an earlier date. All financial statements of Sentry included in the Prospectus or the Proxy Statement will present fairly the consolidated financial condition and results of operations of Sentry at the dates and for the periods covered by such statements in accordance with generally accepted accounting principles consistently applied throughout the periods covered by such statements. Sentry shall promptly advise Sun in writing if prior to the Effective Date it shall obtain Knowledge of any facts that would make it necessary to amend the Sun Registration Statement, the Proxy Statement or any Application, or to supplement the Prospectus, in order to make the statements therein not misleading or to comply with applicable law.

          (u) No representation or warranty by Sentry and no statement by Sentry in any certificate, agreement, exhibit or other document furnished in connection with the transactions contemplated by this Agreement, shall contain any untrue statement of a material fact or omit to state any material fact necessary to make such representation, warranty or statement not misleading; provided, however, that information as of a later date shall be deemed to modify information as of an earlier date.

          (v) Upon consummation of the transactions contemplated hereby, the Surviving Corporation will have good and marketable title in and to all of the assets owned by Sentry and valid leasehold interests in all property leased by Sentry, in each case free and clear of any mortgage, lien, pledge, charge, security interest, restriction, encumbrance or other adverse claim of any kind in respect of any such property or asset.

          (w) There are no liabilities of Sentry of any kind whatsoever, known or unknown, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, including under any contract, license, commitment or obligation not disclosed on any schedule attached to this Agreement, other than (1) liabilities set forth on the 2002 Balance Sheet or (2) other current liabilities, within the GAAP, incurred in the ordinary course of business since the date of the 2002 Balance Sheet the amount of which, individually and in the aggregate, do not or would not have a Material Adverse Effect.

          (x)(1) Except as set forth in Schedule 4(x)(1) attached hereto, as of the date of this Agreement, Sentry is not a party to, or bound by, any oral or written:

            (A) "material contract" as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the Securities and Exchange Commission ("SEC");

            (B) any agreement not terminable on ninety (90) days or less notice involving the payment by Sentry of more than $10,000 per annum, in the case of any such agreement;

            (C) agreement with any officer or other key employee the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction of the nature contemplated by this Agreement;

            (D) agreement with respect to any officer providing any term of employment or compensation guarantee extending for a period longer than one year or for a payment in excess of $10,000;

            (E) agreement or plan, including any stock option plan, stock appreciation rights plan, employee stock ownership plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

            (F) agreement containing covenants that limit its ability to compete in any line of business or with any Person, or that involve any restriction on the geographic area in which, or method by which, it may carry on its business (other than as may be required by law or any regulatory agency);

            (G) agreement, contract or understanding, other than this Agreement, regarding the capital stock of Sentry or committing to dispose of some or all of the capital stock or substantially all of the assets of Sentry; or

            (H) collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization.

          (2) Sentry is not in default under or in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or to which any of its properties or assets is subject, other than such defaults or violations as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

        5. REPRESENTATION AND WARRANTIES OF PATRIOT. Patriot represents and warrants to Sun and Sentry as follows:

        (a)(1) The execution and delivery of this Agreement has been duly authorized by the Board of Directors of Patriot.

        (2) This Agreement has been duly executed and delivered by Patriot and (assuming due execution and delivery by Sun and Sentry) constitutes, and, upon its execution and delivery shall constitute, a valid, binding and enforceable obligation of Patriot, subject to (i) bankruptcy, insolvency, moratorium, reorganization, conservatorship, receivership or other similar laws from time to time in effect relating to or affecting the enforcement of creditors' rights generally or the rights of creditors of federal credit unions, and (ii) general principles of equity, and except that the availability of equitable remedies or injunctive relief is within the discretion of the appropriate court.

        (3) The execution and delivery by Patriot of this Agreement and the consummation of the transactions herein contemplated do not violate any provision of the Articles of Incorporation or Bylaws of Patriot, any provisions of federal or state law or any governmental rule or regulation, and do not require any consent of any Person under, conflict with or result in a breach of or accelerate the performance required by any of the terms of, any material debt instrument, lease, license, covenant, agreement or understanding to which Patriot is a party or by which it is bound or any order, ruling, decree, judgment, arbitration award or stipulation to which it is subject, or constitute a default thereunder or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon any of its properties or assets.

        (b) No broker, agent, finder, consultant or other party (other than legal and accounting advisors) has been retained by Patriot or is entitled to be paid based upon any agreements, arrangements or understandings made by Patriot in connection with any of the transactions contemplated by this Agreement. Patriot is solely responsible for the payment of fees of advisors retained by Patriot and indemnifies the parties from any advisor or broker that claims a fee from an alleged agreement with Patriot.

        (c) The Patriot Shares are owned, both beneficially and of record, by Patriot free and clear of any and all security interests, liens, pledges, claims, charges, escrows, encumbrances, options, subscriptions, warrants, calls, demands, commitments, convertible securities, rights of first refusal, mortgages, indentures, security agreements or other contracts (whether or not relating in any way to credit or the borrowing of money), and Patriot has the unrestricted right to vote the Patriot Shares.

        6. COVENANTS OF SENTRY. From the date of this Agreement until the Effective Date, Sentry covenants and agrees to do the following:

        (a) Conduct of Business. Except as otherwise consented to by Sun in writing and except as otherwise permitted in this Agreement, Sentry shall, from the date of this Agreement until the Effective Date:

          (1) use all reasonable efforts to carry on its business in, and only in, the ordinary course of business consistent with its past customary business practices;

          (2) use all reasonable efforts to preserve its present business organization, to retain the services of its present officers and employees, to maintain good relationships with its employees, and to maintain its relationships with customers, suppliers and others having business dealings with Sentry;

          (3) maintain all of Sentry's structures, equipment and other real property and tangible personal property in good repair, order and condition, except for ordinary wear and tear and damage by unavoidable casualty;

          (4) use all reasonable efforts to preserve or collect all claims and causes of action belonging to Sentry;

          (5) keep in full force and effect all insurance policies now carried by Sentry;

          (6) perform in all respects Sentry's obligations under all agreements, contracts, instruments and other commitments to which it is a party or by which it may be bound or which relate to or affect its properties, assets and business except where failure to do so would not have a Material Adverse Effect;

          (7) maintain its books of account, financial statements and other financial records in accordance with GAAP;

          (8) comply in all respects with all statutes, laws, ordinances, rules and regulations, decrees, orders, consent agreements, examination reports, memoranda of understanding and other federal, state, county, local and municipal governmental directives applicable to Sentry and to the conduct of its business except where failure to do so would not have a Material Adverse Effect;

          (9) not amend Sentry's Articles of Incorporation or Bylaws, except as provided by this Agreement;

          (10) not enter into or assume any material contract, incur any material liability or obligation, make any material commitment, acquire or dispose of any property or asset or engage in any transaction or subject any of Sentry's properties or assets to any material lien, claim, charge, or encumbrance of any kind whatsoever;

          (11) not take or permit to be taken any action which would constitute a breach of any representation, warranty or covenant set forth in this Agreement;

          (12) not declare, set aside or pay any dividend or make any other distribution in respect of Sentry Common Stock;

          (13) not authorize, purchase, issue, transfer or sell (or authorize, issue or grant options, warrants or rights to purchase or sell, other than as a result of the exercise of Sentry Options or Warrants issued prior to the date of this Agreement) any shares of Sentry Common Stock or any other equity or debt securities of Sentry or any securities convertible into Sentry Common Stock;

          (14) not increase the rate of compensation of, pay a bonus or severance compensation to, or enter into any employment, severance, deferred compensation or other agreement with any officer, director, employee or consultant of Sentry except normal individual increases in compensation, and/or payments of incentive compensation and/or bonuses, to employees in accordance with established employee plans, policies and/or procedures of Sentry in the ordinary course of business and consistent with customary past practice, as the case may be;

          (15) not enter into any related party transaction except such related party transactions relating to extensions of credit made in accordance with all applicable laws, regulations and rules and in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable arm's length transactions with other Persons that do not involve more than the normal risk of collectability or present other unfavorable features;

          (16) not change the presently outstanding number of shares or effect any capitalization, reclassification, stock dividends, stock split or like change in capitalization;

          (17) not enter into or substantially modify (except as may be required by applicable law) any pension, retirement, stock option, stock warrant, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, severance, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, or plan or arrangement, or any trust agreement related thereto, in respect to any of its directors, officers, or other employees;

          (18) not liquidate, merge with or into, or consolidate with, or be purchased or acquired by, any other corporation, financial institution, entity, or Person (or agree to any such merger, consolidation, affiliation, purchase or acquisition) or permit (or agree to permit) any other corporation, financial institution, entity or Person to be merged with it or consolidate or affiliate with any other corporation, financial institution, entity or Person; acquire control over any other firm, financial institution, corporation or organization or create any subsidiary; acquire, lease, sell, convey, transfer or dispose (or agree to acquire, liquidate, sell or dispose) in any way of any assets or any rights thereof of Sentry to any party other than Sun or an affiliate of Sun, other than in the ordinary course of business and consistent with prior practice unless the failure to do so shall constitute a breach of fiduciary duty by Sentry's directors under Pennsylvania law;

          (19) not, directly or indirectly, or cause its Representatives (as defined below) to, solicit or encourage inquiries or proposals with respect to, furnish any information relating to, initiate, engage in discussions or participate in any negotiations concerning any acquisition or purchase of all or a substantial equity interest or portion of the assets in or of Sentry or any business combination with Sentry other than as contemplated by this Agreement, or concerning the fact of, or the terms and conditions of, this Agreement or authorize or permit any officer, director, employee, agent, consultant, counsel, affiliate or other representative ("Representative") of it to do any of the above (except that Sentry officers may respond to inquiries from regulatory authorities and holders of Sentry Common Stock in the ordinary course of business); or fail to notify Sun immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations are sought to be initiated with Sentry; provided, however, that Sentry may respond to an unsolicited, bona fide, written offer, if the directors of Sentry have determined in good faith, in the written opinion of outside counsel, that the failure to respond would constitute a breach of the Sentry directors' fiduciary duty under Pennsylvania law;

          (20) not change any method, practice or principle of accounting except as may be required by GAAP or any applicable regulation;

          (21) not make any loan or other credit facility commitment (including, without limitation, lines of credit and letters of credit) to any affiliate or compromise, expand, renew or modify any such outstanding commitment;

          (22) not waive, release, grant or transfer any rights of value or modify or change in any material respect any existing agreement to which Sentry is a party, other than in the ordinary course of business consistent with past practice and subject to the limitations set forth in this Agreement;

          (23) not take any action that would, under any statute, regulation or administrative practice of any regulatory agency, limit the ability of any party to this Agreement to obtain any required approvals for consummation of the transaction;

          (24) not take any action that would result in the failure of the transactions contemplated in this Agreement to qualify as a tax-free reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code;

          (25) not agree to any of the foregoing items (9) through (24).

        (b) Best Efforts. Sentry shall cooperate with Sun and shall use its reasonable best efforts to do or cause to be done all things necessary or appropriate on its part in order to fulfill the conditions precedent set forth in Section 8 of this Agreement and to consummate this Agreement. In particular, without limiting the generality of the foregoing sentence, Sentry shall:

          (1) cooperate with Sun in the preparation of all required applications for regulatory approval of the transactions contemplated by this Agreement and in the preparation of the Registration Statement (as defined in Section 7(a)(2) of this Agreement);

          (2) call a special or annual meeting of its shareholders and take, in good faith, all actions which are necessary or appropriate on its part in order to secure the approval and adoption of this Agreement and the Merger Agreement by its shareholders at that meeting, including recommending the approval of such agreements by the shareholders of Sentry and soliciting proxies in furtherance thereof; and

          (3) cooperate with Sun in making Sentry's employees reasonably available for training by Sun prior to the Effective Date, to the extent that such training is deemed reasonably necessary by Sun.

        (c) Access to Properties and Records. Sentry shall afford to the officers and authorized representatives of Sun access to properties, books and records pertaining to Sentry in order that Sun may have full opportunity to make such reasonable investigations at such reasonable times as it shall desire, of the properties, books, contracts, documents and records of Sentry, and the officers of Sentry will furnish Sun with such additional financial and operating data, including test tapes, and other information as to its business and properties as Sun shall from time to time reasonably request and as shall be available, including, without limitation, information required for inclusion in all governmental applications necessary to effect the Merger. Nothing in this Section 6(c) shall be deemed to require Sentry to breach any obligation of confidentiality, provided, however, that Sentry shall use its best efforts to obtain waivers from any third party of compliance with any such obligation to the extent reasonably requested by Sun. Sun shall maintain the confidentiality of all information furnished to it by Sentry pursuant to this Section 6(c) and if the transactions contemplated by this Agreement are not consummated for any reason, Sun agrees, at the option of Sentry, either to return all such information and any copies thereof, including any extracts therefrom or memoranda relating thereto prepared by Sun, or to destroy all such information.

        (d) INTENTIONALLY OMITTED

        (e) Board and Committee Minutes. Sentry shall provide to Sun within 10 days after any meeting of the Board of Directors, or any committee thereof, or any senior or executive management committee, a copy of the minutes of such meeting.

        (f) Update Schedule. Sentry shall promptly disclose to Sun in writing any change, addition, deletion or other modification to the information set forth in the schedules to this Agreement. Notwithstanding the foregoing, disclosures made subsequent to the date of this Agreement shall not relieve Sentry from any and all liabilities for prior statements and disclosures to Sun.

        (g) Notice. Sentry shall promptly notify Sun in writing of any actions, claims, investigations, proceedings or other developments which individually or in the aggregate, if pending or in existence on the date of this Agreement, would have been required to be disclosed to Sun in order to ensure the accuracy of the representations and warranties set forth in this Agreement or which otherwise could have a Material Adverse Effect.

        (h) Affiliate Letters. Sentry shall deliver or cause to be delivered to Sun, at or before the Closing (as defined in Section 1(b) of this Agreement), a letter or agreement from each officer, director and shareholder of Sentry who may be deemed to be an "affiliate" (as that term is defined for purposes of Rules 145 and 405 promulgated by the SEC under the 1933 Act) of Sentry, in form attached hereto as Exhibit 6, under the terms of which each such officer, director or shareholder acknowledges and agrees to abide by all limitations imposed by the 1933 Act and by all rules, regulations and releases promulgated thereunder with respect to the sale or other disposition of the shares of Sun Common Stock to be received by such Person pursuant to this Agreement.

        (i) INTENTIONALLY OMITTED

        (j) Distributions and Dividends. Sentry shall not declare or pay any cash dividend or make any distributions to shareholders without the express, written approval of Sun.

        (k) Press Releases. Sentry shall not issue any press release related to this Agreement or the transactions contemplated hereby as to which Sun has not given its prior written consent, and shall consult with Sun as to the form and substance of other public disclosures related thereto; provided, however, that nothing contained herein shall prohibit Sentry from making any disclosure which its counsel deems reasonably necessary.

        (l) INTENTIONALLY OMITTED

        (m) Good Faith Cooperative Effort to Revise Structure. Sentry hereby agrees to cooperate with Sun to approve any revision to this Agreement, or to the attached schedules and exhibits, involving a structural change to the Merger and the transactions contemplated thereunder.

        6.01 Covenants of Patriot

        (a) Until the earlier of the consummation of the Merger or the termination of this Agreement in accordance with its terms, Patriot shall not, without the written consent of Sun, directly or indirectly sell, encumber or otherwise transfer any of the Patriot Shares or cause or permit any of the Patriot Shares to be sold or otherwise transferred or negotiate, or have discussions or contract with any third party other than Sun regarding the sale or transfer of the Patriot Shares.

        (b) Until the earlier of the consummation of the Merger or the termination of this Agreement in accordance with its terms, Patriot shall not, without the written consent of Sun, exercise, sell or assign any Warrants owned by Patriot.

        (c) Patriot waives its right of first refusal to acquire Sentry pursuant to Section 19 of the Stock Subscription and Purchase Agreement by and between Sentry and Patriot dated March 5, 1997, or any similar rights pursuant to any other agreement, arrangement, or understanding, as long as the Patriot Election is in effect, and such right will extinguish completely upon the completion of the sale of the Patriot Shares as contemplated by this Agreement. In the event that the Patriot Election is no longer in effect due to the termination of this Agreement pursuant to Section 9 hereof, the Election shall terminate and Patriot's waiver of its right of first refusal shall lapse.

        (d) At the Sentry Shareholders' Meeting contemplated by this Agreement and any adjournment thereof, Patriot shall, through its authorized representative or by proxy, vote or cause to be voted in favor of this Agreement and the Merger Agreement, all shares of Sentry Common Stock beneficially owned by Patriot.

        7. COVENANTS OF SUN.

        From the date of this Agreement until the Effective Date, Sun covenants and agrees to do the following:

          (a) Best Efforts. Sun shall cooperate with Sentry and shall use its reasonable best efforts to do or cause to be done all things necessary or appropriate on its part in order to fulfill the conditions precedent set forth in Section 8 of this Agreement and to consummate this Agreement and the Merger Agreement. In particular, without limiting the generality of the foregoing sentence, Sun agrees to do the following:

            (1) Applications for Regulatory Approval. Sun shall promptly prepare and file, with the cooperation and assistance of Sentry, all required applications for regulatory approval of the transactions contemplated by this Agreement and the Merger Agreement. Sun shall not take any action that would, under any statute, regulation or administrative practice of any regulatory agency, have a Material Adverse Effect on the ability of any party to this Agreement to obtain any required approvals for consummation of the transaction.

            (2) Registration Statement. Sun shall promptly prepare, with the cooperation and assistance of Sentry, and file with the SEC, a registration statement under the 1933 Act (the "Registration Statement") for the purpose of registering the shares of Sun Common Stock to be issued under the provisions of this Agreement. Sun may rely upon all information provided to it by Sentry in this connection and Sun shall not be liable for any untrue statement of a material fact or any omission to state a material fact in the Registration Statement or in the proxy statement and prospectus (the "Proxy Statement/Prospectus") which is prepared as a part thereof, if such statement is made by Sun in reliance upon any information provided to Sun by Sentry or by its agents and representatives. Sun will advise Sentry, after it receives notice thereof, of the time when the Registration Statement or any Pre- or Post-Effective Amendment thereto has become effective or any supplement or amendment has been filed.

            (3) State Securities Laws. Sun, with the cooperation of Sentry, shall promptly take all such actions as may be necessary or appropriate in order to comply with all applicable securities laws of any state having jurisdiction over the transactions contemplated by this Agreement.

          (b) Each Quarterly Report on Form 10-Q and any Annual Report on Form 10-K filed by Sun between the date of this Agreement and the Effective Date shall fairly present the consolidated financial position, assets, liabilities and results of operations of Sun at their respective dates and for the respective periods then ended, and be prepared in accordance with GAAP consistently applied, except as otherwise noted in a footnote thereto.

          (c) Update Schedule. Sun shall promptly disclose to Sentry in writing any change, addition, deletion or other modification to the information set forth in the schedules to this Agreement.

  Notwithstanding the foregoing, disclosures made subsequent to the date of this Agreement shall not relieve Sun from any and all liabilities for prior statements and disclosures to Sentry.

          (d) Notice. Sun shall promptly notify Sentry in writing of any actions, claims, investigations or other developments which, if pending or in existence on the date of this Agreement, would have been required to be disclosed to Sentry in order to ensure the accuracy of the representations and warranties set forth in this Agreement or which otherwise could have a Material Adverse Effect.

          (e) Laws, Rules, Etc. Sun shall comply with and perform all obligations and duties imposed upon it by all federal and state laws and all rules, regulations and orders imposed by federal or state governmental authorities, except where failure to do so will not result in a Material Adverse Effect.

          (f) Approval. As the sole shareholder of SITC, Sun will vote to approve this Agreement and the Merger.

          (g) Tax Matters. Sun shall not take any action that would result in the failure of the transactions contemplated in this Agreement to qualify as a tax-free reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code.

        8. CONDITIONS TO THE OBLIGATIONS OF SUN AND SENTRY.

        (a) Common Conditions. The obligations of the parties to consummate this Agreement shall be subject to the satisfaction of each of the following common conditions prior to or as of the Closing, except to the extent that any such condition shall have been waived in accordance with the provisions of Section 20 of this Agreement:

          (1) This Agreement shall have been duly authorized, approved and adopted by the shareholders of Sentry, as required by applicable provisions of the Banking Code, and the required provisions of Sentry's Articles of Incorporation. This Agreement shall have been duly authorized, approved and adopted by Sun, as required by the applicable provisions of the Pennsylvania Business Corporation Law and the applicable provisions of Sun's Articles of Incorporation and the applicable provisions of the rules and requirements of the NASDAQ National Market. This Agreement shall have been duly authorized, approved and adopted by Sun as the sole shareholder of SITC.

          (2) The Parties hereto shall have received all regulatory approvals required in connection with the transactions contemplated by this Agreement and the Merger Agreement and all notice periods and waiting periods required after the granting of such approvals shall have passed; provided, however, that no such approval shall have imposed any nonstandard condition or requirement which in the opinion of the Board of Directors of Sun renders consummation of the Merger inadvisable.

          (3) No action, suit or proceeding shall be pending or threatened before any federal, state or local court or governmental authority or before any arbitration tribunal which seeks to modify, enjoin or prohibit or otherwise have a Material Adverse Effect on the transactions contemplated by this Agreement.

          (4) No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits, restricts or makes illegal the consummation of the transactions contemplated by this Agreement.

          (5) The Registration Statement shall have been filed (the date of which is referred to herein as the "Filing Date") by Sun with the SEC under the 1933 Act, and shall have been declared effective prior to the time the Proxy Statement/Prospectus is first mailed to the shareholders of Sentry, and no stop order with respect to the effectiveness of the registration statement shall have been issued; the Sun Common Stock to be issued pursuant to this Agreement shall be duly registered or qualified under the securities or "blue sky" laws of all states in which such action is required for purposes of the initial issuance of such shares and the distribution thereof to the shareholders of Sentry entitled to receive such shares.

          (6) All other requirements prescribed by law which are necessary to the consummation of the transactions contemplated by this Agreement shall have been satisfied.

        (b) Conditions to Obligations of Sun. The obligations of Sun to effect the Merger shall be subject to the satisfaction or waiver prior to the Effective Date of the following additional conditions:

          (1) Each of the representations, warranties and covenants of Sentry and Patriot contained in this Agreement shall be true and correct in all respects as of the Effective Date as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); Sentry and Patriot shall each have performed their respective covenants and agreements contained in this Agreement; and (i) Sun shall have received a certificate signed by the President and Secretary of Sentry, dated as of the date of the Closing, to the foregoing effect and (ii) Sun shall have received a certificate signed by the President and Secretary of Patriot, dated as of the date of the Closing, to the foregoing effect.

          (2) Holders of no more than seven percent (7%) of the issued and outstanding shares of Sentry (122,046 shares) shall have exercised their statutory appraisal or Dissenters' Rights.

          (3) There shall not have occurred any change in the financial condition, properties, assets, business, results of operations or future prospects of Sentry which, individually or in the aggregate, has had or might reasonably be expected to result in a Material Adverse Effect.

          (4) No environmental problem of a kind contemplated in Section 4(s) of this Agreement and not previously disclosed in Schedule 4(s) shall have been discovered which would, or which potentially could, have a Material Adverse Effect.

          (5) Sentry and Patriot shall each have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by them prior to or at the Closing.

          (6) Sun shall have received an opinion from PWC reasonably satisfactory in form and substance to Sun, dated the Effective Date, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, for federal income tax purposes:

    (i)
    The transactions contemplated by this Agreement and by the Merger Agreement will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code;

    (ii)
    The Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and Sun, Sentry and SITC will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

    (iii)
    No gain or loss will be recognized by Sun, Sentry or SITC as a result of the reorganization; and

    (iv)
    Subject to any limitations imposed under Sections 381 and 382 of the Code, SITC, as the survivor to the Merger, will carry-over and take into account all accounting items and tax attributes of Sentry, including but not limited to earnings and profits, methods of accounting, and tax basis and holding periods of Sentry.

          In rendering such opinion, PWC may require and rely upon (and may incorporate by reference) certain representations of Sun, Sentry or SITC reasonably requested by PWC.

          (7) All applicable securities laws of the federal government and of any state government having jurisdiction over the transactions contemplated by this Agreement shall have been complied with to the reasonable satisfaction of Sun or Sun's counsel.

          (8) Sun shall have received from each of the Persons identified by Sentry pursuant to Section 7(h) hereof an executed counterpart of an affiliate's agreement in the form attached hereto as Exhibit 6.

          (9) The Sentry shareholders shall have approved by the requisite vote, (after the requisite disclosure) pursuant to Section 280G(b)(5)(B) of the Code all payment obligations by any Party to this transaction to Charles E. Nelson, his heirs, assigns or personal representatives that would otherwise be deemed a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code, without regard to whether any such payment is reasonable compensation for personal services performed or to be performed in the future) as a result of the transactions contemplated in this Agreement.

          (10) At the Effective Time, Sentry shall have delivered to Sun, or a subsidiary of Sun designated by Sun, an assignment of all of Sentry's rights in any copyrights, trademarks and associated goodwill.

          (11) In connection with the execution of this Agreement, each director and executive officer of Sentry shall have delivered to Sun an executed letter agreement in the form attached hereto as Exhibit 5

          (12) All Warrants shall have been submitted to the Exchange Agent in accordance with the terms hereof, and no Warrants shall remain outstanding.

          (13) No shareholder of Sentry Common Stock shall have exercised, or delivered notice of exercise of, any rights such shareholder may have with respect to any registration of Sentry Common Stock.

        (c) Conditions to the Obligations of Sentry. The obligations of Sentry to effect the Merger shall be subject to the satisfaction or waiver prior to the Effective Date of the following additional conditions:

          (1) Each of the representations, warranties and covenants of Sun contained in this Agreement shall be true and correct in all material respects on the Effective Date as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); Sun shall have performed each of its covenants and agreements, which are material to its operations and prospects, contained in this Agreement; and Sentry shall have received certificates signed by the President or Vice President and Secretary or Assistant Secretary of Sun dated as of the date of the Closing, to the foregoing effect.

          (2) Sentry shall have received an opinion from SEK reasonably satisfactory in form and substance to Sentry, dated the Effective Date, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, for federal income tax purposes:

            (i) The Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and Sentry, Sun and SITC will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

            (ii) No gain or loss will be recognized by Sentry by reason of the Merger;

            (iii) Except for cash received in lieu of fractional shares, cash received by Sentry shareholders who exercise their dissenter's rights or cash received by Sentry shareholders pursuant to the Cash Election, no gain or loss will be recognized by the shareholders of Sentry who receive Sun Common Stock upon the exchange of their shares of Sentry Common Stock for shares of Sun Common Stock;

            (iv) The tax basis of the Sun Common Stock to be received by the Sentry shareholders will be, in each instance, the same as the basis of the Sentry Common Stock surrendered in exchange therefor;

            (v) No gain or loss will be recognized by the shareholders of Sentry with respect to the Stock Consideration;

            (vi) The holding period of the Sun Common Stock received by a Sentry shareholder receiving Sun Common Stock will include the period during which the Sentry Common Stock surrendered in exchange therefor was held; and

            (vii) Cash received by a Sentry shareholder in lieu of a fractional share interest of Sun Common Stock, upon exercise of dissenter's rights, or cash received pursuant to the Cash Election, will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of Sun Common Stock, or the tax basis in the shares surrendered, as the case may be, which the Sentry shareholder would otherwise be entitled to receive and will qualify as capital gain or loss.

          In rendering such opinion, SEK may require and rely upon (and may incorporate by reference) certain representations of Sun, Sentry or SITC reasonably requested by SEK.

          (3) Sun shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing.

        9. TERMINATION. This Agreement and the Merger Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Date, whether before or after the receipt of required approvals only if one or more of the following events shall occur:

          (a) by the mutual written consent of the Parties hereto;

          (b) by Sentry, if (i) by written notice to Sun that there has been a material breach of any obligation of Sun contained herein and such breach has not been remedied within 20 days after receipt by Sun of written notice specifying the nature of such breach and requesting that it be remedied or (ii) by written notice to Sun that any condition in Section 8(a) and 8(c) to Sentry's obligations hereunder has not been satisfied prior to or as of the Closing or such earlier date as may be specified herein;

          (c) by Sun, if (i) by written notice to Sentry that there has been a material breach of any obligation of Sentry contained herein and such breach has not been remedied within 20 days after receipt by Sentry of written notice specifying the nature of such breach and requesting that it be remedied or (ii) by written notice to Sentry that any condition in Section 8(a) and 8(b) to Sun's obligations hereunder has not been satisfied prior to or as of the Closing or such earlier date as may be specified herein;

          (d) by Sun or Sentry, if the Closing shall not have occurred on or prior to October 1, 2003, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements as set forth in this Agreement required to be performed or observed by such party on or before the Closing; provided, however, that such date may be extended by the written agreement of the parties; or

          (e) by Sun, if the conditions set forth in Section 7(a)(2) are unable to be fulfilled as a result of Sun's inability to obtain necessary regulatory approvals and consents by October 1, 2003.

        10. EFFECT OF TERMINATION.

        (a) Effect. In the event of termination of this Agreement and the Merger Agreement as provided above, this Agreement and the Merger Agreement shall immediately become null and void and the transactions contemplated herein shall thereupon be abandoned, except that the provisions relating to brokers (Sections 3(o) and 4(p)), limited liability (Section 10(b)), confidentiality (Section 10(c) and Section 12), publicity (Section 19), and expenses (Section 11) of this Agreement shall survive.

        (b) Limited Liability. The termination of this Agreement in accordance with the terms of Section 9 shall create no liability on the part of any party, or on the part of any party's directors, officers, shareholders, agents or representatives, except that if this Agreement is terminated pursuant to Section 9(b)(i) or Section 9(c)(i) hereof, the breaching Party shall be liable to the nonbreaching Party for all costs or such liability as may be pursued and found as a matter of law or in equity, including but not limited to, reasonable out-of-pocket costs and expenses reasonably incurred by the nonbreaching Party in connection with the preparation, execution and consummation of this Agreement, and including the fees of its or their counsel, accountants, consultants and other representatives.

        (c) Confidentiality. In the event of the termination of this Agreement, neither Sun, Sentry nor Patriot shall use or disclose to any other Person any confidential information obtained by it during the course of its investigation of the other party or parties.

        (d) Expenses; Termination Fee. Notwithstanding any provision in this Agreement to the contrary, in order to induce Sun and SITC to enter into this Agreement and as a means of compensating Sun and SITC for the substantial direct and indirect monetary and other damages and costs contemplated hereby, in the event the Board of Directors of Sentry (1) shall be in receipt of an offer to engage in any Acquisition transaction with a Person other than Sun or a Sun affiliate (a "Third Party Offer") and (2) the Board of Directors of Sentry shall (i) withhold or withdraw its recommendation of the transactions contemplated by this Agreement, or (ii) shall have recommended that the stockholders of Sentry approve or accept any Third Party Offer (a "Sun Termination Event"), Sentry hereby covenants and agrees to pay Sun, and Sun shall be entitled to the payment of a fee of $350,000, plus reasonable costs and expenses (including, without limitation attorneys fees and costs) associated with the negotiation and preparation of this Agreement, (the "Fee") upon the occurrence of a Sun Termination Event. The parties hereto acknowledge that the actual amount of such damages and costs would be impracticable or extremely difficult to determine, and that the sum of the Fee constitutes a reasonable estimate by the parties under the circumstances existing as of the date of this Agreement of such damages and costs. Such payment shall be made to Sun in immediately available funds within five business days after the occurrence of a Sun Termination Event. For purposes of this Section 10(d), "Acquisition Transaction" shall mean (i) a merger, consolidation, or any similar transaction, involving Sentry, (ii) a purchase, lease or other acquisition of all or a substantial portion of the assets or liabilities of Sentry or (iii) a purchase or other acquisition (including by way of share exchange, tender offer, exchange offer or otherwise) of an interest in any class or series of equity securities of Sentry.

        11. EXPENSES. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby in the event of termination of this Agreement pursuant to Section 9 and this Agreement shall thereafter become void and there shall be no liability on the part of any party hereto or their respective officers or directors, except as provided in Section 10(b) and (d) hereof.

        12. CONFIDENTIALITY. Any non-public or confidential information disclosed by Sentry, Patriot or by Sun pursuant to this Agreement or as a result of the discussions and negotiations leading to this Agreement, or otherwise disclosed, or to which any other party has acquired or may acquire access, and indicated (either expressly, in writing or orally, or by the context of the disclosure or access) by the disclosing party to be non-public or confidential, or which by the context thereof reasonably appears to be non-public or confidential, shall be kept strictly confidential and shall not be used in any manner by the recipient except in connection with the transactions contemplated by this Agreement. To that end, the parties hereto will each, to the maximum extent practicable, restrict Knowledge of and access to non-public or confidential information of the other party to its officers, directors, employees and professional advisors who are directly involved in the transactions contemplated hereby and reasonably need to know such information. Further to that end, all non-public or confidential documents (including all copies thereof) obtained or created hereunder by any party shall be returned as soon as practicable after any termination of this Agreement.

        13. SURVIVAL. The respective representations, warranties and covenants of the Parties to this Agreement shall not survive the Effective Time but shall terminate as of the Effective Time, other than covenants that by their terms are to be performed after the Effective Time (including, those contained in Sections 14, 15, 16, and 17).

        14. EMPLOYEES.

        (a) Except as may be otherwise specifically agreed to in writing by Sun and Sentry and subject to Sun's satisfactory review of personnel records, Sun and any of its affiliates (collectively, the "Sun Affiliates") shall employ all persons who are officers and employees of Sentry immediately before the Effective Date as officers and employees of Sun or the Sun Affiliates immediately following the Effective Date and no employees of Sentry shall be terminated as a direct result of the transactions contemplated by this Agreement. Except for Charles E. Nelson, Carole L. Crist and Randy L. Martin, the hired officers and employees will be employees at-will with no express or implied right to continued employment. It shall be a condition to employment by Sun or any Sun Affiliate that any former officer or employee of Sentry agree to cancel any existing employment contract, agreement or understanding between him or herself and Sentry, including, without limitation, all benefits related to severance arrangements, upon a change of control or otherwise and release Sun, Sun Affiliates and Sentry from all contractual obligations under such agreements, prior to accepting such new employment and without accepting any of the severance benefits or other benefits or payments associated with such contract, agreement or understanding.

        (b) Immediately following the Effective Date, former Sentry employees who are employed by Sun or a Sun Affiliate as provided in Section 14(a) as "continuing employees" shall be eligible to participate in Sun's health, welfare and benefit plans as in effect at the Effective Time, on the same terms and conditions as similarly situated employees of Sun, in accordance with the terms of such plans.

        (c) Sun shall grant to all continuing employees credit for their service with Sentry for purposes of determining their eligibility to participate and vesting rights (if applicable), but not for purposes of benefit accrual under any Pension Plan, in all medical, life insurance, disability, pension plans, severance and other employee benefits plans or programs currently maintained by Sun. Sun shall provide coverage for pre-existing medical conditions to the continuing employees to the extent consistent with Sun's plans.

        (d) Sun reserves any and all rights it may have regarding modification, amendment or termination of Sentry's present health, welfare, benefit, pension and profit sharing plans. Any rights that Sun has to modify, amend or terminate such plans are unconditional if they are done to alleviate or correct any problems or deficiencies in the structure or administration of the plans. All other modifications, amendments or terminations of the plans are subject to any revised or replacement plans, in the aggregate, at least equal to or better than those found in Sun's existing plans.

        15. OFFICERS. Mr. Charles E. Nelson shall be employed as Chief Executive Officer and President of the Surviving Trust Company and shall be an Executive Vice President of Sun pursuant to the terms and conditions of his respective Employment Agreement. Ms. Carole L. Crist shall be employed as Chief Operating Officer, Chief Investment Officer and Executive Vice President of the Surviving Trust Company and Randy L. Martin shall be employed as Employee Benefits Manager and Senior Vice President of the Surviving Trust Company, each pursuant to the terms and conditions of their respective Employment Agreements.

        16. BOARD OF DIRECTORS.

        (a) As of the Effective Date, Sun shall appoint the Chairman of the Board of Directors of Sentry to Sun's Board of Directors, whose terms of service, rights and responsibilities shall be determined by the Bylaws of Sun. Sun, as the sole shareholder of Sun Bank, shall appoint one of the Sentry Continuing Directors, mutually agreed upon by Sentry and Sun, to Sun Bank's Board of Directors, whose terms of service, rights and responsibilities shall be determined by the Bylaws of Sun Bank.

        (b) On the Effective Date, two (2) individuals mutually agreed upon by Sentry and Sun shall be appointed to the board of directors of Sentry and shall serve until such time as their successors have been duly elected, qualified, or appointed. On the Closing Date, Edgar E. Lehman, Raymond C. Shoemaker, Gary W. Patterson and Peggy J. Bosma shall resign from the board of directors of Sentry.

        (c) On the Effective Date, the Board of Directors of the SITC (the "SITC Board") shall consist of the following:

          (i) no more than fourteen persons who were then members of the Board of Directors of Sentry (the "Sentry Continuing Directors"), as designated by vote of the Sentry Board of Directors prior to the Effective Date, one of whom shall act as the Chairman of the SITC Board and all of whom shall own, beneficially and of record, shares of Sun Common Stock; and

          (ii) two persons designated by vote of the Board of Directors of Sun prior to the Effective Date ("Sun Representatives").

        (d) Following the Closing Date, outside, non-employee members of the SITC Board of Directors shall receive Board Fees of One Hundred Dollars ($100) per meeting, including meetings of board committees, as compensation for services rendered in their capacity as a Director.

        (e) Following the Closing Date, the Continuing Directors shall not be subject to the age limitation set forth in Section 10.1 of the Bylaws of the Surviving Trust Company;

        (f) Following the Closing Date, the Executive Committee of the SITC Board shall consist of 7 persons, including the chairman of the SITC Board, the president and chief executive officer of the SITC, two of the Sun Representatives (the chairman of the Board of Directors of the Surviving Trust Company shall chair the Executive Committee) and three other members of the SITC Board, who shall serve on the Executive Committee on a rotating basis with terms to be no less than one year. The Executive Committee shall meet at least on a quarterly basis and at such additional times as shall be determined by the Chairman.

        (g) Following the Closing Date, the Associate Board of Sentry on the Closing Date shall be maintained.

        17. POST CLOSING COVENANTS.

        (a) Provided that the commitments set forth herein do not violate applicable law, regulatory requirements, constitute unsafe or unsound banking practices as defined by the applicable banking regulatory agency or result in or constitute a breach by the directors of Sun of their fiduciary duties under Pennsylvania law or federal law, following the Effective Date, Sun shall perform all acts necessary to cause (i) the name of the Surviving Trust Company to continue to be "Sentry Trust Company," (ii) the Surviving Trust Company to continue to use the logo which Sentry presently uses, in the manner in which it currently uses it, (subject to minor stylistic changes as necessary, in Sun's sole discretion to "brand" Sentry within Sun's branding framework), (iii) the Surviving Trust Company to be operated from Sentry's current headquarters address and to employ a Sun Bank marketing representative in each of the Surviving Trust Company's offices, (iv) the Surviving Trust Company to be a separate operating subsidiary of Sun or Sun Bank, (v) the transfer to the Surviving Trust Company as soon as practicable following the Effective Date of the trust and investment business of Sun Bank, subject to compliance with applicable laws and regulations, including without limitation Section 408 of the Pennsylvania Banking Code of 1965, as amended, (vi) the trust business of the Sun Bank and the trust business of any financial institution whose stock or assets are acquired by Sun ("New Trust Business")) to be conducted by the Surviving Trust Company, subject to compliance with applicable laws and regulations, including without limitation Section 408 of the Pennsylvania Banking Code of 1965, as amended, regarding the transfer of fiduciary accounts; (vii) all retail investment personnel and functions of Sun and Sun Bank to be integrated into the Surviving Trust Company with the responsibility of operation and management being in the Surviving Trust Company, provided, however, that Sun Investments shall continue to remain branded as Sun Investments and the manager of Sun Investments as of the Effective Date shall retain his responsibilities and title but shall report to the president of the Surviving Trust Company; (viii) finance, payroll, property, maintenance, audit and compliance, technological servicing and human resources for the Surviving Trust Company to be conducted by Sun or Sun Bank, with hiring and employment decisions to be coordinated between the Surviving Trust Company and Sun; (ix) the Surviving Trust Company to have a line item in its budget for support of local charitable requests. Notwithstanding the foregoing provisions of this Section 17(a), from and after the second anniversary of the Closing Date, Sun may, in its sole discretion, alter, change or discontinue the use of the name "Sentry Trust Company" in Sun's market area exclusive of Franklin County and Fulton County, Pennsylvania and from and after the third anniversary of the Closing Date, Sun may, in its sole discretion, alter, change or discontinue the use of name "Sentry Trust Company" in Franklin County and Fulton County, Pennsylvania.

        (b) Following the Closing Date, in the event that Sun should experience a Change of Control (as that term is defined herein), the provisions of Section 17(a) of this Agreement shall continue for a period of 24 months following such Change of Control.

        (c) The Board of Directors of the Surviving Trust Company, in the exercise by its members of their fiduciary duties as to the best interests of the Surviving Trust Company and its shareholder, may, by a majority vote, modify or waive any or all of the foregoing provisions.

        (d) From and after the Closing Date, the Board of Directors of the Surviving Trust Company, in the exercise by its members of their fiduciary duties as to the best interests of the Surviving Trust Company and its shareholder, shall work in good faith cooperation with Sun to achieve the cost savings and revenue enhancements to the Surviving Trust Company and Sun anticipated by Sun and Sentry as a result of the transactions contemplated by this Agreement, including but not limited to the joint development of budgets of the Surviving Trust Company.

        (e) Indemnification and Insurance. On and after the Effective Date and for a period ending six (6) years thereafter, Sun shall indemnify, defend and hold harmless all former and then-existing directors, officers, employees and agents of Sentry against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement (with the approval of Sun, which approval shall not be unreasonably withheld) or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer, employee or agent of Sentry, whether pertaining to any matter existing or occurring at or prior to the Effective Date and whether asserted or claimed prior to, or at or after, the Effective Date to the same extent as such officer, director, employee or agent would be entitled to indemnification by Sentry as of the date hereof including the right to advancement of expenses, provided, however, that any such officer, director, employee or agent of Sentry may be indemnified by Sun only to the extent permitted by applicable law and to the extent permitted by Sun's Articles of Incorporation and Bylaws. In addition, Sun shall use commercially reasonable efforts to obtain and maintain a directors' and officers' liability insurance tail coverage policy with respect to the directors and officers of Sentry relating to periods prior to the Effective Date and for a period ending two (2) years thereafter.

        18. ENTIRE AGREEMENT. This Agreement, and all exhibits and schedules attached hereto, embody the entire agreement among the parties hereto with respect to the matters agreed to herein. All prior negotiations, discussions and agreements by and among the Parties hereto with respect to matters agreed to in this Agreement, or the exhibits or schedules hereto, are hereby superseded and shall have no force or effect.

        19. PUBLICITY. The content and timing of all publicity and announcements concerning this Agreement, and all transactions contemplated by this Agreement, shall be subject to joint consultation and approval of Sun and Sentry, subject, however, to the legal obligations applicable to public companies.

        20. AMENDMENT AND WAIVER. Neither this Agreement, nor any term, covenant, condition or other provision hereof, may be amended, modified, supplemented, waived, discharged or terminated except by a document in writing signed by responsible officers and duly authorized by the respective boards of directors of the Parties hereto.

        21. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania except to the extent that federal law is controlling.

        22. COMMUNICATIONS. All notices, claims, requests, demands, consents and other communications which are required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if hand delivered, sent by recognized overnight delivery service, sent by certified or registered mail, postage prepaid, return receipt requested, or by confirmed telecopy as follows:

(a)	If to Sun, to:
SUN BANCORP, INC. 155 North 15th Street Lewisburg, PA 17837
Attn: Robert J. McCormack, President and Chief Executive Officer

        or to such other person or place as shall be designated to Sentry in writing, and with a copy to:

DRINKER BIDDLE & REATH LLP One Logan Square 18th & Cherry Streets Philadelphia, PA 19103
Attn: Stephen T. Burdumy, Esquire
(b)	If to Sentry, to:
SENTRY TRUST COMPANY 785 Fifth Avenue Chambersburg, PA 17201
Attn: Sidney Palmer, President

        or to such other person or place as shall be designated to Sun in writing, and with a copy to:

SHUMAKER WILLIAMS, P.C. 3425 Simpson Ferry Road Camp Hill, PA 17011
Attn: Ruth A. Courtney, Esquire
(c)	If to Patriot, to:
PATRIOT FEDERAL CREDIT UNION 800 Wayne Avenue Chambersburg, Pa 17201
Attn: Peggy J. Bosma

        or to such other person or place as shall be designated to Sentry in writing, and with a copy to:

LASTOWKA & MESSICK, P.C. The Madison Building 108 Chesley Drive Media, PA 19063-1712
Attn: Guy A. Messick, Esquire

        Any such notice or other communication so addressed shall be deemed to have been received by the addressee (i) if hand-delivered or sent by overnight delivery, on the next business day following the date so delivered or sent, (ii) if sent by registered or certified mail, five (5) business days following the date sent, or (iii) if sent by telecopy, upon verbal telephone confirmation of receipt thereof by an individual authorized to accept telecopy communications at the above-specified telecopy number as of the date of such receipt or confirmation.

        23. SUCCESSORS AND ASSIGNS. The rights and obligations of the Parties hereto shall inure to the benefit of and shall be binding upon the successors and assigns of each of them; provided, however, that neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned by any Party hereto without the prior written consent of the other Party.

        24. HEADINGS, ETC. The headings of the Sections and Subsections of this Agreement have been inserted for convenience only and shall not be deemed to be a part of this Agreement.

        25. CERTAIN DEFINITIONS; INTERPRETATION. As used in this Agreement, the following terms shall have the meanings indicated:

          "Material Adverse Effect," with respect to a Person, means any condition, event, change or occurrence that has or results in an effect which is material and adverse to (A) the financial condition, properties, assets, business or results of operations and future prospects of such Person and its subsidiaries, taken as a whole, or (B) the ability of such Person to perform its obligations under, and to consummate the transactions contemplated by, this Agreement.

          "Change of Control" with respect to Sun means a merger, consolidation or similar transaction involving, or any purchase, sale or other disposition of all or any significant portion of the assets or liabilities or any equity securities of Sun such that a majority of the members of the Board of Directors of the legal entity resulting from or existing after any such transaction, or the Board of Directors of such entity's parent corporation, if any, are not former members of the Board of Directors of Sun.

          "Knowledge" as used in this Agreement, of any Person shall mean and include (i) actual Knowledge and (ii) that Knowledge which a reasonable prudent business person could have obtained in the management of his or her business affairs after making due inquiry and exercising due diligence which a prudent business person should have made or exercised, as applicable, with respect thereto.

          "Person" includes an individual, corporation, partnership, association, trust or unincorporated organization.

          "Subsidiary," with respect to a Person, means any other Person controlled by such Person.

        26. SEVERABILITY. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the Parties shall use their best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the purposes and intents of this Agreement.

        27. NO THIRD PARTY BENEFICIARY. Except as expressly provided for herein, nothing in this Agreement is intended to confer upon any Person who is not a Party hereto any rights or remedies of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, the provisions of Sections 14, 15, 16 and 17 hereof may be enforced after Closing by the Persons named on Schedule 27 hereto and such Persons shall be deemed to be third party beneficiaries of such provisions with full standing to sue for enforcement of such provisions, unless any of the foregoing provisions are waived, revised or otherwise modified in accordance with Section 17(c) hereof.

        28. COUNTERPARTS. To facilitate execution, this Agreement may be executed in as many counterparts as may be required; and it shall not be necessary that the signatures of, or on behalf of, each Party, or that the signatures of all Persons required to bind any Party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each Party, or that the signatures of the Persons required to bind any Party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the Parties hereto.

        29. FURTHER ASSURANCES. Each Party will execute and deliver such instruments and take such other actions as the other Party hereto may reasonably request in order to carry out the intent and purposes of this Agreement.

        IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have caused this Agreement to be duly executed, as of the date set forth above.

ATTEST:		SUN BANCORP, INC.
By:	/s/ THOMAS W. BIXLER, SECT.	By:	/s/ ROBERT J. MCCORMACK Robert J. McCormack, President and Chief Executive Officer

ATTEST:		SUN INTERIM TRUST COMPANY
By:	/s/ WILMER D. LEINBACH	By:	/s/ ROBERT J. MCCORMACK Robert J. McCormack President and CEO

ATTEST:		SENTRY TRUST COMPANY
By:	/s/ DAVID C. CLEAVER	By:	/s/ CHARLES E. NELSON Charles E. Nelson, President

ATTEST:		PATRIOT FEDERAL CREDIT UNION
By:	/s/ CATHY C. SWOPE	By:	/s/ PEGGY J. BOSMA Peggy J. Bosma, President and Chief Executive Officer

Exhibit 1

AGREEMENT AND PLAN OF MERGER

SENTRY TRUST COMPANY

with, into and under the charter of

SUN INTERIM TRUST COMPANY

        THIS AGREEMENT AND PLAN OF MERGER ("Merger Agreement") is made by and between Sentry Trust Company (hereinafter referred to as "STC"), a Pennsylvania-chartered trust company, located at, 785 Fifth Avenue, Chambersburg, Pennsylvania 17201, County of Franklin, and Sun Interim Trust Company (hereinafter referred to as "Interim Trust Company"), a trust company, located at 155 15th St. Lewisburg, PA 17837, wholly-owned subsidiary of Sun Bancorp, Inc., ("Sun") (the two parties being sometimes collectively referred to as the "Constituent Trust Companies"), each acting pursuant to resolutions approved and adopted by the vote of a majority of its directors.

WITNESSETH:

        WHEREAS, STC, Interim Trust Company and Sun are parties to an Agreement and Plan of Reorganization dated April 23, 2003 ("Reorganization Agreement"), providing, among other things, for the execution of the Merger Agreement and the merger of STC with and into Interim Trust Company (the "Merger") in accordance with the terms and conditions set forth therein and herein; and

        WHEREAS, the respective Boards of Directors of STC, Sun and Interim Trust Company deem the Merger in accordance with the Reorganization Agreement and pursuant to the terms and conditions herein set forth or referred to, desirable and in the best interests of the parties and their respective shareholders; and

        WHEREAS, the respective Boards of Directors of STC and Interim Trust Company have adopted resolutions approving and adopting this Merger Agreement, and the respective Boards of Directors of STC, Sun and Interim Trust Company have adopted resolutions approving and adopting the Reorganization Agreement, and the Boards of Directors of STC and Interim Trust Company have directed that this Merger Agreement and the Reorganization Agreement be submitted to their respective shareholders; and

        WHEREAS, the the Reorganization Agreement has been approved by the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of STC Common Stock and the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Interim Trust Company Common Stock;

        NOW, THEREFORE, in consideration of their mutual covenants and agreements contained herein and in the Reorganization Agreement, and for the purpose of stating the method, terms and conditions of the Merger, including the rights of the shareholders of STC, and such other details and provisions as are deemed desirable, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1. General.

        1.1    Capitalized Terms.    Unless otherwise defined herein, capitalized terms used herein which are not otherwise defined herein shall have the meanings ascribed to them in the Reorganization Agreement.

        1.2    The Merger.    On the Effective Date, STC shall be merged with and into Interim Trust Company under the Pennsylvania Banking Code of 1965, as amended (the "Banking Code"), the separate existence of STC shall cease, and Interim Trust Company shall be the surviving trust company (the "Surviving Trust Company"), in accordance with this Plan of Merger.

        1.3    Name.    The name of the Surviving Trust Company shall be Sentry Trust Company, and the location of its principal office shall be, 785 Fifth Avenue, Chambersburg, Pennsylvania 17201.

        1.4    Articles of Incorporation.    At the Effective Date, the Articles of Incorporation of Interim Trust Company as in effect immediately prior to the Effective Date, shall be the Articles of Incorporation of the Surviving Trust Company.

        1.5    By-laws.    At the Effective Date, the By-laws of the Interim Trust Company, as in effect immediately prior to the Effective Date, shall be the By-laws of the Surviving Trust Company.

        1.6    Effect of Merger.    On the Effective Date, the Surviving Trust Company shall succeed, without further act or deed, to all of the property, rights, powers, duties and obligations of the Constituent Trust Companies in accordance with the Banking Code.

        1.7    Continuation in Business.    At the Effective Time, the Surviving Trust Company shall be considered the same business and corporate entity as each of STC and Interim Trust Company and thereupon and thereafter, all property rights, powers and franchises of each of STC and Interim Trust Company shall vest in the Surviving Trust Company and the Surviving Trust Company shall be subject to and be deemed to have assumed all of the debts, liability, obligations and duties of each of STC and Interim Trust Company and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Trust Company. In addition, any reference either to STC and Interim Trust Company in any contract or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Trust Company if not inconsistent with the other provisions of the contract or document; and any pending action or other judicial proceeding to which either of Surviving Trust Company and Interim Trust Company is a party shall not be deemed to have abated or to have discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not been made, or the Surviving Trust Company may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of STC and Interim Trust Company if the Merger had not occurred.

        1.8    Board of Directors.    The Board of Directors of STC immediately prior to the consummation of the Merger shall serve as the Board of Directors of the Surviving Trust Company from and after the Effective Date and until such time as their successors have been elected and qualified, with the additions and deletions of the persons specified in the Reorganization Agreement.

        1.9    Officers.    The persons who are executive or other officers of STC immediately prior to the consummation of the merger shall serve as the officers of the Surviving Trust Company from and after the Effective Date and until such time as the Board of Directors of the Surviving Trust Company shall otherwise determine.

        1.10    Employees.    On the Effective Date, all persons who are employees of STC and Interim Trust Company shall become employees of the Surviving Trust Company.

Section 2. Conversion of Shares.

        The manner and basis of converting shares of Common Stock of the Constituent Trust Company shall be as follows:

        2.1    Conversion of Common Stock.    All shares of STC Common Stock are converted into the right to receive the Merger Consideration in accordance with the terms of and as provided in the Reorganization Agreement.

        2.2    Stock of STC.    The shares of Interim Trust Company Common Stock issued and outstanding immediately prior to the Effective Date shall continue to be issued and outstanding shares of Common Stock of the Surviving Trust Company. From and after the date hereof, each certificate that, prior to the Effective Date, represented shares of Interim Trust Company Common Stock, shall evidence ownership of shares of such Common Stock of the Surviving Trust Company.

Section 3. Miscellaneous.

        3.1    Conditions.    The obligations of STC and Interim Trust Company to effect the Merger shall be subject to all of the terms and conditions contained in the Reorganization Agreement.

        IN WITNESS WHEREOF, the signatures and seals of said merging trust companies this            day of                        , 2003, each hereunto set by its President or a Vice President and attested by its Secretary or Assistant Secretary, pursuant to a resolution of its Board of Directors, acting by a majority thereof.

ATTEST:	SENTRY TRUST COMPANY

Secretary	By:	Charles E. Nelson, President

(SEAL)
ATTEST:	SUN INTERIM TRUST COMPANY
Secretary	By:	Robert J. McCormack, President

(SEAL)

Exhibit 2
Execution Copy

EMPLOYMENT AGREEMENT

        THIS AGREEMENT is made as of the 23rd day of April, 2003, between SUN BANCORP, INC. ("Corporation"), a Pennsylvania business corporation having a place of business at 155 North 15th Street, Lewisburg, Pennsylvania 17837, SUN BANK ("Bank"), a Pennsylvania chartered banking institution having a place of business at 155 North 15th Street, Lewisburg, Pennsylvania 17837, SUBI SERVICES, LLC ("Services Company"), a Pennsylvania limited liability company having a place of business at 155 North 15th Street, Lewisburg, Pennsylvania 17837, SENTRY TRUST COMPANY ("Trust Company", a Pennsylvania business corporation having a place of business at 785 Fifth Avenue, Chambersburg, Pennsylvania 17201, and CHARLES E. NELSON ("Executive"), an individual (collectively, the "Parties" and, individually, sometimes a "Party").

        WHEREAS, the Corporation is a registered financial holding company;

        WHEREAS, the Bank is a subsidiary of the Corporation;

        WHEREAS, the Services Company is a subsidiary of the Bank;

        WHEREAS, Trust Company will be a subsidiary of Corporation, Bank or Services Company upon the closing as set forth in that certain Agreement and Plan of Reorganization, dated as of April 23, 2003, by and among Corporation, Sun Interim Trust Company, Trust Company and Patriot Federal Credit Union (the "Merger Agreement");

        WHEREAS, any reference solely to Corporation in this Agreement shall mean Corporation, Bank, Services Company and Trust Company;

        WHEREAS, Corporation, Bank, Services Company and Trust Company desire to employ Executive to serve in the capacity of President and Chief Executive Officer and Senior Trust Officer of Trust Company and Executive Vice President of Corporation on the terms and conditions set forth in this Agreement; and

        WHEREAS, Executive desires to accept employment with Corporation, Bank, Services Company and Trust Company on the terms and conditions set forth in this Agreement.

        NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

        1. Employment. Corporation, Bank, Services Company and Trust Company hereby employ Executive and Executive hereby accepts employment with Corporation, Bank, Services Company and Trust Company on the terms and conditions set forth in this Agreement.

        2. Duties and Position of Executive. Executive shall perform and discharge well and faithfully such duties as an executive officer of Trust Company and Corporation as may be assigned to Executive from time to time by the Board of Directors of Corporation, Bank, Service Company, Trust Company and/or Corporation's President and CEO. Executive shall be employed as President and Chief Executive Officer, Senior Trust Office of Trust Company and Executive Vice President of Corporation and shall hold such other titles as may be given to him from time to time by the Board of Directors of Corporation and/or Bank and/or Services Company and/or Trust Company. Executive shall report directly to the President and CEO of Corporation.

        3. Engagement in Other Employment. Executive shall devote his full time, attention and energies to the business of Corporation, Bank, Services Company and Trust Company during the Employment Period (as defined in Section 4(a) of this Agreement); provided, however, that this Section shall not be construed as preventing Executive from (a) investing Executive's personal assets in enterprises that do not compete with Corporation, Bank, Services Company, Trust Company or any of their subsidiaries or affiliates, or (b) being involved in any charitable or civic activity, or (c) being involved in any other activity with the prior approval of the Boards of Directors of Corporation, Bank, Services Company and Trust Company. The Executive shall not engage in any business or commercial activities, duties or pursuits which compete with the business or commercial activities of Corporation, Bank, Services Company, Trust Company or any of their subsidiaries or affiliates, nor may the Executive serve as a director or officer or in any other capacity in a company which competes with Corporation, Bank, Services Company, Trust Company or any of their subsidiaries or affiliates.

        4. Term of Agreement.

        (a) Employment Period. This Agreement shall be for a two (2) year period (the "Employment Period") beginning on the Effective Date as set forth in the Merger Agreement, and if not previously terminated pursuant to the terms of this Agreement, the Employment Period shall end two (2) years later; provided, however, that the Employment Period shall be automatically renewed for a period of one (1) year on the first anniversary date of the commencement of the Employment Period (the "Renewal Date") for a period ending two (2) years from the Renewal Date unless either Executive or Corporation shall give written notice of non-renewal to the other party at least twenty (20) days prior to the Renewal Date, in which event this Agreement shall terminate at the end of the Employment Period. If this Agreement is renewed on the Renewal Date, it will be automatically renewed on the first anniversary date of the Renewal Date and each subsequent year (the "Annual Renewal Date") for a period ending two (2) years from each Annual Renewal Date, unless either Executive or Corporation gives written notice of non-renewal to the other party at least twenty (20) days prior to the Annual Renewal Date, in which case this Agreement will continue in effect for a term ending one (1) year from the Annual Renewal Date immediately following such notice. Upon the effective date of the transactions contemplated in the Merger Agreement, all prior contracts between Executive and Trust Company shall be deemed terminated, with no further force or effect. Notwithstanding anything to the contrary provided herein, if the Merger Agreement is terminated or the transactions contemplated therein are not consummated, the parties to this Agreement shall have no further obligations under this Agreement and this Agreement shall be null and void.

        (b) Cause. Notwithstanding the provisions of Section 4(a) of this Agreement, this Agreement shall terminate automatically for Cause (as defined herein) upon written notice from the Board of Directors of Corporation to Executive. As used in this Agreement, the term "Cause" shall mean any of the following:

          (i) Executive's conviction of or plea of guilty or nolo contendere to a felony, a crime of falsehood or a crime involving moral turpitude, or the actual incarceration of Executive;

          (ii) Executive's failure to follow the good faith lawful instructions of the Board of Directors of Corporation with respect to its operations, after notice from Corporation, and a failure to cure such violation within twenty (20) days of said notice;

          (iii) the willful failure by the Executive to substantially perform his duties hereunder, other than a failure resulting from Executive's incapacity because of physical or mental illness, as provided in Section 4(e) of this Agreement, after notice from the Corporation and a failure to cure such violation within twenty (20) days of said notice; or

          (iv) direction or recommendation of a state or federal bank regulatory authority to remove the Executive from his position with Corporation and/or Bank and/or Services Company and/or Trust Company, as identified herein.

If this Agreement is terminated for Cause, any and all of Executive's rights under this Agreement shall cease as of the effective date of such termination and all of Corporation, Bank, Services Company and Trust Company's obligations under this Agreement shall terminate.

        (c) Notwithstanding the provisions of Section 4(a) of this Agreement, all of Corporation, Bank, Services Company and Trust Company's obligations under this Agreement shall terminate automatically upon Executive's voluntary termination of employment.

        (d) Good Reason. Notwithstanding the provisions of Section 4(a) of this Agreement, the Executive may terminate his employment under this Agreement for Good Reason. As used in this Agreement, "Good Reason" shall mean any of the following:

          (i) any reduction in the Executive's Annual Base Salary (defined in Section 5 hereof) or as the same may be increased from time to time, except such reductions that are the result of a national financial depression or national or bank emergency, or when such reduction has been implemented by the Board of Directors for the Corporation's senior management; or

          (ii) a requirement that Executive move his current principal work place from the headquarters of Trust Company to another location; or

          (iii) any removal of the Executive from any of the positions indicated in Section 2 of this Agreement, other than for a promotion, and except as a result of a response by Employer to any regulatory action by any governmental agency, body or instrumentality and/or in connection with termination of the Executive's employment for Cause.

If Executive terminates his employment for Good Reason, then he may give notice of intention to collect benefits under this Agreement by delivering a notice in writing (the "Notice of Termination") and Corporation shall pay Executive an amount equal to one (1) times the Executive's Annual Base Salary as defined in Section 5(a) of this Agreement, which amount shall be payable in twelve (12) equal monthly installments and shall be subject to federal, state and local tax withholdings. In addition, Executive shall receive a continuation, for a period of twelve (12) months from the date of termination of employment, or until Executive secures substantially similar benefits through other employment, whichever shall first occur, of all health, accident, life and disability insurance benefits in effect with respect to Executive on the date of termination of employment and that were in effect during the two (2) years prior to Executive's termination of employment, or, if Corporation cannot provide such benefits because Executive is no longer an employee, a dollar amount equal to the cost to Executive of obtaining such benefits or substantially similar benefits. Executive only becomes entitled to receive these payments and continuation of benefits if he executes a General Release, in form and substance satisfactory to Corporation, in favor of Corporation, Bank, Trust Company and their subsidiaries and affiliates. However, in the event the payments described herein, when added to all other amounts or benefits provided to or on behalf of the Executive in connection with his termination of employment, would result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), one-half of the excise tax amount shall be paid by Corporation and one-half of the excise tax amount shall be paid by Executive.

        (e) Disability. Notwithstanding the provisions of Section 4(a) of this Agreement, if, as a result of physical or mental injury or impairment, Executive is unable to perform all of the essential job functions of his position on a full time basis, taking into account any reasonable accommodation required by law, and without posing a direct threat to himself and others, for a period up to one hundred eighty (180) days, all obligations of Corporation, Bank, Services Company and Trust Company to pay Executive an Annual Base Salary as set forth in Paragraph 5(a) of this Agreement are suspended. Any paid time off, sick leave or short term disability pay Executive may be entitled to receive, pursuant to an established disability plan or program of the Trust Company and/or Services Company and/or Bank and/or Corporation, if any exists, shall be considered part of the compensation Executive shall receive while disabled, and shall not be in addition to the compensation received by Executive under this provision of the Agreement. Executive further agrees that should he remain unable to perform all of the essential functions of his position on a full time basis, taking into account any reasonable accommodation required by law, and without posing a direct threat to himself or others, after one hundred eighty (180) days, the Trust Company, Services Company, Bank and Corporation will suffer an undue hardship by continuing Executive in his position. Upon this event, all compensation and employment obligations of the Trust Company, Services Company, Bank and Corporation under this Agreement shall cease (except Executive's rights under the Corporation's then existing short term and/or long term disability plans, if any), and this Agreement shall terminate.

        (f) Death. Notwithstanding the provisions of Section 4(a) of this Agreement, this Agreement shall terminate automatically upon Executive's death and Executive's rights under this Agreement shall cease as of the date of such termination.

        5. Employment Period Compensation.

        (a) Annual Base Salary. For services performed by Executive under this Agreement, Corporation shall pay Executive an annual base salary in the aggregate during the Employment Period at the rate of One hundred-fifteen Thousand Dollars ($115,000) per year (the "Annual Base Salary"), payable at the same times as salaries are payable to other executive employees of Corporation. Corporation may, from time to time, increase Executive's Annual Base Salary, and any and all such increases shall be deemed to constitute amendments to this Section 5(a) to reflect the increased amounts, effective as of the date established for such increases by the Board of Directors of Corporation or any committee of such Board in the resolutions authorizing such increases.

        (b) Bonus. Executive may be eligible for incentive compensation under the terms and conditions of any incentive compensation plan upon which Corporation, Bank, Trust Company and Executive shall mutually agree.

        (c) Vacations. During the term of this Agreement, Executive shall be entitled to paid annual vacation in accordance with the policies as established from time to time by the Board of Directors of Corporation. However, Executive shall not be entitled to receive any additional compensation from Corporation for failure to take a vacation, nor shall Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Board of Directors of Corporation.

        (d) Employee Benefit Plans. During the term of this Agreement, Executive shall be entitled to participate in and receive the benefits of any Employee Benefit Plan currently in effect at Corporation, until such time that the Board of Directors of Corporation authorizes a change in such benefits. Executive shall also be entitled to participate in any stock option and profit sharing plans that Corporation may have in effect, subject to the terms and conditions of those plans. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to Executive pursuant to Section 5(a) hereof.

        (e) Business Expenses. During the term of this Agreement, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him, which are properly accounted for, in accordance with the policies and procedures established by the Board of Directors of Corporation for its executive officers.

        (f) Automobile. During the term of this Agreement, Executive shall be provided with use of an automobile and shall be entitled to reimbursement for all reasonable automobile expenses incurred by him in accordance with the terms of the automobile program in effect at Services Corporation at the time that this Agreement was executed.

        6. Termination of Employment Following Change in Control.

        (a) If a Change in Control (as defined in Section 6(b) of this Agreement) shall occur and if, within twelve (12) months following the Change in Control (as defined in Section 6(b) of this Agreement), Executive's employment is involuntarily terminated (other than for Cause as defined in Section 4(b) of this Agreement), or if Executive terminates his employment for Good Reason as defined in

Section 4(d) of this Agreement, then Executive may give notice of intention to collect benefits under this Agreement, by delivering a notice in writing (the "Notice of Termination") to Corporation and Bank and the provisions of Section 7 of this Agreement shall apply.

        (b) As used in this Agreement, "Change in Control" shall mean a change in control of the Corporation (other than one occurring by reason of an acquisition of the Bank and/or Corporation by Executive) of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A or any successor rule or regulation promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act"); provided that, without limiting the foregoing, a Change in Control shall be deemed to have occurred if:

          (i) (A) the Corporation and/or Bank shall be merged or consolidated, or (B)substantially all of the assets of Corporation and/or Bank shall be sold, exchanged, transferred or otherwise disposed of, and, as a result of such merger, consolidation, sale, exchange or transfer, less than a majority of the outstanding voting stock of the surviving, resulting, purchasing "person" is owned, immediately after the transaction, by the holders of voting stock of the Corporation before the transaction, unless (y)such merger, consolidation, sale, exchange, purchase or transfer is approved in advance by seventy percent (70%) or more of the members of the Board of Directors of Corporation who are not interested in the transaction and (z)a majority of the members of the Board of Directors of the legal entity resulting from, or existing after, any such transaction, and of the Board of Directors of such entity's parent corporation, if any, are former members of the Board of Directors of Corporation, or

          (ii) any "person" or group of "persons" (as such term is used in Sections 13(d) and 14(d) of the 1934 Act), other than Corporation, Bank or any "person" who on the date hereof is a director or officer of Corporation and/or Bank is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act or any successor rule or regulation promulgated under the 1934 Act), directly or indirectly, of securities of Corporation representing thirty percent (30%) or more of the combined voting power of Corporation's then outstanding securities, or

          (iii) during any period of two (2) consecutive years during the term of Executive's employment under this Agreement, individuals who at the beginning of such period constitute the Board of Directors of Corporation cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period.

        7. Rights in Event of Termination of Employment Following Change in Control.

        (a) In the event that a Change in Control occurs and Executive delivers a Notice of Termination (as defined in Section 6(a) of this Agreement) to Corporation, Bank and Services Company, Executive shall be entitled to receive the compensation and benefits set forth below:

          (i) a lump sum equal to two (2) times the Executive's Annual Base Salary as defined in Section 5(a), which amount shall be subject to federal, state and local tax withholdings; and

          (ii) for a period of two (2) years from the date of termination of employment, or until Executive secures substantially similar benefits through other employment, whichever shall first occur, Executive shall receive a continuation of all health, accident, life and disability insurance benefits in effect with respect to Executive during the two (2) years prior to his termination of employment, or, if Corporation cannot provide such benefits because Executive is no longer an employee, a dollar amount equal to the cost to Executive of obtaining such benefits or substantially similar benefits.

However, in the event the payment described herein, when added to all other amounts or benefits provided to or on behalf of the Executive in connection with his termination of employment, would result in the imposition of an excise tax under Code Section 4999, one-half of the excise tax amount shall be paid by Corporation and one-half of the excise tax amount shall be paid by Executive.

        (b) Executive shall not be required to mitigate the amount of any payment provided for in this Section 7 by seeking other employment or otherwise. The amount of payment provided for in this Section 7(a)(i) shall not be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive's receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

        8. Rights in Event of Termination of Employment Absent Change in Control.

        (a) In the event that Executive's employment is involuntarily terminated by Corporation without Cause (except for the failure to renew this Agreement as provided in Section 4(a) hereof) and no Change in Control shall have occurred at the date of such termination, Corporation shall pay Executive an amount equal to and no greater than two (2) times the Executive's Annual Base Salary as defined in Section 5(a) of this Agreement, which amount shall be payable in twenty-four (24) equal monthly installments. In addition, Executive shall be entitled to a continuation of health, accident, life and disability insurance benefits for twenty-four (24) months or until Executive secures substantially similar benefits through other employment, whichever shall first occur. However, if the payment described herein, when added to all other amounts or benefits provided to or on behalf of the Executive in connection with his termination of employment, would result in the imposition of an excise tax under Code Section 4999, one-half of the excise tax amount shall be paid by Corporation and one-half of the excise tax amount shall be paid by Executive.

        (b) Executive shall not be required to mitigate the amount of any payment provided for in this Section 8 by seeking other employment or otherwise. The amount of payment provided for in this Section 8 (not continuation of benefit) shall not be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive's receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

        (c) The amounts payable pursuant to this Section 8 shall constitute Executive's sole and exclusive remedy in the event of involuntary termination without Cause of Executive's employment by Corporation in the absence of a Change in Control.

        9. Restrictive Covenant.

        (a) Executive hereby acknowledges and recognizes the highly competitive nature of the business of Corporation, Bank, Services Company and Trust Company, and, accordingly, agrees that, beginning on the date first mentioned above and continuing until the first anniversary date of the effective date of termination of Executive's employment with Corporation, Bank, Services Company and Trust Company, Executive shall not:

          (i) except for Corporation, Bank, Services Company, Trust Company or their subsidiaries or affiliates, be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (1) the banking or financial services industry (including bank holding company), or (2) any other activity in which Corporation, Bank, Services Company, Trust Company or any of their subsidiaries or affiliates are engaged during the Employment Period, or on the date of termination of the Executive's employment, within a 25 mile radius of Trust Company's principal place of business in Chambersburg, Pennsylvania (the "Non-Competition Area"); or

          (ii) provide financial or other assistance to any person, firm, corporation or enterprise engaged in (1) the banking, financial services industry (including bank holding company) and/or Trust Services or (2) any other activity in which Corporation, Bank, Services Company, Trust Company or any of their subsidiaries or affiliates are engaged during the Employment Period in the Non-Competition Area; or

          (iii) directly or indirectly contact, solicit or induce any person, corporation or other entity who or which is a customer or referral source of Corporation, Bank, Services Company, Trust Company or any of their subsidiaries or affiliates, during the term of Executive's employment or on the date of termination of Executive's employment to be a customer or referral source of any person or entity other than Corporation, Bank, Services Company, Trust Company or their subsidiaries or affiliates; or

          (iv) directly or indirectly solicit, induce or encourage any employee of Corporation, Bank, Services Company, Trust Company or any of their subsidiaries or affiliates, who is employed during the term of Executive's employment or on the date of termination of Executive's employment, to leave the employ of Corporation, Bank, Services Company, Trust Company or any of their subsidiaries or affiliates, or to seek, obtain or accept employment with any person or entity other than Corporation, Bank, Services Company, Trust Company or any of their subsidiaries or affiliates.

        (b) It is expressly understood and agreed that, although Executive, Corporation, Bank, Services Company and Trust Company consider the restrictions contained in Section 9(a) reasonable for the purpose of preserving for Corporation, Bank, Services Company, Trust Company and any of their subsidiaries or affiliates, their good will and other proprietary rights, if a final judicial determination is made, by a court or arbitration panel having jurisdiction, that the time or territory or any other restriction contained in Section 9(a) is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of Section 9(a) shall not be rendered void, but shall be deemed amended to apply as to such maximum time and territory and to such other extent as permitted under applicable law.

        (c) It is expressly understood and agreed that in the event of a material breach of any provision in this Section 9, and in addition to any other legal or equitable remedy the Corporation may have, the Corporation shall be entitled to the entry of a preliminary and permanent injunction (including, without limitation, specific performance by a court of competent jurisdiction in Pennsylvania, or elsewhere) to restrain the violation or breach thereof by Executive, and Executive submits to the jurisdiction of such court in any such action.

        (d) It is expressly understood and agreed that if Corporation fails to renew this Agreement beyond the Employment Period or any Annual Renewal Date in accordance with the provisions of Section 4(a) (relating to non-renewal of contract), then the restrictions contained in this Section 9 shall not apply to Executive in the event Executive terminates his employment for any reason or is involuntarily terminated without Cause (as defined herein).

        (e) It is expressly understood and agreed that if the Executive's employment is terminated under this Agreement by Executive for Good Reason (as defined herein), then the restriction contained in this Section 9 shall not apply to Executive.

        10. Unauthorized Disclosure. During the term of his employment hereunder, or at any later time, the Executive shall not, without the written consent of the Board of Directors of Corporation or a person authorized thereby, knowingly disclose to any person, other than an employee of the Corporation or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive of Corporation, any material confidential information obtained by him while in the employ of Corporation with respect to any of the services, products, improvements, formulas, designs or styles, processes, customers, customer lists, methods of business or any business practices of Corporation, Bank, Services Company, Trust Company or any of their subsidiaries or affiliates, the disclosure of which could be or will be damaging to Corporation, Bank, Services Company, Trust Company or any of their subsidiaries or affiliates; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive or any person with the assistance, consent or direction of the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by Corporation, Bank, Services Company, Trust Company or any of their subsidiaries or affiliates or any information that must be disclosed as required by law.

        11. Work Made for Hire. Any work performed by the Executive under this Agreement should be considered a "Work Made for Hire" as that phrase is defined by the U.S. patent laws and shall be owned by and for the express benefit of Corporation, Bank, Services Company, Trust Company and their subsidiaries and affiliates. In the event it should be established that such work does not qualify as a Work Made for Hire, the Executive agrees to and does hereby assign to Corporation, Bank, Services Company, Trust Company and their affiliates and subsidiaries, all of his rights, title and/or interest in such work product, including, but not limited to, all copyrights, patents, trademarks and proprietary rights. Executive further agrees that any business that he generates, produces or sells during his employment is the exclusive business of Corporation, Bank, Services Company and Trust Company.

        12. Return of Company Property and Documents. The Executive agrees that, at the time of termination of his employment, regardless of the reason for termination, he will deliver to Corporation, Bank, Services Company, Trust Company and their subsidiaries and affiliates, any and all company property, including, but not limited to, automobiles, keys, security codes or passes, mobile telephones, pagers, computers, devices, confidential information, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, software programs, equipment, other documents or property or reproductions of any of the aforementioned items developed or obtained by the Executive during the course of his employment.

        13. Resignation as Director. Executive agrees that in the event that this Agreement or his employment under this Agreement is terminated, Executive shall resign as a director of Corporation, Bank, Services Company, Trust Company or any of their affiliates or subsidiaries, if he is then serving as a director of any such entities.

        14. Liability Insurance. Corporation shall use its best efforts to obtain insurance coverage for the Executive under an insurance policy covering officers and directors of Corporation, Bank and Services Company against lawsuits, arbitrations or other legal or regulatory proceedings; however, nothing herein shall be construed to require Corporation to obtain such insurance, if the Board of Directors of the Corporation determines that such coverage cannot be obtained at a reasonable price.

        15. Indemnification. Corporation will indemnify the Executive as required by Pennsylvania law and as provided by the Articles and By-Laws of Corporation, if not prohibited by federal law, with respect to any threatened, pending or completed legal or regulatory action, suit or proceeding brought against him by reason of the fact that he is or was a director, officer, employee or agent of Corporation, Bank, Services Company, Trust Company or any of their affiliates or subsidiaries or is or was serving at the request of Corporation as a director, officer, employee or agent of another person or entity.

        16. Notices. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows (or to such other addresses provided by a party to the other parties in writing):

If to the Executive:	Mr. Charles E. Nelson, President and CEO Sentry Trust Company 785 Fifth Avenue Chambersburg, PA 17201
If to the Trust Company:	President and CEO Sentry Trust Company 785 Fifth Avenue Chambersburg, PA 17201
If to the Services Company:	Mr. Robert McCormack, President and CEO SUBI Services, LLC 155 North 15th Street Lewisburg, PA 17837
If to the Bank:	Mr. Robert McCormack, President and CEO Sun Bank 155 North 15th Street Lewisburg, PA 17837
If to the Corporation:	Mr. Robert McCormack, President and CEO Sun Bancorp, Inc. 155 North 15th Street Lewisburg, PA 17837

        17. Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and an executive officer specifically designated by the Board of Directors of Corporation. No waiver by either party, at any time, of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Notwithstanding this Section 17, a promotion of Executive in accordance with Section 2 of this Agreement shall not constitute a breach of this Agreement or require an amendment in writing.

        18. Assignment. This Agreement shall not be assignable by any party, except by Corporation to any successor in interest to its respective businesses.

        19. Entire Agreement. This Agreement, including the Addendum hereto referred to in Section 26 hereof, contains the entire agreement of the parties relating to the employment of Executive and supersedes any and all agreements, either oral or in writing, between the parties with regard to the employment of Executive by Corporation, Bank, Services Company or Trust Company.

        20. Successors; Binding Agreement.

        (a) Corporation, Bank, Services Company and Trust Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the businesses and/or assets of Corporation, Bank, Services Company and Trust Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Corporation, Bank, Services Company and Trust Company would be required to perform it if no such succession had taken place.

        (b) This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. If Executive should die after a Notice of Termination is delivered by Executive, or following termination of Executive's employment without Cause, and any amounts would be payable to Executive under this Agreement if Executive had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee, or, if there is no such designee, to Executive's estate.

        21. Arbitration. Corporation, Bank, Services Company, Trust Company and Executive recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement (except for any enforcement sought with respect to Sections 9, 10, 11 or 12, which may be litigated in court), lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Consequently, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement are to be submitted for resolution, in Philadelphia, Pennsylvania, to the American Arbitration Association (the "Association") in accordance with the Association's National Rules for the Resolution of Employment Disputes or other applicable rules than in effect ("Rules"). Corporation or Executive may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the Rules. Corporation and Executive may, as a matter or right, mutually agree on the appointment of a particular arbitrator from the Association's pool. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania, but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, Corporation, Bank, Trust Company and Executive shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein or any enforcement sought with respect to Sections 9, 10, 11 or 12.

        22. Attorney's Fees and Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, each party shall bear his or its own attorney's fees, costs and expenses incurred in connection with the litigation, unless mandated by statute.

        23. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

        24. Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles.

        25. Headings. The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

        26. Addendum. The Addendum hereto specifies additional monetary and non-monetary covenants of the employing parties that are to be enforceable by Executive as specified therein and said Addendum is hereby incorporated by reference to this Agreement and shall be deemed a part hereof. The benefits and other covenants set forth in the Addendum shall be payable and enforceable by Executive in accordance with the terms and, in the event that there are any conflicts between the terms of this Agreement and the Addendum, the terms of the Addendum shall control. Obligations of the Corporation set forth in the Addendum relating to any excise tax imposed on Executive under Section 280G or Section 4999 of the Code shall survive termination of this Agreement and Executive's employment.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:	SUN BANCORP, INC.
/s/ THOMAS W. BIXLER, SECT.	By:	/s/ ROBERT J. MCCORMACK Robert J. McCormack President and CEO

ATTEST:	SUN BANK
/s/ THOMAS W. BIXLER, SECT.	By:	/s/ ROBERT J. MCCORMACK Robert J. McCormack President and CEO

ATTEST:	SUBI SERVICES, LLC
/s/ THOMAS W. BIXLER, SECT.	By:	/s/ ROBERT J. MCCORMACK Robert J. McCormack President and CEO

ATTEST:	SENTRY TRUST COMPANY
/s/ RANDY L. MARTIN	By:	/s/ SIDNEY M. PALMER Sidney M. Palmer Chairman

WITNESS:	EXECUTIVE
/s/ ANDREW W. STAPP	/s/ CHARLES E. NELSON Charles E. Nelson

ADDENDUM

        The following benefits and covenants constitute additional consideration to induce Charles E. Nelson ("Executive") to enter into an Employment Agreement (the "Employment Agreement") with Sun Bancorp, Inc. ("Sun") and certain of its present and future affiliates named therein (collectively, "Employer") and shall be legally enforceable by Executive. The benefits and covenants set forth herein are in addition to, and not in substitution for or limitation of, any benefits specified in the body of the Employment Agreement to which this is an Addendum. Terms not defined herein shall be defined as set forth in the Employment Agreement.

  •
  Lump sum cash payment at Effective Date in the amount of $300,000.

  •
  Lump sum cash payment at Effective Date in the amount of $213,000 in payment of vested portion of supplemental retirement benefit. Calculation as of March 31, 2002 with payout as of Effective Date.

  •
  Rollover and assumption by Sun of remaining portion of deferred compensation amount under supplemental benefit agreement as though Executive had obtained the age of 65, subject, however, to the following terms and conditions.

    Sun shall fund $250,000 of the remaining $424,000 supplemental retirement benefit upon the Effective Date. The $250,000 shall be held in escrow by Sun for Executive's benefit. For each month of service which Executive completes during the initial two year term of the Employment Agreement, Sun will fund an additional $7,250 per month, such that at the completion of the initial two year term of the employment contract, Sun shall have funded the entire $424,000 supplemental retirement benefit and shall be holding same in escrow for Executive's benefit. The amount held in escrow for Executive over the initial two year term shall be invested in U.S. Government securities. Upon completion of the initial two year term, Executive may elect to receive a distribution of the entire $424,000, plus accrued interest, or Executive may elect to have the aggregate amount distributed over more than one year or Executive may elect to permit the entire $424,000, plus accrued interest to remain invested through Sun until such time as Executive is no longer employed by Sun for any reason. If Executive is no longer employed by Sun for any reason after the completion of the initial two year term, the entire $424,000, plus accrued interest, will be distributed to Executive in a lump sum at that time.

    If Executive elects to voluntarily terminate Executive's employment with Sun during the initial two year term of the Employment Agreement (other than a termination for "Good Reason", as that term is defined in Section 4(d) of the Employment Agreement, or if Executive is terminated by Sun during the initial two year term of the Employment Agreement "for Cause", as that term is defined in Section 4(b) of the Employment Agreement, then, in that event, Executive shall be entitled to a distribution upon termination of employment equal to the initial $250,000, plus the $7,250 per month which was funded for each month and any partial month for which Executive was employed during the initial two year term of the Employment Agreement. The remainder of the $424,000 shall be considered as not earned and thereby forfeited by Executive, together with any accrued interest on the funded portion of the earned amount.

    If Executive dies during the initial two year term of the Employment Agreement or terminates Executive's employment for "Good Reason" during that time frame, Executive shall still be entitled to a distribution equal to the full $424,000, plus accrued interest.

    The $300,000 payment, the $213,000 payment and the $424,000 payment referenced herein, plus accrued interest, are to be without any reductions as a consequence of the application of Section 280G or Section 4999 of the Internal Revenue Code of 1986. To the extent that the foregoing payments, plus accrued interest, as well as any other payments Executive receives, would result in the imposition of an excise tax on Executive under Section 4999 of the Internal Revenue Code, Executive and Sun shall use their reasonable best efforts to design an acceptable structure (other than a reduction in payments). To the extent the excise tax cannot be avoided, one-half of the excise tax amount shall be paid by Executive and one-half of the excise tax amount shall be paid by Sun.

  •
  Incentive program in substantially the same form as that set forth in Executive's existing Executive Employment Agreement with Sentry; providing for 2.25% of gross trust and brokerage income booked to Sentry, paid no less than quarterly.

  •
  A one-time grant to Executive of 10,000 2002 Executive Stock Options from Sun.

  •
  Entitlement to a bonus formula identical to the bonus formula presently in place for Executive at Sentry which is tied to profitability or a comparable bonus program which is available to all senior executives at Sun Bancorp, Inc.

  •
  Participation in Sun Bank executive employee benefit programs, with prior credit under Sentry plans awarded for purposes of eligibility and vesting under Sun Bank's benefit programs.

Agreed to this 23rd day of
April, 2003.

SUN BANCORP, INC.

By:	/s/ ROBERT J. MCCORMACK Robert J. McCormack President and CEO

Exhibit 3
Execution Copy

EMPLOYMENT AGREEMENT

        THIS AGREEMENT is made as of the 23rd day of April, 2003, between SUN BANCORP, INC. ("Corporation"), a Pennsylvania business corporation having a place of business at 155 North 15th Street, Lewisburg, Pennsylvania 17837, SUN BANK ("Bank"), a Pennsylvania chartered banking institution having a place of business at 155 North 15th Street, Lewisburg, Pennsylvania 17837, SUBI SERVICES, LLC ("Services Company"), a Pennsylvania limited liability company having a place of business at 155 North 15th Street, Lewisburg, Pennsylvania 17837, SENTRY TRUST COMPANY("Trust Company", a Pennsylvania business corporation having a place of business at 785 Fifth Avenue, Chambersburg, Pennsylvania 17201, and CAROLE L. CRIST ("Executive"), an individual (collectively, the "Parties" and, individually, sometimes a "Party").

        WHEREAS, the Corporation is a registered financial holding company;

        WHEREAS, the Bank is a subsidiary of the Corporation;

        WHEREAS, the Services Company is a subsidiary of the Bank;

        WHEREAS, Trust Company will be a subsidiary of Corporation, Bank or Services Company upon the closing as set forth in that certain Agreement and Plan of Reorganization, dated as of April 23, 2003, by and among Corporation, Sun Interim Trust Company, Trust Company and Patriot Federal Credit Union (the "Merger Agreement");

        WHEREAS, any reference solely to Corporation in this Agreement shall mean Corporation, Bank, Services Company and Trust Company;

        WHEREAS, Corporation, Bank, Services Company and Trust Company desire to employ Executive to serve in the capacity of Executive Vice President, Chief Operating Officer/Chief Investment Officer of Trust Company on the terms and conditions set forth in this Agreement; and

        WHEREAS, Executive desires to accept employment with Corporation, Bank, Services Company and Trust Company on the terms and conditions set forth in this Agreement.

        NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

        1. Employment. Corporation, Bank, Services Company and Trust Company hereby employ Executive and Executive hereby accepts employment with Corporation, Bank, Services Company and Trust Company on the terms and conditions set forth in this Agreement.

        2. Duties and Position of Executive. Executive shall perform and discharge well and faithfully such duties as an executive officer of Trust Company as may be assigned to Executive from time to time by the Board of Directors of Corporation, Bank, Service Company, Trust Company and/or Corporation's President and CEO. Executive shall be employed as Executive Vice President, Chief Operating Officer/Chief Investment Officer of Trust Company and shall hold such other titles as may be given to her from time to time by the Board of Directors of Corporation and/or Bank and/or Services Company and/or Trust Company.

        3. Engagement in Other Employment. Executive shall devote her full time, attention and energies to the business of Corporation, Bank, Services Company and Trust Company during the Employment Period (as defined in Section 4(a) of this Agreement); provided, however, that this Section shall not be construed as preventing Executive from (a) investing Executive's personal assets in enterprises that do not compete with Corporation, Bank, Services Company, Trust Company or any of their subsidiaries or affiliates, or (b) being involved in any charitable or civic activity, or (c) being involved in any other activity with the prior approval of the Boards of Directors of Corporation, Bank, Services Company and

Trust Company. The Executive shall not engage in any business or commercial activities, duties or pursuits which compete with the business or commercial activities of Corporation, Bank, Services Company, Trust Company or any of their subsidiaries or affiliates, nor may the Executive serve as a director or officer or in any other capacity in a company which competes with Corporation, Bank, Services Company, Trust Company or any of their subsidiaries or affiliates.

        4. Term of Agreement.

        (a) Employment Period. This Agreement shall be for a two (2) year period (the "Employment Period") beginning on the Effective Date as set forth in the Merger Agreement, and if not previously terminated pursuant to the terms of this Agreement, the Employment Period shall end two (2) years later; provided, however, that the Employment Period shall be automatically renewed for a period of one (1) year on the first anniversary date of the commencement of the Employment Period (the "Renewal Date") for a period ending two (2) years from the Renewal Date unless either Executive or Corporation shall give written notice of non-renewal to the other party at least twenty (20) days prior to the Renewal Date, in which event this Agreement shall terminate at the end of the Employment Period. If this Agreement is renewed on the Renewal Date, it will be automatically renewed on the first anniversary date of the Renewal Date and each subsequent year (the "Annual Renewal Date") for a period ending two (2) years from each Annual Renewal Date, unless either Executive or Corporation gives written notice of non-renewal to the other party at least twenty (20) days prior to the Annual Renewal Date, in which case this Agreement will continue in effect for a term ending one (1) year from the Annual Renewal Date immediately following such notice. Upon the effective date of the transactions contemplated in the Merger Agreement, all prior contracts between Executive and Trust Company shall be deemed terminated, with no further force or effect. Notwithstanding anything to the contrary provided herein, if the Merger Agreement is terminated, the parties to this Agreement shall have no further obligations under this Agreement and this Agreement shall be null and void.

        (b) Cause. Notwithstanding the provisions of Section 4(a) of this Agreement, this Agreement shall terminate automatically for Cause (as defined herein) upon written notice from the Board of Directors of Corporation to Executive. As used in this Agreement, the term "Cause" shall mean any of the following:

          (i) Executive's conviction of or plea of guilty or nolo contendere to a felony, a crime of falsehood or a crime involving moral turpitude, or the actual incarceration of Executive;

          (ii) Executive's failure to follow the good faith lawful instructions of the Board of Directors of Corporation with respect to its operations, after notice from Corporation, and a failure to cure such violation within twenty (20) days of said notice;

          (iii) the willful failure by the Executive to substantially perform her duties hereunder, other than a failure resulting from Executive's incapacity because of physical or mental illness, as provided in Section 4(e) of this Agreement, after notice from the Corporation and a failure to cure such violation within twenty (20) days of said notice;

          (iv) direction or recommendation of a state or federal bank regulatory authority to remove the Executive from her position with Corporation and/or Bank and/or Services Company and/or Trust Company, as identified herein.

If this Agreement is terminated for Cause, any and all of Executive's rights under this Agreement shall cease as of the effective date of such termination and all of Corporation, Bank, Services Company and Trust Company's obligations under this Agreement shall terminate.

        (c) Notwithstanding the provisions of Section 4(a) of this Agreement, all of Corporation, Bank, Services Company and Trust Company's obligations under this Agreement shall terminate automatically upon Executive's voluntary termination of employment.

        (d) Good Reason. Notwithstanding the provisions of Section 4(a) of this Agreement, the Executive may terminate her employment under this Agreement for Good Reason. As used in this Agreement, "Good Reason" shall mean any of the following:

          (i) any reduction in the Executive's Annual Base Salary (defined in Section 5 hereof) or as the same may be increased from time to time, except such reductions that are the result of a national financial depression or national or bank emergency, or when such reduction has been implemented by the Board of Directors for the Corporation's senior management; or

          (ii) a requirement that Executive move her current principal work place from the headquarters of Trust Company to another location; or

          (iii) any removal of the Executive from any of the positions indicated in Section 2 of this Agreement, other than for a promotion, and except as a result of a response by Employer to any regulatory action by any governmental agency, body or instrumentality and/or in connection with termination of the Executive's employment for Cause.

If Executive terminates her employment for Good Reason, then she may give notice of intention to collect benefits under this Agreement by delivering a notice in writing (the "Notice of Termination") and Corporation shall pay Executive an amount equal to one (1) times the Executive's Annual Base Salary as defined in Section 5(a) of this Agreement, which amount shall be payable in twelve (12) equal monthly installments and shall be subject to federal, state and local tax withholdings. In addition, Executive shall receive a continuation, for a period of twelve (12) months from the date of termination of employment, or until Executive secures substantially similar benefits through other employment, whichever shall first occur, of all health, accident, life and disability insurance benefits in effect with respect to Executive on the date of termination of employment and that were in effect during the two (2) years prior to Executive's termination of employment, or, if Corporation cannot provide such benefits because Executive is no longer an employee, a dollar amount equal to the cost to Executive of obtaining such benefits or substantially similar benefits. Executive only becomes entitled to receive these payments and continuation of benefits if she executes a General Release, in form and substance satisfactory to Corporation, in favor of Corporation, Bank, Trust Company and their subsidiaries and affiliates. However, in the event the payments described herein, when added to all other amounts or benefits provided to or on behalf of the Executive in connection with her termination of employment, would result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), one-half of the excise tax amount shall be paid by Corporation and one-half of the excise tax amount shall be paid by Executive.

        (e) Disability. Notwithstanding the provisions of Section 4(a) of this Agreement, if, as a result of physical or mental injury or impairment, Executive is unable to perform all of the essential job functions of her position on a full time basis, taking into account any reasonable accommodation required by law, and without posing a direct threat to herself and others, for a period up to one hundred eighty (180) days, all obligations of Corporation, Bank, Services Company and Trust Company to pay Executive an Annual Base Salary as set forth in Paragraph 5(a) of this Agreement are suspended. Any paid time off, sick leave or short term disability pay Executive may be entitled to receive, pursuant to an established disability plan or program of the Trust Company and/or Services Company and/or Bank and/or Corporation, if any exists, shall be considered part of the compensation Executive shall receive while disabled, and shall not be in addition to the compensation received by Executive under this provision of the Agreement. Executive further agrees that should she remain unable to perform all of the essential functions of her position on a full time basis, taking into account any reasonable accommodation required by law, and without posing a direct threat to herself or others, after one hundred eighty (180) days, the Trust Company, Services Company, Bank and Corporation will suffer an undue hardship by continuing Executive in her position. Upon this event, all compensation and employment obligations of the Trust Company, Services Company, Bank and Corporation under this Agreement shall cease (except Executive's rights under the Corporation's then existing short term and/or long term disability plans, if any), and this Agreement shall terminate.

        (f) Death. Notwithstanding the provisions of Section 4(a) of this Agreement, this Agreement shall terminate automatically upon Executive's death and Executive's rights under this Agreement shall cease as of the date of such termination.

        5. Employment Period Compensation.

        (a) Annual Base Salary. For services performed by Executive under this Agreement, Corporation shall pay Executive an annual base salary in the aggregate during the Employment Period at the rate of Eighty-five Thousand Dollars ($85,000) per year (the "Annual Base Salary"), payable at the same times as salaries are payable to other executive employees of Corporation. Corporation may, from time to time, increase Executive's Annual Base Salary, and any and all such increases shall be deemed to constitute amendments to this Section 5(a) to reflect the increased amounts, effective as of the date established for such increases by the Board of Directors of Corporation or any committee of such Board in the resolutions authorizing such increases.

        (b) Bonus. Executive may be eligible for incentive compensation under the terms and conditions of any incentive compensation plan upon which Corporation, Bank, Trust Company and Executive shall mutually agree.

        (c) Vacations. During the term of this Agreement, Executive shall be entitled to paid annual vacation in accordance with the policies as established from time to time by the Board of Directors of Corporation. However, Executive shall not be entitled to receive any additional compensation from Corporation for failure to take a vacation, nor shall Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Board of Directors of Corporation.

        (d) Employee Benefit Plans. During the term of this Agreement, Executive shall be entitled to participate in and receive the benefits of any Employee Benefit Plan currently in effect at Corporation, until such time that the Board of Directors of Corporation authorizes a change in such benefits. Executive shall also be entitled to participate in any stock option and profit sharing plans that Corporation may have in effect, subject to the terms and conditions of those plans. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to Executive pursuant to Section 5(a) hereof.

        (e) Business Expenses. During the term of this Agreement, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by her, which are properly accounted for, in accordance with the policies and procedures established by the Board of Directors of Corporation for its executive officers.

        6. Termination of Employment Following Change in Control.

        (a) If a Change in Control (as defined in Section 6(b) of this Agreement) shall occur and if, within twelve (12) months following the Change in Control (as defined in Section 6(b) of this Agreement), Executive's employment is involuntarily terminated (other than for Cause as defined in Section 4(b) of this Agreement) of if Executive terminates her employment for Good Reason as defined in Section 4(d) of this Agreement, then Executive may give notice of intention to collect benefits under this Agreement, by delivering a notice in writing (the "Notice of Termination") to Corporation and Bank and the provisions of Section 7 of this Agreement shall apply.

        (b) As used in this Agreement, "Change in Control" shall mean a change in control of the Corporation (other than one occurring by reason of an acquisition of the Bank and/or Corporation by Executive) of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A or any successor rule or regulation promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act"); provided that, without limiting the foregoing, a Change in Control shall be deemed to have occurred if:

          (i)(A) the Corporation and/or Bank shall be merged or consolidated, or (B)substantially all of the assets of Corporation and/or Bank shall be sold, exchanged, transferred or otherwise disposed of, and, as a result of such merger, consolidation, sale, exchange or transfer, less than a majority of the outstanding voting stock of the surviving, resulting, purchasing "person" is owned, immediately after the transaction, by the holders of voting stock of the Corporation before the transaction, unless (y)such merger, consolidation, sale, exchange, purchase or transfer is approved in advance by seventy percent (70%) or more of the members of the Board of Directors of Corporation who are not interested in the transaction and (z)a majority of the members of the Board of Directors of the legal entity resulting from, or existing after, any such transaction, and of the Board of Directors of such entity's parent corporation, if any, are former members of the Board of Directors of Corporation, or

          (ii) any "person" or group of "persons" (as such term is used in Sections 13(d) and 14(d) of the 1934 Act), other than Corporation, Bank or any "person" who on the date hereof is a director or officer of Corporation and/or Bank is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act or any successor rule or regulation promulgated under the 1934 Act), directly or indirectly, of securities of Corporation representing thirty percent (30%) or more of the combined voting power of Corporation's then outstanding securities, or

          (iii) during any period of two (2) consecutive years during the term of Executive's employment under this Agreement, individuals who at the beginning of such period constitute the Board of Directors of Corporation cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period.

        7. Rights in Event of Termination of Employment Following Change in Control.

        (a) In the event that a Change in Control occurs and Executive delivers a Notice of Termination (as defined in Section 6(a) of this Agreement) to Corporation, Bank and Services Company, Executive shall be entitled to receive the compensation and benefits set forth below:

          (i) a lump sum equal to two (2) times the Executive's Annual Base Salary as defined in Section 5(a), which amount shall be subject to federal, state and local tax withholdings; and

          (ii) for a period of two (2) years from the date of termination of employment, or until Executive secures substantially similar benefits through other employment, whichever shall first occur, Executive shall receive a continuation of all health, accident, life and disability insurance benefits in effect with respect to Executive during the two (2) years prior to her termination of employment, or, if Corporation cannot provide such benefits because Executive is no longer an employee, a dollar amount equal to the cost to Executive of obtaining such benefits or substantially similar benefits.

However, in the event the payment described herein, when added to all other amounts or benefits provided to or on behalf of the Executive in connection with her termination of employment, would result in the imposition of an excise tax under Code Section 4999, one-half of the excise tax amount shall be paid by Corporation and one-half of the excise tax amount shall be paid by Executive.

        (b) Executive shall not be required to mitigate the amount of any payment provided for in this Section 7 by seeking other employment or otherwise. The amount of payment provided for in this Section 7(a)(i) shall not be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive's receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

        8. Rights in Event of Termination of Employment Absent Change in Control.

        (a) In the event that Executive's employment is involuntarily terminated by Corporation without Cause (except for the failure to renew this Agreement as provided in Section 4(a) hereof) and no Change in Control shall have occurred at the date of such termination, Corporation shall pay Executive an amount equal to and no greater than two (2) times the Executive's Annual Base Salary as defined in Section 5(a) of this Agreement, which amount shall be payable in twenty-four (24) equal monthly installments. In addition, Executive shall be entitled to a continuation of health, accident, life and disability insurance benefits for twenty-four (24) months or until Executive secures substantially similar benefits through other employment, whichever shall first occur. However, if the payment described herein, when added to all other amounts or benefits provided to or on behalf of the Executive in connection with her termination of employment, would result in the imposition of an excise tax under Code Section 4999, one-half of the excise tax amount shall be paid by Corporation and one-half of the excise tax amount shall be paid by Executive.

        (b) Executive shall not be required to mitigate the amount of any payment provided for in this Section 8 by seeking other employment or otherwise. The amount of payment provided for in this Section 8 (not continuation of benefit) shall not be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive's receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

        (c) The amounts payable pursuant to this Section 8 shall constitute Executive's sole and exclusive remedy in the event of involuntary termination without Cause of Executive's employment by Corporation in the absence of a Change in Control.

        9. Restrictive Covenant.

        (a) Executive hereby acknowledges and recognizes the highly competitive nature of the business of Corporation, Bank, Services Company and Trust Company, and, accordingly, agrees that, beginning on the date first mentioned above and continuing until the first anniversary date of the effective date of termination of Executive's employment with Corporation, Bank, Services Company and Trust Company, Executive shall not:

          (i) except for Corporation, Bank, Services Company, Trust Company or their subsidiaries or affiliates, be engaged, directly or indirectly, either for her own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (1) the banking or financial services industry (including bank holding company), or (2) any other activity in which Corporation, Bank, Services Company, Trust Company or any of their subsidiaries or affiliates are engaged during the Employment Period, or on the date of termination of the Executive's employment, within a 25 mile radius of Trust Company's principal place of business in Chambersburg, Pennsylvania (the "Non-Competition Area"); or

          (ii) provide financial or other assistance to any person, firm, corporation or enterprise engaged in (1) the banking, financial services industry (including bank holding company) and/or Trust Services or (2) any other activity in which Corporation, Bank, Services Company, Trust Company or any of their subsidiaries or affiliates are engaged during the Employment Period in the Non-Competition Area; or

          (iii) directly or indirectly contact, solicit or induce any person, corporation or other entity who or which is a customer or referral source of Corporation, Bank, Services Company, Trust Company or any of their subsidiaries or affiliates, during the term of Executive's employment or on the date of termination of Executive's employment to be a customer or referral source of any person or entity other than Corporation, Bank, Services Company, Trust Company or their subsidiaries or affiliates; or

          (iv) directly or indirectly solicit, induce or encourage any employee of Corporation, Bank, Services Company, Trust Company or any of their subsidiaries or affiliates, who is employed during the term of Executive's employment or on the date of termination of Executive's employment, to leave the employ of Corporation, Bank, Services Company, Trust Company or any of their subsidiaries or affiliates, or to seek, obtain or accept employment with any person or entity other than Corporation, Bank, Services Company, Trust Company or any of their subsidiaries or affiliates.

        (b) It is expressly understood and agreed that, although Executive, Corporation, Bank, Services Company and Trust Company consider the restrictions contained in Section 9(a) reasonable for the purpose of preserving for Corporation, Bank, Services Company, Trust Company and any of their subsidiaries or affiliates, their good will and other proprietary rights, if a final judicial determination is made, by a court or arbitration panel having jurisdiction, that the time or territory or any other restriction contained in Section 9(a) is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of Section 9(a) shall not be rendered void, but shall be deemed amended to apply as to such maximum time and territory and to such other extent as permitted under applicable law.

        (c) It is expressly understood and agreed that in the event of a material breach of any provision in this Section 9, and in addition to any other legal or equitable remedy the Corporation may have, the Corporation shall be entitled to the entry of a preliminary and permanent injunction (including, without limitation, specific performance by a court of competent jurisdiction in Pennsylvania, or elsewhere) to restrain the violation or breach thereof by Executive, and Executive submits to the jurisdiction of such court in any such action.

        (d) It is expressly understood and agreed that if Corporation fails to renew this Agreement beyond the Employment Period or any Annual Renewal Date in accordance with the provisions of Section 4(a) (relating to non-renewal of contract), then the restrictions contained in this Section 9 shall not apply to Executive in the event Executive terminates her employment for any reason or is involuntarily terminated without Cause (as defined herein).

        (e) It is expressly understood and agreed that if the Executive's employment is terminated under this Agreement by Executive for Good Reason (as defined herein), then the restriction contained in this Section 9 shall not apply to Executive.

        10. Unauthorized Disclosure. During the term of her employment hereunder, or at any later time, the Executive shall not, without the written consent of the Board of Directors of Corporation or a person authorized thereby, knowingly disclose to any person, other than an employee of the Corporation or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of her duties as an executive of Corporation, any material confidential information obtained by her while in the employ of Corporation with respect to any of the services, products, improvements, formulas, designs or styles, processes, customers, customer lists, methods of business or any business practices of Corporation, Bank, Services Company, Trust Company or any of their subsidiaries or affiliates, the disclosure of which could be or will be damaging to Corporation, Bank, Services Company, Trust Company or any of their subsidiaries or affiliates; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive or any person with the assistance, consent or direction of the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by

Corporation, Bank, Services Company, Trust Company or any of their subsidiaries or affiliates or any information that must be disclosed as required by law.

        11. Work Made for Hire. Any work performed by the Executive under this Agreement should be considered a "Work Made for Hire" as that phrase is defined by the U.S. patent laws and shall be owned by and for the express benefit of Corporation, Bank, Services Company, Trust Company and their subsidiaries and affiliates. In the event it should be established that such work does not qualify as a Work Made for Hire, the Executive agrees to and does hereby assign to Corporation, Bank, Services Company, Trust Company and their affiliates and subsidiaries, all of her rights, title and/or interest in such work product, including, but not limited to, all copyrights, patents, trademarks and proprietary rights. Executive further agrees that any business that she generates, produces or sells during her employment is the exclusive business of Corporation, Bank, Services Company and Trust Company.

        12. Return of Company Property and Documents. The Executive agrees that, at the time of termination of her employment, regardless of the reason for termination, she will deliver to Corporation, Bank, Services Company, Trust Company and their subsidiaries and affiliates, any and all company property, including, but not limited to, automobiles, keys, security codes or passes, mobile telephones, pagers, computers, devices, confidential information, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, software programs, equipment, other documents or property or reproductions of any of the aforementioned items developed or obtained by the Executive during the course of her employment.

        13. Resignation as Director. Executive agrees that in the event that this Agreement or her employment under this Agreement is terminated, Executive shall resign as a director of Corporation, Bank, Services Company, Trust Company or any of their affiliates or subsidiaries, if she is then serving as a director of any such entities.

        14. Liability Insurance. Corporation shall use its best efforts to obtain insurance coverage for the Executive under an insurance policy covering officers and directors of Corporation, Bank and Services Company against lawsuits, arbitrations or other legal or regulatory proceedings; however, nothing herein shall be construed to require Corporation to obtain such insurance, if the Board of Directors of the Corporation determines that such coverage cannot be obtained at a reasonable price.

        15. Indemnification. Corporation will indemnify the Executive as required by Pennsylvania law and as provided by the Articles and By-Laws of Corporation, if not prohibited by federal law, with respect to any threatened, pending or completed legal or regulatory action, suit or proceeding brought against her by reason of the fact that she is or was a director, officer, employee or agent of Corporation, Bank, Services Company, Trust Company or any of their affiliates or subsidiaries or is or was serving at the request of Corporation as a director, officer, employee or agent of another person or entity.

        16. Notices. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows (or to such other addresses provided by a party to the other parties in writing):

If to the Executive:	Ms. Carole L. Crist, Executive Vice President, Trust Officer Sentry Trust Company 785 Fifth Avenue Chambersburg, PA 17201
If to the Trust Company:	Mr. Charles E. Nelson, President and CEO Sentry Trust Company 785 Fifth Avenue Chambersburg, PA 17201

If to the Services Company:	Mr. Robert McCormack, President and CEO SUBI Services, LLC 155 North 15th Street Lewisburg, PA 17837
If to the Bank:	Mr. Robert McCormack, President and CEO Sun Bank 155 North 15th Street Lewisburg, PA 17837
If to the Corporation:	Mr. Robert McCormack, President and CEO Sun Bancorp, Inc. 155 North 15th Street Lewisburg, PA 17837

        17. Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and an executive officer specifically designated by the Board of Directors of Corporation. No waiver by either party, at any time, of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Notwithstanding this Section 17, a promotion of Executive in accordance with Section 2 of this Agreement shall not constitute a breach of this Agreement or require an amendment in writing.

        18. Assignment. This Agreement shall not be assignable by any party, except by Corporation to any successor in interest to its respective businesses.

        19. Entire Agreement. This Agreement, including the Addendum hereto referred to in Section 26 hereof, contains the entire agreement of the parties relating to the employment of Executive and supersedes any and all agreements, either oral or in writing, between the parties with regard to the employment of Executive by Corporation, Bank, Services Company or Trust Company.

        20. Successors; Binding Agreement.

        (a) Corporation, Bank, Services Company and Trust Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the businesses and/or assets of Corporation, Bank, Services Company and Trust Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Corporation, Bank, Services Company and Trust Company would be required to perform it if no such succession had taken place.

        (b) This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. If Executive should die after a Notice of Termination is delivered by Executive, or following termination of Executive's employment without Cause, and any amounts would be payable to Executive under this Agreement if Executive had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee, or, if there is no such designee, to Executive's estate.

        21. Arbitration. Corporation, Bank, Services Company, Trust Company and Executive recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement (except for any enforcement sought with respect to Sections 9, 10, 11 or 12, which may be litigated in court), lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Consequently, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement are to be submitted for resolution, in

Philadelphia, Pennsylvania, to the American Arbitration Association (the "Association") in accordance with the Association's National Rules for the Resolution of Employment Disputes or other applicable rules than in effect ("Rules"). Corporation or Executive may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the Rules. Corporation and Executive may, as a matter or right, mutually agree on the appointment of a particular arbitrator from the Association's pool. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania, but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, Corporation, Bank, Trust Company and Executive shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein or any enforcement sought with respect to Sections 9, 10, 11 or 12.

        22. Attorney's Fees and Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, each party shall bear her or its own attorney's fees, costs and expenses incurred in connection with the litigation, unless mandated by statute.

        23. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

        24. Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles.

        25. Headings. The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

        26. Addendum. The Addendum hereto specifies additional monetary and non-monetary covenants of the employing parties that are to be enforceable by Executive as specified therein and said Addendum is hereby incorporated by reference to this Agreement and shall be deemed a part hereof. The benefits and other covenants set forth in the Addendum shall be payable and enforceable by Executive in accordance with the terms and, in the event that there are any conflicts between the terms of this Agreement and the Addendum, the terms of the Addendum shall control. Obligations of the Corporation set forth in the Addendum relating to any excise tax imposed on Executive under Section 280G or Section 4999 of the Code shall survive termination of this Agreement and Executive's employment.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:	SUN BANCORP, INC.
/s/ THOMAS W. BIXLER, SECT.	By:	/s/ ROBERT J. MCCORMACK Robert J. McCormack President and CEO

ATTEST:	SUN BANK
/s/ THOMAS W. BIXLER, SECT.	By:	/s/ ROBERT J. MCCORMACK Robert J. McCormack President and CEO

ATTEST:	SUBI SERVICES, LLC
/s/ THOMAS W. BIXLER, SECT.	By:	/s/ ROBERT J. MCCORMACK Robert J. McCormack President and CEO

ATTEST:	SENTRY TRUST COMPANY
/s/ RANDY L. MARTIN	By:	/s/ CHARLES E. NELSON Charles E. Nelson President and CEO

WITNESS:	EXECUTIVE
/s/ ANDREW W. STAPP	/s/ CAROLE L. CRIST Carole L. Crist

ADDENDUM

        The following benefits and covenants constitute additional consideration to induce Carole L. Crist ("Executive") to enter into an Employment Agreement (the "Employment Agreement") with Sun Bancorp, Inc. ("Sun") and certain of its present and future affiliates named therein (collectively, "Employer") and shall be legally enforceable by Executive. The benefits and covenants set forth herein are in addition to, and not in substitution for or limitation of, any benefits specified in the body of the Employment Agreement to which this is an Addendum. Terms not defined herein shall be defined as set forth in the Employment Agreement.

  •
  Lump sum cash payment at Effective Date in the amount of $165,000. Executive's lump sum cash payment is not to be reduced because of Section 280G or Section 4999 of the Internal Revenue Code of 1986. To the extent that an excise tax is applicable to Executive under Section 4999 of the Internal Revenue Code as a result of this payment, one-half of the excise tax amount shall be paid by Executive and one-half of the excise tax amount shall be paid by Sun.

  •
  Incentive program in substantially the same form as that set forth in Executive's existing Executive Employment Agreement with Sentry; 1.25% of gross trust and brokerage income booked to Sentry, paid no less than quarterly.

  •
  A one-time grant of 7,000 2002 Executive Stock Options from Sun.

  •
  Current split dollar insurance program will continue as presently in effect. All premiums to be paid by Sun.

  •
  Executive level classification for benefit determination such as vacation, bonuses, under Sun's executive benefit programs. (Vacation to be no less than current, which is twenty days per annum.)

  •
  Participation in Sun Bank's executive employee benefit programs, with prior credit under Sentry plans awarded for purposes of eligibility and vesting under Sun Bank's benefit programs.

  •
  Entitlement to a bonus formula identical to the bonus formula presently in place for Executive at Sentry which is tied to profitability or a comparable bonus program which is available to all senior executives at Sun.

Agreed to this 23rd day of
April, 2003.

SUN BANCORP, INC.

By:	/s/ ROBERT J. MCCORMACK Robert J. McCormack President and CEO

Exhibit 4
Execution Copy

EMPLOYMENT AGREEMENT

        THIS AGREEMENT is made as of the 23rd day of April, 2003, between SUN BANCORP, INC. ("Corporation"), a Pennsylvania business corporation having a place of business at 155 North 15th Street, Lewisburg, Pennsylvania 17837, SUN BANK ("Bank"), a Pennsylvania chartered banking institution having a place of business at 155 North 15th Street, Lewisburg, Pennsylvania 17837, SUBI SERVICES, LLC ("Services Company"), a Pennsylvania limited liability company having a place of business at 155 North 15th Street, Lewisburg, Pennsylvania 17837, SENTRY TRUST COMPANY ("Trust Company", a Pennsylvania business corporation having a place of business at 785 Fifth Avenue, Chambersburg, Pennsylvania 17201, and RANDY L. MARTIN ("Executive"), an individual (collectively, the "Parties" and, individually, sometimes a "Party").

        WHEREAS, the Corporation is a registered financial holding company;

        WHEREAS, the Bank is a subsidiary of the Corporation;

        WHEREAS, the Services Company is a subsidiary of the Bank;

        WHEREAS, Trust Company will be a subsidiary of Corporation, Bank or Services Company upon the closing as set forth in that certain Agreement and Plan of Reorganization, dated as of April 23, 2003, by and among Corporation, Sun Interim Trust Company, Trust Company and Patriot Federal Credit Union (the "Merger Agreement");

        WHEREAS, any reference solely to Corporation in this Agreement shall mean Corporation, Bank, Services Company and Trust Company;

        WHEREAS, Corporation, Bank, Services Company and Trust Company desire to employ Executive to serve in the capacity of Senior Vice President, Employee Benefits Trust Officer of Trust Company on the terms and conditions set forth in this Agreement; and

        WHEREAS, Executive desires to accept employment with Corporation, Bank, Services Company and Trust Company on the terms and conditions set forth in this Agreement.

        NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

        1. Employment. Corporation, Bank, Services Company and Trust Company hereby employ Executive and Executive hereby accepts employment with Corporation, Bank, Services Company and Trust Company on the terms and conditions set forth in this Agreement.

        2. Duties and Position of Executive. Executive shall perform and discharge well and faithfully such duties as an executive officer of Trust Company as may be assigned to Executive from time to time by the Board of Directors of Corporation, Bank, Service Company, Trust Company and/or Corporation's President and CEO. Executive shall be employed as Senior Vice President, Employee Benefits Trust Officer of Trust Company and shall hold such other titles as may be given to him from time to time by the Board of Directors of Corporation and/or Bank and/or Services Company and/or Trust Company.

        3. Engagement in Other Employment. Executive shall devote his full time, attention and energies to the business of Corporation, Bank, Services Company and Trust Company during the Employment Period (as defined in Section 4(a) of this Agreement); provided, however, that this Section shall not be construed as preventing Executive from (a) investing Executive's personal assets in enterprises that do not compete with Corporation, Bank, Services Company, Trust Company or any of their subsidiaries or affiliates, or (b) being involved in any charitable or civic activity, or (c) being involved in any other activity with the prior approval of the Boards of Directors of Corporation, Bank, Services Company and Trust Company. The Executive shall not engage in any business or commercial activities, duties or pursuits which compete with the business or commercial activities of Corporation, Bank, Services Company, Trust Company or any of their subsidiaries or affiliates, nor may the Executive serve as a director or officer or in any other capacity in a company which competes with Corporation, Bank, Services Company, Trust Company or any of their subsidiaries or affiliates.

        4. Term of Agreement.

        (a) Employment Period. This Agreement shall be for a two (2) year period (the "Employment Period") beginning on the Effective Date as set forth in the Merger Agreement, and if not previously terminated pursuant to the terms of this Agreement, the Employment Period shall end two (2) years later; provided, however, that the Employment Period shall be automatically renewed for a period of one (1) year on the first anniversary date of the commencement of the Employment Period (the "Renewal Date") for a period ending two (2) years from the Renewal Date unless either Executive or Corporation shall give written notice of non-renewal to the other party at least twenty (20) days prior to the Renewal Date, in which event this Agreement shall terminate at the end of the Employment Period. If this Agreement is renewed on the Renewal Date, it will be automatically renewed on the first anniversary date of the Renewal Date and each subsequent year (the "Annual Renewal Date") for a period ending two (2) years from each Annual Renewal Date, unless either Executive or Corporation gives written notice of non-renewal to the other party at least twenty (20) days prior to the Annual Renewal Date, in which case this Agreement will continue in effect for a term ending one (1) year from the Annual Renewal Date immediately following such notice. Upon the effective date of the transactions contemplated in the Merger Agreement, all prior contracts between Executive and Trust Company shall be deemed terminated, with no further force or effect. Notwithstanding anything to the contrary provided herein, if the Merger Agreement is terminated or the transactions contemplated therein are not consummated, the parties to this Agreement shall have no further obligations under this Agreement and this Agreement shall be null and void.

        (b) Cause. Notwithstanding the provisions of Section 4(a) of this Agreement, this Agreement shall terminate automatically for Cause (as defined herein) upon written notice from the Board of Directors of Corporation to Executive. As used in this Agreement, the term "Cause" shall mean any of the following:

          (i) Executive's conviction of or plea of guilty or nolo contendere to a felony, a crime of falsehood or a crime involving moral turpitude, or the actual incarceration of Executive;

          (ii) Executive's failure to follow the good faith lawful instructions of the Board of Directors of Corporation with respect to its operations, after notice from Corporation, and a failure to cure such violation within twenty (20) days of said notice;

          (iii) the willful failure by the Executive to substantially perform his duties hereunder, other than a failure resulting from Executive's incapacity because of physical or mental illness, as provided in Section 4(e) of this Agreement, after notice from the Corporation and a failure to cure such violation within twenty (20) days of said notice; or

          (iv) direction or recommendation of a state or federal bank regulatory authority to remove the Executive from his position with Corporation and/or Bank and/or Services Company and/or Trust Company, as identified herein.

If this Agreement is terminated for Cause, any and all of Executive's rights under this Agreement shall cease as of the effective date of such termination and all of Corporation, Bank, Services Company and Trust Company's obligations under this Agreement shall terminate.

        (c) Notwithstanding the provisions of Section 4(a) of this Agreement, all of Corporation, Bank, Services Company and Trust Company's obligations under this Agreement shall terminate automatically upon Executive's voluntary termination of employment.

        (d) Good Reason. Notwithstanding the provisions of Section 4(a) of this Agreement, the Executive may terminate his employment under this Agreement for Good Reason. As used in this Agreement, "Good Reason" shall mean any of the following:

          (i) any reduction in the Executive's Annual Base Salary (defined in Section 5 hereof) or as the same may be increased from time to time, except such reductions that are the result of a national financial depression or national or bank emergency, or when such reduction has been implemented by the Board of Directors for the Corporation's senior management; or

          (ii) a requirement that Executive move his current principal work place from the headquarters of Trust Company to another location; or

          (iii) any removal of the Executive from any of the positions indicated in Section 2 of this Agreement, other than for a promotion, and except as a result of a response by Employer to any regulatory action by any governmental agency, body or instrumentality and/or in connection with termination of the Executive's employment for Cause.

If Executive terminates his employment for Good Reason, then he may give notice of intention to collect benefits under this Agreement by delivering a notice in writing (the "Notice of Termination") and Corporation shall pay Executive an amount equal to one (1) times the Executive's Annual Base Salary as defined in Section 5(a) of this Agreement, which amount shall be payable in twelve (12) equal monthly installments and shall be subject to federal, state and local tax withholdings. In addition, Executive shall receive a continuation, for a period of twelve (12) months from the date of termination of employment, or until Executive secures substantially similar benefits through other employment, whichever shall first occur, of all health, accident, life and disability insurance benefits in effect with respect to Executive on the date of termination of employment and that were in effect during the two (2) years prior to Executive's termination of employment, or, if Corporation cannot provide such benefits because Executive is no longer an employee, a dollar amount equal to the cost to Executive of obtaining such benefits or substantially similar benefits. Executive only becomes entitled to receive these payments and continuation of benefits if he executes a General Release, in form and substance satisfactory to Corporation, in favor of Corporation, Bank, Trust Company and their subsidiaries and affiliates. However, in the event the payments described herein, when added to all other amounts or benefits provided to or on behalf of the Executive in connection with his termination of employment, would result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code), one-half of the excise tax amount shall be paid by Corporation and one-half of the excise tax amount shall be paid by Executive.

        (e) Disability. Notwithstanding the provisions of Section 4(a) of this Agreement, if, as a result of physical or mental injury or impairment, Executive is unable to perform all of the essential job functions of his position on a full time basis, taking into account any reasonable accommodation required by law, and without posing a direct threat to himself and others, for a period up to one hundred eighty (180) days, all obligations of Corporation, Bank, Services Company and Trust Company to pay Executive an Annual Base Salary as set forth in Paragraph 5(a) of this Agreement are suspended. Any paid time off, sick leave or short term disability pay Executive may be entitled to receive, pursuant to an established disability plan or program of the Trust Company and/or Services Company and/or Bank and/or Corporation, if any exists, shall be considered part of the compensation Executive shall receive while disabled, and shall not be in addition to the compensation received by Executive under this provision of the Agreement. Executive further agrees that should he remain unable to perform all of the essential functions of his position on a full time basis, taking into account any reasonable accommodation required by law, and without posing a direct threat to herself or others, after one hundred eighty (180) days, the Trust Company, Services Company, Bank and Corporation will suffer an undue hardship by continuing Executive in his position. Upon this event, all compensation and employment obligations of the Trust Company, Services Company, Bank and Corporation under this Agreement shall cease (except Executive's rights under the Corporation's then existing short term and/or long term disability plans, if any), and this Agreement shall terminate.

        (f) Death. Notwithstanding the provisions of Section 4(a) of this Agreement, this Agreement shall terminate automatically upon Executive's death and Executive's rights under this Agreement shall cease as of the date of such termination.

        5. Employment Period Compensation.

        (a) Annual Base Salary. For services performed by Executive under this Agreement, Corporation shall pay Executive an annual base salary in the aggregate during the Employment Period at the rate of Seventy Thousand Dollars ($70,000) per year (the "Annual Base Salary"), payable at the same times as salaries are payable to other executive employees of Corporation. Corporation may, from time to time, increase Executive's Annual Base Salary, and any and all such increases shall be deemed to constitute amendments to this Section 5(a) to reflect the increased amounts, effective as of the date established for such increases by the Board of Directors of Corporation or any committee of such Board in the resolutions authorizing such increases.

        (b) Bonus. Executive may be eligible for incentive compensation under the terms and conditions of any incentive compensation plan upon which Corporation, Bank, Trust Company and Executive shall mutually agree.

        (c) Vacations. During the term of this Agreement, Executive shall be entitled to paid annual vacation in accordance with the policies as established from time to time by the Board of Directors of Corporation. However, Executive shall not be entitled to receive any additional compensation from Corporation for failure to take a vacation, nor shall Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Board of Directors of Corporation.

        (d) Employee Benefit Plans. During the term of this Agreement, Executive shall be entitled to participate in and receive the benefits of any Employee Benefit Plan currently in effect at Corporation, until such time that the Board of Directors of Corporation authorizes a change in such benefits. Executive shall also be entitled to participate in any stock option and profit sharing plans that Corporation may have in effect, subject to the terms and conditions of those plans. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to Executive pursuant to Section 5(a) hereof.

        (e) Business Expenses. During the term of this Agreement, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him, which are properly accounted for, in accordance with the policies and procedures established by the Board of Directors of Corporation for its executive officers.

        6. Termination of Employment Following Change in Control.

        (a) If a Change in Control (as defined in Section 6(b) of this Agreement) shall occur and if, within twelve (12) months following the Change in Control (as defined in Section 6(b) of this Agreement), Executive's employment is involuntarily terminated (other than for Cause as defined in Section 4(b) of this Agreement) or if Executive terminates his employment for Good Reason as defined in Section 4(d) of this Agreement, then Executive may give notice of intention to collect benefits under this Agreement, by delivering a notice in writing (the "Notice of Termination") to Corporation and Bank and the provisions of Section 7 of this Agreement shall apply.

        (b) As used in this Agreement, "Change in Control" shall mean a change in control of the Corporation (other than one occurring by reason of an acquisition of the Bank and/or Corporation by Executive) of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A or any successor rule or regulation promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act"); provided that, without limiting the foregoing, a Change in Control shall be deemed to have occurred if:

          (i) (A) the Corporation and/or Bank shall be merged or consolidated, or (B) substantially all of the assets of Corporation and/or Bank shall be sold, exchanged, transferred or otherwise disposed of, and, as a result of such merger, consolidation, sale, exchange or transfer, less than a majority of the outstanding voting stock of the surviving, resulting, purchasing "person" is owned, immediately after the transaction, by the holders of voting stock of the Corporation before the transaction, unless (y) such merger, consolidation, sale, exchange, purchase or transfer is approved in advance by seventy percent (70%) or more of the members of the Board of Directors of Corporation who are not interested in the transaction and (z) a majority of the members of the Board of Directors of the legal entity resulting from, or existing after, any such transaction, and of the Board of Directors of such entity's parent corporation, if any, are former members of the Board of Directors of Corporation, or

          (ii) any "person" or group of "persons" (as such term is used in Sections 13(d) and 14(d) of the 1934 Act), other than Corporation, Bank or any "person" who on the date hereof is a director or officer of Corporation and/or Bank is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act or any successor rule or regulation promulgated under the 1934 Act), directly or indirectly, of securities of Corporation representing thirty percent (30%) or more of the combined voting power of Corporation's then outstanding securities, or

          (iii) during any period of two (2) consecutive years during the term of Executive's employment under this Agreement, individuals who at the beginning of such period constitute the Board of Directors of Corporation cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period.

        7. Rights in Event of Termination of Employment Following Change in Control.

        (a) In the event that a Change in Control occurs and Executive delivers a Notice of Termination (as defined in Section 6(a) of this Agreement) to Corporation, Bank and Services Company, Executive shall be entitled to receive the compensation and benefits set forth below:

          (i) a lump sum equal to two (2) times the Executive's Annual Base Salary as defined in Section 5(a), which amount shall be subject to federal, state and local tax withholdings; and

          (ii) for a period of two (2) years from the date of termination of employment, or until Executive secures substantially similar benefits through other employment, whichever shall first occur, Executive shall receive a continuation of all health, accident, life and disability insurance benefits in effect with respect to Executive during the two (2) years prior to his termination of employment, or, if Corporation cannot provide such benefits because Executive is no longer an employee, a dollar amount equal to the cost to Executive of obtaining such benefits or substantially similar benefits.

However, in the event the payment described herein, when added to all other amounts or benefits provided to or on behalf of the Executive in connection with his termination of employment, would result in the imposition of an excise tax under Code Section 4999, one-half of the excise tax amount shall be paid by Corporation and one-half of the excise tax amount shall be paid by Executive.

        (b) Executive shall not be required to mitigate the amount of any payment provided for in this Section 7 by seeking other employment or otherwise. The amount of payment provided for in this Section 7(a)(i) shall not be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive's receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

        8. Rights in Event of Termination of Employment Absent Change in Control.

        (a) In the event that Executive's employment is involuntarily terminated by Corporation without Cause (except for the failure to renew this Agreement as provided in Section 4(a) hereof) and no Change in Control shall have occurred at the date of such termination, Corporation shall pay Executive an amount equal to and no greater than two (2) times the Executive's Annual Base Salary as defined in Section 5(a) of this Agreement, which amount shall be payable in twenty-four (24) equal monthly installments. In addition, Executive shall be entitled to a continuation of health, accident, life and disability insurance benefits for twenty-four (24) months or until Executive secures substantially similar benefits through other employment, whichever shall first occur. However, if the payment described herein, when added to all other amounts or benefits provided to or on behalf of the Executive in connection with his termination of employment, would result in the imposition of an excise tax under Code Section 4999, one-half of the excise tax amount shall be paid by Corporation and one-half of the excise tax amount shall be paid by Executive.

        (b) Executive shall not be required to mitigate the amount of any payment provided for in this Section 8 by seeking other employment or otherwise. The amount of payment provided for in this Section 8 (not continuation of benefit) shall not be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive's receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

        (c) The amounts payable pursuant to this Section 8 shall constitute Executive's sole and exclusive remedy in the event of involuntary termination without Cause of Executive's employment by Corporation in the absence of a Change in Control.

        9. Restrictive Covenant.

        (a) Executive hereby acknowledges and recognizes the highly competitive naturthe business of Corporation, Bank, Services Company and Trust Company, and, accordingly, agrees that, beginning on the date first mentioned above and continuing until the first anniversary date of the effective date of termination of Executive's employment with Corporation, Bank, Services Company and Trust Company, Executive shall not:

          (i) except for Corporation, Bank, Services Company, Trust Company or their subsidiaries or affiliates, be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (1) the banking or financial services industry (including bank holding company), or (2) any other activity in which Corporation, Bank, Services Company, Trust Company or any of their subsidiaries or affiliates are engaged during the Employment Period, or on the date of termination of the Executive's employment, within a 25 mile radius of Trust Company's principal place of business in Chambersburg, Pennsylvania (the "Non-Competition Area"); or

          (ii) provide financial or other assistance to any person, firm, corporation or enterprise engaged in (1) the banking, financial services industry (including bank holding company) and/or Trust Services or (2) any other activity in which Corporation, Bank, Services Company, Trust Company or any of their subsidiaries or affiliates are engaged during the Employment Period in the Non-Competition Area; or

          (iii) directly or indirectly contact, solicit or induce any person, corporation or other entity who or which is a customer or referral source of Corporation, Bank, Services Company, Trust Company or any of their subsidiaries or affiliates, during the term of Executive's employment or on the date of termination of Executive's employment to be a customer or referral source of any person or entity other than Corporation, Bank, Services Company, Trust Company or their subsidiaries or affiliates; or

          (iv) directly or indirectly solicit, induce or encourage any employee of Corporation, Bank, Services Company, Trust Company or any of their subsidiaries or affiliates, who is employed during the term of Executive's employment or on the date of termination of Executive's employment, to leave the employ of Corporation, Bank, Services Company, Trust Company or any of their subsidiaries or affiliates, or to seek, obtain or accept employment with any person or entity other than Corporation, Bank, Services Company, Trust Company or any of their subsidiaries or affiliates.

        (b) It is expressly understood and agreed that, although Executive, Corporation, Bank, Services Company and Trust Company consider the restrictions contained in Section 9(a) reasonable for the purpose of preserving for Corporation, Bank, Services Company, Trust Company and any of their subsidiaries or affiliates, their good will and other proprietary rights, if a final judicial determination is made, by a court or arbitration panel having jurisdiction, that the time or territory or any other restriction contained in Section 9(a) is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of Section 9(a) shall not be rendered void, but shall be deemed amended to apply as to such maximum time and territory and to such other extent as permitted under applicable law.

        (c) It is expressly understood and agreed that in the event of a material breach of any provision in this Section 9, and in addition to any other legal or equitable remedy the Corporation may have, the Corporation shall be entitled to the entry of a preliminary and permanent injunction (including, without limitation, specific performance by a court of competent jurisdiction in Pennsylvania, or elsewhere) to restrain the violation or breach thereof by Executive, and Executive submits to the jurisdiction of such court in any such action.

        (d) It is expressly understood and agreed that if Corporation fails to renew this Agreement beyond the Employment Period or any Annual Renewal Date in accordance with the provisions of Section 4(a) (relating to non-renewal of contract), then the restrictions contained in this Section 9 shall not apply to Executive in the event Executive terminates his employment for any reason or is involuntarily terminated without Cause (as defined herein).

        (e) It is expressly understood and agreed that if the Executive's employment is terminated under this Agreement by Executive for Good Reason (as defined herein), then the restriction contained in this Section 9 shall not apply to Executive.

        10. Unauthorized Disclosure. During the term of his employment hereunder, or at any later time, the Executive shall not, without the written consent of the Board of Directors of Corporation or a person authorized thereby, knowingly disclose to any person, other than an employee of the Corporation or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive of Corporation, any material confidential information obtained by him while in the employ of Corporation with respect to any of the services, products, improvements, formulas, designs or styles, processes, customers, customer lists, methods of business or any business practices of Corporation, Bank, Services Company, Trust Company or any of their subsidiaries or affiliates, the disclosure of which could be or will be damaging to Corporation, Bank, Services Company, Trust Company or any of their subsidiaries or affiliates; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive or any person with the assistance, consent or direction of the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by

Corporation, Bank, Services Company, Trust Company or any of their subsidiaries or affiliates or any information that must be disclosed as required by law.

        11. Work Made for Hire. Any work performed by the Executive under this Agreement should be considered a "Work Made for Hire" as that phrase is defined by the U.S. patent laws and shall be owned by and for the express benefit of Corporation, Bank, Services Company, Trust Company and their subsidiaries and affiliates. In the event it should be established that such work does not qualify as a Work Made for Hire, the Executive agrees to and does hereby assign to Corporation, Bank, Services Company, Trust Company and their affiliates and subsidiaries, all of his rights, title and/or interest in such work product, including, but not limited to, all copyrights, patents, trademarks and proprietary rights. Executive further agrees that any business that he generates, produces or sells during his employment is the exclusive business of Corporation, Bank, Services Company and Trust Company.

        12. Return of Company Property and Documents. The Executive agrees that, at the time of termination of his employment, regardless of the reason for termination, he will deliver to Corporation, Bank, Services Company, Trust Company and their subsidiaries and affiliates, any and all company property, including, but not limited to, automobiles, keys, security codes or passes, mobile telephones, pagers, computers, devices, confidential information, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, software programs, equipment, other documents or property or reproductions of any of the aforementioned items developed or obtained by the Executive during the course of his employment.

        13. Resignation as Director. Executive agrees that in the event that this Agreement or his employment under this Agreement is terminated, Executive shall resign as a director of Corporation, Bank, Services Company, Trust Company or any of their affiliates or subsidiaries, if he is then serving as a director of any such entities.

        14. Liability Insurance. Corporation shall use its best efforts to obtain insurance coverage for the Executive under an insurance policy covering officers and directors of Corporation, Bank and Services Company against lawsuits, arbitrations or other legal or regulatory proceedings; however, nothing herein shall be construed to require Corporation to obtain such insurance, if the Board of Directors of the Corporation determines that such coverage cannot be obtained at a reasonable price.

        15. Indemnification. Corporation will indemnify the Executive as required by Pennsylvania law and as provided by the Articles and By-Laws of Corporation, if not prohibited by federal law, with respect to any threatened, pending or completed legal or regulatory action, suit or proceeding brought against him by reason of the fact that he is or was a director, officer, employee or agent of Corporation, Bank, Services Company, Trust Company or any of their affiliates or subsidiaries or is or was serving at the request of Corporation as a director, officer, employee or agent of another person or entity.

        16. Notices. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows (or to such other addresses provided by a party to the other parties in writing):

If to the Executive:	Mr. Randy L. Martin, Sr. Vice President Employee Benefits Trust Officer Trust Officer Sentry Trust Company 785 Fifth Avenue Chambersburg, PA 17201

If to the Trust Company:	Mr. Charles E. Nelson, President and CEO Sentry Trust Company 785 Fifth Avenue Chambersburg, PA 17201
If to the Services Company:	Mr. Robert McCormack, President and CEO SUBI Services, LLC 155 North 15th Street Lewisburg, PA 17837
If to the Bank:	Mr. Robert McCormack, President and CEO Sun Bank 155 North 15th Street Lewisburg, PA 17837
If to the Corporation:	Mr. Robert McCormack, President and CEO Sun Bancorp, Inc. 155 North 15th Street Lewisburg, PA 17837

        17. Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and an executive officer specifically designated by the Board of Directors of Corporation. No waiver by either party, at any time, of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Notwithstanding this Section 17, a promotion of Executive in accordance with Section 2 of this Agreement shall not constitute a breach of this Agreement or require an amendment in writing.

        18. Assignment. This Agreement shall not be assignable by any party, except by Corporation to any successor in interest to its respective businesses.

        19. Entire Agreement. This Agreement, including the Addendum hereto referred to in Section 26 hereof, contains the entire agreement of the parties relating to the employment of Executive and supersedes any and all agreements, either oral or in writing, between the parties with regard to the employment of Executive by Corporation, Bank, Services Company or Trust Company.

        20. Successors; Binding Agreement.

        (a) Corporation, Bank, Services Company and Trust Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the businesses and/or assets of Corporation, Bank, Services Company and Trust Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Corporation, Bank, Services Company and Trust Company would be required to perform it if no such succession had taken place.

        (b) This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. If Executive should die after a Notice of Termination is delivered by Executive, or following termination of Executive's employment without Cause, and any amounts would be payable to Executive under this Agreement if Executive had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee, or, if there is no such designee, to Executive's estate.

        21. Arbitration. Corporation, Bank, Services Company, Trust Company and Executive recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement (except for any enforcement sought with respect to Sections 9, 10, 11 or 12, which may be litigated in court), lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Consequently, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement are to be submitted for resolution, in Philadelphia, Pennsylvania, to the American Arbitration Association (the "Association") in accordance with the Association's National Rules for the Resolution of Employment Disputes or other applicable rules than in effect ("Rules"). Corporation or Executive may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the Rules. Corporation and Executive may, as a matter or right, mutually agree on the appointment of a particular arbitrator from the Association's pool. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania, but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, Corporation, Bank, Trust Company and Executive shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein or any enforcement sought with respect to Sections 9, 10, 11 or 12.

        22. Attorney's Fees and Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, each party shall bear his or its own attorney's fees, costs and expenses incurred in connection with the litigation, unless mandated by statute.

        23. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

        24. Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles.

        25. Headings. The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

        26. Addendum. The Addendum hereto specifies additional monetary and non-monetary covenants of the employing parties that are to be enforceable by Executive as specified therein and said Addendum is hereby incorporated by reference to this Agreement and shall be deemed a part hereof. The benefits and other covenants set forth in the Addendum shall be payable and enforceable by Executive in accordance with the terms and, in the event that there are any conflicts between the terms of this Agreement and the Addendum, the terms of the Addendum shall control. Obligations of the Corporation set forth in the Addendum relating to any excise tax imposed on Executive under Section 280G or Section 4999 of the Code shall survive termination of this Agreement and Executive's employment.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:	SUN BANCORP, INC.
/s/ THOMAS W. BIXLER, SECT.	By:	/s/ ROBERT J. MCCORMACK Robert J. McCormack President and CEO

ATTEST:	SUN BANK
/s/ THOMAS W. BIXLER, SECT.	By:	/s/ ROBERT J. MCCORMACK Robert J. McCormack President and CEO

ATTEST:	SUBI SERVICES, LLC
/s/ THOMAS W. BIXLER, SECT.	By:	/s/ ROBERT J. MCCORMACK Robert J. McCormack President and CEO

ATTEST:	SENTRY TRUST COMPANY
/s/ CAROLE L. CRIST	By:	/s/ CHARLES E. NELSON Charles E. Nelson President and CEO

WITNESS:	EXECUTIVE
/s/ ANDREW W. STAPP	/s/ RANDY L. MARTIN Randy L. Martin

ADDENDUM

        The following benefits and covenants constitute additional consideration to induce Randy L. Martin ("Executive") to enter into an Employment Agreement (the "Employment Agreement") with Sun Bancorp, Inc. ("Sun") and certain of its present and future affiliates named therein (collectively, "Employer") and shall be legally enforceable by Executive. The benefits and covenants set forth herein are in addition to, and not in substitution for or limitation of, any benefits specified in the body of the Employment Agreement to which this is an Addendum. Terms not defined herein shall be defined as set forth in the Employment Agreement.

  •
  Lump sum cash payment at Effective Date in the amount of $96,000. Executive's lump sum cash payment is not to be reduced because of Section 280G or Section 4999 of the Internal Revenue Code of 1986. To the extent that an excise tax is applicable to Executive under Section 4999 of the Internal Revenue Code as a result of this payment, one-half of the excise tax amount shall be paid by Executive and one-half of the excise tax amount shall be paid by Sun.

  •
  Incentive program in substantially the same form as that approved by the Sentry Board of Directors for calendar year 2003.

  •
  A one-time grant of 3,000 2002 Executive Stock Options from Sun.

  •
  Current split dollar insurance program will continue as presently in effect. All premiums to be paid by Sun.

  •
  Executive level classification for benefit determination such as vacation, bonuses, under Sun's executive benefit programs. (Vacation to be no less than current, which is twenty days per annum.)

  •
  Participation in Sun Bank's executive employee benefit programs, with prior credit under Sentry plans awarded for purposes of eligibility and vesting under Sun Bank's benefit programs.

Agreed to this 23rd day of
April, 2003.

SUN BANCORP, INC.

By:	/s/ ROBERT J. MCCORMACK Robert J. McCormack President and CEO

Exhibit 5

April 23, 2003

Sun Bancorp, Inc.
155 North 15th Street
Lewisburg, PA 17837

Gentlemen:

        The undersigned, a director or executive officer of Sentry Trust Company ("Sentry") understands that Sun Bancorp, Inc. ("Sun") and Sun Interim Trust Company ("SITC") are planning to enter into an Agreement and Plan of Reorganization (the "Agreement") with Sentry. The Agreement provides for the merger of Sentry with and into SITC and the related conversion of all of the outstanding common stock of Sentry into the Merger Consideration set forth in the Agreement.

        In order to induce Sun and SITC to enter into the Agreement, and intending to be legally bound hereby, the undersigned agrees that in connection with the proxy solicitation of Sentry shareholder approval contemplated by Section 8(a)(1) of the Agreement, the undersigned will vote his shares FOR approval of the Agreement and the transactions contemplated thereby with respect to the shares of Sentry Common Stock beneficially owned by the undersigned individually or, to the extent of the undersigned's proportionate voting interest, jointly with other persons, as well as (to the extent of the undersigned's proportionate voting interest) any other shares of Sentry Common Stock over which the undersigned may hereafter acquire beneficial ownership (collectively, the "Shares"). It is understood and agreed that the term "Shares" shall not include any securities beneficially owned by the undersigned as a trustee or fiduciary, and that this agreement is not in any way intended to affect the exercise by the undersigned of the undersigned's fiduciary responsibility with respect to such securities. Subject to the penultimate paragraph of this agreement, the undersigned further agrees that he or she will use his or her reasonable best efforts to solicit from the shareholders of Sentry Common Stock a vote FOR approval of the Agreement and the transactions referenced therein to be provided with respect to any other shares of Sentry Common Stock.

        The undersigned represents and warrants that he has or shares the beneficial ownership of the number of shares of Sentry Common Stock set forth on Schedule I hereto.

        The undersigned further agrees that until the earlier of (i) the consummation of the transactions contemplated by the Agreement or (ii) the termination of the Agreement in accordance with its terms, the undersigned will not, directly or indirectly:

          (a) vote any of the Shares or provide a consent with respect to such Shares, or cause or permit any of the Shares to be voted or consented to, in favor of any other merger, consolidation, plan of liquidation, sale of assets, reclassification or other transaction involving Sentry which would have the effect of any person, other than Sun or an affiliate of Sun acquiring control over Sentry or any substantial portion of the assets of Sentry. As used herein, the term "control" means (i) the ability to direct the voting of 10% or more of the outstanding voting securities of a person having ordinary voting power in the election of directors or in the election of any other body having similar functions or (ii) the ability to direct the management and policies of a person, whether through ownership of securities, through any contact, arrangement or understanding or otherwise.

          (b) sell or otherwise transfer any of the Shares, or cause or permit any of the Shares to be sold or otherwise transferred, (i) pursuant to any tender offer, exchange offer or similar proposal made by any person, other than Sun or an affiliate of Sun, (ii) to any person known by the undersigned to be seeking to obtain control of Sentry or any substantial portion of the assets of Sentry or to any other person, other than Sun or an affiliate of Sun, under circumstances where such sale or transfer may reasonably be expected to assist a person seeking to obtain such control or (iii) for the principal purpose of avoiding the obligations of the undersigned under this agreement.

        It is understood and agreed that this agreement is not in any way intended to affect the exercise by the undersigned of any fiduciary duty in his or her capacity as a director or officer of Sentry.

        Use of the masculine gender herein shall be considered to represent the masculine, feminine or neuter gender whenever appropriate.

                      Very truly yours,

                      [Director or Officer]

Accepted and Agreed to:

SUN BANCORP, INC.

By:	Name: Robert J. McCormack Title: President & Chief Executive Officer

Exhibit 6

            , 2004

Board of Directors
 SUN BANCORP, INC.
155 North 15th Street
Lewisburg, PA 17837

Ladies and Gentlemen:

        I have been advised that I may be deemed to be an "affiliate" of Sentry Trust Company, a Pennsylvania trust company ("Sentry"), as that term is used for purposes of Rule 145 promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act").

        Pursuant to the Agreement and Plan of Reorganization (the "Agreement") dated as of April 23, 2003, as amended July 31, 2003, by and among Sun Bancorp, Inc. ("Sun"), Sun Interim Trust Company ("Interim Trust"), Sentry and Patriot Federal Credit Union, Sentry will merge with and into Interim Trust and become a wholly-owned subsidiary of Sun (the "Merger"), and all of the outstanding common stock of Sentry (the "Sentry Common Stock") will be converted into the right to receive cash and common stock of Sun (the "Sun Common Stock"). Pursuant to the Merger, Sun will also offer to exchange stock purchase warrants for Sentry Common Stock for cash and Sun Common Stock. In connection with the Merger, I will receive a pro rata portion of the shares of Sun Common Stock distributed to the Sentry securityholders in accordance with the Agreement.

        In order to induce Sun and Sentry to enter into the Agreement, I hereby agree that I will not offer to sell, sell, transfer or otherwise dispose of any of the shares of Sun Common Stock distributed to me in the Merger (the "Stock") except (a) in compliance with the applicable provisions of Commission Rule 145 and Commission Rule 144, (b) in a transaction that is otherwise exempt from the registration requirements of the Securities Act (the compliance with Commission Rule 145 or the availability of such other exemption to be established by the undersigned to the satisfaction of Sun's counsel), or (c) in an offering registered under the Securities Act.

        I hereby consent to the placement of a stop transfer order with Sun's stock transfer agent and registrar and the endorsement on the certificates, representing the shares of Stock issued to me in the Merger, of a restrictive legend that will read, substantially, as follows:

          "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION SUBJECT TO THE REQUIREMENTS OF RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND THESE SHARES, MAY BE SOLD OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE TERMS OF AN AFFILIATTE AGREEMENT FROM THE UNDERSIGNED TO SUN BANCORP, INC. AND IN COMPLIANCE WITH THE LIMITATIONS OF RULE 145, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT, OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT."

        Sun's transfer agent shall be given an appropriate stop transfer order and will not be required to register any attempted transfer of the Stock, unless the proposed transfer is effected in compliance with the terms of this letter agreement.

        I understand and agree that this letter agreement will terminate and be of no further force and effect and the legend set forth above will be removed by delivery of substitute certificates without the legend, and the related stop transfer restrictions will be lifted forthwith, if:

          (i) any shares of the Stock shall have been registered under the Securities Act for sale, transfer or other disposition by me or on my behalf and are sold, transferred or otherwise disposed of; or

          (ii) any shares of the Stock are sold in accordance with the provisions of paragraphs (c), (e), (f), (g) and (h) of Rule 144, promulgated under the Securities Act; or

          (iii) One year shall have elapsed from the date that I acquired the Stock and the provisions of Rule 145(d)(2) are then available to me; or

          (iv) Two years shall have elapsed from the date that I acquired the Stock and the provisions of Commission Rule 145(d)(3) are then applicable to me; or

          (v) Sun shall have received a "no action" letter from the staff of the Commission, or an opinion of counsel reasonably acceptable to Sun, to the effect that the restrictions imposed by Commission Rule 145 are no longer applicable to me.

        For so long as and to the extent necessary to permit the undersigned to sell the Stock pursuant to Commission Rule 145, and to the extent applicable, Commission Rule 144, Sun shall, subject to the restrictions set forth in this letter agreement, use its reasonable best efforts to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended, and Rule 144(c) under the Securities Act.

        Execution of this letter should not be considered an admission on the undersigned's part that the undersigned is an "affiliate" of Sentry as such term is defined under the Securities Act, nor as a waiver of any rights the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter.

        The undersigned hereby acknowledges that if he or she is an "affiliate" of Sun, he or she may be subject to additional restrictions with respect to shares of Sun Common Stock that he or she may own.

        I have carefully read this letter agreement and the Agreement and have discussed their requirements and other applicable limitations upon my ability to offer to sell, transfer or otherwise dispose of shares of the Stock, to the extent I felt necessary, with my counsel or counsel for Sentry.

                      Sincerely,

                      Print Name:

Agreed and accepted this
    day of            , 2004
by Sun Bancorp, Inc. By:

AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF REORGANIZATION

        This AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF REORGANIZATION, dated as of July 31, 2003 (the "Amendment"), by and among SUN BANCORP, INC., a Pennsylvania business corporation and registered financial holding company having its principal office in Lewisburg, Pennsylvania ("Sun"), SUN INTERIM TRUST COMPANY ("SITC"), a Pennsylvania chartered trust company and wholly-owned subsidiary of Sun, SENTRY TRUST COMPANY, a Pennsylvania chartered trust company, having its principal office in Chambersburg, Pennsylvania ("Sentry") and PATRIOT FEDERAL CREDIT UNION ("Patriot"), a federal credit union having its principal office in Chambersburg, Pennsylvania (each a "Party" and collectively referred to as the "Parties").

        WHEREAS, the Parties entered into an Agreement and Plan of Reorganization, dated as of April 23, 2003 (the "Agreement");

        WHEREAS, the Parties hereto wish to modify and amend the Agreement as set forth herein;

        NOW, THEREFORE, in consideration of the premises, covenants and agreements hereinafter set forth, the Parties hereto agree as follows:

1.
Amendment to Section 9(d) of the Agreement.

        Section 9(d) of the Agreement is hereby amended and restated in its entirety to read as follows:

    (d) by Sun or Sentry, if the Closing shall not have occurred on or prior to December 31, 2003, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements as set forth in this Agreement required to be performed or observed by such party on or before the Closing; provided, however, that such date may be extended by the written agreement of the parties; or

2.
Miscellaneous.

        (a) The Agreement is incorporated herein by reference.

        (b) Except as otherwise set forth herein, the Agreement, as amended hereby, shall remain in full force and effect and the Parties shall have all the rights and remedies provided thereunder with the same force and effect as if the Agreement was restated herein in its entirety.

        (c) The provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective executors, heirs, personal representatives, successors and assigns.

        (d) This Amendment may be executed and delivered in several counterparts with the intention that all such counterparts, when taken together, constitute one and the same instrument.

        IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first above written.

ATTEST:		SUN BANCORP, INC.
By:	/s/ THOMAS W. BIXLER, SECT.	By:	/s/ ROBERT J. MCCORMACK Robert J. McCormack, President and Chief Executive Officer

ATTEST:		SUN INTERIM TRUST COMPANY
By:	/s/ WILMER D. LEINBACH	By:	/s/ ROBERT J. MCCORMACK Robert J. McCormack President and CEO

ATTEST:		SENTRY TRUST COMPANY
By:	/s/ CAROLE L. CRIST	By:	/s/ CHARLES E. NELSON Charles E. Nelson, President

ATTEST:		PATRIOT FEDERAL CREDIT UNION
By:	/s/ CATHY C. SWOPE	By:	/s/ PEGGY J. BOSMA Peggy J. Bosma, President and Chief Executive Officer

AMENDMENT NO. 2 TO THE AGREEMENT AND PLAN OF REORGANIZATION

        This AMENDMENT NO. 2 TO THE AGREEMENT AND PLAN OF REORGANIZATION, dated as of December 19, 2003 (the "Amendment"), by and among SUN BANCORP, INC., a Pennsylvania business corporation and registered financial holding company having its principal office in Lewisburg, Pennsylvania ("Sun"), SUN INTERIM TRUST COMPANY ("SITC"), a Pennsylvania chartered trust company and wholly-owned subsidiary of Sun, SENTRY TRUST COMPANY, a Pennsylvania chartered trust company, having its principal office in Chambersburg, Pennsylvania ("Sentry") and PATRIOT FEDERAL CREDIT UNION ("Patriot"), a federal credit union having its principal office in Chambersburg, Pennsylvania (each a "Party" and collectively referred to as the "Parties").

        WHEREAS, the Parties entered into an Agreement and Plan of Reorganization, dated as of April 23, 2003, and as amended July 31, 2003 (the "Agreement");

        WHEREAS, the Parties hereto wish to modify and amend the Agreement as set forth herein;

        NOW, THEREFORE, in consideration of the premises, covenants and agreements hereinafter set forth, the Parties hereto agree as follows:

1.
Amendment to Section 9(d) of the Agreement.

        Section 9(d) of the Agreement is hereby amended and restated in its entirety to read as follows:

  (d)
  by Sun or Sentry, if the Closing shall not have occurred on or prior to February 28, 2004, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements as set forth in this Agreement required to be performed or observed by such party on or before the Closing; provided, however, that such date may be extended by the written agreement of the parties; or

2.
Miscellaneous.

(a)
The Agreement is incorporated herein by reference.

(b)
Except as otherwise set forth herein, the Agreement, as amended hereby, shall remain in full force and effect and the Parties shall have all the rights and remedies provided thereunder with the same force and effect as if the Agreement was restated herein in its entirety.

(c)
The provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective executors, heirs, personal representatives, successors and assigns.

(d)
This Amendment may be executed and delivered in several counterparts with the intention that all such counterparts, when taken together, constitute one and the same instrument.

        IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first above written.

ATTEST:		SUN BANCORP, INC.
By:	/s/ THOMAS W. BIXLER, SECT.	By:	/s/ ROBERT J. MCCORMACK Robert J. McCormack, President and Chief Executive Officer
ATTEST:		SUN INTERIM TRUST COMPANY
By:	/s/ WILMER D. LEINBACH	By:	/s/ ROBERT J. MCCORMACK Robert J. McCormack, President and CEO
ATTEST:		SENTRY TRUST COMPANY
By:	/s/ CAROLE L. CRIST	By:	/s/ CHARLES E. NELSON Charles E. Nelson, President
ATTEST:		PATRIOT FEDERAL CREDIT UNION
By:	/s/ CARLA M. HICKMAN	By:	/s/ PEGGY J. BOSMA Peggy J. Bosma President and Chief Executive Officer

APPENDIX B

CONSULTING AGREEMENT

        THIS AGREEMENT is made as of the 23rd day of April, 2003, between SUN BANCORP, INC. (the "Corporation"), a Pennsylvania business corporation having its principle office in Lewisburg, Pennsylvania, and Sidney M. Palmer (the "Consultant"), an adult individual (each a "Party" and collectively referred to as the "Parties").

        WHEREAS, the Corporation and Sentry Trust Company., a Pennsylvania chartered trust company, have entered into an Agreement and Plan of Reorganization dated April 23, 2002 (the "Reorganization Agreement");

        WHEREAS, the Corporation recognizes the specialized knowledge and expertise of the Consultant related to the business affairs of Sentry Trust Company and the financial industry, and that upon acquisition of Sentry Trust Company by the Corporation, the Corporation wishes to enter into a consulting and non-competition relationship with Consultant; and

        WHEREAS, Consultant and the Corporation desire to enter into such a relationship upon the terms and conditions hereinafter contained;

        NOW, THEREFORE, in consideration of the covenants and terms contained in this Agreement as set forth herein and of the mutual benefits accruing to Corporation and to Consultant from the consulting relationship to be established between the parties by the terms of this Agreement, Corporation and Consultant agree as follows:

        1.    Term of Agreement.    The Corporation shall engage Consultant and Consultant shall accept such engagement for as long as Consultant serves on the Board of Directors of the Surviving Trust Company as that term is defined in the Reorganization Agreement or the Board of Directors of the Corporation, whichever is longer (the "Consulting Term"). Consultant shall undertake such consulting duties and to perform such consulting services as reasonably may be assigned to him by the President and Chief Executive Officer of the Corporation, as further defined in Paragraph 3.

        2.    Nature of Consultant Position.

          (a) Consultant agrees to consult with the Corporation, as requested by the Corporation's President, on matters related to the business affairs and operations of the Corporation as they pertain to the former operations of the Surviving Corporation, strategic planning and product development, merger and acquisition analysis, and business development opportunities that may be available to the Corporation based upon the Consultant's established reputation and stature in Sentry Trust Company's market area.

          (b) Consultant shall be an independent contractor and not an employee of the Corporation and, subject only to the terms of Paragraph 3, shall determine his own method of operation in accomplishing such tasks as may be assigned. Consultant shall not be entitled to receive any compensation, commissions, or benefits other than those expressly provided for in this Agreement.

        3.    Scope of Consulting Duties.    During the Consulting Term, Consultant shall be available, upon reasonable notice by the President and Chief Executive Officer of Corporation to assist the Corporation and its banking subsidiaries in an advisory or special assignment capacity and in his areas of experience and competence. Consultant will give the Corporation at least two (2) weeks' notice of any trips Consultant may take which are outside of the Corporation's traditional marketing area and of an anticipated duration exceeding five (5) consecutive business days. Upon such notice the Consultant shall not be required to accept any consulting assignments until returning from such travel. It is the understanding of the parties that the Consultant's travel will not be of such frequency and duration as to make Consultant unreasonably inaccessible to the Corporation. Consultant shall be reimbursed for all reasonable expenses in connection with his duties pursuant to this Agreement.

        4.    Compensation.

          (a) For the services performed by Consultant during the Consulting Term, the Corporation shall pay Consultant an annual cash consideration equal to Twenty Thousand Dollars ($20,000.00). This amount shall be paid in four (4) equal quarterly installments on or about January 1, April 1, July 1 and October 1 of each year. Consultant's compensation pursuant to this Agreement shall be in addition to the normal director's fees that are due to Consultant for his service on the Board of Directors of Corporation and the Surviving Trust Company.

          (b) It is understood by the parties that Corporation shall furnish Consultant with an appropriate Internal Revenue Service Form 1099 that evidences payment of this miscellaneous income to the Consultant.

        5.    Death or Disability.    This Agreement shall terminate automatically upon Consultant's death or disability and Consultant's rights under this Agreement shall cease as of the date of such termination. For purposes of this Agreement, the Consultant shall have a disability if, as a result of physical or mental injury or impairment, Consultant is unable to perform all of the essential functions of his position with or without a reasonable accommodation and without posting a direct threat to himself and others, for a period of one hundred eighty (180) days.

        6.    Assignability.    This Agreement may not be assigned by either party without the prior written consent of the other party, except that no consent is necessary for the Corporation to assign this Agreement to a corporation succeeding to substantially all the assets or business of the Corporation whether by merger, consolidation, acquisition or otherwise. This Agreement shall be binding upon Consultant, his heirs and permitted assigns and the Corporation, its successors and permitted assigns.

        7.    Non-Competition.    It is hereby agreed that during the term of engagement hereunder and for one year thereafter, the Consultant will not, without the prior written approval of the Board of Directors of the Corporation become an officer, employee, agent, independent contractor, partner or director of any business enterprise in substantial direct competition with the Corporation or any subsidiary or parent of the Corporation, as the business of the Corporation or any subsidiary or parent, may be constituted during the term of engagement or at the time of such termination. For the purposes of this Paragraph 7, a business enterprise shall be considered in "substantial direct competition" with the Corporation or any subsidiary or parent of the Corporation if, during a year (adjusted for fractions of a year in respect of a new enterprise) when such competition is prohibited, the business enterprise sells a product or service which is competitive with a product or service sold by the Corporation or its subsidiaries, within twenty-five (25) miles of any office, branch or facility of the Corporation or any of its subsidiaries or their affiliates.

        8.    Binding Effect.    This Agreement shall inure to the benefit of and be binding upon the Corporation, its successors and assigns, including, without limitation, any person, partnership, company or corporation which may acquire substantially all of the Corporation's assets or business or with or into which the Corporation may be liquidated, consolidated, merged or otherwise combined.

        9.    Waiver.    The failure of either party to insist in any one or more instances upon performance of any term or condition of this Agreement shall not be construed as a waiver of its future performance. The obligations of either party with respect to such term, covenant or condition shall continue in full force and effect.

        10.    Notices.    For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when hand-delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	Sidney M. Palmer 785 Fifth Avenue Chambersburg, PA 17201
If to the Corporation:	Robert J. McCormack President and Chief Executive Officer Sun Bancorp, Inc. 155 North 15th Street Lewisburg, PA 17837

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

        11.    Entire Agreement.    This Agreement supersedes all previous agreements between Consultant and the Corporation and between the Consultant and Sentry Trust Company. This Agreement cannot be amended, modified or supplemented in any respect except by a subsequent written agreement entered into by both parties.

        12.    Severability.    Each of the sections contained in this Agreement shall be enforceable independently of every other section in this Agreement, and the invalidity or non-enforceability of any section shall not invalidate or render non-enforceable any other section contained herein. If any section or provision in a section is found invalid or unenforceable, it is the intent of the parties that a court of competent jurisdiction shall reform the section or provisions to produce its nearest enforceable economic equivalent.

        13.    Arbitration.    Unless otherwise mutually agreed to by the Consultant and the Corporation in writing, any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled exclusively by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, with such arbitration hearing to be held at the offices of the American Arbitration Association ("AAA") nearest to Lewisburg, Pennsylvania, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Either the Consultant or the Corporation may file a request for such arbitration with the AAA. Each party shall bear his/its own attorneys fees and expenses in any such arbitration.

        14.    Governing Law.    This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania.

        IN WITNESS WHEREOF, this Agreement is executed the date and year first above written.

ATTEST:	SUN BANCORP, INC.
/s/ THOMAS W. BIXLER Secretary	By:	/s/ ROBERT J. MCCORMACK Robert J. McCormack, President and Chief Executive Officer

WITNESS:
/s/ JANET S. PALMER	By:	/s/ SIDNEY M. PALMER Sidney M. Palmer "Consultant"

APPENDIX C

January 26, 2004

The Board of Directors
Sentry Trust Company
785 Fifth Avenue
Chambersburg, PA 17201

Members of the Board:

        You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Sentry Trust Company ("Sentry") of the Agreement and Plan of Reorganization (the "Agreement"), dated April 23, 2003 pursuant to which Sentry will combine with and into Sun Bancorp, Inc. ("Sun") by means of a merger. Pursuant to the terms of the Agreement shares of Sentry common stock owned by Patriot Federal Credit Union ("Patriot") would be exchanged for $8.04 in cash. Each share held by all other Sentry shareholders shall be converted into the right to receive (a) $8.04 in cash, (b) 0.401 shares of Sun common stock or (c) a combination of cash and Sun common stock equal to $8.04, subject to the cash limitation discussed below. Each Sentry warrant for Sentry common stock shall entitle the holder thereof to cash in the amount of $3.04 per share or 0.152 shares of Sun common stock. All existing Sentry stock options shall be converted into the right to acquire shares of Sun common stock, which will allow all option holders to participate in the Agreement. A maximum of 40% of the total consideration to be paid to Sentry stock and warrant holders shall be in the form of cash; the balance shall be in shares of Sun common stock.

        Garland McPherson & Associates, Inc., as part of its investment banking and consulting business, is engaged in the valuation of securities of financial services companies for a variety of purposes, including mergers and acquisitions, and the determination of adequate consideration in such transactions.

        For purposes of this opinion, in the course of our engagement as financial advisor, we reviewed and analyzed, among other things, information pertaining to the financial and operating condition of Sentry and Sun. This review included, but was not limited to: (i) the Agreement and Plan of Reorganization; (ii) the Registration Statement on Form S-4; (iii) financial and other information which was publicly available or provided to us by Sentry and Sun; (iv) certain financial information relating to the financial services industry in general; (v) the respective history of dividends paid by the two institutions; (vi) our evaluation of future prospects for the merged institution; (vii) terms and conditions of comparable merger transactions and (viii) such other financial reviews, analyses, and investigations as we deemed appropriate to enable us to render our opinion.

        In rendering our opinion, we conducted discussions with members of senior management of Sentry and Sun concerning their respective businesses and prospects and have relied on the accuracy and completeness of information and representations delivered to us by Sentry and Sun and their officers, directors, counsel, and other agents. As to forecasts and projections, we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts in the time periods currently estimated by such managements. We have not independently verified the information reviewed by us (either publicly available or provided to us by Sentry and Sun) and, we have relied upon such information as being complete, accurate and true in all material respects.

        We are not experts in the independent verification of the adequacy of allowances for loan and lease losses; therefore, we have assumed that the allowance for loan losses indicated on the balance sheet of Sun as of September 30, 2003 are adequate to cover such losses. We have not reviewed the loan files or the securities portfolio of Sun, nor did we make an independent valuation or appraisal of the assets and liabilities of Sentry and Sun.

C-1

        We assumed that in the course of obtaining the necessary regulatory approvals for the merger, no restrictions will be imposed on Sun that would have a material adverse effect on the contemplated benefits of the merger to Sentry. We further assumed that no change would occur in applicable law or regulation that would cause a material adverse change in the prospects or operations of Sun after the merger. We express no opinion as to the tax consequences of the merger to Sentry and its shareholders.

        In addition, our conclusion is based on the market, economic and other conditions prevailing as of the date hereof and the current conditions and prospects of Sentry and Sun. Events occurring subsequent to this date could materially affect the assumptions and conclusions contained in our opinion. We express no opinion as to what the value of Sun common stock will be at the time the merger is consummated. Our opinion pertains only to the financial consideration of the merger and does not constitute a recommendation to the Board of Sentry nor a recommendation as to how Sentry shareholders should vote with regard to the merger.

        Based upon and subject to the foregoing, it is our opinion as of the date hereof, that the Sun consideration to be received is fair, from a financial point of view, to the shareholders of Sentry Trust Company.

Sincerely,

/S/ Garland McPherson & Associates, Inc.

Garland McPherson & Associates, Inc.

C-2

APPENDIX D

DISSENTERS' RIGHTS PROVISIONS

Pennsylvania Business Corporation Law of 1988, as Amended, Provisions For Dissenting Shareholders

Subchapter D.—Dissenters Rights.

§ 1571. Application and effect of subchapter.

        (a)   General rule.—Except as otherwise provided in subsection (b), any shareholder (as defined in Section 1572 (relating to definitions)) of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, only where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

  Section 1906(c) (relating to dissenters rights upon special treatment).
  Section 1930 (relating to dissenters rights).
  Section 1931(d) (relating to dissenters rights in share exchanges).
  Section 1932(c) (relating to dissenters rights in asset transfers).
  Section 1952(d) (relating to dissenters rights in division).
  Section 1962(c) (relating to dissenters rights in conversion).
  Section 2104(b) (relating to procedure).
  Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).
  Section 2325(b) (relating to minimum vote requirement).
  Section 2704(c) (relating to dissenters rights upon election).
  Section 2705(d) (relating to dissenters rights upon renewal of election).
  Section 2904(b) (relating to procedure).
  Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).
  Section 7104(b)(3) (relating to procedure).

        (b)   Exceptions.—(1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares shall not have the right to dissent and obtain payment of the fair value of the shares under this subchapter if, on the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on, or on the first public announcement that such a plan has been approved by the shareholders by consent without a meeting, the shares are either:

              (i)  listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

             (ii)  held beneficially or of record by more than 2,000 persons.

           (2)  Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

              (i)  (Repealed).

             (ii)  Shares of any preferred or special class or series unless the articles, the plan or the terms of the transaction entitle all shareholders of the class or series to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class or series.

            (iii)  Shares entitled to dissenters rights under section 1906(c) (relating to dissenters rights upon special treatment).

           (3)  The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

        (c)   Grant of optional dissenters rights.—The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholder to dissenters rights.

        (d)   Notice of dissenters rights.—Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

           (1)  a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

           (2)  a copy of this subchapter.

        (e)   Other statutes.—The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

        (f)    Certain provisions of articles ineffective.—This subchapter may not be relaxed by any provision of the articles.

        (g)   Computation of beneficial ownership. For purposes of subsection (b)(1)(ii), shares that are held beneficially as joint tenants, tenants by the entireties, tenants in common or in trust by two or more persons, as fiduciaries or otherwise, shall be deemed to be held beneficially by one person.

        (h)   Cross references.—See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished), 1763(c) (relating to determination of shareholders of record) and 2512 (relating to dissenters rights procedure).

§ 1572. Definitions.

        The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

          "Corporation." The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which one or more of the resulting corporations is the successor corporation for the purposes of this subchapter. The designated successor corporation or corporations in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

          "Dissenter." A shareholder or beneficial owner who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

          "Fair value." The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

          "Interest." Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.

          "Shareholder." A shareholder as defined in section 1103 (relating to definitions), or an ultimate beneficial owner of shares, including without limitation a holder of depository receipts, where the beneficial interest owned includes an interest in the assets of the corporation upon dissolution.

§ 1573. Record and beneficial holders and owners.

        (a)   Record holders of shares.—A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

        (b)   Beneficial owners of shares.—A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

§ 1574. Notice of intention to dissent.

        If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

§ 1575. Notice to demand payment.

        (a)   General rule.—If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

           (1)  State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

           (2)  Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

           (3)  Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

           (4)  Be accompanied by a copy of this subchapter.

        (b)   Time for receipt of demand for payment.—The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

§ 1576. Failure to comply with notice to demand payment, etc.

        (a)   Effect of failure of shareholder to act.—A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

        (b)   Restriction on uncertificated shares.—If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

        (c)   Rights retained by shareholder.—The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

§ 1577. Release of restrictions or payment for shares.

        (a)   Failure to effectuate corporate action.—Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

        (b)   Renewal of notice to demand payment.—When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

        (c)   Payment of fair value of shares.—Promptly after effectuation of the proposed corporation action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

           (1)  The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

           (2)  A statement of the corporation's estimate of the fair value of the shares.

           (3)  A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

        (d)   Failure to make payment.—If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenters had after making demand for payment of their fair value.

§ 1578. Estimate by dissenter of fair value of shares.

        (a)   General rule.—If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

        (b)   Effect of failure to file estimate.—Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

§ 1579. Valuation proceedings generally.

        (a)   General rule.—Within 60 days after the latest of:

           (1)  effectuation of the proposed corporate action;

           (2)  timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

           (3)  timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

        (b)   Mandatory joinder of dissenters.—All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

        (c)   Jurisdiction of the court.—The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

        (d)   Measure of recovery.—Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

        (e)   Effect of corporation's failure to file application.—If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

§ 1580. Costs and expenses of valuation proceedings.

        (a)   General rule.—The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

        (b)   Assessment of counsel fees and expert fees where lack of good faith appears.—Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

        (c)   Award of fees for benefits to other dissenters.—If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

§ 1930. Dissenters rights.

        (a)   General rule.—If any shareholder of a domestic business corporation that is to be a party to a merger or consolidation pursuant to a plan of merger or consolidation objects to the plan of merger or consolidation and complies with the provisions of Subchapter D of Chapter 15 (relating to dissenters rights), the shareholder shall be entitled to the rights and remedies of dissenting shareholders therein provided, if any. See also section 1906(c) (relating to dissenters rights upon special treatment).

        (b)   Plans adopted by directors only.—Except as otherwise provided pursuant to section 1571(c) (relating to grant of optional dissenters rights), Subchapter D of Chapter 15 shall not apply to any of the shares of a corporation that is a party to a merger or consolidation pursuant to section 1924(b)(1)(i) or (4) (relating to adoption by board of directors).

        (c)   Cross references.—See sections 1571(b) (relating to exceptions) and 1904 (relating to de facto transaction doctrine abolished).

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

        Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to take any action (except liability pursuant to any criminal statute or for payment of taxes) unless

  •
  the director has breached or failed to perform the duties of his office; and

  •
  the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

        The Amended and Restated Articles of Incorporation of Sun Bancorp, Inc. provide for

  •
  indemnification of any and all persons whom Sun shall have power to indemnify to the fullest extent permitted by applicable law;

  •
  indemnification from and against any and all expenses, liabilities or other matters for which indemnification is permitted by applicable law; and

  •
  continuation of such indemnification to persons who have ceased to be a director, officer, employee or agent of Sun and shall inure to the benefit of the heirs, executors and administrators of such person.

        In addition, the Amended and Restated Bylaws of Sun Bancorp, Inc. provide for

  •
  indemnification of directors, officers, employees and agents of the registrant and its subsidiaries; and

  •
  the elimination of a director's liability for monetary damages, to the fullest extent permitted by Pennsylvania law.

        Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by Sun.

Item 21. Exhibits and Financial Statement Schedules

No.	Title
2.1	Agreement and Plan of Reorganization dated as of April 23, 2003, by and among Sun Bancorp, Inc., Sun Interim Trust Company, Sentry Trust Company, and Patriot Federal Credit Union, as amended July 31, 2003 and December 19, 2003, (included as Appendix A to the proxy statement prospectus).
3.1
Amended and Restated Articles of Sun Bancorp, Inc. (incorporated by reference to Exhibit 3(i) to the Sun Bancorp, Inc. Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 1, 2003).
3.3
Amended and Restated Bylaws of Sun Bancorp, Inc. (incorporated by reference to Exhibit 3(ii) to the Sun Bancorp, Inc. Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 20, 2003).
5.1	Opinion of Drinker Biddle & Reath LLP.†

8.1	Opinion of Smith Elliott Kearns & Company, LLC, regarding tax matters.
10.1
Employment Agreement by and among Sun Bancorp, Inc., Sun Bank, SUBI Services, LLC, Sentry Trust Company and Charles E. Nelson, dated as of April 23, 2003 (included in Appendix A to the proxy statement prospectus).
10.2	Consulting Agreement between Sun Bancorp, Inc. and Sidney M. Palmer, dated as of April 23, 2003 (included as Appendix B to the proxy statement prospectus).
10.3
Employment Agreement by and among Robert J. McCormack, Sun Bancorp, Inc. and Sun Bank dated October 31, 2002 (incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on March 20, 2003).
10.4
Employment Agreement by and among Thomas W. Bixler, Sun Bancorp, Inc. and Sun Bank dated November 3, 2002 (incorporated by reference to Exhibit 10.2 to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on March 20, 2003).
10.5
Employment Agreement by and among Sandra Miller, Sun Bancorp, Inc. and Sun Bank dated October 24, 2002 (incorporated by reference to Exhibit 10.3 to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on March 20, 2003).
10.6
Change of Control Agreement by and among Maureen M. Bufalino, Sun Bancorp, Inc. and Sun Bank, dated May 31, 2001 (incorporated by reference to Exhibit 10.3 to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on March 20, 2003).
10.7	1998 Stock Incentive Plan (incorporated by reference to Exhibit 4.3 of Registration Statement No. 333-61237 on Form S-8 filed with the Securities and Exchange Commission on August 12, 1998).
10.8
1998 Independent Directors Stock Option Plan (incorporated by reference to Exhibit 4.3 of Registration Statement No. 333-61241 on Form S-8 filed with the Securities and Exchange Commission on August 12, 1998).
10.9	1998 Employee Stock Purchase Plan (incorporated by reference to Exhibit 4.3 of Registration Statement No. 333-61249 on Form S-8 filed with the Securities and Exchange Commission on August 12, 1998).
21.1	Subsidiaries of Sun Bancorp, Inc. (incorporated by reference to Sun Bancorp, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2002).
23.1	Consent of Garland McPherson & Associates, Inc.
23.2	Consent of Smith Elliott Kearns & Company LLC (contained in Exhibit 8.1).
23.3	Consent of PricewaterhouseCoopers LLP.
23.4	Consent of Parente Randolph, P.C.
23.5	Consent of Drinker Biddle & Reath LLP (contained in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).†
99.1	Form of Proxy.
99.2	Election Form.
99.3	Letter to Shareholders of Sentry Trust Company.
99.4	Notice of Special Meeting of Shareholders of Sentry Trust Company.

99.5	Opinion of Garland McPherson & Associates, Inc. dated January 26, 2004 (included as Appendix C to the proxy statement prospectus).
99.6	Rule 438 Consent.†
99.7	Interim Trust Management Agreement between Sentry Trust Company and Sun Bank, dated June 3, 2003.†

†
Previously filed

Item 22. Undertakings

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration:

              (i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any fact or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (2)   The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (d)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the bylaws of the registrant, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (e)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (f)    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lewisburg, Pennsylvania, on January 23, 2004.

SUN BANCORP, INC.
By	/s/ ROBERT J. MCCORMACK Robert J. McCormack, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	CAPACITY	DATE

* Robert A. Hormell	Chairman of the Board	January 23, 2004
/s/ ROBERT J. MCCORMACK Robert J. McCormack	President, Chief Executive Officer and Director (Principal Executive Officer)	January 23, 2004
* Martha A. Barrick	Director	January 23, 2004
* Max E. Bingaman	Director	January 23, 2004
* Maureen M. Bufalino	Director	January 23, 2004
* David R. Dieck	Director	January 23, 2004
* Louis A. Eaton	Director	January 23, 2004
* Stephen J. Gurgovits	Director	January 23, 2004
* George F. Keller	Director	January 23, 2004

/s/ WILMER D. LEINBACH Wilmer D. Leinbach	Executive Vice President, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 23, 2004
* Marlin T. Sierer	Director	January 23, 2004
* Dennis J. Van	Director	January 23, 2004
M. Mitchell Fetterolf	Director
Daniel Geise	Director
Amanda Kessler	Director
George E. Louge, Jr.	Director
David Padden	Director
John Rose	Director

*
By Robert J. McCormack pursuant to power of attorney.

INDEX OF EXHIBITS

No.	Title
2.1
Agreement and Plan of Reorganization dated as of April 23, 2003, by and among Sun Bancorp, Inc., Sun Interim Trust Company, Sentry Trust Company, and Patriot Federal Credit Union, as amended July 31, 2003 and December 19, 2003, (included as Appendix A to the proxy statement prospectus).
3.1
Amended and Restated Articles of Sun Bancorp, Inc. (incorporated by reference to Exhibit 3(i) to the Sun Bancorp, Inc. Current Report on Form 8-K, Filed with the Securities and Exchange Commission on July 1, 2003).
3.2
Amended and Restated Bylaws of Sun Bancorp, Inc. (incorporated by reference to Exhibit 3(ii) to the Sun Bancorp, Inc. Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 20, 2003).
5.1	Opinion of Drinker Biddle & Reath LLP.†
8.1	Opinion of Smith Elliott Kearns & Company, LLC, regarding tax matters.
10.1
Employment Agreement by and among Sun Bancorp, Inc., Sun Bank, SUBI Services, LLC, Sentry Trust Company and Charles E. Nelson, dated as of April 23, 2003 (included in Appendix A to the proxy statement prospectus).
10.2	Consulting Agreement between Sun Bancorp, Inc. and Sidney M. Palmer, dated as of April 23, 2003 (included as Appendix B to the proxy statement prospectus).
10.3
Employment Agreement by and among Robert J. McCormack, Sun Bancorp, Inc. and Sun Bank dated October 31, 2002 (incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on March 20, 2003).
10.4
Employment Agreement by and among Thomas W. Bixler, Sun Bancorp, Inc. and Sun Bank dated November 3, 2002 (incorporated by reference to Exhibit 10.2 to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on March 20, 2003).
10.5
Employment Agreement by and among Sandra Miller, Sun Bancorp, Inc. and Sun Bank dated October 24, 2002 (incorporated by reference to Exhibit 10.3 to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on March 20, 2003).
10.6
Change of Control Agreement by and among Maureen M. Bufalino, Sun Bancorp, Inc. and Sun Bank, dated May 31, 2001 (incorporated by reference to Exhibit 10.3 to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on March 20, 2003).
10.7	1998 Stock Incentive Plan (incorporated by reference to Exhibit 4.3 of Registration Statement No. 333-61237 on Form S-8 filed with the Securities and Exchange Commission on August 12, 1998).
10.8
1998 Independent Directors Stock Option Plan (incorporated by reference to Exhibit 4.3 of Registration Statement No. 333-61241 on Form S-8 filed with the Securities and Exchange Commission on August 12, 1998).
10.9	1998 Employee Stock Purchase Plan (incorporated by reference to Exhibit 4.3 of Registration Statement No. 333-61249 on Form S-8 filed with the Securities and Exchange Commission on August 12, 1998).
21.1	Subsidiaries of Sun Bancorp, Inc. (incorporated by reference to Sun Bancorp, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2002).
23.1	Consent of Garland McPherson & Associates, Inc.
23.2	Consent of Smith Elliott Kearns & Company LLC (contained in Exhibit 8.1).

23.3	Consent of PricewaterhouseCoopers LLP.
23.4	Consent of Parente Randolph, P.C.
23.5	Consent of Drinker Biddle & Reath LLP (contained in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).†
99.1	Form of Proxy.
99.2	Election Form
99.3	Letter to Shareholders of Sentry Trust Company.
99.4	Notice of Special Meeting of Shareholders of Sentry Trust Company.
99.5	Opinion of Garland McPherson & Associates, Inc. dated January 26, 2004 (included as Appendix C to the proxy statement prospectus).
99.6	Rule 438 Consent.†
99.7	Interim Trust Management Agreement between Sentry Trust Company and Sun Bank, dated June 3, 2003.†

†
Previously filed

QuickLinks

QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY
SELECTED FINANCIAL DATA
SUN BANCORP, INC. (in thousands, except ratios and per share data)
RECENT DEVELOPMENTS
SUN BANCORP INC. Consolidated Balance Sheet (Unaudited)
SUN BANCORP, INC. Consolidated Income Statement (Unaudited)
SUN BANCORP, INC. Average Balances and Net Interest Income (Dollars in Thousands) (Unaudited)
RISK FACTORS
RISKS ASSOCIATED WITH THE MERGER
RISKS ASSOCIATED WITH SUN
CAUTIONARY STATEMENTS CONCERNING FORWARD LOOKING STATEMENTS
THE MEETING
MATTER NO. 1 APPROVAL OF THE MERGER AGREEMENT
SENTRY TRUST COMPANY SUN BANCORP, INC. SHAREHOLDER IMPACT ANALYSIS HYPOTHETICAL OWNER OF 1,000 SENTRY SHARES RECEIVING STOCK SENTRY AS OF 12/31/02 SUN AS OF 3/31/03
COMPARATIVE STOCK PRICES AND DIVIDENDS AND RELATED SHAREHOLDER MATTERS
COMPARISON OF SHAREHOLDER RIGHTS
INFORMATION ABOUT SUN BANCORP, INC.
INFORMATION ABOUT SENTRY TRUST COMPANY
Summary Compensation Table
MATTER NO. 2 APPROVAL OF CHANGE IN CONTROL PAYMENTS FOR FEDERAL TAX PURPOSES
MATTER NO. 3 ADJOURNMENT
MISCELLANEOUS ADDITIONAL INFORMATION
EXPERTS
LEGAL OPINION
WHERE YOU CAN FIND MORE INFORMATION
  APPENDIX A Execution Copy

AGREEMENT AND PLAN OF REORGANIZATION
AGREEMENT AND PLAN OF MERGER SENTRY TRUST COMPANY with, into and under the charter of SUN INTERIM TRUST COMPANY
EMPLOYMENT AGREEMENT
EMPLOYMENT AGREEMENT
EMPLOYMENT AGREEMENT
AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF REORGANIZATION
AMENDMENT NO. 2 TO THE AGREEMENT AND PLAN OF REORGANIZATION
  APPENDIX B
CONSULTING AGREEMENT
  APPENDIX C
DISSENTERS' RIGHTS PROVISIONS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 20. Indemnification of Directors and Officers
  Item 21. Exhibits and Financial Statement Schedules
  Item 22. Undertakings
INDEX OF EXHIBITS